As filed with the Securities and Exchange Commission on February 8, 2002
                                                     Registration No. 333-_____
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ---------------
                                   FORM S-1
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ---------------
                            CORECOMM HOLDCO, INC.
            (Exact Name of Registrant as Specified in Its Charter)

            Delaware                          4812                       13-4078506
(State or Other Jurisdiction of   (Primary Standard Industrial        (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)      Identification No.)


                       110 East 59th Street, 26th Floor
                           New York, New York 10022
                                (212) 906-8485
             (Address, Including Zip Code, and Telephone Number,
               Including Area Code, of Registrant's Principal
                              Executive Offices)
                               ---------------

     Jared L. Gurfein, Esq.                                      Thomas H. Kennedy, Esq.
    Director of Legal Affairs                            Skadden, Arps, Slate, Meagher & Flom LLP
      CoreComm Holdco, Inc.                                         Four Times Square
110 East 59th Street, 26th Floor                                 New York, New York 10036
    New York, New York 10022                                          (212) 735-3000
         (212) 906-8485

          (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Agent for Service)
                               ---------------

         Approximate date of commencement of proposed sale of the securities to the public:

         At such time or times on and after the date that this Registration Statement becomes effective as the selling securityholders may determine.
                               ---------------
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. | |

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. | |

                                          CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------ --------------------------- -------------------------
                                                                        |                           |
                        Title of Each Class of                          |Proposed Maximum Aggregate |       Amount of
                      Securities to be Registered                       |    Offering Price(1)      |    Registration Fee(1)
                                                                        |                           |
------------------------------------------------------------------------| --------------------------|- ------------------------
Common Stock, par value $0.01 per share, including the associated       |        $26,056,806        |           $2,398
Rights to purchase Series A Junior Participating Preferred Stock(2)     |                           |
------------------------------------------------------------------------ --------------------------- -------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(2) The rights to purchase shares of our Series A Junior Participating Preferred Stock initially are attached to and trade with the shares of our common stock being registered hereby. Upon the occurrence of specified events, our Series A Junior Participating Preferred Stock will be evidenced separately from the shares of our common stock. Value attributed to these rights, if any, is reflected in the market price of our common stock.
                                -------------


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================





[FLAG]

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling securityholders are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


         Preliminary Prospectus
Subject to completion dated February 8, 2002

                            CoreComm Holdco, Inc.
                               ---------------

                       8,685,602 Shares of Common Stock
                               ---------------

         This prospectus relates to the sale by selling securityholders of
(1) up to 8,685,602 shares of our common stock that the selling securityholders acquired from us in our recently announced plan of recapitalization in which debt and preferred stock of ours and CoreComm Limited were exchanged for shares of our common stock, which we refer to as the "Holdco Recapitalization," and (2) rights to purchase shares of our Series A junior participating preferred stock, which rights are attached to each share of our common stock. We will not receive any proceeds from the sale of any of the securities.

         The securities are being registered to permit the selling securityholders to sell the securities from time to time to the public. The selling securityholders may sell the securities through ordinary brokerage transactions or through any other means described in the section entitled "Plan of Distribution." We do not know when or in what amounts a selling securityholder may offer securities for sale. The selling securityholders may sell any, all or none of the securities offered by this prospectus.

         Currently no public market exists for the shares of our common stock. Pursuant to conversations we have had with Nasdaq, we intend to transfer the existing listing of CoreComm Limited's common stock on the Nasdaq National Market to our common stock in the future upon successful completion of the exchange offer for CoreComm Limited common stock we commenced on or about February 8, 2002, which is described in this prospectus. However, there is no assurance that we will be able to continue to meet the continued listing requirements of the Nasdaq National Market. CoreComm Limited's outstanding common stock currently trades under the symbol "COMM" on the Nasdaq National Market.

         We urge you to carefully read the "Risk Factors" section beginning on page 9, where we describe risks associated with CoreComm Holdco and our common stock, before you make your investment decision.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is _________, 2002







                    CONDENSED CORECOMM CORPORATE STRUCTURE

         CoreComm Holdco, Inc., a Delaware corporation, was created by the 1999 merger of two former wholly owned subsidiaries of CoreComm Limited - CoreComm Operating Co. Limited and CoreComm Ohio Limited, both Bermuda companies, which were incorporated in 1998. Until December 17, 2001, CoreComm Holdco was a wholly owned subsidiary of CoreComm Limited. On October 31, 2001 and December 17, 2001, CoreComm Limited and CoreComm Holdco announced the Holdco Recapitalization in which shares of common stock of CoreComm Holdco were to be issued in exchange for:

(1) 6% Convertible Subordinated Notes due 2006 of CoreComm Limited;
(2) a significant portion of CoreComm Limited's other debt;
(3) a significant portion of joint debt of CoreComm Limited and CoreComm Holdco; and (4) all of CoreComm Limited's outstanding preferred stock.

The registration statement of which this prospectus forms a part is being filed pursuant to the agreements entered into in connection with the Holdco Recapitalization, relating to those shares of our common stock issued in those transactions. CoreComm Holdco's only material assets are loans to, and the capital stock of, its subsidiary, CoreComm Communications, Inc., which in turn owns the capital stock of various operating companies.

         As the final phase of the Holdco Recapitalization, we intend to offer to exchange 1/116.7 of a share of our common stock, including the associated rights to purchase shares of our Series A junior participating preferred stock, for each validly tendered and not withdrawn share of CoreComm Limited common stock accepted in the registered public exchange offer. We also intend to offer to exchange 3.0349 shares of our common stock, including the associated rights to purchase shares of our Series A junior participating preferred stock and $30.00 in cash for each $1,000 principal amount of 6% Convertible Subordinated Notes due 2006 of CoreComm Limited that is validly tendered and not withdrawn and accepted in the registered public exchange offer. In each case, we will round up the number of our shares issued to each unaffiliated holder of either security. We will issue up to an aggregate of 1,314,416 shares of our common stock in these exchange offers (plus additional shares which may be issued as a result of rounding up in the exchange offers) which will represent approximately 13% of our outstanding shares. We operate the same businesses that CoreComm Limited historically operated. As a result of the already completed phases of the Holdco Recapitalization, CoreComm Limited now owns only approximately 13% of our outstanding common shares. Moreover, we will become the parent of CoreComm Limited if the exchange offers are completed and CoreComm Limited has agreed at that time to surrender that number of shares of our common stock that are issued in the exchange offers, which will leave CoreComm Limited with little or no material assets.

         The following three charts summarize the corporate structure of CoreComm Limited and CoreComm Holdco, through which we conduct our operations and hold our investments. The first chart illustrates our corporate structure prior to December 17, 2001. The second chart illustrates our corporate structure since the consummation of the initial phase of the Holdco Recapitalization which commenced on December 17, 2001 and was completed on December 28, 2001. The third chart indicates our corporate structure assuming we are successful in completing the exchange offers. None of these charts shows details of our operating or other intermediate companies or ownership interests in those entities.


[GRAPHIC OF CHART 1 - STRUCTURE PRIOR TO DECEMBER 17, 2001]

[GRAPHIC OF CHART 2 - PRESENT STRUCTURE]

[GRAPHIC OF CHART 3 - ASSUMING SUCCESSFUL COMPLETION OF THE EXCHANGE OFFERS(1)]






1 Assumes 100% of the holders of CoreComm Limited common stock are validly tendered and accepted in the exchange offer. One of the conditions to the exchange offer for shares of CoreComm Limited common stock is that at least 90% of the outstanding shares of CoreComm Limited common stock are validly tendered and not withdrawn in the exchange offer, which condition can be waived by CoreComm Holdco, in whole or in part, at any time prior to the expiration date of the exchange offers, subject to applicable rules and regulations.






   In this prospectus, "we," "us," "our," "CoreComm Holdco" and "Holdco" refer to CoreComm Holdco, Inc. and, unless the context requires otherwise, its consolidated subsidiaries. In this prospectus, "Limited" refers to CoreComm Limited. As of December 31, 2001, (1) we did not own any shares of CoreComm Limited's common stock, and (2) CoreComm Limited owned 1,314,416 shares of our common stock which presently amounts to approximately 13% of our outstanding shares.





                              PROSPECTUS SUMMARY

         This summary highlights information about us which is contained elsewhere in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus, including the section entitled "Risk Factors" and the financial statements and related notes, carefully before making a decision. Various statements in this prospectus are forward-looking statements. Please refer to the section entitled "Special Note Regarding Forward-Looking Statements."

         We are an integrated communications provider that offers local and toll-related telephone, Internet and high-speed data services to business and residential customers in targeted markets throughout the Mid-Atlantic and Midwest regions of the United States. We operate three business divisions: business services (ATX), residential services (CoreComm Residential) and Internet services (Voyager). We are exploiting the convergence of telecommunications and information services through our network strategy, which involves the ownership of telephone switching equipment and the leasing of the local telephone lines that run directly to homes and businesses, combined with the provisioning of a leased regional network that carries Internet traffic. This configuration of locally and regionally owned and leased facilities allows us to deliver a wide range of communications services over a wide geography within our regions. We currently offer services to business and residential customers located principally in Pennsylvania, Ohio, New Jersey, Michigan, Wisconsin, Maryland, Illinois, New York, Virginia, Delaware, Massachusetts, Washington, D.C. and Indiana. In local exchange services, we compete against the established local telephone service provider that was the service provider in a region prior to the opening of local telephone service to competition.

         In 2001, we streamlined our strategy and operations to focus on our two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market. The second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market. Our strategy is to attractively bundle telephony and data services in our target markets in order to compete with the incumbents and gain market share.

         As of September 30, 2001, we had more than 295,000 local telephone access lines in service and more than 350,000 Internet customers.

         Through our business services division, we offer customers a full range of high-speed communications services including local and toll-related telephony services, network services such as network data integration, Internet access and Web consulting, development and hosting, and other related services. In addition, we offer Advanced Communications Solutions products tailored to meet the needs of our business customers, such as conference calling, travel services, pre-paid calling, enhanced fax and PC-based billing. Customers are billed on a single, consolidated invoice, delivered by traditional means or near real time Web-based billing that allows the customer to sort the information to detail calling patterns. Our target markets are the Mid-Atlantic region throughout the New York-Virginia corridor, and Midwest markets, including: Cleveland, Ohio; Columbus, Ohio; Chicago, Illinois; and other markets in the Great Lakes region.

         Our residential services division offers residential customers voice, data and other telecommunications services in Ohio, Illinois, Michigan, Wisconsin and Pennsylvania, and Internet access services over a wider footprint in the Midwest and Mid-Atlantic regions of the United States. Customers are billed for their services with one, consolidated bill. If they choose, customers can access their billing information and pay their bills online, or they may elect automatic bill payment via credit or debit card. Our residential strategy is to bundle telephony and Internet products and services in ways that are attractive to the customer, distinctive in the marketplace, and offer convenience and simplicity.

         Our Internet services division provides Internet access and high-speed data communications services to residential and business subscribers. Services include dial-up Internet access, dedicated telecommunications services to business, cable modem access, Web-hosting, electronic commerce, and co-location services. We operate one of the largest dial-up Internet networks in the Midwest in terms of geographic coverage, with approximately 170 owned points of presence in Michigan, Wisconsin, Ohio, Illinois, Indiana, Minnesota, Pennsylvania, New York and California.

         Our principal executive offices are located at 50 Monument Road, Bala Cynwyd, Pennsylvania 19004 and 110 East 59th Street, New York, New York 10022, and our telephone number is (212) 906-8485. The address of our Website is www.core.com. The information on our Website is not part of this prospectus.

Recent Developments

Holdco Recapitalization

         In October 2001, CoreComm Limited entered into agreements with numerous holders of its 6% Convertible Subordinated Notes due 2006 whereby the holders agreed, among other things, to exchange their notes for the amount of the October 1, 2001 interest payment of approximately $5 million, and shares of our common stock as part of a recapitalization plan. The exchange was completed in December 2001, including the payment of the approximately $5 million by CoreComm Limited.

         In December 2001, both CoreComm Holdco and CoreComm Limited entered into an exchange agreement with

         (1) holders of 10.75% Unsecured Convertible PIK Notes due 2011 and 10.75% Senior Unsecured Convertible PIK Notes due 2010, both of which were a joint obligation of CoreComm Limited and CoreComm Holdco, in the initial principal amounts of $10,000,000 and $16,100,000, respectively, together with any interest paid thereon,

         (2) holders of Senior Unsecured Notes due September 29, 2003 of CoreComm Limited in the principal amount of $105.7 million, and

         (3) holders of all of the preferred stock of CoreComm Limited in the initial principal amount of $300 million together with any dividends paid thereon.

The exchange agreement provided for the securityholders to exchange their securities for shares of our common stock as part of the Holdco
Recapitalization. Please refer to the section of the prospectus entitled "Description of Capital Stock - The Exchange Agreement."

         In December 2001, the credit agreement governing our senior secured facility was amended to permit the Holdco Recapitalization to occur.

         On December 17, 2001, Nasdaq granted CoreComm Limited an exception to Nasdaq's stockholder approval requirements permitting the Holdco Recapitalization to proceed without a vote of the stockholders of CoreComm Limited because requiring a stockholder vote would seriously jeopardize the financial viability of CoreComm Limited.

         By December 28, 2001, we completed the first phase of the Holdco Recapitalization.

         In December 2001, we consummated other transactions to eliminate additional amounts of our outstanding indebtedness.

         As part of the Holdco Recapitalization, we plan to launch registered public exchange offers whereby we will offer to exchange shares of our common stock which will have been registered under the Securities Act of 1933, as amended, which we refer to as the "Securities Act," pursuant to a Form S-4 registration statement to all remaining holders of 6% Convertible Subordinated Notes due 2006 of CoreComm Limited and all holders of CoreComm Limited common stock for their notes and CoreComm Limited common stock, respectively. As a result of the already completed phases of the Holdco Recapitalization, CoreComm Limited's only material asset is its ownership of approximately 13% of our outstanding shares.

Changes in Management and Board of Directors

         In January, 2002, our board of directors implemented changes to our management and expanded our board to include three new directors. The changes are as follows:

     o Barclay Knapp was elected to be our Chairman of the board of directors;

     o Thomas J. Gravina was elected to be our President - Chief Executive Officer and was elected to serve as a director;

     o Michael A. Peterson was elected to be our Executive Vice President - Chief Operating Officer and Chief Financial Officer and was elected to serve as a director;

     o George S. Blumenthal was elected Chairman Emeritus; and o Ralph H. Booth, II was elected to serve as a director.



                                 THE OFFERING


Common Stock Offered by Selling Securityholders.......   8,685,602 shares

Selling Securityholders...............................   The selling securityholders obtained their shares of our
                                                         common stock in connection with their exchange of securities in the Holdco Recapitalization.

Voting Rights.........................................   Holders of common stock have one vote per share.

Use of Proceeds.......................................   The selling securityholders will receive all of the proceeds from the sale of the shares sold under this prospectus, if and when any sales occur.  We will not receive any proceeds from any of these sales.

Nasdaq National Market................................   Pursuant to discussions with Nasdaq, we expect that if we
                                                         are successful in consummating the registered public
                                                         exchange offer through which holders of CoreComm Limited
                                                         common stock will receive our common stock in exchange for their CoreComm Limited common stock, we will transfer
                                                         CoreComm Limited's Nasdaq listing to our common stock.
                                                         CoreComm Limited currently trades under the symbol "COMM" on the Nasdaq National Market.  We cannot be certain of our
                                                         success in either consummating the registered public
                                                         exchange offer or of our ability to meet the continued
                                                         listing requirements of the Nasdaq National Market.

Risk Factors..........................................   Please refer to the section of the prospectus entitled "Risk
                                                         Factors" beginning on page 9 for a discussion of risks that you should consider carefully before deciding to invest in shares of our common stock.

Rights to Purchase Series A Preferred Stock ..........   Each share of common stock has an associated right to
                                                         purchase our Series A junior participating preferred stock.
                                                         Each right entitles the holder to purchase one-one
                                                         thousandth of a share of Series A preferred stock for a
                                                         purchase price of initially four times the average closing price of our common stock over the first five days of
                                                         trading following the Securities and Exchange Commission,
                                                         which we refer to as the "SEC," declaring the registration statement, of which this prospectus forms a part, effective, subject to adjustment.  The rights will not be separable
                                                         from the common stock until the tenth business day after it is publicly announced that a party has acquired more than
                                                         15% of our outstanding common stock or the tenth business
                                                         day after a tender offer for more than 15% of our
                                                         outstanding common stock is announced, subject to
                                                         exceptions.  If a party acquires 15% of our outstanding
                                                         common stock or if our board of directors otherwise
                                                         determines in good faith that there is an adverse acquirer, each right will effectively entitle the holder to purchase, for the payment of the purchase price, common stock worth
                                                         twice the purchase price at a price per share equal to the then current market price.  Purchases of common stock
                                                         permitted under our recently closed exchange agreements with former securityholders of CoreComm Limited, in connection
                                                         with the Holdco Recapitalization, are exempt from these
                                                         provisions.  Please refer to the section of the prospectus entitled "Description of Capital Stock-- The Stockholder
                                                         Rights Plan."





               SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

         The following summary financial data of CoreComm Holdco and its predecessor, OCOM Corporation Telecoms Division, has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes included in this prospectus. The summary historical financial data relates to OCOM as it was operated prior to its acquisition by CoreComm Holdco.

         The following pro forma financial data as of and for the nine months ended September 30, 2001 and for the year ended December 31, 2000, gives effect to the Holdco Recapitalization. In addition, the unaudited pro forma financial data gives effect to other transactions to eliminate additional amounts of our outstanding indebtedness that were entered into by December 31, 2001, the public exchange offers of our common stock to CoreComm Limited's stockholders, and to the holders of CoreComm Limited's 6% Convertible Subordinated Notes and an estimated result of the fair value analysis of our net tangible assets as if a purchase business combination occurred in connection with the Holdco Recapitalization and exchange transactions. For additional information with respect to the Holdco Recapitalization, without giving effect to the public exchange offers, refer to the Unaudited Pro Forma Financial Data included elsewhere in this prospectus. The final determination of fair values will be made upon the completion of a study to be undertaken to determine the fair value of some of our assets and liabilities, including intangible assets. Our actual financial position and results of operations will differ, perhaps significantly, from the unaudited pro forma amounts reflected in this prospectus as a result of the completion of this fair value analysis. This information should be read in conjunction with the unaudited pro forma financial data included elsewhere in this prospectus.

         Interim data for the nine months ended September 30, 2001 and 2000 are unaudited but include, in our opinion, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of that data. Results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for any other interim period or the year as a whole.

         In 2000, we completed two significant acquisitions. We acquired ATX Telecommunications Services, Inc. and Voyager.net, Inc. In addition, we entered into a senior secured credit facility with The Chase Manhattan Bank and CoreComm Limited issued approximately $108.7 million aggregate principal amount of senior unsecured notes to the former shareholders of ATX. The pro forma income statement data for the year ended December 31, 2000 also gives effect to these acquisitions as if they had been consummated on January 1, 2000. Also in 2000, we recorded a non-cash compensation expense of approximately $43.4 million in accordance with APB opinion No. 25, "Accounting for Stock Issued to Employees."


         In 1999, we acquired 100% of the stock of MegsINet Inc. and some of the assets of USN Communications, Inc. In addition, CoreComm Limited issued $175.0 million in aggregate principal amount of 6% Convertible Subordinated Notes due 2006, of which $4.75 million remains outstanding as a result of the Holdco Recapitalization and prior conversions into CoreComm Limited common stock by holders of the notes.


                                   Pro Forma                                      Historical
                             -------------------      ----------------------------------------------------------------------
                                                                                                                 The
                                                                                           For the Period     Predecessor
                               Nine                                                        From April 1,       (OCOM) For
                               Months      Year                                            1998 (Date        the Period
                               Ended       Ended                                           Operations        From January 1,
                             September    December    Nine Months Ended    Year Ended      Commenced) to       1998 to
                                30,         31,        September 30,     December 31,      December 31,        May 31,
                              -------     --------     -------------     ---------------   ------------       --------------
                                2001        2000       2001     2000     2000       1999          1998             1998
                                ----        -----       ----     ----     ----      ----          ----             ----
                                                        (in thousands, except per share data)
Income Statement Data
Revenues.................     $220,487    $298,446   $220,055   $56,155  $131,526   $57,151        $6,713           $1,452

Operating expenses.......      541,783     626,927    579,529   220,973   427,847   157,660        20,553            4,234

(Loss) before
   extraordinary item....     (332,173)   (339,292)  (376,033) (167,150) (301,241) (103,180)      (13,815)          (2,782)

Gain from
   extinguishment of
   debt (1)..........                                   2,216     --      --      --                --              --

Net (loss)...............           n/a         n/a  (373,817) (167,150) (301,241) (103,180)      (13,815)          (2,782)

Basic and diluted net
   (loss) per  common
   share:
(Loss) before
   extraordinary item....       (33.55)     (34.26)   (39.52)  (17.57)  (31.66) (10.85)            (1.45)            (.29)

Gain from
   extinguishment of
   debt...............                                   .23      --      --      --                 --              --

Net (loss)...............           n/a         n/a   (39.29)  (17.57)  (31.66) (10.85)            (1.45)           (.29)

Basic and diluted weighted
   average number of common
   shares(1)...........           9,902       9,902    9,514    9,514   9,514    9,514              9,514           9,514


                                                                                                  September 30, 2001
                                                                                            ------------------------------
                                                                                            Historical          Pro Forma
                                                                                            ----------          ---------
                                                                                                    (in thousands)
 Balance Sheet Data
 Working capital (deficiency)........................................................        $(98,239)           $(81,921)
 Fixed assets-- net..................................................................         120,464             113,310
 Total assets........................................................................         583,030             348,884
 Long-term debt and capital leases...................................................         179,993             160,047
 Shareholders' equity................................................................         217,575              29,706


  ----------
  (1) After giving retroactive effect to the 6,342.944-for-1 stock split in December 2001. We have never declared or paid any cash dividends.







                                 RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in our common stock. The value of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information in this prospectus, including our financial statements and the related notes. Various statements in this prospectus, including some of the following risk factors, constitute forward-looking statements. Please refer to the section of the prospectus entitled "Special Note Regarding Forward-Looking Statements."

Risk factors relating to our business:

We are at risk of not being able to meet our near term cash requirements.

         We still have significant liabilities even after the successful completion of the Holdco Recapitalization. On a pro forma basis, at September 30, 2001, our current liabilities would exceed our current assets by approximately $82 million. Our operating losses and capital expenditures currently result in negative cash flow. Although we believe that we will have sufficient cash to execute our business plan, we cannot assure you that:

         (1) actual costs will not exceed the amounts estimated or additional funding will not be required;

         (2) we will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required;

         (3) we will be able to access this cash flow;

         (4) we will be able to sell assets or businesses;

         (5) we will not be adversely affected by interest rate fluctuations;
or

         (6) we will be able to secure additional financing.

These factors may affect our ability to meet our cash requirements, which may have an adverse effect on us, and potentially our viability as an ongoing business.

To develop our business, fund our capital commitments and service our indebtedness and other obligations, we will require a significant amount of cash.

         Our strategy will require capital to build and maintain the network, including potentially building through acquisitions. In addition, our businesses that resell services provided by larger, facilities-based companies will require additional money to acquire new customers and to finance the support of these new customers. Our businesses will also require additional billing, customer service and other back-office expenditures. In addition, we will require significant amounts of capital to meet all of our debt service and other obligations as they become due.

         We intend to fund these requirements from cash and cash equivalents on hand, future issuances of both public and private debt and equity and funds internally generated by operations. We cannot give you any assurance that sufficient resources will be available to meet our expected requirements and obligations. There can be no assurance that we will be able to meet these obligations with the resources currently on hand or the cash that may be generated by our operations in the future.

         As a result, we cannot assure you that we will be able to repay our present or future indebtedness. Accordingly, we may be required to consider a number of measures, including:

   o     limiting or eliminating business projects;

   o     refinancing all or a portion of our debt;

   o     seeking modifications of the terms of our debt;

   o seeking additional debt financing, which may be subject to obtaining necessary lender consents;

   o     seeking additional equity financing; or

   o     a combination of these measures.

         We cannot assure you that any of these possible measures can be accomplished, or can be accomplished in sufficient time to make timely payments with respect to our indebtedness. In addition, we cannot assure you that any measures can be accomplished on terms which will be favorable to us and our subsidiaries.

We expect to incur net losses and negative cash flow from operations for some time.

         On a pro forma basis, we would have had net losses before extraordinary item for the nine months ended September 30, 2001 and for the fiscal year ended December 31, 2000 of approximately $332.2 million and $339.3 million, respectively.

         We expect that our capital and operating expenditures will result in negative cash flow until at least the fourth quarter of 2002. We cannot assure you that this will not continue beyond that time.

         We also expect to incur future operating losses, and we cannot assure you that we will achieve or sustain profitability in the future. If we fail to become profitable, it could adversely affect our ability to sustain our operations and to obtain additional required funds. In addition, failing to become profitable would adversely affect our ability to make the required payments on our indebtedness.

         For more information, please refer to the section of the prospectus entitled "Unaudited Pro Forma Financial Data."

Uncertainties regarding our financial condition may adversely impact our ability to obtain trade credit and vendor financing, and may adversely affect our relationships with creditors and vendors.

         Our recently experienced financial difficulties and our anticipated cash flow and liquidity problems led to our decision to consummate the Holdco Recapitalization. In addition, we have negotiated favorable settlements for less than the full amount owed to many of our trade creditors. These events may cause trade creditors and vendors to view our business prospects with a heightened level of uncertainty, and as a result:

     o our existing trade creditors and vendors may be less willing to advance trade credit and vendor financing on the terms or at the levels previously provided; and

     o we may have difficultly in securing trade credit and vendor financings from new sources.

         If this were to occur and we were to experience difficulty in obtaining new trade credit and vendor financing, or if the terms of financing were to be less favorable than those previously provided, our future revenues, cash flows and profitability may be adversely affected, and we may not have sufficient cash to fund our current operations unless we locate alternative sources of this financing, which may not be possible on acceptable terms or at all.

Our substantial indebtedness could adversely affect our financial health.


         As of September 30, 2001, as adjusted for the Holdco Recapitalization and other transactions, we have $171.2 million in outstanding debt obligations in the form of: our $144.3 million, net of unamortized discount of $11.8 million, senior secured credit facility with The Chase Manhattan Bank; $15.4 million, net of unamortized discount of $0.4 million of Unsecured Convertible PIK Notes due 2011; and $11.5 million in capital leases and other notes. In addition, we have $118.1 million in trade payables and accrued expenses outstanding. This substantial amount of debt, cash interest due to The Chase Manhattan Bank from time to time and any other trade payables and other debt which we may incur may have important consequences for you. For example, it could:


     o limit our ability to obtain additional financing, if we need it, for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

     o increase our vulnerability to adverse economic and industry conditions;

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities or other purposes;

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

     o place us at a competitive disadvantage compared to competitors that may have less debt.

Restrictions imposed by our debt agreements may significantly limit our ability to execute our business strategy and increase the risk of default under our debt obligations.

         The credit agreement governing our senior secured credit facility contains a number of covenants which may significantly limit our or our subsidiaries' ability to, among other things:

     o   borrow additional money;

     o   make capital expenditures and other investments;

     o   pay dividends;

     o   merge, consolidate or dispose of our assets;

     o   enter into transactions with related entities;

     o   incur additional liens; and

     o   refinance junior indebtedness.

         It is an event of default under our senior secured credit facility if we experience change of control events including the acquisition by a person or group of more than 35% of our voting power in the circumstances set forth in the senior secured credit facility. In December 2001, the credit agreement governing our senior secured facility was amended to permit the Holdco Recapitalization to occur.

         In addition, the senior secured credit agreement contains financial maintenance covenants. If we fail to comply with these covenants, we will be in default under that credit agreement. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this were to occur today, we would not be able to repay our debt and may not be able to borrow sufficient funds to refinance it. Even if new financing were available, it may not be on terms that are acceptable to us. In addition, complying with these covenants may cause us to take actions that we otherwise would not take, or not take actions that we otherwise would take.

         For more information about these restrictions, please refer to the section of the prospectus entitled "Description of Our Indebtedness."

We are a holding company that is dependent upon cash flow from our subsidiaries to meet our obligations - our ability to access that cash flow may be limited in some circumstances.

         We are a holding company with no independent operations or significant assets other than investments in and advances to our subsidiaries. We depend upon the receipt of sufficient funds from our subsidiaries to meet our obligations. The terms of existing and future indebtedness of our subsidiaries and the laws of the jurisdictions under which those subsidiaries are organized generally limit the payment of dividends, loan repayments and other distributions to them, subject in some cases to exceptions that allow them to service indebtedness in the absence of specified defaults.

We have material disputes with vendors and other parties that could expose us to material breach of contract and other commercial claims.

         We purchase goods and services from a wide variety of vendors under contractual and other arrangements that sometimes give rise to litigation in the ordinary course of business. We also provide goods and services to a wide range of customers under arrangements that sometimes lead to disputes over payment, performance and other obligations. Some of these disputes, regardless of their merit, could subject us to costly litigation and the diversion of our technical and/or management personnel. Additionally, any liability from litigation that is not covered by our insurance or exceeds our coverage could have a negative effect on our business, financial condition and/or operating results. Currently, we have the following outstanding matters which, if resolved unfavorably to us, could have a material adverse effect on us:

     o On or about September 14, 2001, a lawsuit was filed by WXIII/Far Yale Gen-Par, LLC, as General Partner of WXIII/Far Yale Real Estate Limited Partnership against CoreComm Communications, Inc. (our first tier wholly owned subsidiary) and CoreComm Limited seeking approximately $172,500 in unpaid rent, interest and other charges allegedly owed under a commercial real estate lease between Yale and CoreComm Communications as to which CoreComm Limited is the guarantor. On or about February 5, 2002, Yale filed a motion with the court requesting permission to amend the complaint to specify a revised figure of $404,290.87 as the amount allegedly due under the lease and to add an additional count asking the court to issue a preliminary injunction preventing the defendants from transferring, selling, assigning, encumbering or otherwise hypothecating any of their assets, including any debt or equity interests in their subsidiaries, except for usual and ordinary expenses paid in the usual and ordinary course of business. We are currently defending ourselves in the litigation and we do not believe that Yale's request for a preliminary injunction is meritorious. However, we cannot predict the outcome of the litigation. If Yale were to obtain the injunctive relief requested, it could prevent us from closing the exchange offers and/or have a material adverse effect on our business, financial condition and/or results of operations. Even if the minimum condition is satisfied, before the expiration date we may choose not to accept outstanding securities and not to complete the exchange offers if any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offers or otherwise relating in any manner to the exchange offers is or has been threatened or instituted or is pending or if any order, stay, injunction or decree is issued by any court which would or might restrain, prohibit or delay completion of the exchange offers.

     o We are currently in litigation with Ameritech Ohio, a supplier from whom we purchase telecommunications products and services, over the adequacy of Ameritech's performance under a 1998 contract between us and Ameritech and related issues. This litigation began in June 2001 when Ameritech threatened to stop processing new orders following our exercise of our right under the contract to withhold payments for Ameritech's performance failures. In response to their threat, we sought, and on June 29, 2001 received, an order from an official of the Public Utilities Commission of Ohio, which we refer to as "PUCO," barring Ameritech from refusing to process new CoreComm orders. Ameritech has appealed that order to the PUCO and the appeal is still pending.

         On July 5, 2001, Ameritech filed a claim with the PUCO seeking payment from us of approximately $8,600,000 allegedly owed under the contract. On August 8, 2001, Ameritech filed a second claim against CoreComm in Ohio state court, seeking an additional approximately $4,300,000 in allegedly improperly withheld amounts. On August 28, 2001, we exercised our right to remove the state court claim to the United States District Court for the Northern District of Ohio, and the parties then stipulated to a consolidation of both of Ameritech's claims in the United States District Court. To consolidate the two claims, on October 9, 2001, Ameritech filed an amended complaint in the United States District Court, seeking a total of approximately $14,400,000.

         On December 26, 2001, we filed our answer to Ameritech's amended complaint and simultaneously filed three counterclaims against Ameritech and some of its affiliates, alleging breach of contract, antitrust violations, and fraudulent or negligent misrepresentation. Ameritech's response to our counterclaims is currently due on February 13, 2002. Although we believe that we have meritorious defenses to Ameritech's amended complaint, and that the amount currently in dispute is substantially less than the $14,400,000 claimed in Ameritech's amended complaint, we cannot be certain how the matter will be resolved. We also believe that to the extent that Ameritech prevails with respect to any of its claims, Ameritech's award may be offset in whole or in part by amounts that we are seeking to obtain from Ameritech under its counterclaims. However, it is impossible at this time to predict the outcome of the litigation.

     o We have received correspondence from various operating subsidiaries of Verizon Communications, Inc. ("Verizon") claiming that Verizon is owed a total of approximately $14.4 million for services allegedly provided in Delaware, Maryland, Virginia, Pennsylvania, District of Columbia, Massachusetts and New York, and threatening to activate account embargo and service suspension procedures in those states if payment of the alleged amounts is not received by February 11, 2002 (as to the amounts allegedly owed in Pennsylvania) and March 3, 2002 (as to the amounts allegedly owed for the remaining states). We are currently reviewing Verizon's claims against our own billing records, including records reflecting unresolved disputed charges, and believe that the amount at issue could be substantially less than the amount claimed by Verizon. Moreover, we intend to vigorously defend against any effort to implement any embargo or service suspension. However, we cannot presently predict how the matter will be resolved and if Verizon were to prevail on its claims and/or activate an account embargo or service suspension, it could have a material adverse affect on our business, financial condition and/or results of operations.

     o On December 3, 2001, General Electric Capital Corp. filed a lawsuit in the Circuit Court of Cook County, Illinois against CoreComm Limited and our subsidiary, MegsINet, Inc. seeking approximately $8 million in allegedly past due amounts under a capital equipment lease agreement between Ascend and MegsINet. GECC is seeking all amounts allegedly owed under the lease as well as repossession of the equipment. The company's response to GECC's complaint is due February 20, 2002 and we intend to defend the suit vigorously. A finding in favor of GECC could adversely affect our financial condition.

     o On May 25, 2001, KMC Telecom, Inc. and some of its operating subsidiaries filed an action in the Supreme Court of New York for New York County against CoreComm Limited, Cellular Communications of Puerto Rico, Inc., CoreComm New York, Inc. and MegsINet, Inc. On that same date, KMC filed the same cause of action in the Circuit Court of Cook County, IL. Upon defendant's Motion to Stay the New York action, KMC voluntarily dismissed the Illinois litigation and the matter is currently proceeding in New York. KMC contends that it is owed approximately $2 million under a services agreement and a collocation agreement with MegsINet. The defendants have denied KMC's claims and have asserted that KMC failed to perform under the alleged contracts. The defendants have served discovery and intend to defend themselves in coordination with one of their insurance carriers. However, a finding in favor of KMC in this litigation could have a material adverse effect on our business, financial condition and/or results of operations.

     o On July 6, 2001, MCI initiated a compulsory arbitration action against our subsidiary CoreComm Communications, Inc. in connection with a dispute arising under a carrier services agreement between the parties. The arbitration demand contends that MCI is owed in excess of $1.9 million for circuits that were allegedly ordered by CoreComm Communications, Inc. under the carrier agreement, and MCI has subsequently asserted that under one theory of the case, its claims could exceed $10 million. We have denied MCI's claims, asserting that the circuits were never ordered under the contract and have been improperly billed by MCI and we do not agree with MCI's various damages theories. Discovery in this matter has been completed, and the case is currently scheduled for trial before the arbitrator in April 2002. We are defending the suit and pursuing all available claims and defenses. However, a finding in favor of MCI in this arbitration could have a material adverse effect on our business, financial condition and/or results of operations.

     o We have received correspondence from a law firm on behalf of Weston Telecommunications, L.L.C. asserting that Weston is the assignee of certain rights of Easton Telecom Services, Inc. under an asset purchase agreement approved as part of the bankruptcy disposition of Teligent, Inc., and demanding payment of approximately $4.9 million for telecommunications services purportedly provided under alleged contracts between Easton and our subsidiary MegsINet, Inc. We have investigated Weston's claims and do not believe they have any merit, and we intend to defend ourselves vigorously and pursue all available claims and defenses should the matter proceed to litigation. However, a finding in favor of Weston in this matter could have a material adverse effect on our business, financial condition and/or results of operations.

We face heavy competition in the telecommunications industry for all of the services we provide at present and those we intend to provide in the future.

         Some of our present competitors and potential future competitors may have greater financial, technical, marketing, personnel and other resources than we have. The competitive environment could have a variety of adverse effects on us. For example, it could:

     o require price reductions in the fees for services and require increased spending on marketing, network capacity and product development;

     o negatively impact our ability to generate greater revenues and profits from sources other than our core local and long distance telephone and Internet service businesses;

     o   limit our ability to develop new products and services;

     o   limit our ability to continue to grow our subscriber base; and

     o   result in attrition in our subscriber base.

         Any of the above events could have an adverse impact on revenues or result in an increase in costs as a percentage of revenues, either of which could have a material adverse effect on our business, financial condition and operating results.

         Local Telephone Business. In each of our markets, we face competition from larger, better capitalized incumbent local exchange carriers, including Verizon and SBC, as well as other providers of telecommunications services, other competitive local exchange carriers and cable television companies. An incumbent local exchange carrier is an established local telephone service provider that was the monopoly service provider in a region prior to the opening of local telephone service to competition. We also will face competition or prospective competition from other telecommunications companies. For example, AT&T, MCI WorldCom and Sprint, among other carriers, have begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the incumbent local exchange carriers' or other providers' services. In fact, some of our potential competitors, including AT&T, MCI WorldCom and Sprint, have entered into interconnection agreements with Verizon and SBC to provide local exchange service in states in which we operate.

         In addition to these long distance carriers, entities that currently offer or are potentially capable of offering switched telecommunications services include:

     o   other competitive local exchange carriers;

     o   other long distance carriers;

     o   wireless telephone system operators;

     o   large customers who build private networks;

     o   cable television companies; and

     o   other utilities.

         These entities may provide a bundled package of telecommunications products, including local and long distance telephone, that is in direct competition with the products we offer or plan to offer. Competition in the competitive local exchange carrier business will continue to intensify in the future due to the increase in the size, resources and number of market participants.

         Internet Services. The Internet services market is extremely competitive. We compete directly or indirectly with the following categories of companies:

     o established online services, such as America Online, the Microsoft Network and Prodigy;

     o local, regional and national Internet service providers, which are vendors that provide subscribers access to the Internet, such as EarthLink Network, Inc. and United Online;

     o   national telecommunications companies, such as AT & T;

     o   incumbent local exchange carriers, such as Verizon and SBC; and

     o   online cable services, such as Roadrunner.

         This competition will likely increase as large diversified telecommunications and media companies acquire Internet service providers and as Internet service providers consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. As a result, our businesses may suffer.

         Other Businesses. In addition to our competitive local exchange carrier and Internet services businesses, our other businesses face strong competition as well. These competitive businesses include long distance service, cellular service and messaging services such as paging. Our long distance service faces competition from long distance carriers, including facilities-based carriers such as AT&T, MCI WorldCom and Sprint and resellers of long distance service. Moreover, as more incumbent local exchange carriers enter the long distance market, our long distance service will face increased competition from those entities given their ability to offer bundles of local and long distance services. Our cellular service faces competition from other cellular carriers, such as Verizon, Cingular and AT&T Wireless, and from personal communications service carriers, such as Sprint PCS. Our paging services are similarly exposed to competition from other providers of paging services operating in the same local markets, regionally or nationally.

The telecommunications industry is highly regulated by the federal government and by state governments, and potential regulatory changes could have an adverse effect on our operations.

         Local Telephone and Other Businesses. Our telephone businesses are subject to extensive regulation by the FCC and by the public utility commissions of various states. Changes in statutes, regulations or judicial interpretations could have material adverse effects on our operations. In particular, unfavorable decisions with respect to regulatory matters that affect our operations, status or relationships with our customers or other carriers could decrease our revenues, increase our costs, and make it more difficult to attract and retain customers. It is impossible to determine at this time how the FCC or the various State regulatory commissions will rule on any of the numerous issues before it that affect our business.

         Internet Services. We will provide Internet services through data transmissions over public telephone lines and networks. These transmissions are subject to the regulation of the FCC and state public utility commissions described above. As an Internet service provider, we are not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, we could become subject to FCC or other regulatory agency regulation, especially as Internet services and telecommunications services converge. Changes in the regulatory environment could decrease our revenues, increase our costs and affect our service offerings.

         There have been various regulations and court cases relating to liability of Internet service providers and other online service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency, obscenity, defamation and fraud. The United States Supreme Court declared the Communications Decency Act of 1996 to be unconstitutional as it applies to the transmission of indecent online communications to minors, and a lower court declared the 1998 Federal Child Online Protection Act to be unconstitutional. Other federal and state statutes continue to prohibit the online distribution of obscene materials. Additional laws and regulations may be adopted with respect to the Internet, covering issues such as Universal Service Fund support payments, content, user privacy, pricing, libel, obscene material, indecency, taxation, gambling, intellectual property protection and infringement and technology export and other controls. Other federal Internet-related legislation has been introduced which may limit commerce and discourse on the Internet. The law in this area is unsettled and there may be new legislation and court decisions that expose Internet service providers to liabilities or affect their services.

         In addition, because users may download materials and subsequently distribute them to others, persons may potentially make claims against us for defamation, negligence, copyright or trademark infringement, personal injury or other claims based on the nature, content, publication and distribution of these materials. We also could be exposed to liability with respect to the offering of third-party content that may be accessible through its services. It is also possible that if any third-party content provided through our services contains errors, third parties who access this material could make claims against us for losses incurred in reliance on this information. We also will offer e-mail services, which will expose us to other potential risks, such as liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. These claims, whether with or without merit, likely would divert management's time and attention, may result in negative publicity and could result in significant costs to investigate and defend.

Any determination of non-compliance with FCC and state regulations dealing with ownership changes could result in monetary penalties or loss of our telecommunications authorizations.

         We hold federal and state authorizations to provide international and domestic wireline and wireless telecommunications services. Both the FCC and some of the states in which we operate have regulatory regimes that require authorization holders to obtain the prior approval of the relevant regulatory agency before undergoing changes in ownership or control. At the federal level, for non-substantial, also referred to as "pro forma," changes in ownership or control, we are only required to notify the FCC after closing the transaction which results in the non-substantial change. In some of the states, however, the regulatory agencies require prior approval for even pro forma transfers of control.

         Based on our review of the relevant regulations and policies, we determined that the Holdco Recapitalization was pro forma in nature and that we could complete that transaction without securing prior regulatory approval relating to our FCC telecommunications authorizations. Accordingly, we did not seek any prior approvals from the FCC. Nor did we seek prior approval from any state telecommunications regulatory agency. In the event that we completed the transaction without obtaining the requisite regulatory approvals, either because our determination of the pro forma nature of the transaction was erroneous or because a particular agency requires prior approval even for pro forma transfers of control, we remain subject to enforcement actions from the telecommunications regulatory agencies. These enforcement actions could include monetary penalties, and/or revocation or impairment of our telecommunications authorizations.

Our reliance on incumbent local exchange carriers and other facilities-based providers of telecommunications services and changes to our agreements with these providers could have a material adverse effect on us.

         We depend upon our agreements with the incumbent local exchange carriers operating in our existing and targeted markets. There are two primary types of agreements that we enter into with these providers:

     o interconnection agreements, which specify how we connect our network with, and purchase unbundled elements of, the network of the incumbent local exchange carriers in each of our markets; and

     o resale agreements, through which we provide telecommunications services on a resale basis.

         Federal legislation regulating the telecommunications industry has enhanced competition in the local service market by requiring the incumbent local exchange carriers to provide access to their networks through interconnection agreements and to offer separate elements of their network and retail services at prescribed rates to other telecommunications carriers. The termination of any of our contracts with our carriers or a reduction in the quality or increase in cost of their services could have a material adverse effect on our financial condition and results of operations. Similarly, the failure by the incumbent local exchange carriers to comply with their obligations under our interconnection agreements or resale agreements could result in customer dissatisfaction and the loss of existing and potential customers. In addition, the rates charged to us under the interconnection agreements or resale agreements may limit our flexibility to price our services at rates that are low enough to attract a sufficient number of customers and permit us to operate profitably.

         Interconnection and resale agreements are subject to review and approval by various federal and state regulators. In addition, parties to the agreements may seek to have the agreements modified based upon the outcome of regulatory or judicial rulings occurring after the dates of the agreements. The outcome of these rulings, or any modified agreements, could have a material adverse effect on our financial condition and results of operations. In addition, some aspects of the agreements, including the price and economic terms of these agreements, have been subject to litigation and regulatory action. Please refer to the section of the prospectus entitled "Government Regulation of the Telecommunications Services Business."

         We rely on telecommunications carriers to transmit our traffic over local and long distance networks. Our dependence on other facilities-based carriers means that we depend on the quality and condition of their networks. These networks may experience disruptions that are not easily remedied. For example, the following conditions of the facilities-based carriers could cause interruption in service and/or reduced capacity for our customers:

     o   physical damage;

     o   power loss; and

     o   software defects.

         We depend upon cooperation with the incumbent local exchange carriers and other providers for the provision and repair of transmission facilities and to provide the services and network components that are ordered. We may not be able to obtain the facilities and services we require at satisfactory quality levels, rates, terms and conditions, which could delay the buildout of our networks and degrade the quality of service to our subscribers.

         In addition, we depend upon suppliers of network services, hardware and software. If these suppliers fail to provide network services, equipment or software in the quantities, at the quality levels or at the times required, or if we cannot develop alternative sources of supply, it will be difficult, if not impossible, for us to provide our services.

         The pace at which we are able to add new customers and services could be adversely affected if the incumbent local exchange carriers do not provide us with necessary network elements, collocation space, intercompany network connections and billing information and the means to share information about customer accounts, service orders and repairs on a timely basis. In many instances, the incumbent local exchange carriers do not timely or fully provide these services or facilities. Also, the rules governing which elements the incumbent local exchange carriers must provide, the cost methodology for providing these elements, and the types of equipment that may be placed together are currently under FCC and judicial review.

         In the event that our long distance carriers are unable to handle the growth in customer usage, we could try to transfer traffic to a carrier with sufficient capacity, but we cannot be sure that additional capacity will be available. If any of the local exchange carriers are unable to handle the growth in customer usage, we will be required to use another local carrier, which could be difficult in light of the limited number of local carriers with their own facilities. In the event we elect to use other carriers, the charges for services may exceed those under the existing contracts, which could have a material adverse effect on our financial condition and results of operations.

         In addition, the accurate and prompt billing of our customers will depend upon the timeliness and accuracy of call detail records provided by the carriers whose services we will resell. We cannot be sure that our carriers will provide accurate information on a timely basis. A carrier's failure to do so could have a material adverse effect on our ability to bill our customers and, therefore, on our operating results.

We may not be able to implement successfully our business strategy because doing so depends on factors beyond our control, which could adversely affect our results of operations.

         Our success depends on our ability to implement our business strategy in order to increase our earnings and cash flow. Our results of operations and cash flow will be adversely affected if we cannot fully implement our business strategy. Successful implementation depends on factors unique to the telecommunications industry and numerous other factors beyond our control. These include changes in:

     o   general economic conditions;

     o   characteristics of local markets;

     o   the perception of attractiveness of a particular product;

     o   evolving consumer preferences;

     o   federal, state and local regulations; and

     o our continued ability to hire and retain qualified management personnel.

         In addition, because of these and other factors, we may not be able to implement our business plans within planned time periods and budgets. If we cannot implement our expansion and business plans in a timely fashion or if there are delays or cost overruns, our business, financial condition and results of operations will be adversely affected.

Because of the fast pace of technological change in the telecommunications industry, there is a risk that we will fall behind or will fail to successfully address this change, which could harm our ability to compete and could materially and adversely affect our business and results of operations.

         The telecommunications industry is subject to rapid and significant changes in technology. We cannot predict the effect of technological changes on our business. However, the cost of implementing emerging and future technologies may be significant.

         The Internet services market is characterized by rapid technological change, evolving industry standards, changes in member needs and frequent new service and product introductions. Our future success depends, in part, on our ability to use leading technologies effectively, develop our technical expertise, enhance our existing services and develop new services that meet changing member needs on a timely and cost-effective basis. In particular, we must provide subscribers with the appropriate products, services and guidance to best take advantage of the rapidly evolving telecommunications industry. Our failure to respond in a timely, cost-efficient and effective manner to new and evolving technologies, such as those offering greater bandwidth services, among others, could have a negative impact on our business and financial results.

Our services depend upon our network infrastructure, and the failure to have sufficient capacity to accommodate new users, to maintain reliability or to maintain security could have a material adverse effect on our ability to attract and retain customers.

         Success in our businesses depends, in part, on the capacity, reliability and security of our network infrastructure. Network capacity constraints may occur in the future, both at the local and national levels. These capacity constraints would result in slowdowns, delays or inaccessibility when members try to use a particular service. Poor network performance could cause customers to discontinue service with us. Reducing the incidence of these problems requires constantly expanding and improving our infrastructure, which could be very costly and time consuming.

         Our Internet services network infrastructure is composed of a complex system of routers, switches, transmission lines and other hardware used to provide Internet access and other services. This network infrastructure will require continual upgrades and adaptation as the number of customers and the amount and type of information they wish to transmit over the Internet increases. This development of network infrastructure will require substantial financial, operational and managerial resources. We cannot be certain that we will be able to upgrade or adapt our network infrastructure to meet additional demand or changing customer requirements on a timely basis and at a commercially reasonable cost, or at all. If we fail to upgrade our network infrastructure on a timely basis or adapt it to an expanding customer base, changing customer requirements or evolving industry standards, our business could be adversely affected.

         We also have to protect our infrastructure against fire, power loss, telecommunications failure, computer viruses, security breaches and similar events. We do not currently maintain a redundant or backup network operations center. A significant portion of our computer equipment, including critical equipment dedicated to our telephone network and Internet access services, is presently located at four network operating centers: Philadelphia, Pennsylvania; Cleveland, Ohio; East Lansing, Michigan; and New Berlin, Wisconsin. A natural disaster or other unanticipated occurrence at our switch or collocation facilities, network operations center or points-of- presence through which members connect to the Internet, in the networks of telecommunications carriers we will use, or in the Internet backbone in general could cause interruptions in our Internet services.

We may be required to make significant capital expenditures relating to the information systems infrastructure of our operations.

         Our billing, customer service and management information systems are vital to our ability to bill customers, monitor costs and respond to customer service issues. As our operations grow, our need for sophisticated systems will increase. The cost of implementing these systems has been, and will continue to be, significant. Furthermore, any of the following developments could negatively affect our results of operations:

     o the failure to adequately and timely identify all information and processing needs;

     o   the failure of systems to operate as expected;

     o   the failure to upgrade systems as necessary; and

     o failure by third party service providers to deliver necessary systems or services.

Risk factors relating to our common stock and corporate control:

Our anti-takeover defense provisions may deter potential acquirers and may depress our stock price.

         Delaware corporate law, our restated certificate of incorporation, as amended, which we refer to as the "charter," and our amended by-laws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions include the following:

     o we may issue preferred stock with rights senior to those of our common stock;

     o we have a classified board of directors with terms that do not expire for three years from re-election;

     o   our charter prohibits action by written consent by stockholders; and

     o we require advance notice for nomination of directors and for stockholder proposals.

         In addition, under our stockholder rights plan, holders of our common stock are entitled to one right to purchase 1/1000 of a share of our Series A junior participating preferred stock for each outstanding share of common stock they hold, exercisable under defined circumstances involving a potential change of control as discussed in this prospectus. The preferred stock purchase rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. Those provisions could have a material adverse effect on the premium that potential acquirers might be willing to pay in an acquisition or that investors might be willing to pay in the future for shares of our common stock. Please refer to the section of the prospectus entitled "Description of Capital Stock -- The Stockholder Rights Plan."

Some of our significant stockholders, who have the right to maintain specified ownership percentages of our voting securities and have a contractual right to representation on our board of directors, may have interests that conflict with our interests and the interests of our other stockholders.

         As a result of their ownership of our common stock and contractual rights, some of our significant stockholders will be in a position to affect significantly our corporate actions in a manner that could conflict with the interests of our other stockholders.

         Although Michael Karp (together with the Florence Karp Trust), Booth American Company, Thomas Gravina and Debra Buruchian, as well as the other parties to the Holdco Recapitalization exchange agreement, have agreed to restrictions on their rights to acquire additional shares of our common stock, they have the right to acquire some additional amounts. Specifically, each party may acquire in any calendar year a number of additional shares of our common stock sufficient to raise their percent ownership of all of our outstanding shares by 0.0735 times the percent they owned immediately after the closing of the transactions in the exchange agreement, up to a maximum of 39%. That means that Michael Karp (together with the Florence Karp Trust), who currently owns 34.0% of our common stock, has the right to own up to 36.5% of our voting securities in 2002 and up to 39.0% of our voting securities thereafter. Booth American Company, which currently owns 20.0% of our common stock, has the right to own up to 21.5% of our voting securities in 2002, 22.9% thereafter. Each of Thomas Gravina, who is our CEO, President and a director, and Debra Buruchian currently own 10.8% of our common stock, and thus have the right to own up to 11.6% of our voting securities in 2002 and up to 12.4% of our voting securities thereafter. The ability of these stockholders to acquire additional shares of our common stock could have a material adverse effect on the premium that potential acquirers may be willing to pay in an acquisition or that investors might be willing to pay in the future for shares of our common stock.

         Each of Michael Karp and Booth American Company also have a contractual right to designate directors to our board of directors. So long as Michael Karp, together with his affiliates and associates, owns at least 15% of our outstanding common stock, Michael Karp has the right to designate that number of directors to our board of directors so that his representation on our board of directors is proportionate to his, together with his affiliates' and associates', ownership percentage of our common stock. So long as Booth American Company, together with its affiliates and associates, owns at least 15% of our outstanding common stock, Booth American Company has the right to designate one director to our board of directors. As of January 14, 2002, Ralph Booth had been elected to the board. As of January 14, 2002, Michael Karp had not nominated any directors.

We may issue additional common stock or preferred stock, which could dilute your interests.

         Our charter does not limit the issuance of additional common stock or preferred stock up to the number of authorized shares of each class. We have already adopted a stock option plan which is described in "Management and Executive Compensation -- Executive Compensation -- Stock Option Plan." In January 2002, our board of directors approved an initial grant of options exercisable for 2.58 million shares of our common stock under the plan. We cannot predict the extent to which this potential dilution, the availability of a large amount of shares for sale, and the possibility of additional issuances and sales of our common stock and/or preferred stock will negatively affect the trading price of our common stock or the liquidity of our common stock.

Our ability to pay dividends is restricted.

         We have never paid cash dividends on our common stock. In addition, the payment of any dividends by us in the future will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition, the general financial condition of our subsidiaries and general business conditions. The terms of our senior secured credit facility further restrict our ability to pay dividends on our common stock. Under applicable law, in order for us to declare and pay a dividend we must have available surplus.

         In addition, any future debt instruments of ours or our subsidiaries may restrict our payment of dividends or the payment of dividends or distributions to us by our subsidiaries. Please refer to the section of this discussion of risk factors entitled "Restrictions imposed by our debt agreements may significantly limit our ability to execute our business strategy and increase the risk of default under our debt obligations" and the section of this prospectus entitled "Dividend Policy."

The market price of our common stock could be volatile.

         The market price of our common stock could fluctuate widely in response to numerous factors and events, including the depth and liquidity of the trading market, many of which are beyond our control. These factors include actual or anticipated variations in our operating results, earnings releases by us and our competitors, announcements of technological innovations, changes in financial estimates by securities analysts, the possibility of Nasdaq delisting, market conditions in the industry and the general state of the securities markets, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions. In addition, the stock market in general, and the telecommunications sector specifically, in recent years have experienced broad price and volume fluctuations.

Our common stock could be delisted from the Nasdaq National Market if we fail to meet Nasdaq's continued listing criteria, which could have a negative impact on the trading activity and price of your common stock, and could make it more difficult for us to raise capital.

         If the exchange offer for CoreComm Limited common stock is successful and the Nasdaq listing is transferred to our common stock and we fail to meet any of the Nasdaq continued listing requirements, our common stock could be delisted from the Nasdaq National Market. If our common stock is delisted from the Nasdaq National Market, it could have a negative impact on the trading activity and price of your common stock and could make obtaining timely and accurate quotations with respect to the trading of our common stock difficult. It could also make it more difficult for us to raise additional equity capital in the future.

Sales of large amounts of our common stock or the perception that sales could occur may depress our stock price.

         We issued an aggregate of 8,685,602 shares of our common stock to former holders of preferred stock of CoreComm Limited, former holders of debt securities of CoreComm Limited and former holders of debt securities that were a joint obligation of CoreComm Limited and CoreComm Holdco, Inc. as part of the Holdco Recapitalization. These shares represent approximately 87% of our outstanding common stock. None of these shares are subject to any lock up restrictions and may be sold at any time, except that some shares issued in accordance with the exchange agreement may only be transferred in the following manners:

     o   pursuant to a bona fide public offering;

     o pursuant to unsolicited open market sales on any national securities exchange or automated inter-dealer quotation system on which the shares are listed;

     o pursuant to a tender offer made to our stockholders which our board of directors has recommended;

     o pursuant to a privately-negotiated transaction with a person or entity that, together with its affiliates and associates, does not own at least 15% of our common stock;

     o   pursuant to a will or the laws of descent and distribution;

     o pursuant to a bequest or similar gift or transfer to any person or entity that, together with its affiliates and associates, does not own at least 15% of our common stock; or

     o as a result of any pledge or hypothecation to a bona fide financial institution to secure a bona fide loan, guaranty or other financial accommodation or as a result of any foreclosure with respect thereto. Please refer to the section of the prospectus entitled "Description of Capital Stock - The Exchange Agreement."

         Sales of the securities acquired in connection with the Holdco Recapitalization in the public market could lower our stock price and impair our ability to raise funds in additional stock offerings. Future sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities.

Special Note Regarding Forward-Looking Statements

         In this prospectus there are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," which are usually identified by the use of forward-looking words or phrases, including, "anticipates," "believes," "estimates," "expects," "intends," "projects," "plans," "should," "strategy," "will" and similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions.

         These forward-looking statements reflect current judgments about our plans, strategies and prospects, which are based on the information currently available and on current assumptions as of the date of this prospectus.

         Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable as of the date of this prospectus, we can give no assurance that the plans, intentions or expectations will be achieved in a timely manner, if at all. In reviewing information included in this prospectus, keep in mind that our actual results, performances, or achievements may differ materially from the forward-looking statements made in this prospectus. The risks identified in this section could cause our actual results, performance or achievements to be materially different from the forward-looking statements made in this prospectus. These risks, uncertainties and contingencies include the following:

     o the success or failure of our efforts to implement our current business strategy;

     o operating cash flow will meet expectations or that we will be able to access this cash form our subsidiaries' operations to meet any unfunded portion of our capital requirements when required or to satisfy the terms of our indebtedness;

     o additional financing will not be required in excess of our projected funding requirements;

     o any financings will be obtained when required on acceptable terms or at all;

     o   our access to trade credit and vendor financings;

     o   technological developments;

     o our ability to continue to design and deploy efficient network routes, install facilities, obtain and maintain any required regulatory licenses or approvals and finance construction and development of our network, all in a timely manner, at reasonable costs and on satisfactory terms and conditions;

     o our assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services;

     o the impact of restructuring, the Holdco Recapitalization and integration actions;

     o economic conditions generally and in the competitive local exchange carrier market specifically;

     o   industry trends in the telecommunications industry generally;

     o the actions of competitors and our ability to respond to those actions;

     o   legislative and regulatory changes; and

     o   availability, terms and deployment of capital.

         We disclaim any intent or obligation to update any forward-looking statements, whether as a result of changes in our plans, intentions or expectations, new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on these statements, which are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are outside our control. All subsequent written and oral forward-looking statements are expressly qualified in their entity by the foregoing cautionary statements.


                               USE OF PROCEEDS

         The selling securityholders will receive all of the proceeds from the sale of shares of our common stock sold under this prospectus, if and when sales occur. We will not receive any of the proceeds from any sales by the selling securityholders of shares of our common stock.


                               DIVIDEND POLICY

         Since our inception, we have not declared or paid any cash dividends on our common stock. We currently intend to retain our earnings for use in the operation and expansion of our business and for debt service and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Please refer to the section entitled "Risk Factors -- Our ability to pay dividends is restricted" for a discussion of the legal and contractual restrictions on our ability to declare and pay dividends.


                                CAPITALIZATION

         The following table shows our cash and cash equivalents and capitalization as of September 30, 2001, and as adjusted to give effect to the Holdco Recapitalization, the other transactions to eliminate additional amounts of our outstanding indebtedness that were entered into by December 31, 2001, the public exchange offers of our common stock to CoreComm Limited's stockholders and to the holders of CoreComm Limited's 6% Convertible Subordinated Notes due 2006 and an estimated result of the fair value analysis of our net tangible assets as if a purchase business combination occurred in connection with the recapitalization and exchange transactions. The final determination of fair values will be made upon the completion of a study to be undertaken to determine the fair value of some of our assets and liabilities, including intangible assets. For additional information with respect to the Holdco Recapitalization, without giving effect to the public exchange offers, refer to the Unaudited Pro Forma Financial Data included elsewhere in this prospectus. Our actual financial position and results of operations will differ, perhaps significantly, from the amounts reflected in this prospectus as a result of the completion of this fair value analysis. You should read this table together with our consolidated financial statements and related notes included in this prospectus and the information in "Unaudited Pro Forma Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                                                                      As of September 30, 2001
                                                                                      ------------------------
                                                                                       Actual       As Adjusted
                                                                                       ------       -----------
                                                                                          (in thousands)
Cash and cash equivalents....................................................       $     46,713    $   36,125
                                                                                    ============    ==========
Current portion of long-term debt............................................       $     40,772    $   11,165
                                                                                    ============    ==========
Long-term debt:
  Capital lease obligations..................................................       $        324    $      324
  Senior secured credit facility, less unamortized discount of $11,752,000
      (asadjusted)...........................................................            136,298       144,348
  10.75% senior unsecured convertible PIK notes due 2010.....................             17,494            --
  10.75% unsecured convertible PIK notes due 2011, less unamortized discount of
    $377,000 (actual) and $377,000 (as adjusted).............................             25,877        15,375
                                                                                   -------------   -----------
    Total long-term debt.....................................................            179,993       160,047
Stockholders' equity:
  Preferred stock, par value $0.01 per share, 10,000,000
     shares authorized, none issued or outstanding...........................                 --            --
  Common stock, par value $0.01 per share; 250,000,000
     shares authorized;
     9,514,000 (actual) and 10,000,000 (as adjusted) shares issued(1)........                 95           100
  Additional paid-in capital.................................................          1,021,469        29,900
  Deferred non-cash compensation.............................................            (11,936)           --
  (Deficit)..................................................................           (792,053)           --
                                                                                    ------------    ----------
                                                                                         217,575        30,000
     Treasury stock, none (actual) and 98,000 (as adjusted) shares..........                 --          (294)
                                                                      .             ------------   -----------
     Total stockholders' equity..............................................            217,575        29,706
                                                                                    ------------   -----------
     Total capitalization....................................................       $    397,568    $  189,753
                                                                                    ============    ==========


(1) Excludes shares issuable upon the possible future conversion of Unsecured Convertible Notes or upon the exercise of stock options and warrants.

     o The 10.75% Unsecured Convertible PIK Notes due 2011 are convertible into CoreComm Limited common stock at a conversion price of $1.00 per share (subject to a potential one-time right to convert at $0.67 per share in connection with the occurrence of a change of control). However, the holder of these notes and CoreComm Limited and CoreComm Holdco have entered into an agreement relating to the conversion feature of the note following the Holdco Recapitalization. Through that agreement, consistent with the original terms of the note, CoreComm Limited and CoreComm Holdco have agreed to exercise their right under the note such that, following the successful completion of our exchange offer to the holders of CoreComm Limited common stock to exchange their shares of CoreComm Limited common stock for shares of our common stock, the convertibility feature of the note will be altered so that rather than the note being convertible into shares of CoreComm Limited common stock, it will become convertible into shares of our common stock. At that time, the conversion price of $1.00 will be equitably adjusted by applying the exchange ratio in the exchange offers, which results in a new conversion price of $116.70 per share of our common stock. The holder has agreed not to exercise its rights to convert into CoreComm Limited common stock for six months from February 5, 2002 (unless that right has previously ceased as a result of the completion of the exchange offer and the change in the convertibility feature). In the event that we are unsuccessful in completing the exchange offer, the conversion feature would remain into CoreComm Limited common stock. These notes are redeemable, in whole or in part, at our option, at any time in April 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date.

     o CoreComm Limited's warrants to purchase shares of CoreComm Limited's Common Stock will be exercisable for common shares of CoreComm Holdco, subject to any exchange ratio in the exchange offer, if the exchange offer for CoreComm Limited's Common Stock is consummated.

     o As of December 31, 2001, there were options to purchase approximately 22.1 million shares of CoreComm Limited common stock outstanding. In December 2001, the CoreComm Limited board of directors, in connection with the Holdco Recapitalization, accelerated all outstanding options to acquire shares of CoreComm Limited common stock so that all are presently fully vested and exercisable. However, based on the last sales price for CoreComm Limited common stock on the Nasdaq Stock Market on February 4, 2002 of $0.10, less than 1% of those options are at exercise prices below the market price for CoreComm Limited common stock. CoreComm Limited options are not exercisable for shares of CoreComm Holdco common stock. In the event that we are successful in consummating the exchange offers, CoreComm Limited would become a subsidiary of CoreComm Holdco. Subsequent to that time, CoreComm Holdco and CoreComm Limited may agree to effect a merger between CoreComm Limited and a subsidiary of CoreComm Holdco which would have the effect of converting holders of any remaining outstanding shares of CoreComm Limited common stock not owned by us into shares of our common stock at an exchange ratio identical to that being offered in the exchange offers. Between now and that time, if holders of CoreComm Limited options exercise their options, they would, at the time of a merger, have the same rights as other holders of CoreComm Limited common stock to have their shares of CoreComm Limited converted to shares of CoreComm Holdco at that exchange ratio.

     o In December 2001, CoreComm Holdco adopted a new stock option plan for its employees. A total of 2.9 million shares of common stock were reserved for issuance under the plan, which represents 22.5% of the total fully diluted shares of CoreComm Holdco. In January 2002, CoreComm Holdco's board of directors approved a grant of options to purchase an aggregate of approximately 2.58 million shares of CoreComm Holdco's common stock, representing approximately 20% of the total fully diluted shares. The exercise price of these options is the estimated fair market value on the date of grant of $3.00 per share. The number of shares issuable under the plan and the number of shares into which each outstanding option is exercisable is subject to adjustment for stock splits and other similar transactions. For example, if we effect a 3-for-1 stock split, a holder of 100 options would automatically have 300 options following the split, at 1/3 the original strike price.


                      UNAUDITED PRO FORMA FINANCIAL DATA

         In October 2001, CoreComm Limited entered into agreements with numerous holders of its 6% Convertible Subordinated Notes due 2006 whereby the holders agreed, among other things, to exchange their notes for approximately $5 million in cash (the amount of the October 1, 2001 interest payment) and shares of our common stock as part of the Holdco Recapitalization. The exchange was completed in December 2001, including the payment of the approximately $5 million by CoreComm Limited.

         On December 28, 2001, we completed the exchange of shares of our common stock for substantial amounts of the outstanding indebtedness of CoreComm Limited, substantial amounts of our outstanding indebtedness as co-obligors with CoreComm Limited and all of the outstanding preferred stock of CoreComm Limited. This exchange was completed pursuant to an exchange agreement with CoreComm Limited and

         (1) holders of 10.75% Unsecured Convertible PIK Notes due 2011 and 10.75% Senior Unsecured Convertible PIK Notes due 2010, which were a joint obligation of CoreComm Holdco and CoreComm Limited, in the initial principal amounts of $10,000,000 and $16,100,000, respectively, together with any interest paid thereon,

         (2) the holders of Senior Unsecured Notes due September 29, 2003 of CoreComm Limited in the principal amount of $105.7 million, and

         (3) the holders of all of the preferred stock of CoreComm Limited in the initial principal amount of $300 million together with any dividends paid thereon.

         The following summarizes the indebtedness and preferred stock that was exchanged for shares of our common stock in December 2001:

------------------------------------------|--------------------| -----------------------| -----------------------------
                                          |                    |                        |     Principal Amount or
Description                               |    Date Issued     |         Issuer         | Liquidation Preference when
                                          |                    |                        |            Issued
------------------------------------------|--------------------| -----------------------| -----------------------------
10.75% Unsecured Convertible PIK          |                    | CoreComm Limited and   |
   Notes due 2011                         |April 2001          | CoreComm Holdco        | $10.0 million
------------------------------------------|--------------------| -----------------------| -----------------------------
10.75% Senior Unsecured                   |                    | CoreComm Limited and   |
  Convertible PIK Notes due 2010          |December 2000       | CoreComm Holdco        | $16.1 million
------------------------------------------|--------------------| -----------------------| -----------------------------
Senior Unsecured Notes due                |                    |                        |
   September 29, 2003                     |September 2000      | CoreComm Limited       | $108.7 million
------------------------------------------|--------------------| -----------------------| -----------------------------
6% Convertible Subordinated Notes         |                    |                        |
  due 2006                                |October 1999        | CoreComm Limited       | $175.0 million (1)
------------------------------------------|--------------------| -----------------------| -----------------------------
Series A and Series A-1 Preferred         |                    |                        |
  Stock                                   |September 2000      | CoreComm Limited       | $51.1 million
------------------------------------------|--------------------| -----------------------| -----------------------------
Series B Preferred Stock                  |September 2000      | CoreComm Limited       | $250.0 million
------------------------------------------ --------------------  -----------------------  -----------------------------

------------
(1) $164.75 million was outstanding as of September 30, 2001, of which $160 million was exchanged.


         As a result of the completed exchanges in December 2001, approximately 87% of our outstanding shares, or 8,685,602 shares, are owned by the former holders of indebtedness of CoreComm Holdco and CoreComm Limited and the former holders of preferred stock of CoreComm Limited, and approximately 13% of our outstanding shares, or 1,314,416 shares, continue to be held by CoreComm Limited. We hold $160 million principal amount of CoreComm Limited's 6% Convertible Subordinated Notes due 2006, approximately $105.7 million principal amount of CoreComm Limited's Senior Unsecured Notes due September 29, 2003, approximately 51,000 shares of CoreComm Limited's Series A and Series A-1 preferred stock and 250,000 shares of CoreComm Limited's Series B preferred stock as a result of the exchanges. In addition, we exchanged the approximately $10.8 million principal and accrued interest of 10.75% Unsecured Convertible PIK Notes due 2011 and the approximately $18.0 million principal and accrued interest of 10.75% Senior Unsecured Convertible PIK Notes due 2010 for shares of our common stock.

         We will determine the gain on restructuring of our indebtedness and the carrying value of our investment in CoreComm Limited's notes and preferred stock based on the fair value of our shares issued in the recapitalization. As a result of the issuance of over 80% of our outstanding shares to new stockholders, we are performing an analysis of the fair value of our net tangible assets as if a purchase business combination occurred.

         We intend to offer our common stock to CoreComm Limited's stockholders through registered public exchange offers. These offers will also be made to solicit any remaining holders of CoreComm Limited's 6% Convertible Subordinated Notes due 2006, who will be offered a pro rata share in the aggregate consideration described above. We have agreed to file a shelf registration statement under the Securities Act to permit the sale of our common stock that was issued in the first phases of the Holdco Recapitalization.

         In September 2000, CoreComm Limited acquired ATX in exchange for cash, notes, convertible preferred stock and common stock and CoreComm Limited acquired Voyager in exchange for cash and common stock.

         The unaudited pro forma financial data presented below gives effect to the completed acquisitions of ATX and Voyager as well as the recapitalization and exchange transactions completed in December 2001. In addition, the unaudited pro forma financial data gives effect to other transactions to eliminate additional amounts of our outstanding indebtedness that were entered into by December 31, 2001. The unaudited pro forma financial data also gives effect to the intended public exchange offers of our common stock to CoreComm Limited's stockholders, and to the holders of CoreComm Limited's 6% Convertible Subordinated Notes. Finally, the unaudited pro forma financial data gives effect to an estimated result of the fair value analysis of our net tangible assets as if a purchase business combination occurred in connection with the recapitalization and exchange transactions. We have estimated that the fair value of our shares issued in these transactions is $3.00 per share. The final determination of fair value will be made upon the completion of a study to be undertaken to determine the fair value of some of our assets and liabilities, including intangible assets. Our actual financial position and results of operations may differ, perhaps significantly, from the unaudited pro forma amounts reflected in this prospectus as a result of the completion of this fair value analysis.

         The pro forma financial data is based on our historical financial statements and the historical financial statements of ATX, Voyager and CoreComm Limited. The ATX and Voyager acquisitions have been accounted for using the purchase method of accounting, in which the assets acquired and liabilities assumed have been recorded at their fair values. Some amounts in these historical financial statements have been reclassified to conform to our presentation.

         The unaudited pro forma condensed statements of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 give effect to the recapitalization and exchange transactions, the other transactions to eliminate additional amounts of our outstanding indebtedness and the estimated result of the fair value analysis as if they had occurred on January 1, 2000. The unaudited pro forma condensed statements of operations for the year ended December 31, 2000 also gives effect to the ATX and Voyager acquisitions as if they had been consummated on January 1, 2000. The unaudited pro forma condensed balance sheet at September 30, 2001 gives effect to the recapitalization and exchange transactions, the other transactions to eliminate additional amounts of our outstanding indebtedness and the estimated result of the fair value analysis as if they had occurred on September 30, 2001.

         The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The unaudited pro forma condensed statements of operations do not purport to present our results of operations had the various transactions or acquisitions occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma financial statements should be read in conjunction with our financial statements and related notes, and with the financial statements and related notes of ATX and Voyager appearing elsewhere in this prospectus.

         As of December 31, 2001, there were options to purchase approximately 22.1 million shares of CoreComm Limited common stock outstanding. In December 2001, the CoreComm Limited board of directors, in connection with the Holdco Recapitalization, accelerated all outstanding options to acquire shares of CoreComm Limited common stock so that all are presently fully vested and exercisable. However, based on the last sales price of CoreComm Limited common stock on the Nasdaq Stock Market on February 4, 2002 of $.10, less than 1% of those options are at exercise prices below the market price for CoreComm Limited common stock. CoreComm Limited options are not exercisable for shares of our common stock. In the event that we are successful in consummating the exchange offers, CoreComm Limited would become a subsidiary of CoreComm Holdco. Subsequent to that time, CoreComm Holdco and CoreComm Limited may agree to effect a merger between CoreComm Limited and a subsidiary of CoreComm Holdco which would have the effect of converting holders of any remaining outstanding shares of CoreComm Limited common stock not owned by us into shares of our common stock at an exchange ratio identical to that being offered in the exchange offers. Between now and that time, if holders of CoreComm Limited options exercise their options, they would, at the time of a merger, have the same rights as other holders of CoreComm Limited common stock to have their shares of CoreComm Limited converted to shares of our common stock at that exchange ratio. The pro forma financial data does not give effect to non-cash compensation expense, if any, that may be recorded upon such option transactions.


                                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                     SEPTEMBER 30, 2001
                                                       (in thousands)

                                                               Pro Forma
                                                               for completed
                                                               CoreComm portion   CoreComm                           CoreComm
                             CoreComm                          of Holdco          Limited &                          Holdco
                              Holdco                           Recapitalization   Subsidiaries                       Recapitalizat
                            Historical   Adjustments           & Other            Historical       Adjustments       Pro Forma
                            ----------   -----------           ---------------    ------------     -----------       --------------


Assets

Cash and cash equivalents.    $ 46,713    $(3,200)  (C)          $43,513               $240        $(7,628) (E,G,H)        $36,125
Other current assets......      40,510                            40,510                575                                 41,085
Total current assets......      87,223     (3,200)                84,023                815         (7,628)                 77,210

Fixed assets, net.........     120,464     (7,222)  (C)          113,242                 68                                113,310
Goodwill, net.............     355,448   (249,688)  (D)          105,760                            29,155  (I)            134,915
Intangible assets, net....       5,790                             5,790                                                     5,790
Investment in and
   receivable from
   CoreComm Limited.......                 22,937   (B)           22,937                           (22,937) (F,G)               --
Other, net................      14,105                            14,105              8,595         (5,041) (G)             17,659
                              --------  ---------               --------             ------         ------                  ------
                              $583,030  $(237,173)              $345,857             $9,478         $6,451                $348,884
                              ========  =========               ========             ======         ======                ========


Liabilities and shareholders'
     equity
Current liabilities
Current portion of debt
   and capital leases.....     $40,772   $(29,607)  (C)          $11,165             $2,739        $(2,739)  (G)           $11,165
Other current liabilities.     144,690        (45)  (C)          144,645             26,532        (23,211)  (E,G)         147,966
                               -------    -------                -------             ------        -------                 -------
Total current liabilities.     185,462    (29,652)               155,810             29,271        (25,950)                159,131

Debt and capital leases...     147,124     (2,452)  (A,C)        144,672            257,686       (257,686)  (G)           144,672
Notes payable  to related
   parties................      32,869    (17,494)  (A)           15,375                                                    15,375

                                                    (A, B,                                                 (F,G,
Shareholders' equity......     217,575   (187,575)  C, D)         30,000           (277,479)       277,185  H,I)            29,706
                               -------  ---------               --------           --------        -------                --------
                              $583,030  $(237,173)              $345,857             $9,478        $(6,451)               $348,884
                              ========  =========               ========           ========        =======                ========





                                         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                                                        FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                                            (in thousands, except per share data)

                                                                   Pro Forma
                                                                   for completed
                                                                   CoreComm portion   CoreComm                        CoreComm
                                CoreComm                           of Holdco          Limited &                       Holdco
                                 Holdco                            Recapitalization   Subsidiaries                    Recapitalizat
                               Historical    Adjustments           & Other            Historical       Adjustments    Pro Forma
                               ----------    -----------           ---------------    ------------     -----------    -------------

Revenues                         $ 220,055                              $220,055           $432               -           $220,487
Costs and expenses.........
Operating..................        175,942                               175,942                                           175,942
Selling, general and                75,021                                75,021            826                             75,847
administrative.............

Corporate..................          3,854                                 3,854          2,860                              6,714
Non-cash compensation......          9,702                                 9,702                                             9,702
Other charges..............         37,395                                37,395                                            37,395
Write-down of intangibles..        167,599                               167,599                                           167,599
Depreciation...............         34,626                                34,626             26                             34,652
Amortization...............         75,390     $(45,833)   (N)            29,557              2      $    4,373   (R)       33,932
                                    ------     --------                   ------          -----      ----------             ------
                                   579,529      (45,833)                 533,696          3,714      $    4,373            541,783
                                   -------      -------                   -------         -----      ----------            -------
Operating (loss)...........       (359,474)      45,833                 (313,641)        (3,282)         (4,373)          (321,296)

Other income (expense).....
Interest income and other,
   net.....................          1,875         (320)   (Q)             1,555            151              (4)  (S)        1,702

Interest expense...........        (18,467)       5,654    (P)           (12,813)       (16,955)         16,955   (T)      (12,813)
                                -----------     --------               -----------     ---------       ----------        ----------
(Loss) before income taxes
   and extraordinary item..       (376,066)      51,167                 (324,899)       (20,086)         12,578           (332,407)

Income tax benefit.........             33                                    33            201                                234
                                -----------     --------               -----------     ---------       ----------        ----------
(Loss) before extraordinary
   item....................      $(376,033)     $51,167                $(324,866)      $(19,885)        $12,578          $(332,173)
                                ===========     ========               ===========     =========       ==========        ==========

Basic and diluted (loss) per
   share before
   extraordinary item......        $(39.52)                              $(32.49)                                          $(33.55)
                                ===========     ========               ===========     =========       ==========        ==========
Weighted average shares....          9,514          486     (O)           10,000                            (98)  (U)        9,902
                                ===========     ========               ===========     =========       ==========        ==========





                                   PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                                                   FOR THE YEAR ENDED DECEMBER 31, 2000
                                                   (in thousands, except per share data)

                                       Completed Acquisitions
                               ------------------------------------
                                                                                      Pro Forma
                                                                                         for
                                                                                      Completed
                                                                                      Portion of   CoreComm              CoreComm
                                                                                        Holdco     Limited                Holdco
                     CoreComm               Voyager                                    Recapital-    and               Recapitaliza-
                      Holdco     ATX          Pro     Adjust-       Pro     Adjust-    ization   Subsidiaries  Adjust-     tion
                     Historical Historical  Forma     ments        Forma     ments     & Other    Historical    ments    ProForma
                     --------------------------------------------------------------------------------------------------------------
Revenues             $ 131,526   $110,817  $55,507               $297,850              $297,850      $596                 $298,446
Costs and expenses
Operating              142,323     84,176   24,812                251,311               251,311                            251,311
Selling, general
  and administrative   109,197     43,603   26,189   $(1,400)(J)  177,589               177,589     1,813                  179,402
Corporate               11,224                                     11,224                11,224     1,660                   12,884
Non-cash
   compensation         43,440                  75                 43,515                43,515                             43,515
Other charges           12,706      1,103    1,707    (2,810)(K)   12,706                12,706                             12,706
Write-down of
   intangibles          35,920                                     35,920                35,920                             35,920
Depreciation            30,641      2,227    5,265                 38,133                38,133       105                   38,238
Amortization            42,396        134   23,024    65,000 (L)  130,554  $(83,458)(N)  47,096        24     $5,831(R)     52,951
                     --------------------------------------------------------------------------------------------------------------
                       427,847    131,243   81,072    60,790      700,952   (83,458)    617,494     3,602      5,831       626,927
                     --------------------------------------------------------------------------------------------------------------
Operating (loss)      (296,321)   (20,426) (25,565)  (60,790)    (403,102)   83,458    (319,644)   (3,006)    (5,831)     (328,481)


Other income
   (expense)Interest
   income and other,
   net                   1,134         76      712                  1,922      (394)(Q)   1,528     5,089         (5)(S)     6,612
Interest expense        (5,929)             (2,273)  (10,177)(M)  (18,379)    1,210 (P) (17,169)  (14,528)    14,524 (T)   (17,173)
                     --------------------------------------------------------------------------------------------------------------

(Loss)before
   income taxes
   and extraordinary
   item               (301,116)  (20,350) (27,126)   (70,967)    (419,559)   84,274    (335,285)  (12,445)     8,688      (339,042)
Income tax provision      (125)                                      (125)                 (125)     (125)                    (250)
                     --------------------------------------------------------------------------------------------------------------
(Loss) before
 extraordinary item  $(301,241) $(20,350)$(27,126)  $(70,967)   $(419,684)  $84,274   $(335,410) $(12,570)    $8,688     $(339,292)
                     ==============================================================================================================

Basic and diluted
(loss)per share before
extraordinary item     $(31.66)                                   $(44.11)              $(33.54)                           $(34.26)
                     ==============================================================================================================
Weighted average
   shares                9,514                                      9,514           (O)  10,000                  (98)(U)     9,902
                     ==============================================================================================================





                                            NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA
                                                (in thousands, except per share data)


     Pro Forma Adjustments for Holdco Recapitalization and Other


(A)                                                      Holdco Recapitalization CoreComm Holdco Notes
                                        --------------------------------------------------------------------------------
                                          10.75% Unsecured       10.75% Unsecured
                                          Convertible Notes      Convertible Notes
                                              due 2011               due 2010                                Total
                                        ---------------------- ---------------------- ----------------- ----------------


         Note payable                         $10,502                                                       $10,502
         Notes payable to related parties                             $17,494                                17,494
         Shares issued                            400                     640                                 1,040
         Value of CoreComm Holdco
         common stock                           $3.00                   $3.00                                 $3.00
                                        ---------------------- ----------------------                   ----------------
                                               $1,200                  $1,920                                $3,120
                                        ---------------------- ----------------------                   ----------------
         Extraordinary gain                    $9,302                 $15,574                               $24,876
                                        ====================== ======================                   ================


(B)                                            Holdco Recapitalization CoreComm Limited Notes & Preferred Stock
                                        --------------------------------------------------------------------------------
                                          Senior Unsecured
                                        Notes due 2003 and
                                         Series B Preferred      6% Convertible      Series A and A-1
                                               Stock           Subordinated Notes     Preferred Stock        Total
                                        --------------------- ---------------------- ------------------ ----------------

         Shares issued                          5,560                    486               1,600              7,646
         Value of CoreComm Holdco
         common stock                           $3.00                  $3.00               $3.00              $3.00
         Investment in CoreComm
         Limited                              $16,680                 $1,457              $4,800            $22,937
                                        ===================== ====================== ================== ================

         An aggregate of 8,200 of the shares issued in (A) and (B) were contributed by CoreComm Limited.

(C)                                                                           Other Debt
                                              ---------------------------------------------------------------------------

         Current portion of debt and
         capital leases                         $29,607
         Accrued interest                            45
         Reclassify to noncurrent debt, net
         of discount                             (8,050)
         Fixed assets, net returned              (7,222)
         Cash paid                               (3,200)
                                              ----------------
         Extraordinary gain                     $11,180
                                              ================


         Other transactions included above to eliminate additional amounts of our indebtedness that were negotiated away or settled for a reduced amount paid in cash and through the return of assets. All were entered into by December 31, 2001.


(D)      Adjustment to record the estimated
         result of the analysis of the fair
         value of our net tangible assets
         as if a purchase business
         combination occurred
           Goodwill and shareholders'
           equity reduction                    $249,688

                                              ================



(E)                                                  CoreComm Limited Exchange 6% Convertible Subordinated Notes

                                              ---------------------------------------------------------------------------

         Cash to be paid for accrued interest
           $4,750 principal amount 6% for 1/2
           year                                    $143
                                              ================





                                        NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA (Continued)
                                                  (in thousands, except per share data)


(F)                                                        Exchange Offer 6% Convertible Subordinated Notes

                                              ---------------------------------------------------------------------------

         Shares to be issued for $4,750
           principal amount of 6% Convertible
           subordinated notes                              14
         Value of CoreComm Holdco common
         stock                                          $3.00
                                              ----------------
         Investment in CoreComm Limited                   $43
                                              ================



(G)                                                        Elimination to Consolidate CoreComm Holdco and CoreComm
                                                                 Limited After the Holdco Recapitalization

                                                    --------------------------------------------------------------------

        Cash and cash equivalents:                                           Total
             Cash paid for 6% convertible
        subordinated
                notes - exchanged                                          $(4,800)
        Other, net:
             Deferred financing costs on exchanged
                 debt                                                       (5,041)
        Current portion of debt and capital
        leases:
             Senior unsecured notes due 2003 -
        current
                 portion                                                     2,739
        Other current liabilities:
             Accrued interest 6% convertible
                 subordinated notes                     4,813
             Accrued interest senior unsecured
        notes
                 due 2003                               3,405
             Series A preferred dividend payable        3,326
             Series B preferred dividend payable       11,524               23,068
        Debt and capital leases:
             6% convertible subordinated notes        164,750
        payable
             Senior unsecured notes due 2003           92,936              257,686
        Shareholders' equity:
             Series A preferred stock                  50,000
             Series B preferred stock                  67,298              117,298
                                                    -------------------- --------------
                                                                           390,950
        CoreComm Holdco investment in:
            CoreComm Limited 6% convertible
                 subordinated notes to be
        exchanged                                                              (43)
             CoreComm Limited notes & preferred
                 stock from
        recapitalization                                                   (22,937)
                                                                         --------------
           Adjustment to investment in and
        receivable
                from CoreComm Limited                                      (22,980)
                                                                         --------------
                                                                          $367,970
                                                                         ==============



(H)                                                                Holdco Recapitalization and Other Costs

                                                                   -----------------------------------------------------

          Legal, accounting and other                                              $685
          Employee incentives                                                     2,000
                                                                   ---------------------

          Cash paid (offset to extraordinary gain)

          to record estimated cost of transactions.                              $2,685
                                                                   =====================



To record estimated cost of transactions.





                          NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA (Continued)
                                 (in thousands, except per share data)


(I)       Adjustment to record consolidation of CoreComm Limited's negative net assets, and shares of CoreComm Holdco held by CoreComm Limited
          (98 shares at $3.00
          per share or $294)                                                    $29,155

                                                                            ============



                                                                             Year Ended
                                                                         December 31, 2000
                                                                         -------------------

         Pro Forma adjustments for Completed
         Acquisitions


(J)      Phantom Unit Compensation
         Upon a change in control of ATX, ATX recorded

            a      compensation charge equal to the fair
            value of its currently outstanding phantom
            units under its Phantom Unit Plan less amounts
            previously recorded                                                     $13,600
         The expense related to the Phantom Unit Plan has
            been excluded from the pro forma condensed
            statement of operations since it is a
            non-recurring charge                                                   (15,000)
                                                                         -------------------
         Net statement of operations impact                                        $(1,400)
                                                                         ===================


         To adjust ATX Phantom Unit costs which are non-recurring

(K)      Nonrecurring merger related charges                                       $(2,810)

                                                                         ===================


(L)      Amortization

         ATX goodwill                                          $397,796
         Number of months
                                                                     60
         Pro forma period
                                                                      9
                                                             -----------
                                                                 59,669
         Historical amortization in ATX
                                                                  (134)
         Historical amortization in CoreComm Holdco

                                                                  (208)

                                                             -----------
                                                                                     59,327

         Voyager goodwill                                      $190,682
         Number of months
                                                                     60
         Pro forma period
                                                                      9
                                                             -----------
                                                                 28,602
         Historical amortization in Voyager                    (22,826)
         Historical amortization in CoreComm Holdco                                   5,673
                                                                  (103)
                                                             ------------------------------
            Amortization adjustment                                                 $65,000
                                                                         ===================





                              NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA (Continued)
                                         (in thousands, except per share data)

                                                                           Year Ended                 Nine Months
                                                                       December 31, 2000                 Ended
                                                                                                   September 30, 2001
                                                                       -------------------       -----------------------


(M) To record additional interest costs associated with financing the ATX and Voyager acquisitions for periods prior to their acquisitions in September 2000


         Interest expense
         Senior secured credit facility $75,000 at
            11.04% for nine months                                                 $6,210
         Senior unsecured notes due 2003 $108,700 at
            6.47% for nine months                                                   5,273
         Amortization of fees on borrowing recorded as
            deferred financing costs (eight year term)
            for nine months
                                                                                      473
                                                                       -------------------
                                                                                   11,956

         Historical interest expense on Voyager debt (1)                           (1,641)
         Historical interest expense on CoreComm Holdco                              (138)
                                                                       -------------------
            Interest expense adjustment                                           $10,177
                                                                       ===================

         (1)    This facility was repaid at the closing of the Voyager merger



(N)      Purchase Price Adjustment

         Goodwill write-down March 2001                 $(167,599)                    $(167,599)
         Useful life (months)
                                                               60                            60
         Pro forma period
                                                               12           (33,520)          3               (8,380)

                                                    --------------                    --------------


         Purchase price allocation write-down -
         pro
           forma                                         (249,688)                      (249,688)
         Useful life (months)
                                                               60                             60
         Pro forma period                                      12           (49,938)           9              (37,453)
                                                    --------------------------------------------------------------------
            amortization adjustment                                        $(83,458)                         $(45,833)
                                                                   =====================================================


(O)      Shares issued for 6% convertible subordinated
         notes                                                                  486                                 486
                                                                                ===                                 ===


         Pro Forma Adjustments for Holdco
         Recapitalization and Other


(P) To decrease interest expense for debt that has been exchanged for shares of CoreComm
         Holdco common stock


         Interest expense
         10.75% unsecured convertible notes due 2011                              $-                               $502
         10.75% senior unsecured convertible notes due
           2010                                                                   70                              1,323
         Equipment payable                                                         -                                477
         Senior secured credit facility                                            -                              3,037
         Working capital promissory note                                         216                                 70
         Capital lease                                                           223                                 67
         Note payable for equipment                                              701                                178
                                                                       --------------            -----------------------
                                                                              $1,210                             $5,654
                                                                       ==============            =======================





                                                   NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA (continued)
                                                                (in thousands, except per share data)

                                                                                                     Nine Months
                                                                                                        Ended
                                                                 Year Ended                         September 30,
                                                              December 31, 2000                          2001
                                                             --------------------                  -----------------



(Q)      Interest income adjustment
         Cash paid                                                  10,685                             10,685
         Interest rate                                               3.68%                              3.99%
         Pro forma period                                               12                                  9

                                                             --------------------                  -----------------
                                                                      $394                               $320
                                                             ====================                  =================


(R)     To record amortization on the additional
        goodwill as a result of the consolidation of
        CoreComm Limited                                             $29,155                           $29,155
        Useful life (months)                                              60                                60
        Pro forma period                                                  12                                 9
                                                             --------------------                  -----------------
                                                                      $5,831                            $4,373
                                                             ====================                  =================


(S)     Interest income adjustment
        Cash to be paid for 6% convertible
          subordinated notes                                            $143                              $143
        Interest rate                                                  3.68%                             3.99%
        Pro forma period                                                  12                                 9
                                                             --------------------                  -----------------
                                                                          $5                                $4
                                                             ====================                  =================



(T)     Interest expense - CoreComm Limited
            recapitalization

        6% convertible subordinated notes                           $10,500                             $7,602
        Amortization of fees on borrowing recorded as
           deferred financing costs                                   1,006                                756
        Senior unsecured notes due 2003                               3,018                              8,597
                                                             --------------------                  -----------------
                                                                    $14,524                            $16,955
                                                             ====================                  =================



(U)     Shares held by CoreComm Limited that become

            treasury shares                                            (98)                              (98)
                                                             ====================                  =================






                      SELECTED HISTORICAL FINANCIAL DATA

         The following selected historical financial data of CoreComm Holdco and our predecessor, OCOM Corporation Telecoms Division, has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes included in this prospectus. The summary historical financial data relates to OCOM as it was operated prior to its acquisition by CoreComm Holdco. The selected historical financial data as of December 31, 2000, 1999, 1998, 1997 and 1996 and for the years ended December 31, 2000 and 1999, for the period from April 1, 1998 to December 31, 1998, for the period from January 1, 1998 to May 31, 1998, and for the years ended December 31, 1997 and 1996 have been derived from the historical financial statements of CoreComm Holdco or OCOM audited by Ernst & Young LLP, independent auditors.

         Interim data for the nine months ended September 30, 2001 and 2000 are unaudited but include, in our opinion, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of that data. Results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for any other interim period or the year as a whole.

         In 2000, we completed two significant acquisitions. We acquired ATX Telecommunications Services, Inc. and Voyager.net, Inc. In addition, we entered into a senior secured credit facility with The Chase Manhattan Bank and CoreComm Limited issued approximately $108.7 million aggregate principal amount of senior unsecured notes to the former shareholders of ATX. Also in 2000, we recorded a non-cash compensation expense of approximately $43.4 million in accordance with APB opinion No. 25, "Accounting for Stock Issued to Employees."

         In 1999, we acquired 100% of the stock of MegsINet Inc. and some of the assets of USN Communications, Inc. In addition, CoreComm Limited issued $175.0 million in aggregate principal amount of 6% Convertible Subordinated Notes due 2006.





                                                 SELECTED HISTORICAL FINANCIAL DATA (Continued)
                                                     (in thousands, except per share data)

                                                                      For the Period
                                                                       From April 1,
                                                                         1998 (Date
                                                                         Operations                      The Predecessor (OCOM)
                               Nine Months Ended         Year Ended      Commenced)   For the Period     ----------------------
                                                                             To       From January 1,   Year Ended    Year Ended
                                 September 30,          December 31,     December 31, 1998 to May 31,  December 31,  December 31,
                                 2001      2000        2000      1999       1998         1998              1997          1996
                                 ----      ----        ----      ----       ----         ----              ----          ----
Income Statement Data
Revenues.................      $220,055  $ 56,155    $131,526   $ 57,151   $ 6,713      $   1,452        $  3,579       $ 5,103

Costs and expense .......

Operating................       175,942    77,321     142,323     57,551     5,584            772           1,581         3,065
Selling, general and
administrative...........        75,021    70,783     109,197     72,821    11,940          3,205           5,934         3,119

Corporate................         3,854     7,465      11,224      6,686     2,049             --              --            --

Non-cash compensation....         9,702    35,420      43,440      1,056        --             --              --            --

Reorganization charges           37,395       775      12,706         --        --             --              --            --

Write-down of  intangibles      167,599        --      35,920         --        --             --              --            --
Depreciation and
  amortization...........       110,016    29,209      73,037     19,546       980            257            439            149
                              ---------  --------    --------   --------   -------       --------         -------        -------
                                579,529   220,973     427,847    157,660    20,553          4,234          7,954          6,333
                              ---------  --------    --------   --------   -------       --------         -------        -------
Operating (loss).........      (359,474) (164,818)   (296,321)  (100,509)  (13,840)        (2,782)        (4,375)        (1,230)
Other income (expense)
Interest and other income         1,875       589       1,134         55        46             --             (4)           133

Interest expense.........       (18,467)   (2,767)     (5,929)    (2,624)      (21)            --             --             --
                              ---------  --------    --------   --------   -------       --------         -------        -------
(Loss) before income
  taxes and extraordinary
item.....................     (376,066)  (166,996)   (301,116)  (103,078)  (13,815)        (2,782)        (4,379)        (1,097)
Income tax benefit
  (provision)............           33       (154)       (125)      (102)                      --             --             --
                              ---------  --------    --------   --------   -------       --------         -------        -------
(Loss) before
  extraordinary item.....     (376,033)  (167,150)   (301,241)  (103,180)  (13,815)            --             --             --
Gain from
  extinguishment of debt.        2,216         --          --         --        --             --             --             --
                              ---------  --------    --------   --------   -------       --------         -------        -------
Net (loss)...............    $(373,817) $(167,150)  $(301,241) $(103,180) $(13,815)        (2,782)   $   $(4,379)       $(1,097)
                             ========== ==========  ========== ========== =========      ========    ============       ========
Basic and diluted net
  (loss) per common share:
(Loss) before extraordinary
item.....................      $(39.52)    (17.57)    $(31.66)    (10.85)  $ (1.45)      $   (.29)   $      (.46)       $  (.12)
Gain from
  extinguishment of debt.          .23         --          --         --        --             --             --             --
                              ---------  --------    --------   --------   -------       --------         -------        -------
Net (loss)...............      $(39.29)   $(17.57)    $(31.66)   $(10.85)  $ (1.45)      $   (.29)   $      (.46)       $  (.12)
                             ========== ==========  ========== ========== =========      ========    ============       ========
Weighted average shares (1)      9,514      9,514       9,514      9,514     9,514          9,514          9,514          9,514
                             ========== ==========  ========== ========== =========      ========    ============       ========




                                                                                  The Predecessor
                                                                                       (OCOM)
                                                                                  -----------------
                                  September 30,                  December 31,
                                  -----------------------------------------------------------------
                                      2001         2000       1999       1998      1997      1996
                                      ----         ----       ----       ----      ----      ----
Balance Sheet Data
Working capital (deficiency)..    $ (98,239)     $(100,684) $(43,279) $   1,695      (950) $  (490)
Fixed assets-- net............      120,464        179,379    90,347      3,581     1,269      270
Total assets..................      583,030        896,606   216,877     44,596     1,731      917
Long-term debt and capital          179,993        109,990    18,882        501        --       --
leases........................
Shareholders' equity..........      217,575        599,304   129,990     36,278        --       --
Parent's investment (deficiency)         --             --        --         --       321     (208)

-------------------
  We have never declared or paid any cash dividends.

  (1) After giving retroactive effect to the 6,342.944-for-1 stock split in December 2001.




        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                         AND RESULTS OF OPERATIONS

Results of Operations

         In July 2001, we finalized the streamlining of our operating structure to focus on our two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market and the second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market.

         We have engaged in significant efforts to reduce expenses in all areas of our business, while maintaining our revenue initiatives. These plans were implemented through a variety of means, including facility consolidation, headcount reduction, efficiency improvements, vendor negotiations and network optimization.

         We have also engaged in significant efforts to capitalize on more profitable UNE, UNE-P and Enhanced Extended Loop provisioning and pricing to reduce existing network costs and capital expenditures, and enhance gross margins going forward. A large portion of our business and residential local access lines have been converted to these more profitable services, resulting in improved operating results on a going forward basis.

         In addition, we have made significant progress in improving the operating efficiency of our networks, while also reducing network costs. The associated cost savings and product enhancements have come from increased overall efficiency, improved pricing terms, as well as the elimination of duplicative or unneeded network facilities.


         In April 2001, we announced that we are evaluating strategic alternatives for our non-CLEC assets and businesses, and we have retained advisors for the purpose of conducting this review.


Nine Months Ended September 30, 2001 and 2000

         Following the completion of the acquisitions of ATX and Voyager in September 2000, we consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 2000 results.

         The increase in revenues to $220,055,000 from $56,155,000 is due to acquisitions in 2000, which accounted for $166,737,000 of the increase. This increase is offset by a decline in revenue attributed to the customer base associated with the USN assets to $17,093,000 from $20,642,000. The revenues from the USN customer based peaked in the third quarter of 1999 after our acquisition in May 1999 and, as expected, declined thereafter. USN Communications, Inc. was a CLEC that operated on a resale basis. The underlying operations, customer relationships and future revenue streams of the resale CLEC business have declined since our acquisition. This trend will affect future operations because, in accordance with our revised business plan, we are substantially reducing our resale business.

         Operating costs include direct cost of sales, network costs and salaries and related expenses of network personnel. Operating costs increased to $175,942,000 from $77,321,000 due to acquisitions in 2000, which amounted to $111,878,000 of the increase. This increase is offset by a decrease in costs as a result of the implementation of our modified business plan as described above.

         Selling, general and administrative expenses increased to $75,021,000 from $70,783,000 due to acquisitions in 2000, which amounted to $52,448,000 of the increase. This increase is offset by a decrease in costs as a result of the implementation of our modified business plan as described above.

         Corporate expenses include the costs of our officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses decreased to $3,854,000 from $7,465,000 primarily as a result of the implementation of our modified business plan as described above.

         In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, we recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million due to the issuance of options to employees by CoreComm Limited as compensation for services provided to us at an exercise price of $14.55 which was less than the fair value of CoreComm Limited's common stock on the date of the grant. From April 2000 to September 30, 2001, $19.4 million of the deferred non-cash compensation was charged to expense, including $9.7 million in the nine months ended September 30, 2001. We will charge the remaining $11.9 million deferred expense to non-cash compensation expense over the vesting period of the CoreComm Limited stock options.

         Reorganization charges of $37,395,000 in 2001 relate to our announcements in May and July 2001 that we were taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of our business. An aggregate of $21,497,000 of these costs are for equipment and other assets that will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 250 employees to be terminated, none of whom are still employed by us. These costs in 2001 are for approximately 630 employees to be terminated of which approximately 40 employees were still employed by us as of September 30, 2001. The major actions involved in the 2001 reorganization include (1) consolidation of functions such as network operations, customer service and finance, (2) initiatives to increase gross margins and (3) discussions with vendors to reduce or eliminate purchase commitments. The consolidation of functions resulted in employee terminations and the closing of offices. Employee severance and related costs, lease exit costs and fixed assets and prepayment write-downs include charges related to these actions. Initiatives to increase gross margins resulted in consolidation of network assets and elimination of redundant and less profitable facilities. Charges for these actions include lease exit costs and fixed assets and prepayment write-downs. Finally, reductions or elimination of purchase commitments resulted in agreement termination charges. All of these actions are expected to be completed by June 30, 2002. Fixed assets and prepayments written-off include $5.3 million related to vacated offices, $13.4 million for network assets in abandoned markets and $2.8 million for prepayments in respect of ILEC facilities in abandoned markets. We continue to review our operations and may incur additional charges in the future related to our operations.

         The following table summarizes the reorganization charges incurred and utilized in 2000 and 2001:


                                     Employee                                             Fixed
                                     Severance       Lease                                Assets
                                    And Related      Exit               Agreement          And
                                       Costs         Costs             Terminations    Prepayments       Total
                                 -----------------------------------------------------------------------------------
                                                                   (in thousands)
  Charged to expense                    $2,089       $1,917             $         -   $          -       $  4,006
  Utilized                                (775)      (1,396)                      -              -         (2,171)
                                 -----------------------------------------------------------------------------------
  Balance, December 31, 2000             1,314          521                       -              -          1,835
  Charged to expense                     3,262        6,977                   6,582         21,883         38,704
  Adjustments                             (996)          73                       -           (386)        (1,309)
  Utilized                              (2,701)      (4,137)                 (2,712)       (21,497)       (31,047)
                                 -----------------------------------------------------------------------------------
  Balance, September 30, 2001         $    879       $3,434                $  3,870   $          -       $  8,183
                                 ===================================================================================

         Reorganization charges of $775,000 in 2000 relate to the March 2000 announcement of a reorganization of some of our operations.

         At March 31, 2001, we reduced the carrying amount of goodwill related to the Voyager and MegsINet acquisitions by $167,599,000. In connection with the reevaluation of our business plan and the decision to sell our non-CLEC assets and businesses announced in April 2001, we were required to report all long-lived assets and identifiable intangibles to be disposed of at the lower of carrying amount or estimated fair value less cost to sell. The carrying amount of goodwill related to these acquisitions is eliminated before reducing the carrying amounts of the other assets. The estimated fair value of these businesses was determined based on information provided by the investment bank retained for the purpose of conducting this sale.

         Depreciation expense increased to $34,626,000 from $19,416,000 primarily as a result of an increase in fixed assets due to acquisitions in 2000.

         Amortization expense increased to $75,390,000 from $9,793,000 due to the amortization of goodwill from the acquisitions in 2000.

         Interest income and other, net, increased to $1,875,000 from $589,000 primarily due to an increase in interest income on our cash and cash equivalents.

         Interest expense increased to $18,467,000 from $2,767,000 primarily due to increased borrowings to fund our acquisitions and operations.

         The income tax benefit of $33,000 in 2001 is from state and local income tax refunds net of payments, and the provision of $154,000 in 2000 is for state and local income tax.

         In September 2001, we and the holder of the $3,016,000 principal amount 12.75% note payable for equipment agreed to a modification of the note that reduced the principal amount to $800,000 which was paid on October 1, 2001. We recorded an extraordinary gain on the extinguishment of debt of $2,216,000 for the difference between the $3,016,000 obligation and the $800,000 liability.

Year Ended December 31, 2000 and 1999

         Following completion of our acquisitions of ATX and Voyager in September 2000, we consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 1999 results.

         The increase in revenues to $131,526,000 from $57,151,000 is primarily due to acquisitions in 2000, which accounted for $59,164,000 of the increase. The remainder of the increase is primarily due to an increase in CLEC and ISP revenues from an increase in customers. The revenues from the USN customer base peaked in the third quarter of 1999 after our acquisition in May 1999 and declined thereafter. Additionally, prepaid cellular debit card and cellular long distance revenues declined as a result of our termination of these services in the third quarter of 1999. We had revenues of $2,379,000 in 1999 from the provision of these services.

         Operating costs increased to $142,323,000 from $57,551,000 primarily due to acquisitions in 2000, which accounted for $41,650,000 of the increase. The remainder of the increase is primarily due to an increase in the fixed component of operating expenses due to our migration to a facilities-based infrastructure. In 1999, operating costs included $2,211,000 related to the prepaid cellular debit card and cellular long distance services.

         Selling, general and administrative expenses increased to $109,197,000 from $72,821,000 primarily due to acquisitions in 2000, which accounted for $21,432,000 of the increase. The remainder of the increase is a result of increased selling and marketing costs and increased customer service costs.

         Corporate expenses include the costs of our officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses increased to $11,224,000 from $6,686,000 primarily due to increased strategic planning activities.

         Non-cash compensation in 2000 of $43,440,000 includes $38,652,000 from the grant of options by CoreComm Limited as compensation for services provided to us at an exercise price below fair market value, and $4,788,000 from the rescission of CoreComm Limited stock option exercises. In April 2000, the CoreComm Limited compensation and option committee of its board of directors approved the issuance of options to purchase approximately 2.7 million shares of CoreComm Limited common stock to various employees at an exercise price of $14.55, which was less than the fair market value of CoreComm Limited common stock on the date of the grant. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, we recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. From April 2000 to December 31, 2000, $9.7 million of the deferred non-cash compensation was charged to expense. We will charge the deferred expense to non-cash compensation expense over the vesting period of the CoreComm Limited stock options. In December 2000, the CoreComm Limited board of directors approved the rescission of some previously exercised CoreComm Limited employee stock options. CoreComm Limited issued notes to employees for the repurchase of the 671,000 shares of common stock for an aggregate of $6,803,000, which exceeded the fair market value of our common stock on the date of repurchase. The notes earned interest at a rate of 4.5% and were redeemed in December 2000. We recorded non-cash compensation of $4.7 million from these transactions.

         The non-cash compensation charge of $1,056,000 in 1999 was recorded in accordance with APB Opinion No. 25, related to a change in employee stock option agreements.

         Other charges of $12,706,000 in 2000 include a reserve of $8,700,000 for notes receivable from former officers of Voyager, and restructuring costs of $4,006,000. The restructuring costs relate to our announcements in March and December 2000 of reorganizations of certain of our operations. The charge consisted of employee severance and related costs of $2,089,000 for approximately 250 employees to be terminated and lease exit costs of $1,917,000. As of December 31, 2000, $2,171,000 of these provisions had been used, including $775,000 for employee severance and related costs and $1,396,000 for lease exit costs. As of December 31, 2000, none of the employees to be terminated were still employed by us. The remaining provision for leases will be used through 2003.

         The write-down of intangibles in 2000 of $35,920,000 is comprised of $14,784,000 related to business combinations and $21,136,000 related to our LMDS licenses. At December 31, 2000, we wrote-off the carrying amount of intangible assets from business combinations including goodwill of $6,690,000, workforce of $577,000 and customer lists of $7,517,000. These assets were primarily related to our resale CLEC business, which was acquired in 1999. The underlying operations, customer relationships and future revenue streams had deteriorated significantly since the acquisition. These were indicators that the carrying amount of these resale-related assets was not recoverable. We estimated that the fair value of these assets was zero due to the lack of potential buyers, the overall deterioration of the resale CLEC business environment and because of the negative cash flow of these resale businesses for the foreseeable future. In connection with the reevaluation of our business plan, we reduced the carrying amount of the LMDS licenses at December 31, 2000 by $21,136,000 to reflect their estimated fair value. The estimated fair value was determined based on an analysis of sales of other LMDS licenses.

         Depreciation expense increased to $30,641,000 from $10,916,000 primarily as a result of an increase in fixed assets.

         Amortization expense increased to $42,396,000 from $8,630,000 due to the amortization of goodwill from the acquisitions in 2000.

         Interest income and other, net, increased to $1,134,000 from $55,000 primarily due to interest income on our cash, cash equivalents and marketable securities.

         Interest expense increased to $5,929,000 from $2,624,000 primarily due to interest on the senior secured credit facility beginning in September 2000, the senior unsecured notes due 2003 issued in September 2000 and the senior unsecured notes due 2010 issued in December 2000.

         The income tax provisions of $125,000 in 2000 and $102,000 in 1999 are for state and local income tax.

Year Ended December 31, 1999 and the Period from April 1, 1998 (date operations commenced) to December 31, 1998

         Following the completion of the acquisitions of 100% of the stock of MegsINet Inc. and the CLEC assets of USN Communications, Inc. in May 1999, we consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 1998 results.

         The increase in revenues to $57,151,000 from $6,713,000 is primarily due to acquisitions in 1999, which accounted for $40,909,000 of the increase. The remainder of the increase is primarily due to an increase in CLEC and ISP revenues from an increase in customers, offset by the decline in cellular long distance revenue as a result of customers switching to other long distance providers. In the third quarter of 1999, we sold most of our prepaid cellular debit card business and we terminated our cellular long distance business in some markets. We had revenues in 1999 of $2,379,000 from the prepaid cellular debit card business and from the cellular long distance business in these markets.

         Operating costs increased to $57,551,000 from $5,584,000 primarily due to acquisitions in 1999, which accounted for $43,315,000 of the increase. The remainder of the increase is primarily due to the increase in revenues. Operating costs as a percentage of revenues increased to 101% from 83%. The increase in percentage terms is the result of an increase in the fixed component of operating expenses due to the migration toward a facilities-based infrastructure. In 1999, operating costs were $2,211,000 from the prepaid cellular debit card business and from the cellular long distance business in the terminated markets.

         Selling, general and administrative expenses increased to $72,821,000 from $11,940,000 primarily due to acquisitions in 1999, which accounted for $33,184,000 of the increase. The remainder of the increase is a result of increased selling and marketing costs and increased customer service costs.

         Corporate expenses include the costs of our officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses increased to $6,686,000 from $2,049,000 because the 1998 expenses did not represent a full period of results due to the fact that CoreComm Limited was spun off from another company, Cellular Communications of Puerto Rico, Inc. on September 2, 1998, at which time corporate expenses commenced. In addition, allocated charges from NTL Incorporated (a company that has some of the same officers and directors as us) increased due to the acquisitions by third parties in 1999 of other companies that had been sharing these expenses.

         The non-cash compensation charge of $1,056,000 in 1999 was recorded in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," related to a change in CoreComm Limited employee stock option agreements.

         Depreciation expense increased to $10,916,000 from $749,000 as a result of acquisitions in 1999, which accounted for $7,176,000 of the increase and an increase in fixed assets.

         Amortization expense increased to $8,630,000 from $231,000 due to the amortization of goodwill and other intangibles from the acquisitions in 1999.

         Interest income and other, net, increased to $55,000 from $46,000 primarily due to interest income on our cash, cash equivalents and marketable securities.

         Interest expense increased to $2,624,000 from $21,000 primarily due to interest on notes payable and capital leases of acquired businesses.

Other Results of Operations Matters

         In June 2001, the board of directors of CoreComm Limited approved the repricing of some stock options granted to our employees by CoreComm Limited. George Blumenthal, CoreComm Limited's then Chairman of the board, Barclay Knapp, CoreComm Limited's then President and Chief Executive Officer, and the non-employee members of CoreComm Limited's board of directors did not participate in the repricing. Options to purchase an aggregate of approximately 10.2 million shares of CoreComm Limited common stock with an average exercise price of $10.70 per share were repriced to $.25, $.75 or $1.25 per share, depending upon the original exercise price. In accordance with APB No. 25 and related interpretations, we are accounting for the repriced options as a variable plan. We will recognize non-cash compensation expense for the difference between the quoted market price of CoreComm Limited's common stock and the exercise price of the repriced options while the options remain outstanding. CoreComm Limited's board of directors took this action to continue to provide performance incentives to our employees.

         In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", effective for us on January 1, 2002. This statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and other related accounting guidance. We are in the process of evaluating the financial statement impact of the adoption of SFAS No. 144.

         In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for us on January 1, 2003. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. We are in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

         In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually, or more frequently under some conditions for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". In addition, we are reviewing the carrying value of our long-lived assets for impairment in accordance with SFAS No. 121, although it is not currently possible to predict the outcome of this review.

Liquidity and Capital Resources

         We anticipate that we will have sufficient cash to execute our business plan into 2003, by which time we anticipate that we will be generating enough cash from our operations to fund our capital expenditures and debt service. If we are unable to execute our business plan successfully, we may be required to obtain additional financing. Our ability to raise additional capital in the future will be dependent on a number of factors, such as general economic and market conditions, which are beyond our control. If we are unable to obtain additional financing or to obtain it on favorable terms, we may be required to further reduce our operations, forego attractive business opportunities, or take other actions which could adversely affect our business, results of operations and financial condition.

         We still have significant current liabilities even after the successful completion of the Holdco Recapitalization. On a pro forma basis at September 30, 2001 our current liabilities exceed our current assets by approximately $82 million. An inability to generate cash from operations and/or raise additional financing may effect our ability to meet our cash requirements, which may have an adverse affect on us, and potentially our viability as an ongoing business.

         Depending upon the success of the execution of our business plan, additional financing may not be necessary in the foreseeable future. However, we cannot assure you that: (a) actual costs will not exceed the amounts estimated in our business plan or that additional funding will not be required, (b) we and our subsidiaries will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required, (c) we will be able to access this cash flow, (d) we will be able to sell assets or businesses (75% or more of the net proceeds from a sale may be required to be used to repay indebtedness) or (e) we will not be adversely affected by interest rate fluctuations.

         In October 2001, CoreComm Limited entered into agreements with numerous holders of its 6% Convertible Subordinated Notes Due 2006 whereby the holders agreed, among other things, to exchange their notes for approximately $5 million in cash (the amount of the October 1, 2001 interest payment) and shares of our common stock as part of a recapitalization plan. The exchange was completed in December 2001, including the payment of the approximately $5 million by CoreComm Limited.

         On December 28, 2001, we completed the exchange of shares of our common stock for substantial amounts of the outstanding indebtedness of CoreComm Limited, substantial amounts of our outstanding indebtedness as co-obligors with CoreComm Limited and all of the outstanding preferred stock of CoreComm Limited. This exchange was completed pursuant to an exchange agreement with CoreComm Limited and (1) holders of 10.75% Unsecured Convertible PIK Notes Due 2011 and 10.75% Senior Unsecured Convertible PIK Notes Due 2010, both of which were a joint obligation of CoreComm Holdco and CoreComm Limited, in the initial principal amounts of $10,000,000 and $16,100,000, respectively, together with any interest paid thereon, (2) the holders of Senior Unsecured Notes due September 29, 2003 of CoreComm Limited in the principal amount of $105.7 million, and (3) the holders of all of the preferred stock of CoreComm Limited in the initial principal amount of $300 million together with any dividends paid thereon.

         We anticipate that we and our subsidiaries will not generate sufficient cash flow from operations to repay at maturity the entire principal amount of our outstanding indebtedness. Accordingly, we may be required to consider a number of measures, including: (a) refinancing all or a portion of this indebtedness, (b) seeking modifications to the terms of this indebtedness, (c) seeking additional debt financing, which may be subject to obtaining necessary lender consents, (d) seeking additional equity financing, or (e) a combination of the foregoing.

         We are a holding company with no significant assets other than cash and securities and investments in and advances to our subsidiaries. We are therefore likely to be dependent upon receipt of funds from our subsidiaries to meet our own obligations. However, our subsidiaries' debt agreements prevent the payment of dividends, loans or other distributions to us, except in limited circumstances.

         In December 2001, in connection with the Holdco Recapitalization, CoreComm Limited and CoreComm Holdco were granted an exception by Nasdaq absent which, CoreComm Limited and CoreComm Holdco would have had to obtain stockholder approval prior to the completion of the Holdco Recapitalization. Accordingly, following the consummation of the intended registered public exchange offers, whereby holders of the CoreComm Limited common stock and of the remaining 6% Convertible Subordinated Notes due October 1, 2006 will exchange their securities for common stock of CoreComm Holdco, we anticipate, based on conversations with Nasdaq, that CoreComm Holdco will become the Nasdaq listed entity and will be subject to the continued inclusion requirements of the Nasdaq National Market. If we fail to meet the continued inclusion requirements, we believe that not being listed on the Nasdaq National Market would have an adverse affect on the trading prices of our common stock and would adversely affect the liquidity of the shares of common stock held by our stockholders. In addition, not being listed may cause future financing to be more difficult, more expensive or both.

         In April 2001, we entered into a $156.1 million Amended and Restated Credit Agreement with The Chase Manhattan Bank that amends and restates the term loan facility and revolving credit facility that closed in September 2000. As of January 25, 2002, there was $106.1 million outstanding under the term loan facility and $50.0 million outstanding under the revolving credit facility. The term loan facility will amortize in quarterly installments of principal commencing on December 31, 2003 with a final maturity on September 22, 2008. The revolving credit facility shall be automatically and permanently reduced in increasing quarterly installments of principal commencing on December 31, 2003 with a termination date on September 22, 2008. In the event our remaining approximately $4.75 million of 6% Convertible Subordinated Notes have not been converted or refinanced on or prior to April 1, 2006, then the facilities become payable in full on April 1, 2006. The interest rate on both the term loan facility and the revolving credit facility is, at our option, either 3.5% per annum plus the base rate, which is the higher of the prime rate or the federal funds effective rate plus 0.5% per annum, or the reserve-adjusted London Interbank Offered Rate plus 4.5% per annum. At September 30, 2001, the effective interest rate on the amounts outstanding was 8.29%. Beginning October 12, 2001 and ending April 12, 2002, the interest rate is 6.86%. Interest is payable at least quarterly. The commitment fee on the unused portion of the commitments is 1.25% per annum payable quarterly, subject to reduction to 1% per annum based upon the amount borrowed under the facilities.

         In April 2001, we issued to NTL Incorporated, referred to as "NTL," $15 million aggregate principal amount of unsecured convertible notes. These notes will mature in April 2011. Interest on the notes is at an annual rate of 10.75% payable semiannually on October 15 and April 15 of each year, commencing October 15, 2001. The interest is payable in kind by the issuance of additional unsecured convertible notes in principal amount equal to the interest payment that is then due. The additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of CoreComm Limited common stock for a specified period. These notes are convertible into CoreComm Limited common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. However, the holder of these notes and CoreComm Limited and CoreComm Holdco have entered into an agreement relating to the conversion feature of the note following the Holdco Recapitalization. Through that agreement, consistent with the original terms of the note, CoreComm Limited and CoreComm Holdco have agreed to exercise their right under the note such that, following the successful completion of our exchange offer to the holders of CoreComm Limited common stock to exchange their shares of CoreComm Limited common stock for shares of our common stock, the convertibility feature of the note will be altered so that rather than the note being convertible into shares of CoreComm Limited common stock, it will become convertible into shares of our common stock. At that time, the conversion price of $1.00 will be equitably adjusted by applying the exchange ratio in the exchange offers, which results in a new conversion price of $116.70 per share of our common stock. The holder has agreed not to exercise its rights to convert into CoreComm Limited common stock for six months from February 5, 2002 (unless that right has previously ceased as a result of the completion of the exchange offer and the change in the convertibility feature). In the event that we are unsuccessful in completing the exchange offer, the conversion feature would remain into CoreComm Limited common stock. These notes are redeemable, in whole or in part, at our option, at any time in April 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date.

         Some of our subsidiaries have various notes payable and capital leases outstanding. The approximate amounts due for these notes and leases are as follows: $10.5 million in 2002 and $268,000 in 2003.

         In October 1999, CoreComm Limited issued $175 million principal amount of 6% Convertible Subordinated Notes due October 1, 2006, and received net proceeds of $168.5 million. In April 2001, $10,250,000 aggregate principal amount of these notes was converted into approximately 374,000 shares of CoreComm Limited's common stock. As part of the Holdco Recapitalization , on December 17, 2001, $160 million principal amount of the 6% Convertible Subordinated Notes were exchanged for 485,602 common shares of our common stock and the payment of the October 2001 interest payment of approximately $4.8 million. We intend to launch a public exchange offer for the remaining $4.75 million principal amount of the 6% Convertible Subordinated Notes for an aggregate amount of approximately 14,416 common shares of CoreComm Holdco and expect to pay the remaining October 2001 interest payment of $142,500 to those holders.

         In May 1999, we acquired MegsINet and the CLEC assets of USN Communications. The USN acquisition included a potential contingent cash payment to be paid in 2000, which was capped at $58.6 million. The contingent payment was payable only if the USN assets met or exceeded operating performance thresholds. We do not expect any contingent payment to be required.

Consolidated Statement of Cash Flows

         For the nine months ended September 30, 2001, cash used in operating activities decreased to $33,448,000 from $118,590,000 in the nine months ended September 30, 2000 due to significant efforts to reduce expenses and other efforts to conserve cash.

         For the nine months ended September 30, 2001, cash used to purchase fixed assets decreased to $4,243,000 from $43,484,000 in the nine months ended September 30, 2000 which reflects the modifications to our business plan and the efforts to conserve cash.

         Proceeds from borrowings, net of financing costs, of $88,679,000 was from the borrowings under the Chase facility in January and April 2001 and the issuance of the 10.75% senior unsecured convertible notes in April 2001.

Quantitative and Qualitative Disclosure About Market Risk

         The SEC's rule related to market risk disclosure requires that we describe and quantify our potential losses from market risk sensitive instruments attributable to reasonably possible market changes. Market risk sensitive instruments include all financial or commodity instruments and other financial instruments, such as investments and debt, that are sensitive to future changes in interest rates, currency exchange rates, commodity prices or other market factors. We are not exposed to market risks from changes in foreign currency exchange rates or commodity prices. We do not hold derivative financial instruments nor do we hold securities for trading or speculative purposes. Under our current policies, we do not use interest rate derivative instruments to manage our exposure to interest rate changes.

         The fair-market value of long-term fixed interest rate debt is subject to interest rate risk. Generally the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. In the following table, the fair value of our convertible notes was determined from the quoted market price. The carrying amount of the variable rate senior secured credit facility approximates the fair value. The fair value of our other notes payable are estimated using discounted cash flow analyses, based on our current incremental borrowing rates for similar types of borrowing arrangements.

                          Interest Rate Sensitivity
                  As of September 30, 2001, As Adjusted For
              the Holdco Recapitalization and Other Transactions
                    Principal Amount by Expected Maturity
                            Average Interest Rate

                   For the Three
                      Months
                      Ending                     For the Years Ending December 31,                                       Fair
                     December 31,   --------------------------------------------------------                             Value
                        2001        2002       2003         2004         2005         2006      Thereafter   Total     9/30/01
                    ----------------------------------------------------------------------------------------------------------
                                                                 (in thousands)
Long-term debt,
  including current
  portion:

Fixed rate          $3,266       $     -   $         -  $       -    $       -    $      -     $15,752     $19,018  $18,266
Average interest
rate                6.73%                                                                        10.75%

Variable rate       $       -    $     -   $1,950       $9,750       $25,350      $50,700        $68,350   $156,100 $156,100
                                 -
Average interest                           Libor +      Libor +      Libor +      Libor +      Libor +
rate                                       4.5% or      4.5% or      4.5% or      4.5% or      4.5% or
                                           base rate    base rate    base rate    base rate    base rate
                                           + 3. 5%      + 3. 5%      + 3.5%       + 3.5%       + 3.5%




                                   BUSINESS

         We are an integrated communications provider that offers local and toll-related telephone, Internet and high-speed data services to business and residential customers in targeted markets throughout the Mid-Atlantic and Midwest regions of the United States. We operate three business divisions: business services (ATX), residential services (CoreComm Residential) and Internet services (Voyager). We are exploiting the convergence of telecommunications and information services through our network strategy, which involves the ownership of telephone switching equipment and the leasing of the local telephone lines that run directly to homes and businesses, combined with the provisioning of a leased regional network that carries Internet traffic. This configuration of locally and regionally owned and leased facilities allows us to deliver a wide range of communications services over a wide geography within our regions. We currently offer services to business and residential customers located principally in Pennsylvania, Ohio, New Jersey, Michigan, Wisconsin, Maryland, Illinois, New York, Virginia, Delaware, Massachusetts, Washington, D.C. and Indiana. In local exchange services, we compete against the established local telephone service provider that was the service provider in a region prior to the opening of local telephone service to competition.

         In 2001, we streamlined our strategy and operations to focus on our two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market. The second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market. Our strategy is to attractively bundle telephony and data services in our target markets in order to compete with the incumbents and gain market share.

         As of September 30, 2001, we had more than 295,000 local telephone access lines in service and more than 350,000 Internet customers. The following table details our customer base.

                                                            September 30, 2001
                                                            ------------------
     Residential Local Access Lines                               54,400
     Business Local Access Lines                                 241,500
     Toll-related Access Line Equivalents                        495,300
     Internet Subscribers                                        351,600
     Other Data Customers (1)                                     18,200
     ------------------
     (1) Other data customers included Point-to-Point data, Frame Relay, Web Development, Web Hosting, E-Commerce, Collocation and other related customers.

         As of the third quarter ended September 30, 2001, our revenues were attributable to the following service categories:

                                                                 Q3 2001
                                                                 -------
     Local Exchange Services                                       32%
     Toll-related Telephony Services                               26%
     Internet, Data and Web-related Services                       32%
     Other Revenue                                                 10%
          Total                                                   100%

         We have engaged in significant efforts to capitalize on ways to increase the profitability of our services. We have capitalized on opportunities such as more profitable Unbundled Network Element - Platform (UNE-P) and Enhanced Extended Loop (EEL) provisioning and pricing to reduce existing network costs and capital expenditures, and enhance gross margins. In the last few months, a large portion of our business and residential local access lines have been converted to these more profitable services from total service resale, which we expect to continue. We will also continue to provision telephony customers onto our owned and leased networks where we have facilities in place, while also taking advantage of UNE-P and EEL provisioning to expand our service areas.

         The following is a description of our three business divisions, as well as a description of our network technology and proprietary systems.

Business Services (ATX)

         Through our business services division, we offer customers a full range of high-speed communications services including local and toll-related telephony services, network services such as network data integration, Internet access and Web consulting, development and hosting, and other related services. In addition, we offer Advanced Communications Solutions products tailored to meet the needs of our business customers, such as conference calling, travel services, pre-paid calling, enhanced fax and PC-based billing. Customers are billed on a single, consolidated invoice, delivered by traditional means or near real time Web-based billing that allows the customer to sort the information to detail calling patterns. Our target markets are the Mid-Atlantic region throughout the New York-Virginia corridor, and Midwest markets, including: Cleveland, Ohio; Columbus, Ohio; Chicago, Illinois; and other markets in the Great Lakes region.

Business Products and Services

         Our business division offers our customers a full range of broadband communications services, including:

         o CoreConnect. We offer a single, simple solution for all of a customer's communications needs - local, long distance, toll, data and Internet access services bundled over a multi-purpose broadband connection. By combining all of a business' essential communications over the same facilities, we are able to offer an integrated access tool that enables higher speed, greater bandwidth, and significant cost savings, all from a single source. Through this integrated product, we are also able to offer custom-tailored bandwidth-intensive data solutions such as WAN/LAN connectivity, dedicated point-to-point circuits, frame relay to the Internet, and ATM for multimedia applications. We also offer these products on a stand-alone basis.

         o Local Telephony Services. Local telephony services include local dial tone and a set of custom calling features that business customers can tailor to meet their local telephony needs. A sample of some of the most popular local features include alternate answer, automatic callback, busy line transfer, call blocking, call forwarding, call trace, call waiting, caller ID with name, multi-ring service, repeat dialing, remote access call forwarding, and speed calling.

         o Toll-related Telephony Services. Toll-related telephony services include inbound/outbound service, international, 800 or 888 service and calling card telephone service. We currently provide intraLATA and interstate long distance services nationwide and international termination worldwide. We also offer a full line of Advanced Communications Solutions along with our toll-related services, such as Internet-based call management, traveling calling cards, fax broadcasting, voice mail, conference calling and enhanced call routing services.

         o Network Services. We also offer complete high-speed network solutions to our customers. These services include network data integration for private line services, Internet services, Web design, development, hosting and consulting services.

         o Internet Services. We utilize a state-of-the-art network to deliver Internet access designed for business use, ensuring high-speed and stable connectivity to a global resource of information. Our customers are connected via high-speed dedicated lines, from 56K up to DS3.

         o Web Services/E-commerce. We are able to facilitate virtually every aspect of establishing and maintaining an interactive global presence in Web services. The various segments of Web services include Web design, hosting, electronic commerce, Intranet development, database integration, Internet marketing and Internet security.

         o Consulting Services, Local Area Network/Wide Area Network Data Integration. Our network services and integration unit assists organizations in the design, construction, implementation and management of practical local and wide area networks. This business unit manages local area network/wide area network data integration for private line services, Internet network and integrated services digital network, as well as professional consulting services and hardware/software sales. We develop solutions while educating clients on specific business applications and the technology that make them possible. Consulting services include wide area network architecture and implementation, router and CSU configuration, local area network switching, electronic commerce, cabling and VLAN design and set-up.

         o Wireless Services. We also offer wireless services primarily as a customer retention tool, consisting of both cellular and paging service. We offer digital and analog cellular services as well as ESMR service, which is two-way radio and digital cellular service, through Nextel.


Business Sales and Marketing

         Our sales model is based on our consultative sales approach, our proprietary marketing and training tools, the experience of our sales force, our "farm-team" training and career development program, and our shared vision and incentive structure to reward individual and team performance objectives.

         Each sale begins with an evaluative consultation that investigates the telecom needs of the customer. The sales consultant then designs a tailored, integrated and cost-effective telecom platform that addresses the specific customer's communications needs. The level of the sales consultant's telecom and customer knowledge necessary to sell successfully can be achieved only through significant training, mentoring and devotion of corporate resources.

         We have an experienced and long-tenured sales force. Over 25% of our senior sales force professionals have been with us for more than five years, and 18 out of 22 members of the sales management team have been promoted from within our organization.

Residential Services (CoreComm Residential)

         We offer residential customers voice, data and other telecommunications services in Ohio, Illinois, Michigan, Wisconsin and Pennsylvania and Internet access services over a wider footprint in the Midwest and Mid-Atlantic regions of the United States. Customers are billed for their services with one, consolidated bill. If they choose, customers can access their billing information and pay their bills online, or they may elect automatic bill payment via credit or debit card.

Residential Products and Services

         Our residential strategy is to bundle telephony and Internet products and services in ways that are attractive to the customer, distinctive in the marketplace, and offer convenience and simplicity. We typically offer a platform of the most popular services and then create ways for customers to purchase other services easily and conveniently according to their tastes.

         For example, in the current residential offering, we combine a package of local and long distance phone service with Internet access, which is called the "CoreComm Unlimited Premium" service. Although the details of the offerings vary somewhat by region, the service typically includes:

         -    Local dial tone;
         -    Local calls;
         -    Call waiting;
         -    Caller-ID with name;
         -    Personal "800" number;
         -    Premium Internet service;
         -    56K unlimited access;
         -    3 e-mail addresses;
         -    10 MB of personal web space;
         -    Long distance service option at 10 cents per minute; and
         - 100-200 minutes of long distance included with additional minutes at 6-8 cents per minute.

         Additional options and features, such as voice mail, three-way calling, an additional line, and additional web site space, can be easily and flexibly added to the service. The pricing for CoreComm Unlimited Premium varies by region, but in all areas the price offers value and convenience when compared to offerings from the incumbent telephony company and other providers of these services.

         Although the specific components of the product offerings continually change over time, we plan to continue our strategy of designing marketing packages that give the customer flexibility and choice, with convenient ways to subscribe to additional services.

         In general, we currently offer the following voice, data and Internet services to residential customers in our markets:

         o Local Telephony Services - including standard dial tone, local calling, Emergency 911 services, operator assisted calling, access to the long distance network, and other related services.

         o Custom Calling Features - including call waiting, call forwarding, caller ID, voice mail, conference calling, multi-ring, speed calling and other enhanced features.

         o Toll-related Telephony Services - including 1+ interLATA calls, which are calls across Local Access and Transport Areas, intraLATA calls, international calls, 800/888/877 toll free services, calling cards and other related services.

Residential Sales and Marketing

         We focus on a marketing approach that combines targeted direct marketing with partnerships and local organizations. We utilize local media and partner with civic organizations to develop the recognition of the brand and to create a captive potential base of customers. We also target customers in our footprint via direct mail, e-mail and telemarketing. All of our sales efforts are designed to drive revenue growth by capitalizing on low cost opportunities in our current markets.

         In addition to efforts designed to acquire new customers, we continually engage in efforts to sell additional services to existing customers. For example, we are currently working on upselling our Internet-only customers to bundled local and toll-related telephony and Internet products.

         Our residential marketing efforts are intended to drive potential customers to our website, www.core.com. At this website, customers can sign up for service in a fully online process. Customers may also sign up for service by calling our toll-free number. Our product offerings are designed to be simple and flexible, so that potential customers can easily perceive their value.

Internet Services (Voyager)

         Our Internet services division provides Internet access and high-speed data communications services and to residential and business subscribers. Services include dial-up Internet access, dedicated telecommunications services to business, cable modem access, Web-hosting, electronic commerce, and co-location services. We operate one of the largest dial-up Internet networks in the Midwest in terms of geographic coverage, with approximately 170 owned points of presence in Michigan, Wisconsin, Ohio, Illinois, Indiana, Minnesota, Pennsylvania, New York and California.

         In April 2001, we announced that we are evaluating strategic alternatives for our non CLEC assets and businesses and we have retained advisors for the purpose of conducting this review.

Internet Products and Services

         Internet Access Services

         We offer Internet access services to residential subscribers and dedicated, web hosting, and dial-up Internet access to business customers. By selecting between the various types of access services and pricing plans available, subscribers can select services that fit their specific needs.

         o Dial-up Access. Our residential access services are designed to provide subscribers with reliable Internet access through standard dial-up modems. The dial-up Internet access service includes:

              -    local access numbers;
              -    personal Web space;
              -    multiple e-mail accounts;
              -    toll-free customer support;
              -    light usage plans;
              -    optional content filters for parental or business use;
                   and
              -    Internet chat and news groups.

         We also offer prepaid plans for quarterly, semi-annual and annual access. A majority of our residential subscribers pay their monthly fee automatically by a pre-authorized monthly charge to their credit card. Additional service options include Web content filter service, e-mail alias (forwarding) and national toll-free roaming service.

         o Dedicated Access. We offer high-speed dedicated connections to both business and residential subscribers at a range of speeds using traditional telecommunications lines and frame relay communications services for those customers requiring greater speed and reliability.

         o Cable Modems. Through a reseller arrangement with Millennium Digital Media Systems, L.L.C., we offer high-speed Internet access in some locations through the use of modems integrated with local cable television networks and provides the technical and billing support to this fast-growing segment of the Internet access business.

         Web Services

              Our Web services help organizations and individuals implement their Web site and e-commerce goals. We offer various Web hosting and other services that enable customers to establish a Web site presence without maintaining their own Web servers and high-speed connectivity to the Internet.

         o Web Hosting. We offer a diverse range of shared, dedicated and co-location Web hosting services for small and medium businesses. The Web hosting service includes state-of-the-art Web servers, high-speed connections to the Internet at its network operations centers, and registration of our customers' domain name and Internet address. We also offer Web page design, development, maintenance and traffic reporting and consulting services.

         o Co-location. We offer co-location services, providing telecommunications facilities for customer-owned Web servers, for customers who prefer to own and have physical access to their servers but require the reliability, security and performance of our on-site facilities. Co-location customers house their equipment at our secure network operating centers and receive direct high-speed connections to the Internet.

         o E-commerce. We have launched a suite of Web hosting and e-commerce solutions that enable businesses to easily and affordably create Web sites and sell their products and services over the Internet. The product suite includes EasyWeb, which allows a business to quickly create a Web site online through a series of menu-driven screens and templates, and EasyShop, a comprehensive e-commerce solution, which allows businesses to accept real-time credit card purchases via their Web site.

         o Local Content. Our portal is a web site including personalized local news and weather, sports, entertainment, finance, stock quotes, shopping, classifieds and chat services for our customers. Content is automatically tailored to individual customers using a database driven process that presents customers with location-specific information. Customers can also customize the layout and specific content options available to them. Content is made available through revenue sharing and co-branding agreements with organizations including CMGI Inc.'s MyWay.com, Wizshop.com, Amazon.com, and local media. Customers access the portal page at www.voyager.net.

         Other Services and Offerings

         We also offer other enhanced communications services to meet the one-stop shopping demands of residential and business customers.

         o Virtual Private Networks. Our custom virtual private networks solutions enable customers to deploy tailored, Internet protocol-based mission-critical business applications for internal enterprise, business-to-business and business-to-customer data communications on its network while also affording high-speed access to the Internet. We offer customers a secure network on which to communicate and access information between an organization's geographically dispersed locations, collaborate with external groups or individuals, including customers, suppliers, and other business partners and use the Web to access information on the Internet and communicate with other Web users.

         o Long Distance and other Telecommunications. We currently resell long distance telecommunications services as well as an 800 service, calling cards and prepaid cards to its Internet customers through our VoyagerLink operations. We currently offer this interstate and intrastate long-distance service to our customers at a fixed rate per minute, with no set-up or monthly charges.

Internet Sales and Marketing

         Marketing. Our marketing philosophy is based on the belief that a consumer's selection of an Internet service provider is often strongly influenced by a personal referral. Accordingly, we believe that the customer satisfaction of our subscriber base has led to significant word-of-mouth referrals. Our referral incentive program awards subscribers one month of free service for every customer referred. As a result, over 70% of new sign-ups come from existing subscriber referrals. Our proprietary customer care and billing system automatically tracks and credits the subscriber's account, thus providing valuable marketing information and flexibility with this program. We also market services through strategic relationships with value added resellers in the local communities, such as trade associations, unions, Web development companies, local area network administrators and retail stores which represent and promote us on a commission basis. These relationships are a significant source of new customers. We do not use mass marketing media as a major source of acquiring new customers, but instead believe that by providing superior customer service and developing strong relationships within local communities, particularly in small- and medium-sized markets, we can continue to grow with very low costs per new customer acquired.

         Free CDs and Diskettes. Upon the request of prospective customers, we distribute free software via CD and diskettes that contain both the Netscape browser software for Windows 2000/98/95, Windows 3.1 and Macintosh, as well as Microsoft's Internet Explorer. The software is configured to facilitate installation and connection to a point of presence. Individuals receiving the CD or diskettes have the opportunity to obtain the free browser software contained on the CD by opening an account with us, either online or via a toll-free telephone number. New customers can be online in a matter of minutes after opening an account online or by calling our toll-free telephone number.

         Business Sales and Support. We have a business sales and support team dedicated to selling and providing customized support to our growing small- and medium-sized business customers. The business teams include support personnel located throughout its target region. This strong local presence allows it to meet face-to-face with its business customers to evaluate their needs and respond with customized solutions. Our locally-based sales and support teams are supported by additional network engineers at our call centers for trouble-shooting on specific problems.

Network and Technology

         Network Strategy. Our network strategy combines the ownership of telephone switching equipment and the leasing of the local telephone lines that run directly to homes and businesses, combined with the provisioning of a leased regional network that carries Internet traffic. This configuration of locally and regionally owned and leased facilities allows us to deliver a wide range of communications services over a wide geography within our regions.

         Telephony Network Infrastructure. We currently have Class 5 switches operating in Philadelphia, PA; Columbus, OH; Cleveland, OH; and Chicago, IL. These switches are connected via leased local transport to collocations throughout their respective markets where we have equipment collocated with the incumbent local exchange carrier. We are able to reduce the number of collocations we establish with the incumbent local exchange carrier, in each market by utilizing Enhanced Extended Loops (EELs) that virtually allow us to extend our local networks to service customers well outside of the collocation footprint. Also, in areas where we do not have facilities in place, we utilize Unbundled Network Element - Platform (UNE-P) and total service resale provisioning to service their customers. We also operate five Class 4 switches to handle our toll-related traffic.

         Internet Network Infrastructure. We designed and built our Internet network to specifically service Internet (data) traffic. The network is comprised primarily of the latest Cisco Systems and Juniper Networks routing and switching equipment, which provides a common platform for increased flexibility and maintenance while allowing for the use of advanced routing protocols to quickly and dependably deliver customer traffic. We have two Internet network operating centers to oversee traffic flows and general network operations, as opposed to a single network operating center as found in many national networks, which helps create redundancy and ensures a secure and reliable network. We are continuously improving our network infrastructure and connectivity costs through relationships with incumbent local exchange carriers and competitive local exchange carriers such as Brooks Fiber (MCI WorldCom), Phone Michigan (McLeodUSA), Time Warner, Coast to Coast and Focal Communications.

         Our Internet points of presence are linked to regional network points, or hubs, which are our two Internet-dedicated network operating centers. These network points are linked to the Internet by fiber optic connections and employ asynchronous transfer mode, frame relay and other methods of handling traffic efficiently. Interlinked network points allow Internet users to access sites located on other network points. In the event that one of our subscribers wishes to access a Web site that is located on another service provider's network, data is directed to a network access point where information sharing is conducted under arrangements known as peering. The flow of information across a network access point allows information to be downloaded from one service provider's network to a subscriber on another service provider's network.

         Internet Points of Presence. Our approximately 170 dial-in points of presence primarily utilize digital access servers manufactured by 3Com Corporation and Lucent Technologies, Inc. These servers allow for a variety of customer connections from standard dial-up to traditional telecommunications lines, including integrated digital services network. Our network has been reconfigured to include redundant data circuits, which will automatically route customer traffic in the event of a failure, and our network topology offers high levels of performance and security. Through various relationships with competitive local exchange carriers, we have been able to reduce the overall number of points of presence by consolidating several of them into "SuperPOPs" with expanded calling areas. The SuperPOP allows us to consolidate equipment into one large modem bank and eliminate various telecommunication links from its points of presence back to the network operating center, thereby creating enhanced network reliability and reducing telecommunication costs.

         Network Operations Centers (NOCs). We currently have 4 network operations centers localized to manage traffic throughout our footprint. The NOCs are located in Philadelphia, PA, Cleveland, OH, which monitors the Cleveland, Columbus and Chicago networks, and East Lansing, MI, and New Berlin, WI. The East Lansing and New Berlin NOCs house all of our internal Internet network equipment, including servers, routers, mail, hosting and disk arrays, as well as our main routing equipment and connection to the Internet. These two NOCs have been interconnected to provide redundancy and to ensure the highest quality data network. Each network operations center is monitored on a 24 hours per day, seven days per week basis in order to provide the highest level of network performance.

         Peering Relationships. Peering is the act of exchanging data across networks, typically at specific, discrete locations. By allowing separate networks to exchange data, users on a particular Internet service provider's network are able to access information and communicate with users on another provider's network. Many formal peering points exist where several dozen Internet service providers and other providers exchange data, including network access points. Internet service providers can also run connections to peer with several different providers, known as multihoming. Multihoming allows an Internet service provider to provide better service, as inbound and outbound data can go over different routes if a particular network is overloaded. We have relationships at multiple points with several different organizations, including Verio, Inc. in Ann Arbor, Michigan, NAP.net in Chicago, Illinois and MCI and Savvis in Kalamazoo, Michigan, thus building in network redundancy that allows for better connectivity for its customers.

Electronic Bonding and Proprietary Systems

         We are currently bonded electronically with Ameritech and Verizon. This electronic interface allows for more timely and accurate service ordering and provisioning of customers. We have real-time access to customer information while order entry and confirmation are batched and transmitted several times a day. We provide service to customers through our proprietary systems, which are designed to interface with the incumbent local exchange carriers' systems through a variety of delivery mechanisms. Our systems and processes have been developed to decrease the risk of human error associated with provisioning customers by manual keying or fax.

         Our customer interface systems have been developed and continue to be enhanced in a client/server environment that allows for flexibility to accommodate an expanding customer base, efficient entry into new markets, switch-based services, and rapid development of additional functionality. Our proprietary systems handle all pre-ordering activities, including obtaining customer service records (CSR), finding and reserving telephone numbers, verifying customer addresses, validating due dates, searching the incumbent local exchange carrier's switches for feature availability (COFA), and yellow page listings.

         Our recent and ongoing enhancements to our information systems include the following:

         o Rating and billing engines are being re-engineered for performance and scalability using a multi-tiered architecture.

         o Provisioning systems for the Ameritech region have been enhanced to support Ameritech's five state region. Our service order management system has been enhanced to validate in real time the incumbent local exchange carrier feature availability, integrate the electronic generation of service order data, and integrate automated switch activation software for our Class 5 switches, all within a single system. The provisioning information is entered once, and it flows through our internal systems, our switch, and the incumbent local exchange carrier systems with minimal manual intervention.

         o We have automated the migration processes to move customers from resale to on-switch and resale to UNE-P via our service order management system, which has been designed to minimize manual processes with the incumbent local exchange carrier.

         o We have purchased and installed a platform for our call centers which has introduced skills-based routing of inbound calls with an automated attendant. This allows us to service our customers better by ensuring that a call is delivered to a customer service representative with the skills necessary to handle the customer.

         o We have integrated an auto-dialer with our collections system, which has significantly increased collection agent productivity and effectiveness.

         We have invested in the construction of a series of proprietary software applications and an extensive corporate Intranet in our efforts to achieve a paperless work environment in which all job critical information is readily available online. Our employees use the corporate Intranet to access detailed product and corporate information, industry research and updates, competitive intelligence files, online training and certification, calendars, a personnel directory, community activities, philanthropic organizations, and other important content from the convenience of their desktops. Online forms and sophisticated e-mail applications have further increased productivity by enhancing communications.

         We currently utilize internally developed proprietary systems for integrated order management and provisioning, as well as for customer relations management. For billing, we use a combination of proprietary software and an external service bureau.

         We provide customer service and technical support through three call centers located in Philadelphia, PA, Columbus, OH, and East Lansing, MI. We provide 100% of our customer care internally and do not outsource any customer operations to third party providers. We have upgraded our phone systems to route calls, track important call-in data, automatically answer questions and move customers quickly through the call-in process. Our comprehensive staff training program and incentive compensation program linked to customer satisfaction has led to significant improvements in the time required to move subscribers through the various calling queues. In addition to using our call centers, customers can also e-mail questions directly to technical support staff, as well as find solutions online through the use of the tutorials found at our web site.

Competition

         The telecommunications industry and all of its segments are highly competitive and many of our existing and potential competitors have greater financial, marketing, technical and other resources than we do. Competition for our products and services is based on price, quality, network reliability, service features and responsiveness to customers' needs.

Competitive Local Exchange Carrier

         In each of our markets, we face competition from incumbent local exchange carriers, including Verizon and Ameritech, as well as other providers of telecommunications services, other competitive local exchange carriers and cable television companies. In the local exchange markets, our principal competitor will be the incumbent local exchange carriers. We also face competition or prospective competition from one or more competitive local exchange carriers. For example the following companies have each begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the incumbent local exchange carrier's services or other providers' services: AT&T, MCI WorldCom, McLeod USA, Choice One Communications, XO Communications and Sprint.

         Some of our competitors, including AT&T, MCI WorldCom and Sprint, have entered into interconnection agreements with Verizon and Ameritech in states in which we operate. These competitors either have begun or in the near future likely will begin offering local exchange service in those states. In addition to these long distance service providers and existing competitive local exchange carriers, entities that currently offer or are potentially capable of offering switched telecommunications services include:

              -    wireless telephone system operators;
              -    large customers who build private networks;
              -    cable television companies; and
              -    other utilities.

         Competition in our competitive local exchange carrier business will continue to intensify in the future due to the increase in the size, resources and number of market participants. Many facilities-based competitive local exchange carriers have committed substantial resources to building their networks or to purchasing competitive local exchange carriers or inter-exchange carriers with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with incumbent local exchange carriers, including regional Bell operating companies and inter-exchange carriers, a provider can offer single source local and long distance services similar to those offered by us. Additional alternatives may provide competitors with greater flexibility and a lower cost structure than ours. Some of these competitive local exchange carriers and other facilities-based providers of local exchange service are acquiring or being acquired by inter-exchange carriers. These combined entities may provide a bundled package of telecommunications products, including local and long distance telephony, that is in direct competition with the products offered or planned to be offered by us.

Internet

         The Internet services market is also extremely competitive. We compete directly or indirectly with the following categories of companies:

              - established online services, such as America Online, the Microsoft Network and Prodigy;
              - local, regional and national Internet service providers, such as Earthlink, United Online and Internet America;
              - national telecommunications companies, such as AT&T and MCI;
              - providers of Web hosting, co-location and other Internet-based business services, such as Verio, Inc.;
              - computer hardware and software and other technology companies that provide Internet connectivity with their products, including IBM and Microsoft Corporation;
              - national long distance carriers such as AT&T Corporation, MCI WorldCom and Sprint Corporation;
              - regional Bell operating companies, such as Verizon and Ameritech, and local telephone companies;
              - cable operators, including AT&T Corporation, Comcast and Time Warner Cable;
              -    nonprofit or educational Internet service providers;
              - online cable services, such as Excite@Home and Roadrunner; and
              - satellite-based online providers, such as DIRECTV and EchoStar.

         We believe that the primary competitive factors determining success as an Internet service provider are:

              -    accessibility and performance of service;
              -    quality customer support;
              -    price;
              -    access speed;
              -    brand awareness;
              -    ease of use; and
              -    scope of geographic coverage.

         Many of the major cable companies and some other Internet access providers offer Internet connectivity through the use of cable modems and wireless terrestrial and satellite-based service technologies. In addition, several competitive local exchange carriers and other Internet access providers have launched national or regional digital subscriber line programs providing high speed Internet access using the existing copper telephone infrastructure. Several of these competitive local exchange carriers have announced strategic alliances with local, regional and national Internet service providers to provide broadband Internet access. We also believe that manufacturers of computer hardware and software products, media and telecommunications companies and others will continue to enter the Internet services market, which will also intensify competition. Any of these developments could materially and adversely affect our business, operating results and financial condition.

         Competition will increase as large diversified telecommunications and media companies acquire Internet service providers and as Internet service providers consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. As a result, our businesses may suffer.

Customer Dependence and Seasonality

         We do not depend upon any single customer for any significant portion of our business. Neither our business nor the telecommunications industry are generally characterized as having a material seasonal element, and we do not expect our business or the industry to become seasonal in the foreseeable future.

Employees

         As of September 30, 2001, we had an aggregate of approximately 1,300 employees. None of our employees are represented by any labor organization. We believe that our relationship with our employees is excellent.

Properties

         Some of our subsidiaries lease switch buildings, ILEC collocations and office space which we believe is adequate to serve our present business operations and our needs for the foreseeable future. For information concerning lease commitments, please refer to the Notes to the Consolidated Financial Statements included in this prospectus.

Legal Proceedings

         We purchase goods and services from a wide variety of vendors under contractual and other arrangements that sometimes give rise to litigation in the ordinary course of business. We also provide goods and services to a wide range of customers under arrangements that sometimes lead to disputes over payment, performance and other obligations. Some of these disputes, regardless of their merit, could subject us to costly litigation and the diversion of our technical and/or management personnel. Additionally, any liability from litigation that is not covered by our insurance or exceeds our coverage could have a material adverse effect on our business, financial condition and/or operating results. Currently, we have the following outstanding matters which, if resolved unfavorably to us, could have a material adverse effect on us:

         o On or about September 14, 2001, a lawsuit was filed by WXIII/Far Yale Gen-Par, LLC, as General Partner of WXIII/Far Yale Real Estate Limited Partnership against CoreComm Communications, Inc. (our first tier wholly owned subsidiary) and CoreComm Limited seeking approximately $172,500 in unpaid rent, interest and other charges allegedly owed under a commercial real estate lease between Yale and CoreComm Communications as to which CoreComm Limited is the guarantor. On or about February 5, 2002, Yale filed a motion with the court requesting permission to amend the complaint to specify a revised figure of $404,290.87 as the amount allegedly due under the lease and to add an additional count asking the court to issue a preliminary injunction preventing the defendants from transferring, selling, assigning, encumbering or otherwise hypothecating any of their assets, including any debt or equity interests in their subsidiaries, except for usual and ordinary expenses paid in the usual and ordinary course of business. We are currently defending ourselves in the litigation and we do not believe that Yale's request for a preliminary injunction is meritorious. However, we cannot predict the outcome of the litigation. If Yale were to obtain the injunctive relief requested, it could prevent us from closing the exchange offers and/or have a material adverse effect on our business, financial condition and/or results of operations. Even if the minimum condition is satisfied, before the expiration date we may choose not to accept outstanding securities and not to complete the exchange offers if any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offers or otherwise relating in any manner to the exchange offers is or has been threatened or instituted or is pending or if any order, stay, injunction or decree is issued by any court which would or might restrain, prohibit or delay completion of the exchange offers.

         o We are currently in litigation with Ameritech Ohio, a supplier from whom we purchase telecommunications products and services, over the adequacy of Ameritech's performance under a 1998 contract between us and Ameritech and related issues. This litigation began in June 2001 when Ameritech threatened to stop processing new orders following our exercise of our right under the contract to withhold payments for Ameritech's performance failures. In response to their threat, we sought, and on June 29, 2001 received, an order from an official of the Public Utilities Commission of Ohio, which we refer to as "PUCO," barring Ameritech from refusing to process new CoreComm orders. Ameritech has appealed that order to the PUCO and the appeal is still pending.

              On July 5, 2001, Ameritech filed a claim with the PUCO seeking payment from us of approximately $8,600,000 allegedly owed under the contract. On August 8, 2001, Ameritech filed a second claim against CoreComm in Ohio state court, seeking an additional approximately $4,300,000 in allegedly improperly withheld amounts. On August 28, 2001, we exercised our right to remove the state court claim to the United States District Court for the Northern District of Ohio, and the parties then stipulated to a consolidation of both of Ameritech's claims in the United States District Court. To consolidate the two claims, on October 9, 2001, Ameritech filed an amended complaint in the United States District Court, seeking a total of approximately $14,400,000.

              On December 26, 2001, we filed our answer to Ameritech's amended complaint and simultaneously filed three counterclaims against Ameritech and some of its affiliates, alleging breach of contract, antitrust violations, and fraudulent or negligent misrepresentation. Ameritech's response to our counterclaims is currently due on February 13, 2002. Although we believe that we have meritorious defenses to Ameritech's amended complaint, and that the amount currently in dispute is substantially less than the $14,400,000 claimed in Ameritech's amended complaint, we cannot be certain how the matter will be resolved. We also believe that to the extent that Ameritech prevails with respect to any of its claims, Ameritech's award may be offset in whole or in part by amounts that we are seeking to obtain from Ameritech under its counterclaims. However, it is impossible at this time to predict the outcome of the litigation.

         o We have received correspondence from various operating subsidiaries of Verizon Communications, Inc. ("Verizon") claiming that Verizon is owed a total of approximately $14.4 million for services allegedly provided in Delaware, Maryland, Virginia, Pennsylvania, District of Columbia, Massachusetts and New York, and threatening to activate account embargo and service suspension procedures in those states if payment of the alleged amounts is not received by February 11, 2002 (as to the amounts allegedly owed in Pennsylvania) and March 3, 2002 (as to the amounts allegedly owed for the remaining states). We are currently reviewing Verizon's claims against our own billing records, including records reflecting unresolved disputed charges, and believe that the amount at issue could be substantially less than the amount claimed by Verizon. Moreover, we intend to vigorously defend against any effort to implement any embargo or service suspension. However, we cannot presently predict how the matter will be resolved and if Verizon were to prevail on its claims and/or activate an account embargo or service suspension, it could have a material adverse affect on our business, financial condition and/or results of operations.

         o On December 3, 2001, General Electric Capital Corp. filed a lawsuit in the Circuit Court of Cook County, Illinois against CoreComm Limited and our subsidiary, MegsINet, Inc. seeking approximately $8 million in allegedly past due amounts under a capital equipment lease agreement between Ascend and MegsINet. GECC is seeking all amounts allegedly owed under the lease as well as repossession of the equipment. The company's response to GECC's complaint is due February 20, 2002 and we intend to defend the suit vigorously. A finding in favor of GECC could adversely affect our financial condition.

         o On May 25, 2001, KMC Telecom, Inc. and some of its operating subsidiaries filed an action in the Supreme Court of New York for New York County against CoreComm Limited, Cellular Communications of Puerto Rico, Inc., CoreComm New York, Inc. and MegsINet, Inc. On that same date, KMC filed the same cause of action in the Circuit Court of Cook County, IL. Upon defendant's Motion to Stay the New York action, KMC voluntarily dismissed the Illinois litigation and the matter is currently proceeding in New York. KMC contends that it is owed approximately $2 million under a services agreement and a collocation agreement with MegsINet. The defendants have denied KMC's claims and have asserted that KMC failed to perform under the alleged contracts. The defendants have served discovery and intend to defend themselves in coordination with one of their insurance carriers. However, a finding in favor of KMC in this litigation could have a material adverse effect on our business, financial condition and/or results of operations.

         o On July 6, 2001, MCI initiated a compulsory arbitration action against our subsidiary CoreComm Communications, Inc. in connection with a dispute arising under a carrier services agreement between the parties. The arbitration demand contends that MCI is owed in excess of $1.9 million for circuits that were allegedly ordered by CoreComm Communications, Inc. under the carrier agreement, and MCI has subsequently asserted that under one theory of the case, its claims could exceed $10 million. We have denied MCI's claims, asserting that the circuits were never ordered under the contract and have been improperly billed by MCI and we do not agree with MCI's various damages theories. Discovery in this matter has been completed, and the case is currently scheduled for trial before the arbitrator in April 2002. We are defending the suit and pursuing all available claims and defenses. However, a finding in favor of MCI in this arbitration could have a material adverse effect on our business, financial condition and/or results of operations.

         o We have received correspondence from a law firm on behalf of Weston Telecommunications, L.L.C. asserting that Weston is the assignee of certain rights of Easton Telecom Services, Inc. under an asset purchase agreement approved as part of the bankruptcy disposition of Teligent, Inc., and demanding payment of approximately $4.9 million for telecommunications services purportedly provided under alleged contracts between Easton and our subsidiary MegsINet, Inc. We have investigated Weston's claims and do not believe they have any merit, and we intend to defend ourselves vigorously and pursue all available claims and defenses should the matter proceed to litigation. However, a finding in favor of Weston in this matter could have a material adverse effect on our business, financial condition and/or results of operations.




                           GOVERNMENT REGULATION OF
                   THE TELECOMMUNICATIONS SERVICES BUSINESS

Overview

         The telecommunications services we provide are subject to regulation by federal, state and local government agencies. The following summary does not purport to describe all current and proposed regulations and laws affecting the telecommunications industry. Federal and state regulations and legislation are the subject of judicial proceedings, legislative hearings and administrative proposals, which could change in varying degrees the manner in which this industry operates. Neither the outcome of these proceedings nor their impact on the telecommunications industry or our business can be determined at this time. Future federal or state regulations and legislation may be less favorable to us than current regulation and legislation and therefore may have a material and adverse impact on our business and financial prospects. In addition, we may expend significant financial and managerial resources to participate in proceedings setting rules at either the federal or state level, without achieving a favorable result.

         At the federal level, the FCC has jurisdiction over interstate and international services. Interstate services are communications that originate in one state and terminate in another. Intrastate services are communications that originate and terminate in a single state and state public service commissions exercise jurisdiction over intrastate services. Municipalities and other local government agencies may also regulate limited aspects of our business, such as use of government-owned rights-of-way and construction permits. Our networks are also subject to numerous local regulations such as building codes, franchise and right-of-way licensing requirements.

Telecommunications Act of 1996

         The federal Telecommunications Act, enacted in 1996, has resulted and will continue to result in substantial changes in the marketplace for telecommunications services. These changes include, at present, opening local exchange services to competition and, in the future, a substantial increase in the addressable services for us. Among its more significant provisions, the Telecommunications Act:

         o removes legal barriers to entry into some telecommunications services, such as long distance and local exchange services;

         o requires incumbent local exchange carriers such as Verizon or SBC, which we refer to as "ILECs," to "interconnect" with and provide services for resale by competitors;

         o permits incumbent local exchange carriers, including Bell regional operating companies in some circumstances to enter into new markets, such as long distance and cable television;

         o relaxes regulation of telecommunications services provided by incumbent local exchange carriers and all other telecommunications service providers; and

         o directs the FCC to establish an explicit subsidy mechanism for the preservation of universal service. The FCC was also directed by Congress to revise and make explicit subsidies inherent in the access charges paid by interexchange carriers for use of local exchange carriers' services.

Removal of Entry Barriers

         The provisions of the Telecommunications Act should enable us to provide a full range of telecommunications services in any state. Although we may be required to obtain certification from state public service commissions in almost all cases, the Telecommunications Act should limit substantially the ability of a state public service commission to deny a request for certification. The provisions of the Telecommunications Act also reduce the barriers to entry by other potential competitors and therefore increase the level of competition we will likely face in all markets affected by the Act. Please refer to the section of the prospectus entitled "Business-Competition."

Interconnection with Local Exchange Carrier Facilities

         A company may not be able to compete effectively with the ILECs in the switched local telephone services market unless it is able to connect its facilities with the ILEC's facilities and obtain access to some ILEC services and resources under reasonable rates, terms and conditions. The Telecommunications Act imposes a number of access and interconnection requirements on all local exchange providers, including CLECs, with additional requirements imposed on non-rural ILECs. These requirements are intended to provide access to some networks under reasonable rates, terms and conditions. Specifically, ILECs must provide the following:

Unbundling of Network Elements

         ILECs must offer access to various unbundled elements of their network. This requirement allows competitors to purchase at cost-based rates elements of an ILEC's network that may be necessary to provide service to our customers.

Dialing Parity

         All local exchange carriers must provide dialing parity, which means that a customer calling to or from a CLEC network cannot be required to dial more digits than is required for a comparable call originating and terminating on the ILEC's network.

Telephone Number Portability

         Telephone number portability enables a customer to keep the same telephone number when the customer switches local exchange carriers.

Reciprocal Compensation

         The duty to provide reciprocal compensation means that local exchange carriers must terminate calls that originate on competing networks in exchange for a given level of compensation and that they are entitled to termination of calls that originate on their network, for which they must pay a given level of compensation.

Resale

         All local exchange carriers generally may not prohibit or place unreasonable restrictions on the resale of their services. In addition, ILECs must offer local exchange services to resellers at a wholesale rate that is less than the retail rate charged to end users.

Collocation

         Subject to space and equipment use limitations, ILECs must permit CLECs to install and maintain some types of their own network equipment in ILECs' central offices and remote terminals. The rates, terms and conditions are subject to negotiation and, failing agreement, to arbitration before state public utility commissions.

Access to Rights of Way

         All ILECs, CLECs and some other utilities must provide access to their poles, ducts, conduits and rights-of-way on a reasonable, nondiscriminatory basis to telecommunications carriers.

Good Faith Negotiations

         ILECs are required to negotiate in good faith with other carriers that request any or all of the arrangements discussed above. If a requesting carrier is unable to reach agreement with the ILEC within a prescribed time, either carrier may request arbitration by the applicable state commission.

Rates

         The rates charged by incumbent local exchange carriers for interconnection and unbundled network elements must be calculated using a forward-looking, cost-based methodology, and may vary greatly from state to state. These rates must be approved by state regulatory commissions, which often follows a lengthy and expensive negotiation, arbitration, and review process. Recurring and non-recurring charges for telephone lines and other unbundled network elements may change based on the rates proposed by ILECs and approved by state regulatory commissions from time to time, which creates uncertainty about how interconnection and unbundled element rates will be determined in the future and which could have an adverse effect on our operations. The ILECs have appealed certain aspects of the methodology used to set these rates to the United States Supreme Court. If the appeal is successful, it could result in higher prices for interconnection and unbundled network elements.

         While the Telecommunications Act generally requires ILECs to offer interconnection, unbundled network elements and resold services to CLECs, ILEC-to-CLEC interconnection agreements have limited terms, requiring the CLEC to renegotiate the agreements on a periodic basis. ILECs may not provide timely provisioning or adequate service quality, thereby impairing a CLEC's reputation with customers who can easily switch back to the ILEC.

Current Regulatory Issues

         The following regulatory issues are currently before the FCC and various courts and may impact our operations.

Reciprocal Compensation

         In March 2000, the U.S. Court of Appeals for the D.C. Circuit overturned the FCC's previous determination that calls to Internet service providers, which we refer to as "ISPs," are not local. The court found that the FCC had failed to explain adequately its determination that a call does not "terminate" at an ISP merely because the ISPs then originate further telecommunications that extend beyond state boundaries. In response to this court ruling, in April 2001 the FCC once again determined that calls to ISPs are jurisdictionally interstate, and thus, not subject to reciprocal compensation under Section 251(b)(5) of the Telecommunications Act. Instead, the FCC adopted an interim graduated rate scheme for ISP-bound traffic in which the compensation rates for ISP-bound traffic decrease on a yearly basis. In addition, the FCC initiated a proceeding to comprehensively review all intercarrier compensation schemes, in which it suggested moving to a bill-and-keep regime for all intercarrier payments. The interim graduate rate regime for ISP-bound traffic will remain in place for the next three years or until FCC concludes its review of all intercarrier compensation schemes.

         A number of parties have filed petitions for reconsideration of the FCC's decision regarding compensation for ISP-bound traffic, but the FCC has yet to act on those petitions. In addition, many competitive carriers and state public utility commissions have appealed the FCC's determination to the U.S. Court of Appeals for the D.C. Circuit. The court will hear oral arguments in February 2002. The outcome of this appeal could have an impact on the amount of compensation we receive for ISP-bound traffic. As our existing interconnection agreements expire and as we enter new markets, we must negotiate new reciprocal compensation rates and traffic scope with each incumbent carrier. A reduction in rates payable for Internet service provider reciprocal compensation could have an adverse effect on our future revenues and business strategy.

Collocation

         The FCC has adopted rules requiring incumbent local exchange carriers to provide collocation to competitive local exchange carriers for the purpose of interconnecting their competing networks. In a July 2001 decision, the FCC concluded that collocating equipment is "necessary" for interconnection or access to unbundled network elements if "an inability to deploy that equipment would, as a practical, economic, or operational matter, preclude the requesting carrier from obtaining interconnection or access to unbundled network elements." In addition, the FCC found that multifunction equipment satisfies the "necessary standard" only if the equipment's primary purpose and function is to provide the requesting carrier with "equal in quality" interconnection or "nondiscriminatory access" to UNEs. Finally, the FCC determined that ILECs are no longer required to permit competitors to construct and maintain cross-connects outside the physical collocation space of the ILEC's premises. However, ILECs must provision cross-connects between collocated carriers upon reasonable request. The ILECs have appealed these findings to the U.S. Court of Appeals for the D.C. Circuit. A successful appeal could provide incumbent carriers with a basis for refusing to collocate multifunction equipment or provide collocation in a timely and efficient manner. This could have a negative impact on our network deployment plans.

Line Sharing

         On December 9, 1999, the FCC released its line sharing order that requires ILECs to offer line sharing as an unbundled network element by June 6, 2000. Line sharing permits CLECs to use a customer's existing line to provide DSL services while the ILEC continues to use the same line to provide voice service. Prices for line sharing will be set by the states based on a cost methodology adopted by the FCC. In January 2001, the FCC clarified that line sharing applies to the entire loop, even when a portion of the loop consists of fiber facilities. Incumbent carriers must also permit competing carriers to self-provision or partner with a data carrier. However, in a February 2001 Clarification Order, the FCC made clear that its prior ruling did not expand an ILEC's obligation to provide access to unbundled packet switching capability. The FCC is currently seeking comment on issues relating to line sharing on fiber facilities.

Local Exchange Carrier Entry Into New Markets

         UNE Entry. The FCC has adopted rules that allow competitors to purchase at cost-based rates elements of an ILEC's network that may be necessary to provide service to our customers. The FCC is currently reviewing the framework under which ILECs must make unbundled network elements available to competing carriers. As a result of this review, the FCC may determine that ILECs no longer need to unbundle certain network elements, which may impact our ability to provide service to our customers. In addition, the FCC is currently considering whether to adopt performance standards for ILECs' provision of unbundled network elements. These standards would ensure that ILECs provision those elements on a timely basis.

         Section 271 Entry. Our principal competitor in each market we enter is the ILEC. These of these carriers, the Regional Bell Operating Companies, which we refer to as "RBOCs," are currently permitted to provide long distance services to customers outside of their local service areas and in conjunction with their mobile telephone services, but they are prohibited from providing long distance services that originate in that states where they provide local telephone service, which is referred to as "in-region long distance service." Section 271 of the Telecommunications Act established procedures under which RBOCs can provide in-region long distance services in a state after receiving approval from the FCC. To obtain approval, the RBOC must comply with a competitive checklist that incorporates, among other things, the interconnection requirements discussed above. Please refer to the section of the prospectus entitled "- Interconnection with Local Exchange Carrier Facilities."

         Approval from the FCC under Section 271 will enable a RBOC to provide customers with a full range of local and long distance telecommunications services. The provision of landline long distance services by RBOCs is expected to reduce the market share of the major long distance carriers, which may be significant customers of our services. Consequently, the entry of the RBOCs into the long distance market may have adverse consequences on the ability of CLECs both to generate access revenues from the IXCs and to compete in offering a package of local and long distance services. Starting in December 1999, the FCC has approved a number of 271 applications, including applications for New York, Texas, Oklahoma, Kansas, Massachusetts, Connecticut, Pennsylvania, Arkansas, and Missouri. We anticipate that the ILECs will soon initiate similar proceedings to obtain long distance service authority in every other state in which we operate or plan to operate.

Access Charges

         In addition to charging other carriers reciprocal compensation for terminating local traffic, we also collect access charges from carriers for originating and terminating inter-exchange traffic. Federal law requires that these charges be just and reasonable. Some inter-exchange carriers have challenged the switched access rates of some competitive local exchange carriers, asserting that these competitive local exchange carriers' service charges for switched access services are higher than those of the incumbent local exchange carriers serving the same territory, and are therefore unjust and unreasonable. These inter-exchange carriers have refused to pay competitive local exchange carriers any originating access charges in excess of the corresponding incumbent rate. In response, the FCC adopted an order in April 2001, which gradually aligns competitors' access charge rates more closely with those of the ILECs. Specifically, the FCC established a benchmark rate of 2.5 cents per minute for the first year, at the end of which, the rate will drop to 1.8 cents per minute, or the ILEC rate, whichever is higher. At the beginning of year three, the benchmark rate drops to 1.2 cents per minute, or the ILEC rate, whichever is higher. At the end of the third year, the benchmark rate drops to the switched access rate of the competing ILEC. On the effective date of these rules, competitors have the option to tariff their access rates, for those areas where they have previously offered service, at either the benchmark rate or the rate of the corresponding ILEC in the study area of the relevant end-user customer, whichever is higher. Any competitive carrier access charges above the benchmark, will be mandatorily detariffed, although CLECs may negotiate higher rates with inter-exchange carriers. These changes could impair our ability to offer customers lower-cost access services. Moreover, because competitive local exchange carrier access charges are reduced, our revenue could decrease.

         In May 2000, the FCC issued an order adopting an integrated interstate access reform and universal service proposal put forth by a coalition of incumbent local exchange carriers and inter-exchange carriers. Specifically, the FCC removed $650 million in universal service subsidies from interstate access charges paid by long distance carriers and collects that sum through an assessment on all carriers' interstate revenues. In September 2001, the U.S. Court of Appeals for the Fifth Circuit remanded the FCC's decision, concluding that the FCC failed to exercise sufficiently independent judgment in establishing the $650 million amount. The FCC is currently seeking comment on the remand. While these reforms are aimed primarily at price cap, or incumbent, local exchange carriers, it is too early to assess what impact, if any, they will have on CoreComm.

Universal Service

         Universal service obligations apply to all telecommunications carriers that provide interstate telecommunications services. In May 1997, the FCC issued an order implementing the provisions of the Telecommunications Act relating to the preservation and advancement of universal telephone service. This order requires all telecommunications carriers providing interstate telecommunications services, including us, to contribute to universal service support for schools, libraries and rural health care programs. Our contribution to the federal support funds is calculated based on a percentage of our gross end-user interstate and international telecommunications revenue. The amount of our required contribution changes each quarter, but may be passed on to our end users on a pro rata basis. The FCC is currently seeking comment on whether it should change the manner in which it assesses contributions, such as moving from revenue-based to flat-rate assessment, and the way in which carriers recover USF costs from their customers. Furthermore, we may be eligible to directly or indirectly receive subsidy funds for telecommunications services we provide to some covered end users. Most state public service commissions have adopted rules or are currently considering actions to preserve universal service and promote the public interest. We are currently unable to quantify the amount of subsidy payments that we will be required to make and the effect that these required payments will have on our financial condition.

Relaxation of Regulation

Forbearance

         The Telecommunications Act gives the FCC authority to decide to forebear from regulating carriers if it believes regulation would not serve the public interest. The FCC is charged with reviewing its regulations for continued relevance on a regular basis. As a result of this mandate, a number of regulations that apply to competitive local exchange carriers have been, and others may in the future be, eliminated. We cannot, however, guarantee that any regulations that are now or will in the future be applicable to us will be eliminated.

Dominance/Non-Dominance

         Through a series of proceedings, the FCC has established different levels of regulation for "dominant carriers" and "non-dominant carriers." As a non-dominant carrier, we are subject to relatively limited regulation by the FCC. However, at a minimum, we must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory. One goal of the Telecommunications Act is to increase competition for telecommunications services and thus reduce the need for regulation of these services. To this end, the Telecommunications Act requires the FCC to streamline its regulation of incumbent local exchange carriers and permits the FCC to forbear from regulating particular classes of telecommunications services or providers. In fact, the FCC is currently considering whether to deem ILECs non-dominant in the provision of broadband services. Since we are a non-dominant carrier and, therefore, are not heavily regulated by the FCC, the potential for regulatory forbearance likely will be more beneficial to the incumbent local exchange carriers than to us in the long run.

Detariffing

         The Telecommunications Act requires all common carriers, including us, to charge just and reasonable rates for their services and to file schedules of these rates with the FCC. These schedules are known as "tariffs" and they represent a contract between a carrier and its customers. The FCC has used its forbearance authority to eliminate the filing of tariffs in several instances. Most non-dominant carriers must detariff for their interstate inter-exchange services. However, non-dominant carriers are permitted to continue to file tariffs for 101-XXX dial-around type services. For international services, non-dominant carriers may not file any new or revised contract tariffs or tariffs for other long-term international service arrangements and most non-dominant carriers must detariff by January 28, 2002. Rather, non-dominant carriers must now post their rates, terms and conditions in a publicly available form, such as on a website. Furthermore, as explained above, the FCC has recently adopted permissive detariffing for the access charges competitive carriers levy on interstate long distance carriers for completing calls to competitive local exchange carriers' customers. The FCC's preclusion of non-dominant interstate carriers from filing tariffs may increase our exposure to litigation. Currently, tariffs contain provisions limiting the liability of providers on a variety of issues. In the absence of filed tariffs, carriers must rely on negotiated contracts with each customer to provide these liability limitations.

         In addition to requiring the incumbent local exchange carriers to open their networks to competitors and reducing the level of regulation applicable to competitive local exchange carriers, the Telecommunications Act also reduces the level of regulation that applies to the incumbent local exchange carriers, thereby increasing their ability to respond quickly in a competitive market. For example, the FCC has applied "streamlined" tariff regulation of the incumbent local exchange carriers introduction of new services, which shortens the requisite waiting period before which tariff changes may take effect. These developments enable the incumbent local exchange carriers to change rates more quickly in response to competitive pressures. The FCC has also adopted heightened price flexibility for the incumbent local exchange carriers, subject to specified caps. If exercised by the incumbent local exchange carriers, this flexibility may decrease CoreComm's ability to compete effectively with the incumbent local exchange carriers in its markets.

Local Government Authorizations

         Many jurisdictions where we may provide services require license or franchise fees based on a percentage of revenues. Because the Telecommunications Act specifically allows municipalities to charge fees for use of the public rights-of-way, it is likely that jurisdictions that do not currently impose fees will seek to impose fees in the future. However, the amount and basis of these fees have been successfully challenged by several telecommunications service providers. Federal courts have struck down municipal ordinances that:

         o do not relate the fees imposed under the ordinance to the extent of a provider's use of the rights-of-way;

         o do not relate the fees imposed under the ordinance to the costs incurred by the local government in maintaining the rights-of-way; or

         o seek to impose fees based on a concept of the "value" of the use to the provider by relating the fees to provider revenues.

         Additionally, because the Telecommunications Act requires jurisdictions to charge non-discriminatory fees to all telecommunications providers, telecommunications providers are challenging municipal fee structures that excuse other companies, particularly the incumbent local exchange carriers, from paying license or franchise fees, or allow them to pay fees that are materially lower than those that are required from new competitors such as us. A number of these decisions have been appealed and, in any event, it is uncertain how quickly particular jurisdictions will respond to the court decisions without a specific legal challenge initiated by us or another competitive local exchange carrier to the fee structure at issue.

Regulation of Resellers

         The FCC has defined resale as any activity in which a party, the reseller, subscribes to the services or facilities of a facilities-based provider, or another reseller, and then re-offers communications services to the public for profit, with or without adding value. Resellers are common carriers generally subject to all rules and regulations placed on providers of the underlying services by either the FCC or the states in which they operate. The FCC has held that prohibitions on the resale of common carrier services are unjust, unreasonable, and unlawfully discriminatory in violation of the Telecommunications Act. Accordingly, all common carriers must make their services available for resale at rates, terms, and conditions that do not unreasonably discriminate against resellers.

         As to other telecommunications service providers, such as competitive local exchange carriers and wireless providers, there is no regulation that requires them to give discounts to resellers below the rates offered to end users of the same quantities of similar services. The FCC's requirement that wireless providers offer resale services is currently set to expire on November 24, 2002. Because our cellular service offerings are resale-only, the termination of this policy may adversely affect our ability to offer cellular services in the future.

International Operations

         We already provide international resale services and may ultimately expand our operations to other countries. The FCC requires every carrier that originates international telecommunications from within the U.S., either through the use of its own facilities or on a resale basis, to secure in advance an authorization from the FCC under Section 214 of the Telecommunications Act. Additionally, these carriers must comply with other routine reporting requirements. We hold a Section 214 Authorization for both facilities-based and resale international services.

Internet Regulation

         The FCC currently does not regulate the provision of Internet service, although it does regulate common carriers that provide elements of the "backbone" networks on which the Internet is based. Similarly, state public utility commissions generally do not regulate Internet service, except in some limited circumstances where incumbent local exchange carriers provide Internet services. The FCC and some states, however, are reviewing the development of the Internet and the types of services that are provided through it. For example, if the FCC should determine that an Internet service provider offers a service that is an exact substitute for long distance telephone service with the sole distinction that it is based on a packet-switched network rather than a circuit-switched network, the FCC may determine that it should impose similar regulation on the new services.

State Regulation Generally

         Most states require companies to be certified or authorized by the state's public utility commission in order to provide intrastate common carrier or telecommunications services. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services in a manner consistent with the public interest.

         In addition to obtaining certification, in each state, we must negotiate terms of interconnection with the incumbent local exchange carrier before we can begin providing switched services. State public utility commissions are required to approve interconnection agreements before they become effective and must arbitrate disputes among the parties upon request. We have already entered into interconnection agreements with Ameritech, which is now a part of SBC and Verizon. Regulatory changes could require renegotiation of relevant portions of existing interconnection agreements, or require additional court and regulatory proceedings. We are not presently subject to state-initiated price regulation based on costs or earnings. Most states require competitive local exchange carriers to file tariffs setting forth the terms, conditions and prices for intrastate services. Some states permit tariffs to list a rate range or set prices on an individual case basis. Other state requirements may include filing of periodic reports, the payment of regulatory fees and surcharges and compliance with service standards and consumer protection rules. Please refer to the section of the prospectus entitled "- Interconnection with Local Exchange Carrier Facilities."

         Several states provide incumbent local exchange carriers with flexibility for their rates, special contracts (selective discounting) and tariffs, particularly for services that are considered to be competitive. This pricing flexibility increases the ability of the incumbent local exchange carrier to compete with us and constrains the rates we may charge for our services. States may grant incumbent local exchange carriers additional pricing flexibility. At the same time, some incumbent local exchange carriers may request increases in local exchange rates to offset revenue losses due to competition. Some states require prior approvals or notification for some transfers of assets, customers or ownership of a competitive local exchange carrier and for issuance of bonds, notes or other evidence of indebtedness or securities of any nature. Delays in receiving required regulatory approvals may occur.





                    MANAGEMENT AND EXECUTIVE COMPENSATION

Directors and Executive Officers

         The following table provides information about our directors and executive officers:


                   Name                      Age                            Title
                   ----                      ---                            -----
Barclay Knapp............................    45    Chairman of the Board
Thomas J. Gravina........................    40    President, Chief Executive Officer and Director
                                                   Executive Vice President, Chief Operating Officer,
Michael A. Peterson......................    32    Chief Financial Officer and Director
Gregg N. Gorelick........................    43    Senior Vice President-- Controller and Treasurer
George S. Blumenthal.....................    58    Chairman Emeritus and Director
Ralph H. Booth, II.......................    48    Director
Alan J. Patricof.........................    67    Director
Warren Potash............................    70    Director


         Our charter provides for a classified board of directors consisting of three classes as nearly equal in number as possible with the directors in each class serving staggered three year terms. The term of the initial Class I Directors which are comprised of Thomas J. Gravina, Ralph H. Booth, II and Michael A. Peterson, shall terminate on the date of the 2002 annual meeting of stockholders; the term of the initial Class II Directors which are comprised of George S. Blumenthal and Warren Potash shall terminate on the date of the 2003 annual meeting of stockholders and the term of the initial Class III Directors which are comprised of Barclay Knapp and Alan J. Patricof shall terminate on the date of the 2004 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. The following is a brief description of the present and past business experience of each of the persons who serve as our directors and executive officers.

         Barclay Knapp is currently the Chairman of CoreComm Limited and CoreComm Holdco and was the President, Chief Executive Officer, Chief Financial Officer and director of CoreComm Limited and CoreComm Holdco from March 1998 until January 2002. Mr. Knapp was appointed President of Cellular Communications of Puerto Rico, Inc. in March 1994 and Chief Executive Officer in March 1998, and remained in those positions until the 1999 sale of Cellular Communications of Puerto Rico. Mr. Knapp was a director of Cellular Communications of Puerto Rico from February 1992 and was Chief Financial Officer from that date to 1997. Mr. Knapp was Executive Vice President, Chief Operating Officer and a director of Cellular Communications International, Inc. from July 1991 until June 1998. Mr. Knapp was also Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of Cellular Communications, Inc. from its founding in 1981 until its sale in 1996. He is currently President, Chief Executive Officer and a director of NTL Incorporated. Mr. Knapp is also a director of Bredbandsbolaget, a Swedish company in which NTL holds a 25% interest.

         Thomas J. Gravina is currently the President and Chief Executive Officer and a director of CoreComm Holdco and the President and Chief Executive Officer of CoreComm Limited. Mr. Gravina was the Executive Vice President and Chief Operating Officer of CoreComm Limited and CoreComm Holdco, until January 2002. Mr. Gravina has been employed by each of CoreComm Limited and CoreComm Holdco since the acquisition of ATX Telecommunications Services, Inc. (ATX) in September 2000. Prior to the acquisition, Mr. Gravina served as Co-Chief Executive Officer and a partner of ATX, a position he had held since 1987.

         Michael A. Peterson is currently Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of CoreComm Holdco and the Executive Vice President, Chief Operating Officer and Chief Financial Officer of CoreComm Limited, and had served as Vice President -- Corporate Development of CoreComm Limited and CoreComm Holdco since June 2000 and, until that time, had served as Director -- Corporate Development of CoreComm Limited and CoreComm Holdco since our inception. He has worked for us and our related historical affiliates since 1996. He is also Director -- Corporate Development at NTL. Prior to joining NTL, he was in the investment banking division at Donaldson, Lufkin & Jenrette, specializing in the communications industry.

         Gregg N. Gorelick is currently Senior Vice President, Controller and Treasurer of CoreComm Limited and CoreComm Holdco and had served as Vice President, Controller and Treasurer since March 1998. Mr. Gorelick was Cellular Communications of Puerto Rico's Vice President and Controller from February 1992 until its sale in 1999, held that position at Cellular Communications International from July 1991 until its sale in 1999 and has held that position at NTL since its formation. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President and Controller of Cellular Communications from 1986 until its sale in 1996.

         George S. Blumenthal has been Chairman Emeritus of CoreComm Limited and CoreComm Holdco since January 2002, a director of CoreComm Limited and CoreComm Holdco since March 1998 and was the Chairman of CoreComm Limited and CoreComm Holdco from March 1998 until January 2002. Mr. Blumenthal was Chairman, Treasurer and a director of Cellular Communications of Puerto Rico from February 1992 until its sale in 1999 and was its Chief Executive Officer from March 1994 until March 1998. In addition, Mr. Blumenthal is Chairman, Treasurer and a director of NTL. Mr. Blumenthal is also a director of Sotheby's Holdings, Inc.


         Ralph H. Booth, II has been our director since January 2002, and has been the Chairman and Chief Executive Officer of Booth American Company, a private investment concern, since 1995. Prior to that time and beginning in 1981, he was the President and Chief Financial Officer for Booth American Company when it owned and operated both a cable television and a radio broadcasting division. Mr. Booth is a co-founder of and principal in ECE Management International, LLC since 1989. Mr. Booth is also a director of B/G Communications, LLC, B/G Enterprises, LLC, B/G Properties, LLC and Grupo Clarin, S.A.


         Alan J. Patricof has been a director of CoreComm Limited and CoreComm Holdco since March 1998. Mr. Patricof is Chairman of APAX Partners, formerly known as Patricof & Co. Ventures, Inc., a venture capital firm he founded in 1969. Mr. Patricof serves as a director of NTL and Boston Properties, Inc., which are publicly held, and Johnny Rockets Group, Inc., which is a privately held company.

         Warren Potash has been a director of CoreComm Limited and CoreComm Holdco since March 1998. Mr. Potash retired in 1991 as President and Chief Executive Officer of the Radio Advertising Bureau, a trade association, a position he held since 1989. Prior to that time, and beginning in 1986, he was President of New Age Communications, Inc., a communications consultancy firm. Until his retirement in 1986, Mr. Potash was a Vice President of Capital Cities/ABC Broadcasting, Inc., a position he held since 1970. Mr. Potash is also a director of NTL.

         In addition to these individuals, our board of directors has approved the expansion of the board and the nomination and appointment of three additional directors to be designated by Michael Karp, which expansion and appointments are to become effective once the board is informed of the identity of the nominees. Michael Karp is currently our largest stockholder, and participated in the Holdco Recapitalization by tendering notes and preferred stock he held in exchange for shares of our common stock. Mr. Karp, together with the Florenece Karp Trust, presently holds 34.0% of our common stock. The board has not yet been informed of the individuals whom Mr. Karp intends to nominate. Mr. Karp's right to nominate these directors was included in the exchange agreement that he signed with CoreComm Limited and CoreComm Holdco as part of the Holdco Recapitalization.


Executive Compensation

         The following table discloses compensation received by CoreComm Holdco's Chief Executive Officer and CoreComm Holdco's four other most highly paid executive officers for the year ended December 31, 2001.


                                                   CoreComm Holdco
                                             Summary Compensation Table*

                                                                                           Long-Term
                                                                                          Compensation
                                                                                             Awards
                                                                                             Common
                                                                                             Stock
   Name and Principal                                                                      Underlying
    Position in 2001                                Annual Compensation                  Options(#)(1)
                                                                       Other Annual                           All Other
                                         Salary          Bonus         Compensation                          Compensation
                               Year       ($)             ($)              ($)                                   ($)
-------------------------     ------     ----------   ------------     --------------    ---------------    --------------

Barclay Knapp..........        2001        104,870               -                 -                  -
     President and Chief       2000        121,917               -                 -                  -
  Executive and                1999         51,667               -                 -                  -
    Financial Officer

George S. Blumenthal...        2001        104,870               -                 -                  -
  Chairman                     2000        121,917               -                 -                  -
                               1999         51,667               -                 -                  -

Richard J. Lubasch (2).        2001         88,390         100,000                 -            100,000
  Senior Vice President--      2000        102,758               -                 -             75,000
  General Counsel and          1999         39,583               -                 -             30,000
  Secretary

Thomas J. Gravina(3)...        2001        248,077       1,300,000         12,185(4)                  -
  Executive Vice
President
  and Chief Operating
  Officer

Michael A. Peterson....        2001          2,400         750,000                 -            225,000
  Vice President -             2000          2,400               -                 -            100,000
  Corporate Development

Patty J. Flynt(5)......
  Senior Vice President        2001
and                                         58,700          50,615                 -                  -
  Chief Operating              2000        223,149         117,742         38,161(6)            150,000
  Officer                      1999        206,250         100,435                 -            450,001

---------------------


           * Some employees of NTL provided management, financial, legal and technical services to us. Amounts charged to us consist of salaries and direct costs allocated to us. In 2000, 1999 and 1998, NTL charged us $919,000, $2,268,000 and $313,000 respectively, net of our charges to NTL. It is not practicable to determine the amounts of these expenses that would have been incurred had we operated without these services. However, in the opinion of our management, the allocated method is reasonable. The named executives, except for Mr. Gravina, receive salaries from NTL and spend portions of their time providing executive management to us.


           (1) Amounts in this column are CoreComm Limited stock option grants. In December 2001, the CoreComm Limited board of directors, in connection with the Holdco Recapitalization, accelerated all outstanding options to acquire shares of CoreComm Limited common stock so that all are presently fully vested and exercisable. CoreComm Limited options are not exercisable for shares of our common stock. In the event that we are successful in consummating the exchange offers, CoreComm Limited would become a subsidiary of CoreComm Holdco. Subsequent to that time, CoreComm Holdco and CoreComm Limited may agree to effect a merger between CoreComm Limited and a subsidiary of CoreComm Holdco which would have the effect of converting holders of any remaining outstanding shares of CoreComm Limited common stock not owned by us into shares of our common stock at an exchange ratio identical to that being offered in the exchange offers. Between now and that time, if holders of CoreComm Limited options exercise their options, they would, at the time of a merger, have the same rights as other holders of CoreComm Limited common stock to have their shares of CoreComm Limited converted to shares of our common stock at that exchange ratio.

           (2) Effective February 4, 2002, Mr. Lubasch resigned from office as our Senior Vice President--General Counsel and Secretary.

           (3) Thomas J. Gravina became our Executive Vice President and Chief Operating Officer effective February 1, 2001, following the resignation of Patty J. Flynt as Senior Vice President and Chief Operating Officer.

           (4)    Other annual compensation represents a car allowance.

           (5) Effective February 1, 2001, Ms. Flynt resigned from office as our Senior Vice President and Chief Operating Officer.

           (6) Other annual compensation includes reimbursement for relocation expenses and moving expenses of $12,800 and $24,900, respectively.

Employment Arrangements

         The following represent the principal terms of employment arrangements for Thomas J. Gravina, our President - Chief Executive Officer and a director, and Michael A. Peterson, our Executive Vice President - Chief Operating Officer, Chief Financial Officer and a director, that have been agreed in principal between the compensation committee of the board of directors and the named executive, but are subject to formalization in fully executed employment contracts. Therefore, such contracts may contain different or additional material terms when finalized and executed.

Thomas J. Gravina:

Term: Three years, plus automatic one year renewals unless six months notice of non-renewal by executive or CoreComm Holdco

Title:                     President and Chief Executive Officer

Base salary:               $900,000

Bonuses:                   Quarterly bonus targets of $300,000 for 2002;
                           quarterly bonuses targets of $225,000 for each calendar year after 2002, in each case based on meeting financial targets; bonus of $700,000 payable in connection with successful completion of the Holdco Recapitalization process; and additional bonuses commensurate with position, performance and awards to other senior executives

Options: Initial grant of options to purchase 350,000 shares of our common stock(1)

Benefits:                  Appropriate for executive's position, including
                           401(k), savings, pension, profit sharing, life insurance, disability and medical insurance; term life insurance providing $3,000,000 death benefit;
                           and long-term disability insurance providing a benefit of at least $300,000 per year

Termination
without cause:             Up to two years bonus and salary payable upon
                           termination, plus two year option acceleration

Non-competition:           Customary non-compete and non-solicitation provisions

Michael A. Peterson:

Term: Three years, plus automatic one year renewals unless six months notice of non-renewal by executive or CoreComm Holdco

Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer

Base salary:               $500,000

Bonuses:                   Quarterly bonus targets of $150,000 for 2002;
                           quarterly bonus targets of $112,500 for each calendar year after 2002, in each case based on meeting financial targets; bonus of $350,000 payable in connection with successful completion of the Holdco Recapitalization process; additional bonuses commensurate with position, performance and awards to other senior executives

Options: Initial grant of options to purchase 495,000 shares of our common stock(1)

Benefits:                  Appropriate for executive's position, including
                           401(k), savings, pension, profit sharing, life insurance, disability and medical insurance; term life insurance providing $3,000,000 death benefit;
                           and long-term disability insurance providing a benefit of at least $300,000 per year

Termination
without cause:             Up to two years bonus and salary payable upon
                           termination, plus two year option acceleration

Non-competition:           Customary non-compete and non-solicitation provisions

-------------
(1)  These options were granted to the named executive in January 2002.




                  Option Exercises and Year-End Value Table

         There were no options of CoreComm Holdco outstanding in 2001.


Stock Option Plan

         On December 10, 2001, our board of directors adopted the CoreComm Holdco, Inc. 2001 Stock Option Plan, reserving under this plan shares of common stock for issuance to employees and non-employee directors.

         The purpose of our stock option plan is to encourage stock ownership by our employees and non-employee directors, and the employees and non-employee directors of our divisions, subsidiary corporations and other affiliates, so as to encourage these individuals to continue to put forth maximum efforts for the success of our business. Under our stock option plan, grants may be made of options to acquire shares of our common stock. The options may be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. The terms of options granted under our stock option plan, including provisions regarding vesting, exercisability, exercise price and duration, are generally set by the compensation committee of our board of directors.




                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

         The following table provides, as of February 6, 2002, information regarding the beneficial ownership of our common stock by (a) each of our executive officers and directors, (b) all those directors and executive officers as a group and (c) each person known by us to be the beneficial owner of more than 5% of any class of our voting securities as calculated in accordance with Rule 13d-3 of the Exchange Act.


                                                                           Amount and Nature of Beneficial Ownership
                                                            ------------------------------------------------------------------------
                                                                                 Presently
                                                                                Exercisable
                                                                                 Options,
     Executive Officers, Directors                             Common               and
     and Principal Stockholders (1)                             Stock          Warrants (2)           Total            Percent (3)
------------------------------------------------------------------------------------------------------------------------------------


Barclay Knapp                                                     347,578              0                 347,578           3.48%
Thomas J. Gravina                                               1,087,588        116,667               1,204,255          11.90%
Michael A. Peterson                                                 7,588        165,000                 172,588           1.70%
Gregg N. Gorelick                                                       0         13,333                  13,333           *
George S. Blumenthal                                              195,337              0                 195,337           1.95%
Ralph H. Booth, II (4)                                          2,080,000 (4)          0               2,080,000 (4)      20.80%(4)
Alan J. Patricof                                                        0          5,333                   5,333           *
Warren Potash                                                         759          5,333                   6,092           *



All directors and officers as a group                           3,718,850        305,666               4,024,516          39.05%
   (8 in number)

Michael Karp (5)                                                3,400,000              0               3,400,000           34.00%
   University City Housing Company
   1062 East Lancaster Avenue, Suite 30B
   Rosemont, PA  19010


Booth American Company (4)                                      2,080,000              0               2,080,000           20.80%
     333 West Fort Street,  Suite 1230
     Detroit, MI  48226

CoreComm Limited                                                1,314,416              0               1,314,416           13.14%

Debra Buruchian                                                 1,080,000          8,333               1,088,333           10.87%
     c/o CoreComm Limited
     50 Monument Road
     Bala Cynwyd, PA  19004
------------------------------

* Represents less than one percent.


(1) Unless otherwise noted, the business address of each person is 110 East 59th Street, New York, New York 10022.

(2) Includes shares of common stock purchasable upon the exercise of options which are exercisable or become so in the next 60 days and warrants.
(3)      Includes common stock, exercisable options and warrants.

(4) Ralph H. Booth, II, our director, is an affiliate of Booth American Company. Accordingly, Mr. Booth may claim beneficial ownership of all of the shares held by Booth American Company. Booth American Company is the record owner of all 2,080,000 shares set forth opposite Ralph H. Booth, II's name in the table.

(5) Includes 197,101 shares of common stock held by the Florence Karp Trust, of which shares Mr. Karp disclaims beneficial ownership.





                           SELLING SECURITYHOLDERS

         The following table provides, as of February 8, 2002, the respective number of shares of common stock beneficially owned by that securityholder.

                                                                                               Common Stock
                                                                                               Beneficially
                                                                                                  Owned
                        Selling Securityholder                                                 and Offered
                        ------------------------                                             -----------------
                        Michael Karp..............................................................3,202,899
                        Booth American Company....................................................2,080,000
                        Thomas Gravina............................................................1,087,588
                        Debra Buruchian...........................................................1,080,000
                        Barclay Knapp...............................................................347,578
                        Credit Suisse First Boston Corporation......................................217,126
                        The Florence Karp Trust......................................................197,101
                        George S. Blumenthal........................................................195,337
                        Morgan Stanley & Company Inc.................................................30,286
                        BNP Paribas Equity Strategies, Inc...........................................28,832
                        Georgica Partners............................................................26,201
                        CRT Capital Group LLC........................................................22,838
                        Richard J. Lubasch...........................................................21,818
                        Richard Reiss, Jr.............................................................20,547
                        Ted McCourtney...............................................................18,182
                        FTA Media Limited............................................................13,809
                        St. Albans Partners Ltd......................................................13,658
                        JMG Capital Partners, LP.....................................................11,002
                        JMG Capital Triton Offshore Fund Ltd.........................................11,002
                        Yield Strategies Fund II, L. P................................................9,105
                        Ermitage Selz Fund Ltd........................................................7,588
                        Michael A. Peterson...........................................................7,588
                        Pitt & Co.....................................................................6,070
                        Brown University..............................................................5,919
                        Circlet (IMA) Limited.........................................................4,553
                        GAM Selection Investments Inc.................................................3,794
                        The Georgica International Fund Ltd...........................................3,035
                        Del Mintz Trust...............................................................2,125
                        Coastal Convertible Ltd.......................................................1,518
                        Irving Spitz..................................................................1,518
                        William Ginsberg..............................................................1,518
                        Inger Ginsberg................................................................1,063
                        Warren Potash...................................................................759
                        John Gregg......................................................................607
                        Ralco Inc.......................................................................607
                        Stuart Schapiro Keogh Plan......................................................607
                        Anthony J. Spatacco, Jr.........................................................304
                        Bill Mintz......................................................................304
                        Gary Mintz......................................................................304
                        Mark Mintz......................................................................304
                        Michael Spatacco................................................................304
                        Stanley Knapp Trust.............................................................304


         Generally, only selling securityholders identified in the foregoing tables who beneficially own the shares of our common stock set forth opposite their respective names may sell shares of our common stock under the registration statement, of which this prospectus forms a part. We may from time to time include additional selling securityholders in supplements to this prospectus.


         Except as set forth in "Management and Executive Compensation - Directors and Executive Officers" and "Certain Relationships and Related Transactions," none of the selling securityholders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. This prospectus relates to the offer on a delayed or continuous basis as provided in Rule 415 under the Securities Act of all of the securities listed in the table above. The selling securityholders may sell all, none or a part of the securities listed above. Accordingly, no estimate can be given as to the amount or percentage of the securities that will be held by the selling securityholders after any given sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of these securities since the date of this prospectus in transactions exempt from the registration requirements of the Securities Act.




                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NTL Incorporated

         NTL provides us with management, financial, legal and technical services, access to office space and equipment and use of supplies. Amounts charged to us by NTL consist of salaries and direct costs allocated to us where identifiable and a percentage of the portion of NTL's corporate overhead which cannot be specifically allocated to NTL. Effective January 1, 2001, the percentage used to allocate corporate overhead was reduced. NTL's charges to us commenced in October 1998. It is not practicable to determine the amounts of these expenses that would have been incurred had we operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. In 2000, 1999 and 1998, NTL charged us $1,186,000, $2,330,000 and $313,000 respectively, and in the nine months ended September 30, 2001 and 2000, NTL charged us $340,000 and $907,000 respectively, which is included in corporate expenses.

         We provided NTL with access to office space at a separate location and equipment and the use of supplies until August 2001. In the fourth quarter of 1999, we began charging NTL a percentage of our office rent and supplies expense. It is not practicable to determine the amounts of these expenses that would have been incurred had we operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. In 2000 and 1999, we charged NTL $267,000 and $62,000 respectively, which reduced corporate expenses.


         On April 12, 2001, CoreComm Holdco and CoreComm Limited issued, as joint and several obligors, a 10.75% Unsecured Convertible PIK Note due 2011 to NTL in the principal amount of $15,000,000 for the purchase price of $15,000,000, which was paid in cash. On February 5, 2002, CoreComm Holdco and CoreComm Limited entered into an agreement regarding the convertibility feature of these notes. The principal features of this note and the additional agreement are set forth in "Description of Indebtedness -10.75% Unsecured Convertible PIK Note due 2011."

         A subsidiary of ours provides billing and software development services to subsidiaries of NTL. General and administrative expenses were reduced by $1,400,000, $800,000, $275,000 and $138,000 for the years ended
December 31, 2000 and 1999, for the period from April 1, 1998, the date operations commenced, to December 31, 1998 and for the period from January 1, 1998 to May 31, 1998 respectively, as a result of these charges. General and administrative expenses were reduced by $1,428,000 and $709,000 for the nine months ended September 30, 2001 and 2000 respectively, as a result of the charges for these services.


         In October 2000, we billed NTL $6,674,000 for billing and software development services to be rendered from January to September 2001. In March 2000, we and NTL announced that we had entered into an agreement to link our networks in order to create an international Internet backbone. In November 2000, we billed NTL $9,128,000 primarily for usage of the network in 2001. The $15,802,000 total is included in due from NTL and deferred revenue at December 31, 2000. In February 2001, the international Internet backbone commenced operations and we recognized revenue of $225,000 for the network usage in the nine months ended September 30, 2001.

         In April 2001, we entered into a network and software agreement with NTL in connection with the issuance of $15 million aggregate principal amount of 10.75% Unsecured Convertible PIK Notes due April 2011. Pursuant to the network and software agreement with NTL, we are obligated to provide U.S. network access for U.K. Internet traffic from NTL's U.K. customers for three years, as well as a royalty-free license to use certain provisioning software and know-how.

Properties and Facilities of the Business Formerly Operated by ATX


         The former ATX headquarters and executive offices and primary technical operations facility are leased from entities controlled by Michael Karp, the former Chief Executive Officer and principal stockholder of ATX and our largest stockholder who, together with The Florence Karp Trust, currently owns 34.0% of our common stock. We currently pay approximately $1.0 million per year in rent for these facilities and approximately $450,000 per year in rent for the former primary technical operations facility. The lease for the former primary technical operations facility currently expires in December 2002. In connection with our acquisition of ATX, these leases were modified to reflect provisions found in arm's length negotiations for these arrangements, including, without limitation:


               o the landlord is required to give consent to a reasonable sublease, and is entitled to all profits from that sublease;

               o  there is a standard recapture right;

               o  there is a standard non-disturbance clause;

               o we are no longer obligated to share facilities, employees and/or supplies with the landlord;

               o provisions regarding the purchase of telecommunications services by landlord or other tenants from ATX have been eliminated; and

               o arrangements granting the landlord a percentage of ATX's revenues have been eliminated.

ATX Liability Insurance Plans

         ATX's liability insurance plans were held jointly with University City Housing, an entity owned by Michael Karp. In connection with our acquisition of ATX, each of ATX's liability insurance plans were amended so that University City Housing is not be entitled to participate in these plans.

Exchange Agreement between CoreComm Limited and CoreComm Holdco


         On December 14, 2001, CoreComm Limited and CoreComm Holdco, as part of the Holdco Recapitalization, entered into an exchange agreement whereby CoreComm Limited agreed that from time to time, upon our request, it would deliver to us shares of our common stock held by it. We agreed to

         (1) waive our rights to interest payments pursuant to CoreComm Limited debt securities and debt securities that were joint obligations of CoreComm Limited and CoreComm Holdco that we hold,

         (2) extend by twenty years the maturity dates of CoreComm Limited debt securities and debt securities that were joint obligations of CoreComm Limited and CoreComm Holdco that we hold,

         (3) waive the right to convert into shares of CoreComm Limited common stock the debt securities that were joint obligations of CoreComm Limited and CoreComm Holdco that we hold,

         (4) delete provisions contained in the Senior Unsecured Notes due September 29, 2003 of CoreComm Limited relating to scheduled prepayments, mandatory prepayments and liens,

         (5) delete provisions in the Note Purchase Agreement, dated as of September 29, 2000, related to the Senior Unsecured Notes due September 29, 2003 of CoreComm Limited relating to accounting, financial statements, inspection rights, insurance, payment of taxes, compliance with laws, corporate existence, indebtedness incurred, refinancing, liens, liquidation and dissolution, covenants restricting payment, transactions with affiliates, fees and events of default, and

         (6) waive our rights with respect to shares of preferred stock of CoreComm Limited which we hold relating to receipt of dividends, mandatory redemption rights, conversion rights and governing rights.

These waiver of rights, amendments and deletions are subject to equitable adjustment, in our discretion, in the event that any of the recapitalization transactions are not consummated or are otherwise compromised.


Arrangements with Initial Selling Securityholders

         CoreComm Holdco and CoreComm Limited have entered into an exchange agreement with some of the initial selling securityholders. CoreComm Holdco is also subject to provisions contained in agreements entered into with the former holders of CoreComm Limited's convertible notes. Please refer to the section of the prospectus entitled "Description of Capital Stock - The Exchange Agreement" and "Description of Capital Stock - The Convertible Notes."

Employment Arrangements

         A summary of the terms of employment arrangements between each of Thomas J. Gravina, our President -- Chief Executive Officer and a director, and Michael A. Peterson, our Executive Vice President -- Chief Operating Officer and Chief Financial Officer and a director, are described in the section "Management and Executive Compensation - Employment Arrangements."




                         DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock


         Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of February 1, 2002, we had (a) 10,000,018 shares of common stock issued and outstanding, which were held of record by approximately 43 stockholders, including CoreComm Limited and (b) no shares of preferred stock issued or outstanding. The currently outstanding shares of common stock are validly issued, fully paid and non-assessable. The number of authorized shares of any of our preferred stock or our common stock may be increased or decreased, but not below the then number of shares outstanding, by the vote of the holders of a majority of our voting power and no vote of the holders of any of our preferred stock or our common stock voting separately as a class is required. The following description is qualified in all respects by reference to our charter and our amended by-laws.


Common Stock


         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders and do not have cumulative voting rights in the election of directors. The holders of our common stock are not entitled to vote on any amendment to our charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected series are entitled, either separately or together with the holders of one or more other series, to vote thereon pursuant to our charter or pursuant to the Delaware General Corporation Law. Holders of our common stock are entitled to receive proportionately dividends as may from time to time be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share proportionately in all of our assets available for distribution to holders of our common stock remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of our common stock have no preemptive rights and have no rights to convert our common stock into any other securities, and there are no redemption provisions with respect to the common stock.


         Currently no public market exists for the shares of our common stock. Pursuant to discussions with Nasdaq, we intend to transfer CoreComm Limited's Nasdaq listing to our common stock following successful completion of the planned public exchange offer for holders of CoreComm Limited Common Stock to exchange their shares for our common stock. CoreComm Limited's outstanding common stock currently trades under the symbol "COMM" on the Nasdaq National Market.

Preferred Stock

         Our charter authorizes the board of directors to issue one or more series of preferred stock and determine, with respect to any series, the rights, if any, and their qualifications, limitations or restrictions, as are stated in resolutions adopted by the board of directors providing for the issue of the series and as are permitted by the Delaware General Corporation Law.

         The ability of the board of directors to issue one or more series of preferred stock provides increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of preferred stock, as well as shares of our common stock, are available for issuance without further action by our stockholders, unless any action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or applicable rules of any self-regulatory organization. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the board of directors does not intend to seek stockholder approval. The board of directors will make any determination to issue the shares based on its judgment as to our best interests and the best interests of our stockholders. The board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the then current market price of our shares.

Series A Junior Participating Preferred Stock

         In connection with the adoption of our stockholder rights plan, which is described below, our board of directors designated and reserved for issuance Series A Junior Participating Preferred Stock. A total of 1,000,000 shares of Series A preferred stock are authorized. No shares are issued or outstanding. When issued and paid for in accordance with the stockholder rights plan, the Series A preferred stock will be fully paid and nonassessable. We will appoint a transfer agent for the Series A preferred stock if any shares are issued.

         Dividends and Ranking. Each share of Series A preferred stock entitles its holders to receive dividends out of our funds legally available for the payment of dividends when, as and if declared by our board of directors. With respect to those dividends, the Series A preferred stock will rank:

         o senior to all classes of our common stock and to each other class of capital stock or series of preferred stock that is designated to rank junior to the Series A preferred stock;

         o junior to all classes of preferred stock that is designated to rank senior to the Series A preferred stock; and

         o equal to all classes of preferred stock that is designated to rank equally with the Series A preferred stock.

         Dividends are payable quarterly in cash on the fifteenth day of March, June, September and December of each year, in an amount per share equal to the greater of:

         o    $0.01; and

         o 1,000 times the aggregate per-share amount of all dividends declared on our common stock since the immediately preceding dividend payment date, subject to adjustment for subdivision or combination of our common stock.

         Liquidation, Dissolution or Winding up. Upon our liquidation, dissolution or winding up, the holders of outstanding shares of Series A preferred stock will be entitled to paid out of the assets available for distribution to our stockholders after payment of any liquidation values of any securities senior in liquidation rights to the Series A preferred stock.

         After payment of the liquidation values of senior securities, the holders of the Series A preferred stock will be entitled to receive $1.00 for each share of Series A preferred stock they hold, plus any accrued and unpaid dividends or distributions on those shares. If, upon any liquidation, dissolution or winding up of our company, the remaining assets available for distribution are insufficient to pay the holders of the Series A preferred stock and all other securities ranking equally with the Series A preferred stock with respect to liquidation the full amount to which they are entitled, the holders of Series A preferred stock will share those remaining assets ratably, together with the holders of the securities ranking equally with the Series A preferred stock.

         Following the initial payment with respect to each share of Series A preferred stock, no additional distributions will be made to the holders of the Series A preferred stock until the holders of shares of common stock have received an amount per share equal to the amount distributed with respect to each share of Series A preferred stock divided by 1,000, subject to adjustment for splits and combinations of our common stock. After the payment with respect to our common stock, the holders of the Series A preferred stock and the holders of the common stock will share ratably in any remaining assets and funds, based on one share of Series A preferred stock equaling 1,000 shares of common stock, subject to adjustment for splits and combinations of our common stock.

         Voting Rights. Subject to adjustments for splits and combinations of our common stock, each share of Series A preferred stock will entitle the holder to 1,000 votes on all matters submitted to a vote of our stockholders. The holders of the Series A preferred stock will vote as a single class with the holders of our common stock.

         If dividends on the Series A preferred stock are in arrears in an amount equal to six quarterly dividends, all holders of our preferred stock whose dividends are in arrears with respect to six quarterly periods will, voting as a single class, be entitled to elect two new directors to our board of directors. The directors will serve until successors to them have been elected or until dividends on the Series A preferred stock are no longer in arrears.

         Redemption.  The Series A preferred stock is not redeemable.

         Conversion.  The Series A preferred stock is not convertible.

The Convertible Note Agreements

         In connection with the Holdco Recapitalization, CoreComm Limited entered into binding agreements for transactions that allowed it to exchange approximately $160 million principal amount of its 6% Convertible Subordinated Notes due 2006. Under the terms of the agreements, in exchange for tendering the notes, CoreComm Limited paid each holder that signed such an agreement: (1) a cash payment equal to the October 2001 interest payment due to that holder, and (2) shares of CoreComm Holdco common stock, equal in the aggregate to approximately 5% of our common stock. These agreements also contain a mutual release of claims whereby CoreComm Limited released each holder who was a party to one of these agreements, and each of these holders released CoreComm Limited, of all claims arising from occurrences taking place on or prior to the date of these respective agreements.

         CoreComm Limited and CoreComm Holdco provided notices of closing of the transactions under these agreements. Each notice of closing contained an agreement by CoreComm Holdco to file a shelf registration statement under the Securities Act covering the shares of our common stock issued under these agreements. This prospectus is part of that registration statement.

The Exchange Agreement

         In connection with the Holdco Recapitalization, CoreComm Limited and CoreComm Holdco entered into an exchange agreement with holders of preferred stock of CoreComm Limited, holders of debt securities of CoreComm Limited and holders of debt securities which were joint obligations of CoreComm Limited and CoreComm Holdco. The transactions contemplated by the Exchange Agreement closed in December 2001. Pursuant to that agreement:

         o the securityholders would exchange their securities for shares of CoreComm Holdco common stock as part of the Holdco Recapitalization plan;

         o We would file a shelf registration statement under the Securities Act covering the shares of our common stock issued under the exchange agreement;

         o none of the securityholders, together with their affiliates and their associates, would acquire any shares of our voting securities, subject to an allowed annual increase in percent ownership of our outstanding common shares equal to 0.0735 times their original percent ownership of our common stock, capped at a maximum of 39%;

         o if a securityholder, or any of their affiliates or associates, were to acquire ownership of our voting securities in contravention of the restrictions set forth in the exchange agreement, we would have the right to either (1) purchase, or cause a designee to purchase, any or all of these securities so acquired at the price paid by the securityholder or its affiliates or associates or (2) require the securityholder, or its affiliates or associates, to dispose of these securities within 30 days;

         o the following additional restrictions apply to each security holder that, together with its affiliates and associates, owns at least 15% of our common stock, provided that these restrictions will not apply to any of these security holders
              (1) after the nine month anniversary of the SEC declaring the registration statement of which this prospectus forms a part effective and (2) at any time when a security holder, together with its affiliates, its associates and specified transferees to which they transfer our voting securities own less than 10% of the voting power of all our voting securities. These securities holders are:

              o prohibited from subjecting any of our voting securities to any voting agreements or arrangements or depositing them into a voting trust;

              o prohibited from soliciting proxies in opposition to the recommendation of our board of directors;

              o in any election contest, required to vote all of our voting securities held by it (1) in the same proportion as the votes cast by all other holders of our voting securities or (2) in the manner recommended by our board of directors if the election contest involves a proposed change of control;

              o prohibited from acting with any other person or entity for the purpose of affecting or influencing control of CoreComm Holdco or acquiring, holding or disposing of our voting securities;

              o prohibited from proposing, soliciting or otherwise participating in any transaction relating to an acquisition of, a business combination or similar transaction with, or a change of control of, CoreComm Holdco or encouraging another person or entity to make a tender offer for our voting securities;

         o shares of our common stock issued under the exchange agreement to these securityholders and their affiliates and associates may only be transferred:

         o    pursuant to a bona fide public offering;

         o pursuant to unsolicited open market sales on any national securities exchange or automated inter-dealer quotation system on which the shares are listed;

         o pursuant to a tender offer made to our stockholders which our board of directors has recommended;

         o pursuant to a privately-negotiated transaction with a person or entity that, together with its affiliates and associates, does not own at least 15% of our common stock;

         o    pursuant to a will or the laws of descent and distribution;

         o pursuant to a bequest or similar gift or transfer to any person or entity that, together with its affiliates and associates, does not own at least 15% of our common stock; or

         o as a result of any pledge or hypothecation to a bona fide financial institution to secure a bona fide loan, guaranty or other financial accommodation or as a result of any foreclosure with respect thereto;

         o if we enter into a definitive agreement with a third party or accept, approve or recommend an offer from a third party to acquire greater than 50% of our voting securities, each security holder would have the right, on a pro-rata basis commensurate with its then level of ownership of our voting securities, to offer to acquire the number of our securities that is equal to or greater than the number of our voting securities that is contemplated to be acquired pursuant to the third party offer, and we would not take any action that would confer a timing advantage to the third party;

         o any securityholder, together with its associates and affiliates, may make a bona fide written offer to acquire or purchase 100% of our capital stock so long as the offer is definitive in nature or provides for a make-whole premium or similar significant penalty payable to our other stockholders in the event that the transaction is not completed;

         o each securityholder granted an irrevocable proxy to members of our board of directors and officers to vote all of the shares of our stock which he, she or it would be entitled to vote in favor of (1) a stock split of shares of our common stock upon a determination by our board of directors that a stock split is advisable and in our best interest to more accurately reflect our capitalization pursuant to the restructuring plan and an amendment to our charter to effect this stock split and/or (2) a change in our corporate name to a suitable corporate name upon a determination by our board of directors that a corporate name change is advisable and in our best interest and an amendment to our charter to effect this corporate name change;

         o each of Michael Karp and Booth American Company also have a contractual right to designate directors to CoreComm Holdco's board of directors whereby:

              o so long as Michael Karp, together with his affiliates and associates, owns at least 15% of our outstanding common stock, Michael Karp has the right to designate that number of directors to our board of directors so that his representation on our board of directors is proportionate to his, together with his affiliates' and associates', ownership percentage of our common stock; and

              o so long as Booth American Company, together with its affiliates and associates, owns at least 15% of CoreComm Holdco's outstanding common stock, Booth American Company has the right to designate one director to our board of directors;

         o each securityholder agreed (1) that it had not commenced any action against CoreComm Limited or CoreComm Holdco, (2) to release CoreComm Limited and CoreComm Holdco from all claims arising from occurrences taking place on or prior to the closing date and (3) that it would not assist in any action commenced by or on behalf of the holders of 6% Convertible Subordinated Notes due 2006 of CoreComm Limited; and

         o each of CoreComm Limited and CoreComm Holdco agreed (1) that it had not commenced any action against any securityholder and (2) to release each securityholder from all claims arising from occurrences taking place on or prior to the closing date.

Special Charter Provisions

         Our charter contains the provisions described below. These charter provisions may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and any series of preferred stock, of precluding or rendering more difficult a hostile takeover, making it more difficult to remove or change the composition of our incumbent board of directors and our officers, being adverse to stockholders who desire to participate in a tender offer and depriving stockholders of possible opportunities to sell their shares at temporarily higher prices.

         Classified board and filling of vacancies on the board of directors. The charter provides that the directors shall be divided into three classes, each of which shall serve a staggered three-year term, and that vacancies on our board of directors that may occur between annual meetings may be filled by our board of directors. In addition, this provision specifies that any director elected to fill a vacancy on our board of directors will serve for the balance of the term of the replaced director. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

         Qualification of directors. The charter provides that, subject to the contractual board representation rights set forth in the exchange agreement, it is a qualification of at least 81% of the directors that they not be (1) beneficial owners of 15% or more of our common stock, (2) affiliates or associates of any beneficial owner of 15% or more of our common stock or (3) persons whose beneficial ownership of securities would be required to be aggregated on any Schedule 13D or Schedule 13G required to be filed under the Exchange Act by any beneficial owner of 15% or more of our common stock.

         Removal of directors. The charter provides that directors can be removed only by the stockholders for cause and then only by the affirmative vote of the holders of not less than two-thirds of the combined voting power of the voting stock.

         Voting requirement for some business combinations. The charter also provides that, in addition to any affirmative vote required by law, the affirmative vote of holders of two-thirds of the voting power of the voting stock will be necessary to approve any "business combination," proposed by an "interested stockholder." The additional voting requirements will not apply, however, if:

         o the business combination was approved by not less than a majority of the continuing directors;

         o a series of conditions are satisfied requiring, in summary, the following:

                   (A) that the consideration to be paid to stockholders in the business combination must be at least equal to the higher of:

                      (1) the highest per-share price paid by the interested
              stockholder in acquiring any shares of common stock during the two years prior to the announcement date of the business combination or in the transaction in which it became an interested stockholder, this date is referred to as the "determination date," whichever is higher; or

                      (2) the fair market value per share of common stock on
              the announcement date or determination date, whichever is higher, in either case appropriately adjusted for any stock dividend, stock split, combination of shares or similar events with non-cash consideration treated similarly; and

                   (B) various "procedural" requirements are complied with, including the consent solicitation of proxies according to the rules of the SEC and no decrease in regular dividends, if any, after the interested stockholder became an interested stockholder, except as approved by a majority of the continuing directors.

         An "interested stockholder" is defined as anyone who is the beneficial owner of more than 15% of the voting power of the voting stock, other than CoreComm Holdco and any employee stock plans sponsored by us, and includes any person who is an assignee of or has succeeded to any shares of voting stock in a transaction not involving a public offering that were at any time within the prior two-year period beneficially owned by an interested stockholder. The term "beneficial owner" includes persons directly and indirectly owning or having the right to acquire or vote the stock. Interested stockholders participate fully in all stockholder voting.

         A "business combination" includes the following transactions:

         o merger or consolidation of us or any subsidiary of ours with an interested stockholder or with any other corporation or entity which is, or after the merger or consolidation would be, an affiliate, associate or a Schedule 13D Related Party of an interested stockholder;

         o the sale or other disposition by us or a subsidiary of ours of assets having a fair market value of $10,000,000 or more if an interested stockholder, or an affiliate, an associate or a Schedule 13D Party of an interested stockholder is a party to the transaction;

         o the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an interested stockholder, or an affiliate, an associate or a Schedule 13D Party of an interested stockholder; or

         o any reclassification of securities, recapitalization, merger with a subsidiary, or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any class of our outstanding stock, or securities convertible into stock, or a subsidiary owned by an interested stockholder, or an affiliate, an associate or a
              Schedule 13D Party of an interested stockholder.

         Determinations of the fair market value of non-cash consideration are made by a majority of the continuing directors.

         The term "continuing directors" means any member of our board of directors, while that person is a member of our board of directors, who is not an affiliate, associate, Schedule 13D Party or representative of the interested stockholder and was a member of our board of directors prior to the time that the interested stockholder became an interested stockholder, and any successor of a continuing director while that successor is a member of our board of directors, who is not an affiliate, associate, Schedule 13D Party or representative of the interested stockholder and is recommended or elected to succeed the continuing director by a majority of continuing directors.

         The term "Schedule 13D Related Party" means an individual or entity whose beneficial ownership of securities would be required to be aggregated on any Schedule 13D or Schedule 13G required to be filed by an interested stockholder.

         Voting requirements for some amendments to the charter. The charter provides that the provisions set forth in this section under the heading "Special Charter Provisions" may not be repealed or amended in any respect, unless that action is approved by the affirmative vote of the holders of not less than two-thirds of the voting power of the voting stock. The requirement of an increased stockholder vote is designed to prevent a stockholder who controls a majority of the voting power of the voting stock from avoiding the requirements of the provisions discussed above by simply amending or repealing those provisions.

Special By-laws Provisions

         Advance notification of business to be transacted at stockholder meetings. Our amended by-laws provide that to be properly brought before the annual or any special stockholders' meeting, business must be either

         (1) specified in the notice of meeting, or any supplement or amendment thereto, given by or at the direction of our board of directors,

         (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or

         (3) otherwise properly brought before the meeting by a stockholder by giving timely notice in writing to us.

To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 75 days nor more than 90 days prior to the meeting; provided, that in the event that less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received by us not later than the close of business on the fifteenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever first occurs.

         Election of directors. Our amended by-laws provide that our board of directors consists of between three and 15 directors, the exact number as fixed from time to time by the board of directors.

         Stockholder nominations. Except for the right of Michael Karp and Booth American Company to designate directors in accordance with the exchange agreement, a stockholder may nominate directors only if the stockholder delivers written notice to us not less than 75 days nor more than 90 days prior to an annual meeting of our stockholders; provided, however, that in the event that less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received by us not later than the close of business on the fifteenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever first occurs.

The Stockholder Rights Plan

         We adopted a stockholder rights plan on December 17, 2001. In connection with the stockholder rights plan, our board of directors declared and paid a dividend of one preferred share purchase right for each share of our common stock outstanding on December 17, 2001. Each right entitles the holder, under some circumstances, to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share, at an exercise price of initially four times the average closing price of our common stock over the first five days of trading following the SEC declaring this registration statement effective, subject to adjustment. There are 1,000,000 shares of Series A preferred stock authorized for issuance under the plan.

         Initially, the rights are attached to outstanding certificates representing our common stock, and no separate certificates representing the rights are distributed. The rights will separate from our common stock, be represented by separate certificates and will become exercisable upon the earlier of:

         o ten business days following a public announcement that a person or group has acquired or has obtained the right to acquire 15% or more of our outstanding common stock; or

         o ten business days, or a later date as may be determined by the action of the board of directors prior to the time that any person or group becomes an acquiring person, after the commencement of, or announcement of an intention to make, a tender offer or exchange offer for 15% or more of our outstanding common stock.

         If after the rights become exercisable we agree to merge into another entity, another entity merges into us or we sell or transfer more than 50% of our assets, each right will entitle the holder to purchase a number of shares of common stock of the resulting entity at a discount.

         If after someone has acquired 15% or more of our common stock or our board of directors declares any person to be an adverse person upon a determination that a person has become the beneficial owner of a substantial amount of our common stock, which shall in no event be less than 5% of the outstanding common stock, each holder of a right will be entitled to receive shares of our common stock at a discount. Any rights that are or were owned by an acquirer of more than 15% of our outstanding common stock or any person that the board of directors declares to be an adverse person will be null and void.

         We may exchange the rights at a ratio of one share of common stock for each right at any time after someone acquires 15% or more of our common stock but before that person acquires 50% or more of our common stock. We may also redeem the rights at our option at a price of $0.01 per right, subject to adjustment, at any time before the tenth day following the announcement that someone has acquired 15% or more of our common stock. The rights expire on the earliest of December 17, 2011, an exchange or redemption of the rights as described above, or the completion of a merger as described above. The rights distribution is not taxable to stockholders.

         The stockholder rights plan is intended to encourage a potential acquirer to negotiate directly with the board of directors, but may have anti-takeover effects. The stockholder rights plan could significantly dilute the ownership interests of an acquirer in CoreComm Holdco and therefore may have the effect of delaying, deterring or preventing a change in control of CoreComm.

         For further description, please refer to the stockholder rights plan, which was filed with the SEC as Exhibit 4.2 to the registration statement of which this prospectus forms a part.

Transfer Agent and Registrar

         Our transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Section 203 of the Delaware General Corporation Law

         Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the time that a stockholder becomes an interested stockholder, unless:

         o prior to that time either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

         o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares held by persons who are both directors and officers and employee stock plans; or

         o at or after that time the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

         A business combination includes mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock.

Indemnification Provisions


         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. Our charter and amended by-laws require us to indemnify our officers and directors to the full extent permitted by Delaware law.

         Section 102(b)(7) of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for

         (1) breaches of the duty of loyalty,

         (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law,

         (3) unlawful payments of dividends, stock purchases or redemptions, or

         (4) transactions from which a director derives an improper personal benefit.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. Our charter and amended by-laws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her and we currently maintain this insurance. We have liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act.

         Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.




                       DESCRIPTION OF OUR INDEBTEDNESS

Other Indebtedness

         As of September 30, 2001, as adjusted for the Holdco Recapitalization, some of our other indirect subsidiaries have $11.5 million of indebtedness in capital leases and other notes. For more information, please refer to our historical financial statements and the related notes. In addition, our subsidiaries may incur substantial indebtedness in the future.

Senior Secured Credit Facility

         On September 28, 2000, we entered into a senior secured credit facility with The Chase Manhattan Bank as lender, administrative agent and collateral agent that was amended and restated on April 11, 2001. Our senior secured credit facility provides for both a term loan facility and a revolving credit facility. Our term loan facility is for an initial aggregate amount of $106.1 million and has a final maturity of April 1, 2006 that, subject to the satisfaction of conditions, may be extended to September 22, 2008. At December 31, 2001, we had $106.1 million outstanding under our term loan facility. Our revolving credit facility is for a total of $50.0 million and has a termination date of April 1, 2006 that, subject to the satisfaction of conditions, may be extended to September 22, 2008. At December 31, 2001, we had $50.0 million outstanding under our revolving credit facility.

         The interest rate on both our term loan facility and our revolving credit facility is initially, at our option, either:

         o    3.50% per annum plus the base rate, which is the higher of:

                   -- the rate as publicly announced from time to time by
                      The Chase Manhattan Bank as its "prime rate", or

                   -- the federal funds effective rate plus 0.50% per annum; or

         o the reserve-adjusted London Interbank Offered Rate (Adjusted LIBOR) plus 4.50% per annum.

         The applicable margin for our facilities will be subject to reductions based on the ratio of our consolidated total debt to annualized EBITDA.

         At December 31, 2001, the interest rate on our term loan facility was 6.86%. At December 31, 2001, the interest rate on our revolving credit facility was 6.86%. We are able to repay and reborrow on our revolving credit facility. Availability under our revolving credit facility is subject to a commitment fee equal to 1.50%, subject to reduction to 1.00% per annum based upon the rate of utilization of our facilities. This commitment fee is payable quarterly in arrears until termination of the lender's commitment.

         We pay a letter of credit fee for the pro rata account of each lender in an amount equal to the dollar equivalent of the daily amount available to be drawn or outstanding under letters of credit, if any are outstanding, at a per annum rate equal to the interest rate applicable to the revolving credit facility. In addition, we pay a per annum fronting fee equal to 0.25% of the daily amount available to be drawn down under any letters of credit.

         The loans under our term loan facility are subject to quarterly amortization payments over the life of the facility. In addition, we will have to make partial repayments of our term loans, subject to exceptions for:

         o    net proceeds from a sale of assets;

         o    net proceeds from an issuance of debt or equity;

         o    net proceeds from insurance following a casualty event; and

         o    excess cash flow.

         Once the term loans have been repaid, the term loans will not be permitted to be reborrowed.

         We and all of our present and future direct and indirect subsidiaries (other than subsidiaries that we may designate as unrestricted subsidiaries) unconditionally guarantee payment under our senior secured credit facility. These guarantees are secured by a pledge of and a perfected security interest in all of the assets of these entities, including 100% of the stock of our subsidiaries.

         Our senior secured credit facility contains customary covenants and restrictions on our ability and the ability of our subsidiaries to engage in some activities, including, but not limited to:

         o    issuing new indebtedness;

         o    creating liens;

         o    incurring capital expenditures;

         o    making investments;

         o declaring dividends, repurchasing or redeeming capital stock and prepaying subordinated debt;

         o entering into any merger, consolidation, acquisition, sale of assets or lease; and

         o    entering into hedging transactions.

         Our senior secured credit facility also requires us and our subsidiaries to observe the following customary financial covenants:

         o a minimum active access lines and minimum on-net access lines requirement;

         o    a minimum consolidated services revenue requirement;

         o a maximum consolidated total secured debt to total capital ratio and a maximum consolidated total debt to total capital ratio;

         o    a positive EBITDA requirement;

         o a maximum consolidated total secured debt to annualized EBITDA ratio and a maximum consolidated total debt to annualized EBITDA ratio;

         o a minimum consolidated EBITDA to consolidated cash interest expense;

         o a minimum consolidated EBITDA to consolidated fixed charge ratio; and

         o    a maximum capital expenditures requirement.

         Our senior secured credit facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults on other indebtedness, events of bankruptcy and insolvency, ERISA defaults, judgment defaults, failure of any guaranty or security agreement supporting our senior secured credit facility to be in full force and effect, and change in control of us.


10.75% Unsecured Convertible PIK Note due 2011


         On April 12, 2001, CoreComm Holdco and CoreComm Limited issued, as joint and several obligors, a 10.75% Unsecured Convertible PIK Note due 2011 to NTL Incorporated in the principal amount of $15,000,000, referred to as the "2011 PIK Note," for the purchase price of $15,000,000, which was paid in cash. The principal features of the 2011 PIK Note are as follows:

         o Ranking. The 2011 PIK Note ranks as a senior debt obligation of CoreComm Holdco and as a subordinated debt obligation of CoreComm Limited.

         o Interest. The 2011 PIK Note accrues interest at a rate of 10.75% per annum, to be paid semiannually on October 15 and April 15 of each year, commencing October 15, 2001. Interest on the 2011 PIK Note is to be paid in kind through the issuance of additional notes in principal amounts equal to the interest payments then due, referred to as the "PIK Notes." The terms of the PIK Notes will be substantially identical to the 2011 PIK Note, except that:

                  (1) the conversion rate of each PIK Note will reflect that the conversion price of CoreComm Limited common stock to be issued upon conversion is the greater of:

                           (a) a 20% premium to the 25-day average market price of the CoreComm Limited common stock on the date of issuance of the PIK Note; and

                           (b)      $1.00;

                  (2) the maturity date of each PIK Note will be April 12, 2011; and

                  (3) the special conversion price of each PIK Note will be the greater of:

                           (a) 66 2/3% of the 25-day average market price of the CoreComm Limited common stock immediately preceding the record date for the issuance of the PIK Note; and

                           (b) the change of control price as determined in the 2011 PIK Note. To the extent that there exists any accrued and unpaid interest attributable to the principal amount of the 2011 PIK Note to be converted at the time of conversion, the number of shares of CoreComm Limited common stock to be delivered by CoreComm Limited will be increased in an amount equal to the quotient of the accrued and unpaid interest as of the conversion date divided by 120% of the 25-day average market price of the CoreComm Limited common stock on the conversion date.

         On December 31, 2001, the aggregate principal amount outstanding of the 2011 PIK Note and the PIK Note paid as interest on October 15, 2001, together with accrued and unpaid interest thereon was $16,173,982.

         o Maturity Date. The 2011 PIK Note and all PIK Notes mature on April 12, 2011.

         o Redemption. Beginning on April 12, 2003, CoreComm Holdco and CoreComm Limited have the option, as joint and several obligors, to redeem the 2011 PIK Note in whole or in part upon thirty days prior written notice to a holder of the 2011 PIK Note, at the redemption prices set forth in the 2011 PIK Note along with any accrued and unpaid interest. Any redemption initiated by CoreComm Holdco or CoreComm Limited will be tolled for up to 90 days, solely for the purpose of allowing the holder of the 2011 PIK Note to satisfy any applicable legal or regulatory approvals required to effect the conversion into shares of CoreComm Limited common stock. The tolling period may be extended if CoreComm Holdco or CoreComm Limited do not comply with their obligations under the 2011 PIK Note to assist in effecting conversion.

         o Conversion. The holder of the 2011 PIK Note may convert the 2011 PIK Note into shares of CoreComm Limited common stock at the conversion rate of one share for every $1 in principal amount, subject to adjustment in the circumstances set forth in the 2011 PIK Note. However, the holder of these notes and CoreComm Limited and CoreComm Holdco have entered into an agreement relating to the conversion feature of the note following the Holdco Recapitalization. Through that agreement, consistent with the original terms of the note, CoreComm Limited and CoreComm Holdco have agreed to exercise their right under the note such that, following the successful completion of our exchange offer to the holders of CoreComm Limited common stock to exchange their shares of CoreComm Limited common stock for shares of our common stock, the convertibility feature of the note will be altered so that rather than the note being convertible into shares of CoreComm Limited common stock, it will become convertible into shares of our common stock. At that time, the conversion price of $1.00 will be equitably adjusted by applying the exchange ratio in the exchange offers, which results in a new conversion price of $116.70 per share of our common stock. The holder has agreed not to exercise its rights to convert into CoreComm Limited common stock for six months from February 5, 2002 (unless that right has previously ceased as a result of the completion of the exchange offer and the change in the convertibility feature). In the event that we are unsuccessful in completing the exchange offer, the conversion feature would remain into CoreComm Limited common stock. These notes are redeemable, in whole or in part, at our option, at any time in April 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date.

         o Change of Control. If a change of control occurs, as determined under the terms of the 2011 PIK Note, a holder of the 2011 PIK Note has a one-time option, for a period of 30 days following written notice from CoreComm Limited, which written notice must be given at least 15 days prior to the expected date of the change of control, to convert the principal amount of the 2011 PIK Note, including any accrued and unpaid interest, into shares of CoreComm Limited common stock at the change of control conversion rate set forth in the 2011 PIK Note. If the holder of the 2011 PIK Note fails to convert at this special conversion rate, then following the change of control transaction the holder may convert the 2011 PIK Note into the type of consideration received by the CoreComm Limited common stock holders in the change of control transaction, in an amount that reflects the number of shares of CoreComm Limited common stock into which the 2011 PIK Note was convertible immediately prior to the change of control transaction.

         o Transfer Restrictions. The 2011 PIK Note was issued in a transaction exempt from the registration requirements of the Securities Act, and so cannot be transferred except by way of a valid registration statement or an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

         o Other Matters. The 2011 PIK Note does not contain any provisions relating to:

                  (1) establishment or maintenance of a sinking fund;

                  (2) restrictions on liens to secure indebtedness and issuance of disqualified preferred stock;

                  (3) restrictions on incurring additional indebtedness or refinancing existing indebtedness;

                  (4) events of default;

                  (5) restrictions on the declaration or payment of dividends on CoreComm Holdco capital stock; and

                  (6)      covenants with respect to

                           (a)      maintenance of cash-flow to interest
                                    expense,

                           (b)      asset ratio,

                           (c)      restricted payments,

                           (d)      transactions with affiliates, and

                           (e)      use of proceeds from an asset sale.




                             PLAN OF DISTRIBUTION

         Shares of our common stock are being registered to permit public secondary trading of them by the holders of them from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of shares of our common stock. We will bear all fees and expenses incident to our obligation to register the shares of our common stock.

         The selling securityholders or any decree or pledgee of them acting as principals may sell all or a portion of the shares of our common stock beneficially owned by them and offered by this prospectus from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts, concessions, commissions or agent's commissions. Shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Sales may be effected in transactions (which may involve crosses or block transactions):

                 (1) on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale (including, without limitation, the Nasdaq National Market);

                 (2)       in the over-the-counter market;

                 (3) otherwise than on those exchanges or services or in the over-the-counter market;

                 (4)       involving the lending of shares of our common stock;

                 (5) through the writing of options (whether the options are listed on an options exchange or otherwise) relating to the shares of our common stock, the short sale of shares of our common stock;

                 (6) through the distribution of the shares of our common stock by any selling securityholder to its partners, members or stockholders;

                 (7) through gifting of the shares of our common stock by any selling securityholder to its family members; or

                 (8)       through a combination of any of the above.

         In connection with sales of the shares of our common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of our common stock short and deliver shares of our common stock to close out short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell the shares of our common stock. If the selling securityholders effect transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, these underwriters, brokers, dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of shares of our common stock for whom they may act as agent or to whom they may sell as principal, which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved.

         Currently no public market exists for the shares of our common stock. Pursuant to conversations we have had with Nasdaq, we intend to transfer the existing listing of CoreComm Limited's common stock on the Nasdaq National Market to our common stock in the future. However, there is no assurance that we will be able to continue to meet the continued listing requirements of the Nasdaq National Market. CoreComm Limited's outstanding common stock currently trades under the symbol "COMM" on the Nasdaq National Market.

         The selling securityholders and any broker-dealer participating in the distribution of the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any of the broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under the securities laws of some states, the shares of our common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless the shares of our common stock have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

         We cannot assure you that any selling securityholder will sell any or all of the shares of our common stock registered under the shelf registration statement, of which this prospectus forms a part. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus.

         The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the particular shares of our common stock being distributed. All of the above may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

         All expenses of the registration of the common stock covered by this prospectus will be paid by us, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any.

         Upon sale under the shelf registration statement, of which this prospectus forms a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

                                LEGAL MATTERS

         The legality of the common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                   EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules at December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999 and for the period from April 1, 1998 to December 31, 1998, as set forth in their reports. Our financial statements are included in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of our predecessor, OCOM Corporation Telecoms Division, for the period from January 1, 1998 to May 31, 1998, as set forth in their reports. We have included these financial statements in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         BDO Seidman, LLP, independent auditors, have audited the combined financial statements of ATX Telecommunications Services Group as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 as set forth in their report. ATX's financial statements have been included in this prospectus in reliance on BDO Seidman, LLP's report, given on their authority as experts in accounting and auditing.

         PricewaterhouseCoopers LLP, independent auditors, have audited the consolidated financial statements of Voyager.net, Inc. as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998 and 1997, as set forth in their report. Voyager's financial statements have been included in this prospectus in reliance on PricewaterhouseCoopers LLP's report, given on their authority as experts in accounting and auditing.




                     WHERE YOU CAN FIND MORE INFORMATION

         This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) which we have filed with the SEC, under the Securities Act, with respect to the common stock offered in this prospectus. This prospectus does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, the related exhibits and the other materials we file with the SEC at the public reference facilities the SEC maintains at:

                               Judiciary Plaza
                                  Room 1024
                            450 Fifth Street, N.W.
                            Washington, D.C. 20549

                                 233 Broadway
                              New York, NY 10279

                               Citicorp Center
                           500 West Madison Street
                                  Suite 1400
                              Chicago, IL 60661

         Upon the effectiveness of the registration statement, we will become subject to the information requirements of the Exchange Act. We will then file reports, proxy statements and other information under the Exchange Act with the SEC. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy statements and other information regarding us. The address of the SEC Web site is http://www.sec.gov.



                       INDEX TO FINANCIAL STATEMENTS

CoreComm Holdco, Inc.
---------------------
Reports of Independent Auditors .............................................F-2
Consolidated Balance Sheets - September 30, 2001
   (unaudited), December 31, 2000 and 1999...................................F-4
Consolidated Statements of Operations - Nine months
    ended September 30, 2001 and 2000 (unaudited)............................F-5
Consolidated Statements of Operations - Years Ended December 31, 2000 and
    1999, for the Period from April 1, 1998 (date operations commenced) to
     December 31, 1998 and for the Period from January 1, 1998 to
     May 31, 1998 ...........................................................F-6
Consolidated Statement of Shareholder's Equity - Nine months ended September 30, 2001 (unaudited),Years Ended December 31, 2000 and 1999 and for the Period from April 1, 1998
    (date operations commenced) to December 31, 1998 ........................F-7
Statement of Parent's Investment  - For the Period from
     January 1, 1998 to May 31, 1998.........................................F-8
Condensed Consolidated Statements of Cash Flows - Nine
    months ended September 30, 2001 and 2000 (unaudited).....................F-9
Consolidated Statements of Cash Flows - Years Ended December 31, 2000
     and 1999, for the Period from April 1, 1998 (date operations commenced)
     to December 31, 1998 and for the Period from
     January 1, 1998 to May 31, 1998 .......................................F-10
Notes to Consolidated Financial Statements .................................F-12

Voyager.net, Inc.
-----------------
Condensed Consolidated Balance Sheet - June 30, 2000 (unaudited)............F-36
Condensed Consolidated Statements of Operations - Six Months
     ended June 30, 1999 and 2000 (unaudited)...............................F-37
Condensed Consolidated Statement of Stockholders'
     Equity - Six Months ended June 30, 2000 (unaudited)....................F-38
Condensed Consolidated Statements of Cash Flows - Six Months
     ended June 30, 1999 and 2000 (unaudited)...............................F-39
Notes to Condensed Consolidated Financial Statements (unaudited)............F-40
Report of Independent Accountants...........................................F-42
Consolidated Balance Sheets - December 31, 1998 and 1999....................F-43
Consolidated Statements of Operations - Years ended
     December 31, 1997, 1998 and 1999.......................................F-44
Consolidated Statements of Stockholders' Equity (Deficit) -
     Years ended December 31, 1997, 1998 and 1999...........................F-45
Consolidated Statements of Cash Flows - Years ended
     December 31, 1997, 1998 and 1999.......................................F-47
Notes to Consolidated Financial Statements..................................F-48

ATX Telecommunications Services, Inc.
-------------------------------------
Financial Statements
    Balance Sheet - June 30, 2000 (unaudited)...............................F-57
    Statements of Operations - Six Months ended
    June 30, 2000 and 1999 (unaudited)......................................F-58
    Changes in Equity/Partners' Capital - Six Months
    ended June 30, 2000 and 1999 (unaudited)................................F-59
    Cash Flows - Six Months ended June 30, 2000 and 1999 (unaudited)........F-60
Notes to Unaudited Financial Statements.....................................F-61
Auditors' Report of Independent Certified Public Accountants................F-63
Combined Financial Statements
    Balance Sheets - December 31, 1999......................................F-64
    Statements of Operations - Years ended December 31, 1999 and 1998.......F-65
    Changes in Partners' Capital - Years ended December 31, 1999 and 1998...F-66
    Statements of Cash Flows - Years ended December 31, 1999 and 1998.......F-67
Notes to Combined Financial Statements......................................F-68



                       REPORT OF INDEPENDENT AUDITORS


Shareholder and Board of Directors
CoreComm Holdco, Inc.

         We have audited the consolidated balance sheets of CoreComm Holdco, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholder's equity and cash flows for the years ended December 31, 2000 and 1999 and for the period from April 1, 1998 (date operations commenced) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoreComm Holdco, Inc. and Subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the years ended December 31, 2000 and 1999 and for the period from April 1, 1998 (date operations commenced) to December 31, 1998 in conformity with accounting principles generally accepted in the United States.



                                                 /s/ ERNST & YOUNG LLP



New York, New York
March 12, 2001



                       REPORT OF INDEPENDENT AUDITORS




Shareholder
OCOM Corporation Telecoms Division

         We have audited the statements of operations, parent's investment and cash flows of OCOM Corporation Telecoms Division ("OCOM") for the period from January 1, 1998 to May 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects the results of operations and the cash flows of OCOM Corporation Telecoms Division for the period from January 1, 1998 to May 31, 1998 in conformity with accounting principles generally accepted in the United States.

                                                 /s/ ERNST & YOUNG LLP



New York, New York
February 26, 1999



                   CORECOMM HOLDCO, INC. AND SUBSIDIARIES
           AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                        CONSOLIDATED BALANCE SHEETS


                                                                            September 30,                 December 31,
                                                                                2001                2000               1999
                                                                         -------------------- ------------------ ------------------
                                                                             (unaudited)
Assets
Current assets:
   Cash and cash equivalents                                                  $46,713,000          $22,773,000        $11,248,000
   Marketable securities                                                                -            2,686,000                  -
   Accounts receivable-trade, less allowance for doubtful accounts of
     $9,251,000 (2001), $11,034,000 (2000) and $3,949,000 (1999)               36,337,000           34,148,000          7,658,000
   Due from affiliates                                                            480,000              638,000            439,000
   Due from NTL Incorporated                                                            -           17,345,000            195,000
   Other                                                                        3,693,000            9,038,000          5,186,000
                                                                         -------------------- ------------------ ------------------
Total current assets                                                           87,223,000           86,628,000         24,726,000

Fixed assets, net                                                             120,464,000          179,379,000         90,347,000
Goodwill, net of accumulated amortization of $98,333,000 (2001),
   $42,028,000 (2000) and $7,262,000 (1999)                                   355,448,000          600,859,000         57,888,000
Intangible assets, net                                                          5,790,000            6,092,000         38,388,000
Other, net of accumulated amortization of $837,000 (2001), $211,000
   (2000) and $22,000 (1999)                                                   14,105,000           23,648,000          5,528,000
                                                                         -------------------- ------------------ ------------------
                                                                             $583,030,000         $896,606,000       $216,877,000
                                                                         ==================== ================== ==================
Liabilities and shareholder's equity Current liabilities:
  Accounts payable                                                            $43,687,000          $72,876,000        $13,736,000
  Equipment payable                                                                     -                    -          4,702,000
  Accrued expenses                                                             71,029,000           64,558,000         29,040,000
  Due to NTL Incorporated                                                          78,000                    -                  -
  Current portion of long-term debt, notes payable
   and capital lease obligations                                               40,772,000           20,182,000         19,127,000
  Deferred revenue                                                             29,896,000           29,696,000          1,400,000
                                                                         -------------------- ------------------ ------------------
Total current liabilities                                                     185,462,000          187,312,000         68,005,000

Long-term debt                                                                146,800,000           91,127,000          4,318,000
Notes payable to related parties                                               32,869,000           16,170,000                  -
Capital lease obligations                                                         324,000            2,693,000         14,564,000

Commitments and contingent liabilities

Shareholder's equity:
  Series preferred stock - $.01 par value, authorized 10,000,000
       shares; issued and outstanding none                                              -                    -                  -
  Common stock - $.01 par value; authorized 250,000,000 shares;
      issued and outstanding 9,514,000 shares                                      95,000               95,000             95,000
  Additional paid-in capital                                                1,021,469,000        1,039,083,000        246,890,000
  Deferred non-cash compensation                                              (11,936,000)         (21,638,000)                 -
(Deficit)                                                                    (792,053,000)        (418,236,000)      (116,995,000)

                                                                         -------------------- ------------------ ------------------
                                                                              217,575,000          599,304,000        129,990,000
                                                                         -------------------- ------------------ ------------------
                                                                             $583,030,000         $896,606,000       $216,877,000
                                                                         ==================== ================== ==================

  See accompanying notes.






                                         CORECOMM HOLDCO, INC. AND SUBSIDIARIES
                                 AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION


                                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                                      (unaudited)



                                                                          Nine Months Ended September 30,
                                                                          2001                     2000
                                                                 ----------------------- --------------------------

Revenues                                                            $  220,055,000           $  56,155,000

Costs and expenses
Operating                                                              175,942,000              77,321,000
Selling, general and administrative                                     75,021,000              70,783,000
Corporate                                                                3,854,000               7,465,000
Non-cash compensation                                                    9,702,000              35,420,000
Reorganization charges                                                  37,395,000                 775,000
Write-down of intangibles                                              167,599,000                       -
Depreciation                                                            34,626,000              19,416,000
Amortization                                                            75,390,000               9,793,000
                                                                 ----------------------- --------------------------
                                                                       579,529,000             220,973,000
                                                                 ----------------------- --------------------------
Operating (loss)                                                      (359,474,000)           (164,818,000)

Other income (expense)
Interest income and other, net                                           1,875,000                 589,000
Interest expense                                                       (18,467,000)             (2,767,000)
                                                                 ----------------------- --------------------------
(Loss) before income taxes and extraordinary item                     (376,066,000)           (166,996,000)
Income tax benefit (provision)                                              33,000                (154,000)
                                                                 ----------------------- --------------------------
(Loss) before extraordinary item                                      (376,033,000)           (167,150,000)
Gain from extinguishment of  debt                                        2,216,000                       -
                                                                 ----------------------- --------------------------
Net (loss)                                                           $(373,817,000)          $(167,150,000)
                                                                 ======================= ==========================

Basic and diluted net loss per common share:
(Loss) before extraordinary item                                          $(39.52)                $(17.57)
Gain from extinguishment of debt                                               .23                       -
                                                                 ----------------------- --------------------------
Net (loss)                                                                $(39.29)                $(17.57)
                                                                 ======================= ==========================

Weighted average number of shares                                        9,514,000               9,514,000
                                                                 ======================= ==========================




         In the nine months ended September 30, 2001, non-cash compensation expense includes $1.5 million that would have been included in operating expense, $6.2 million that would have been included in selling, general and administrative expense and $2.0 million that would have been included in corporate expense had the compensation been paid in cash. In the nine months ended September 30, 2000, non-cash compensation expense includes $5.4 million that would have been included in operating expense, $22.6 million that would have been included in selling, general and administrative expense and $7.4 million that would have been included in corporate expense had the compensation been paid in cash.


See accompanying notes.



                    CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                              The Predecessor
                                                                                         For the Period           (OCOM)
                                                                                          from April 1,     --------------------
                                                                                            1998 (date         For the Period
                                                                                            operations         from January 1,
                                                                                          commenced) to            1998 to
                                                     Year Ended December 31,               December 31,            May 31,
                                                    2000                  1999                 1998                1998
                                             -------------------- --------------------- ------------------- --------------------

Revenues                                        $   131,526,000      $   57,151,000         $   6,713,000        $ 1,452,000

Costs and expenses
Operating                                           142,323,000          57,551,000             5,584,000            772,000
Selling, general and administrative                 109,197,000          72,821,000            11,940,000          3,205,000
Corporate                                            11,224,000           6,686,000             2,049,000                  -
Non-cash compensation                                43,440,000           1,056,000                    -                   -
Other charges                                        12,706,000                  -                     -                   -
Write-down of intangibles                            35,920,000                  -                     -                   -
Depreciation                                         30,641,000          10,916,000               749,000            255,000
Amortization                                         42,396,000           8,630,000               231,000              2,000
                                             -------------------- --------------------- ------------------- --------------------
                                                    427,847,000         157,660,000            20,553,000          4,234,000
                                             -------------------- --------------------- ------------------- --------------------
Operating (loss)                                   (296,321,000)       (100,509,000)          (13,840,000)        (2,782,000)

Other income (expense)
Interest income and other, net                        1,134,000              55,000                46,000                  -
Interest expense                                     (5,929,000)         (2,624,000)              (21,000)                 -
                                             -------------------- --------------------- ------------------- --------------------
(Loss) before income taxes                         (301,116,000)       (103,078,000)          (13,815,000)        (2,782,000)
Income tax provision                                   (125,000)           (102,000)                   -                   -
                                             -------------------- --------------------- ------------------- --------------------
Net (loss)                                        $(301,241,000)      $(103,180,000)         $(13,815,000)       $(2,782,000)
                                             ==================== ===================== =================== ====================

Basic and diluted net (loss)
     per                common share                  $(31.66)             $(10.85)               $(1.45)              $(.29)
                                             ==================== ===================== =================== ====================

Weighted average number of shares                     9,514,000           9,514,000             9,514,000          9,514,000
                                             ==================== ===================== =================== ====================

         In the year ended December 31, 2000, non-cash compensation expense includes $5.9 million that would have been included in operating expense, $25.0 million that would have been included in selling, general and administrative expense and $12.5 million that would have been included in corporate expense had the compensation been paid in cash. In the year ended December 31, 1999, non-cash compensation expense includes $345,000 that would have been included in operating expense and $711,000 that would have been included in selling, general and administrative expense had the compensation been paid in cash.

See accompanying notes.




                                       CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY

                                     For the Period from April 1, 1998 (date operations
                                    commenced) to December 31, 1998, for the Years Ended
                                                 December 31, 1999 and 2000
                                and for the nine months ended September 30, 2001 (unaudited)



                                               Common Stock          Additional        Deferred
                                        -------------------------    ----------        Non-Cash
                                            Shares        Par      Paid-In Capital   Compensation     (Deficit)
                                            ------        ---      ---------------   -------------     ---------


Initial contribution                       9,514,000      $95,000      $22,090,000
Capital contributions                                                   27,908,000
Net (loss) for the period from April 1,
   1998 (date operations commenced) to
   December 31,  1998                                                                                    $(13,815,000)
                                         ----------- ------------- ---------------- ---------------- -----------------
Balance, December 31, 1998                 9,514,000       95,000        49,998,000                       (13,815,000)



Capital contributions                                                   196,892,000
Net (loss) for the year ended December
   31, 1999                                                                                              (103,180,000)
                                         ----------- ------------- ---------------- ---------------- -----------------

Balance, December 31, 1999                9,514,000         95,000      246,890,000                      (116,995,000)


Capital contributions                                                   792,193,000
Deferred non-cash compensation                                                         $(31,338,000)
Non-cash compensation expense                                                             9,700,000
Net (loss) for the year ended December
   31, 2000                                                                                              (301,241,000)
                                         ----------- ------------- ---------------- ---------------- -----------------
Balance, December 31, 2000                 9,514,000        95,000    1,039,083,000      (21,638,000)    (418,236,000)

Capital distributions (unaudited)                                       (17,614,000)
Non-cash compensation expense
   (unaudited)                                                                            9,702,000
Net (loss) for the nine months
ended September 30, 2001 (unaudited)                                                                     (373,817,000)
                                         ----------- ------------- ---------------- ---------------- -----------------
Balance, September 30, 2001                9,514,000       $95,000   $1,021,469,000    $(11,936,000)    $(792,053,000)
   (unaudited)                           =========== ============= ================ ================ =================



See accompanying notes.


                      STATEMENT OF PARENT'S INVESTMENT
          OF OCOM CORPORATION TELECOMS DIVISION (THE PREDECESSOR)

            For the Period from January 1, 1998 to May 31, 1998




Balance, December 31, 1997                                       $    321,000
Capital contributions                                               4,261,000
Net (loss) for the five months ended May 31, 1998                 (2,782,000)
                                                       ------------------------
Balance, May 31, 1998                                              $1,800,000
                                                       ========================

See accompanying notes.



                                  CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                    (unaudited)


                                                                  Nine Months Ended September 30,
                                                                    2001                   2000
                                                             --------------------------------------------

Net cash (used in) operating activities                           $(33,448,000)         $(118,590,000)

Investing activities
Purchase of fixed assets                                            (4,243,000)           (43,484,000)
Acquisitions, net of cash acquired                                           -            (92,320,000)
Proceeds from sales of marketable securities                         2,737,000                      -
                                                           --------------------------------------------
Net cash (used in) investing activities                             (1,506,000)          (135,804,000)
Financing activities
Capital contributions (distributions)                              (23,064,000)           211,659,000
Proceeds from borrowing, net of financing costs                     88,679,000             71,266,000
Principal payments                                                  (1,001,000)            (4,217,000)
Principal payments of capital lease obligations                     (5,720,000)           (11,766,000)
                                                             ---------------------- ---------------------
Net cash provided by financing activities                           58,894,000            266,942,000
                                                             ---------------------- ---------------------
Increase in cash and cash equivalents                               23,940,000             12,548,000
Cash and cash equivalents at beginning of period                    22,773,000             11,248,000
                                                             ---------------------- ---------------------
Cash and cash equivalents at end of period                         $46,713,000            $23,796,000
                                                             ====================== =====================

Supplemental disclosure of cash flow information
 Cash paid for interest                                            $10,195,000             $3,398,000
 Income taxes paid                                                           -                154,000

Supplemental schedule of non-cash investing activities
 Capital contributions of non-cash net assets                       $5,450,000           $702,288,000
 Liabilities incurred to acquire fixed assets                        6,450,000             37,529,000


See accompanying notes.




                                                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                  The Predecessor
                                                                                                                      (OCOM)
                                                                                         For the Period from     -------------------
                                                                                         April 1, 1998 (date      For the Period
                                                                                             operations          from January 1,
                                                                                            commenced) to            1998 to
                                                         Year Ended December 31,            December 31,              May 31,
                                                         2000               1999                1998                   1998
                                                 -------------------------------------------------------------------------------
Operating activities
  Net (loss)                                          $(301,241,000)      $(103,180,000)      $(13,815,000)         $(2,782,000)
  Adjustments to reconcile net (loss) to
    net cash (used in) operating
    activities:
    Depreciation and amortization                        73,037,000          19,546,000            980,000              257,000
    Non-cash compensation                                43,440,000           1,056,000                  -                    -
    Provision for losses on accounts
      receivable                                          7,130,000           3,241,000            501,000               92,000
    Write-down of intangible assets                      35,920,000                   -                  -                    -
    Accretion of interest on marketable
      securities                                             24,000                   -                  -                    -
    Other                                                   996,000              19,000                 5,000                 -
    Changes in operating assets and
      liabilities, net of effect from
      business acquisitions:
     Accounts receivable                                 (7,405,000)          3,333,000           (480,000)            (262,000)
     Due from affiliates                                (17,349,000)          1,193,000         (1,826,000)                   -
     Other current assets                                   576,000          (3,152,000)          (218,000)            (179,000)
     Other assets                                        (1,249,000)         (3,447,000)        (2,010,000)                   -
     Accounts payable                                    17,574,000           5,275,000          1,261,000             (311,000)
     Accrued expenses                                    (5,078,000)          3,388,000          2,814,000             (453,000)
     Deferred revenue                                    17,213,000             (61,000)            93,000                    -
                                                 -------------------------------------------------------------------------------
  Net cash (used in) operating activities              (136,412,000)        (72,789,000)       (12,695,000)          (3,638,000)

  Investing activities
  Purchase of fixed assets                              (65,211,000)        (20,296,000)        (2,341,000)            (623,000)
  Acquisitions, net of cash acquired                    (98,613,000)        (47,056,000)                 -                    -
  Purchase of marketable securities                      (2,710,000)                  -                  -                    -
                                                 -------------------------------------------------------------------------------
  Net cash (used in) investing activities              (166,534,000)        (67,352,000)        (2,341,000)            (623,000)






              CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

                                                                                           For the Period        The Predecessor
                                                                                         from April 1, 1998          (OCOM)
                                                                                          (date operations     For the Period from
                                                                                            commenced) to      January 1, 1998 to
                                                       Year Ended December 31,              December 31,             May 31,
                                                     2000                 1999                  1998                  1998
                                               ------------------ ---------------------- -------------------- ----------------------
Financing activities
Capital contributions                               232,472,000        151,885,000             19,912,000            4,261,000
Proceeds from borrowings, net of
    financing costs                                 103,503,000            480,000                      -                    -
Principal payments                                   (5,936,000)        (3,469,000)                     -                    -
Principal payments of capital lease
  obligations                                       (15,568,000)        (2,379,000)                (4,000)                   -
                                               ------------------ ---------------------- -------------------- ----------------------
Net cash provided by financing
  activities                                        314,471,000        146,517,000             19,908,000            4,261,000
                                               ------------------ ---------------------- -------------------- ----------------------
Increase in cash and cash                            11,525,000          6,376,000              4,872,000                    -
  equivalents
Cash and cash equivalents at beginning of
  period                                             11,248,000          4,872,000                      -                    -
                                               ------------------ ---------------------- -------------------- ----------------------
Cash and cash equivalents at end of
  period                                            $22,773,000      $  11,248,000             $4,872,000      $             -
                                               ================== ====================== ==================== ======================

Supplemental disclosure of cash flow
   Information
Cash paid for interest                               $4,008,000         $2,032,000                 $4,000      $             -
Income taxes paid                                       159,000            185,000                      -                    -

Supplemental schedule of non-cash
   investing activities
Capital contributions of non-cash net
  Assets                                           $559,721,000        $45,007,000            $30,181,000       $            -
Liabilities incurred to acquire fixed
  Assets                                            35,626,000          19,621,000                175,000                    -

See accompanying notes.



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (unaudited with respect to the nine months ended September 30,
                               2001 and 2000)


1.   Organization and Business


         CoreComm Holdco, Inc. (the "Company") was formed in May 1998 as a Bermuda corporation. It was a wholly-owned subsidiary of CoreComm Limited until December 2001. In July 1999, the Company was domesticated under the laws of Delaware.

         CoreComm Limited, formerly a wholly-owned subsidiary of Cellular Communications of Puerto Rico, Inc. ("CCPR"), was formed in March 1998 in order to succeed to the businesses and assets that were operated by OCOM Corporation and as an appropriate vehicle to pursue new telecommunications opportunities outside of Puerto Rico and the U.S. Virgin Islands. Operations commenced in April 1998. In September 1998, CCPR made a cash contribution to Limited of $150,000,000 and distributed 100% of the outstanding shares of Limited on a one-for-one basis to CCPR's shareholders.

         The Company's competitive local exchange carrier ("CLEC"), cellular long distance, landline long distance and cellular resale businesses were formerly owned and operated by OCOM Corporation Telecoms Division ("OCOM"). CCPR acquired the operating assets and related liabilities of these businesses from OCOM on June 1, 1998. OCOM is the predecessor business to the Company.

         The Company provides integrated telephone, Internet and high-speed data services to business and residential customers in targeted markets throughout the United States. As of December 31, 2000, the Company's customers are located throughout the United States, although much of the Company's business is conducted in Pennsylvania, Ohio and Michigan.


2.   Recapitalization Plan


         In April 2001, the Company completed a reevaluation of its business plan in light of current market conditions and made significant modifications to its plans. The Company is devoting its resources to the more profitable areas of its business and is substantially reducing its operations and related costs in the other areas of its business. The Company is currently engaged in a process to potentially sell its non-CLEC assets and businesses, and retained advisors for the purpose of conducting this sale.


         In July 2001, the Company finalized the streamlining of its operating structure to focus on its two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market and the second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market.

         In October 2001, the Company and CoreComm Limited commenced the Holdco Recapitalization. In the first phase, CoreComm Limited entered into agreements with numerous holders of its 6% Convertible Subordinated Notes Due 2006 whereby the holders agreed, among other things, to exchange their notes for approximately $5 million in cash (representing the October 1, 2001 interest payment that had not been paid) and shares of the Company's common stock as part of a recapitalization plan. The exchange was completed in December 2001, including the payment of the approximately $5 million by CoreComm Limited.


         On December 28, 2001, the Company completed the next phase of the Holdco Recapitalization, which was the exchange of shares of its common stock for substantial amounts of the outstanding indebtedness of CoreComm Limited, substantial amounts of the outstanding indebtedness of CoreComm Limited and the Company as co-obligors and all of the outstanding preferred stock of CoreComm Limited. This exchange was completed pursuant to an exchange agreement with CoreComm Limited and (1) holders of 10.75% Unsecured Convertible PIK Notes due 2011 and 10.75% Senior Unsecured Convertible PIK Notes due 2010, both of which were a joint obligation of CoreComm Limited and the Company, in the initial principal amounts of $10,000,000 and $16,100,000, respectively, together with any interest paid thereon, (2) the holders of Senior Unsecured Notes due September 29, 2003 of CoreComm Limited in the principal amount of $105.7 million, and (3) the holders of all of the preferred stock of CoreComm Limited in the initial principal amount of $300 million together with any dividends paid thereon.



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)


2.   Recapitalization Plan (Continued)


         The following summarizes the indebtedness and preferred stock that was exchanged for shares of the Company's common stock in December 2001:


---------------------------------------------------------------------------------------------------------------------------
                                                                                                     Principal Amount or
               Description                      Date Issued                  Issuer                Stated Value when Issued
---------------------------------------------------------------------------------------------------------------------------
10.75% Unsecured Convertible PIK Notes                             CoreComm Limited and
   due 2011                                     April 2001              the Company                      $10.0 million
---------------------------------------------------------------------------------------------------------------------------
10.75% Senior Unsecured Convertible PIK                            CoreComm Limited and
   Notes Due 2010                               December 2000           the Company                      $16.1 million
---------------------------------------------------------------------------------------------------------------------------
Senior Unsecured Notes Due
   September 29, 2003                           September 2000          CoreComm Limited                 $108.7 million
---------------------------------------------------------------------------------------------------------------------------
6% Convertible Subordinated
   Notes Due 2006                               October 1999            CoreComm Limited                 $175.0 million (1)
---------------------------------------------------------------------------------------------------------------------------
Series A and Series A-1 Preferred Stock         September 2000          CoreComm Limited                 $51.1 million
---------------------------------------------------------------------------------------------------------------------------
Series B Preferred Stock                        September 2000          CoreComm Limited                 $250.0 million
---------------------------------------------------------------------------------------------------------------------------
-------------
(1)      $164.75 million was outstanding as of September 30, 2001, of which $160 million was exchanged.

         As a result of the completed exchanges in December 2001, approximately 87% of the Company's outstanding shares, or 8,685,602 shares, are owned by the former holders of indebtedness of CoreComm Limited and the Company and the former holders of preferred stock of CoreComm Limited, and approximately 13% of the Company's outstanding shares, or 1,314,416 shares, continue to be held by CoreComm Limited. The Company holds $160 million principal amount of CoreComm Limited's 6% Convertible Subordinated Notes due 2006, approximately $105.7 million principal amount of CoreComm Limited's Senior Unsecured Notes due September 29, 2003, approximately 51,000 shares of CoreComm Limited's Series A preferred stock and 250,000 shares of CoreComm Limited's Series B preferred stock as a result of the exchanges. In addition, the Company exchanged the approximately $10.8 million principal and accrued interest of 10.75% Unsecured Convertible PIK Notes due 2011 and the approximately $18.0 million principal and accrued interest of 10.75% Senior Unsecured Convertible PIK Notes due 2010 for shares of its common stock. The Company entered into an agreement with CoreComm Limited modifying or waiving several of the material terms of these instruments. See "Certain Relationships and Related Transactions -- Exchange Agreement Between CoreComm Limited and CoreComm Holdco."

         The Company will determine the gain on restructuring of its indebtedness and the carrying value of its investment in CoreComm Limited's notes and preferred stock based on the fair value of its shares issued in the recapitalization. As a result of the issuance of over 80% of its outstanding shares to new shareholders, the Company is performing an analysis of the fair value of its net tangible assets as if a purchase business combination occurred.

         The Company intends to offer its common stock to CoreComm Limited's stockholders through a registered public exchange offer. This offer will also be made to solicit any remaining holders of CoreComm Limited's 6% Convertible Subordinated Notes, who will be offered a pro rata share in the aggregate equity consideration described above. The Company has adopted a new stock option plan for its employees. The Company has agreed to file a shelf registration statement under the Securities Act of 1933, as amended, to permit the sale of the Company's common stock that was issued in the Holdco Recapitalization.

         In connection with the Holdco Recapitalization, CoreComm Limited and the Company were granted an exception by Nasdaq, absent which, CoreComm Limited and the Company would have had to obtain stockholder approval prior to the completion of the Holdco Recapitalization. Following the consummation of the registered public exchange offer, based upon discussions with Nasdaq, the Company expects to become the Nasdaq listed entity and to be subject to the continued inclusion requirements of the Nasdaq National Market.



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

2.  Recapitalization Plan (Continued)

         The Company anticipates that it will have sufficient cash to execute its revised business plan. However, there can be no assurance that: (1) actual costs will not exceed the amounts estimated or that additional funding will not be required, (2) the Company and its subsidiaries will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required, (3) the Company will be able to access such cash flow, (4) the Company will be able to sell assets or businesses, or (5) the Company will not be adversely affected by interest rate fluctuations.

         The Company does not anticipate that it and its subsidiaries will generate sufficient cash flow from operations to repay at maturity the entire principal amount of its outstanding indebtedness. Accordingly, the Company may be required to consider a number of measures, including: (1) refinancing all or a portion of such indebtedness, (2) seeking modifications to the terms of such indebtedness, (3) seeking additional debt financing, which may be subject to obtaining necessary lender consents, (4) seeking additional equity financing, or (5) a combination of the foregoing.

         The Company's ability to raise additional capital in the future will be dependent on a number of factors, such as general economic and market conditions, which are beyond its control. If the Company is unable to obtain additional financing or obtain it on favorable terms, it may be required to further reduce its operations, forego attractive business opportunities, or take other actions which could adversely affect its business, results of operations and financial condition.

3.       Significant Accounting Policies

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts receivable, the amount to be paid to terminate certain agreements included in reorganization costs, the amount to be paid to settle certain toll and interconnection liabilities, the amount to be paid as a result of certain sales and use tax audits, potential liabilities arising from other sales tax matters and estimates related to the value of goodwill and other intangible assets. Actual results could differ from those estimates.

Principles of Consolidation

         The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and those entities where the Company's interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

         Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were approximately $22 million and none at December 31, 2000 and 1999, respectively, and consisted of corporate commercial paper.



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

3.       Significant Accounting Policies (Continued)

Marketable Securities

         Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a separate component of shareholder's equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary will be included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

         Marketable securities at December 31, 2000 consisted of corporate commercial paper. During the nine months ended September 30, 2001, the years ended December 31, 2000 and 1999 and for the period from April 1, 1998 (date operations commenced) to December 31, 1998, there were no realized gains or losses on sales of securities. All of the marketable securities as of December 31, 2000 had a contractual maturity of less than one year.

Allowance For Doubtful Accounts

         The Company records an estimate of uncollectible accounts receivable based on the current aging of its receivables and its prior collection experience.

Fixed Assets

         Fixed assets are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment - 3 to 15 years, computer hardware and software - 3 or 5 years and other equipment - 2 to 7 years, except for leasehold improvements for which the estimated useful lives are the term of the lease.

         Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

Goodwill

         Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over the period benefited, which is estimated to be 5 or 7 years. The Company continually evaluates whether events and circumstances warrant revised estimates of useful lives or recognition of a charge-off of carrying amounts. The Company continually reviews the recoverability of goodwill, including enterprise level goodwill. The recoverability of goodwill is assessed by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted cash flows. The carrying value of goodwill would be adjusted to the present value of the future operating cash flows if the undiscounted cash flows analysis indicates it cannot be recovered over its remaining life. The present value of the future operating cash flows would be calculated using a discount rate that is equivalent to the rate that would be required for a similar investment with like risks. If a portion or separable group of assets of an acquired company is being disposed of, goodwill would be allocated to the assets to be disposed of based on the relative fair values of those assets at the date of acquisition, unless another method of allocation is more appropriate.

LMDS License Costs

         The costs incurred to acquire the Local Multipoint Distribution Service ("LMDS") licenses from the Federal Communications Commission (the "FCC") were deferred and will be amortized on a straight-line basis over the term of the licenses upon the commencement of operations. The Company continually reviews the recoverability of the carrying value of LMDS licenses using the same methodology that it uses for the evaluation of its other long-lived assets.



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

3.       Significant Account Policies (Continued)

Intangible Assets

         Intangible assets include workforce and customer lists. These are acquisition-related assets which are stated at their estimated fair value as of the date acquired in a business combination accounted for as a purchase, less accumulated amortization. Amortization is recorded on a straight-line basis over estimated useful lives of 2 and 7 years. The Company continually reviews the recoverability of the carrying value of the intangible assets using the same methodology that it uses for the evaluation of its other long-lived assets.

Other Assets

         Other assets include deferred financing costs and notes receivable from former officers of an acquired business. Deferred financing costs were incurred in connection with the issuance of debt and are charged to interest expense over the term of the related debt. The notes receivable earn interest at 5% per annum and are due in 2002 and 2003.

Net (Loss) Per Share

         The Company reports its basic and diluted net (loss) per share in accordance with SFAS No. 128, "Earnings Per Share." The weighted average shares used for the computation of net (loss) per share reflects the stock split in 2001 on a retroactive basis.

Revenue Recognition and Certain Cost Classifications

         Revenues are recognized at the time the service is rendered to the customer or the performance of the service has been completed. Charges for services that are billed in advance are deferred and recognized when earned.

         Operating costs includes direct costs of sales and network costs. Direct cost of sales includes the costs directly incurred primarily with other telecommunications carriers in order to render services to customers. Network costs include the costs of fiber and access, points of presence, repairs and maintenance, rent, utilities and property taxes of the telephone, Internet and data network, as well as salaries and related expenses of network personnel.

Advertising Expense

         The Company charges the cost of advertising to expense as incurred. Advertising costs for the years ended December 31, 2000 and 1999, for the period from April 1, 1998 (date operations commenced) to December 31, 1998 and for the period from January 1, 1998 to May 31, 1998 were $8,683,000, $4,407,000, $812,000 and $79,000, respectively.

Stock-Based Compensation

         The Company's employees participate in the CoreComm Limited stock option plans. CoreComm Limited has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". CoreComm Limited applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans. The Company's financial statements include amounts for stock-based compensation charged by CoreComm Limited to the Company.



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

4.                Recent Accounting Pronouncements

         In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for the Company on January 1, 2002. This Statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and other related accounting guidance. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 144.

         In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

         In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001.

         SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company is required to adopt SFAS No. 142 as of January 1, 2002. In addition, the Company is reviewing the carrying value of its long-lived assets for impairment in accordance with SFAS No. 121, although it is not currently possible to predict the outcome of this review.

         In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 was adopted retroactive to January 1, 2000. The adoption of SAB 101 had no significant effect on revenues or results of operations.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS Nos. 137 and 138. This new accounting standard was required to be adopted by the Company effective January 1, 2001. The adoption of this new standard had no significant effect on the results of operations, financial condition or cash flows of the Company.

         In 1998, the Company adopted SFAS No. 130, "Reporting
Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," both of which had no effect on the consolidated financial statements. The Company operates in a single business segment.



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

5.       Certain Risks and Uncertainties

         The Company's performance is affected by, among other things, its ability to implement expanded interconnection and collocation with the facilities of incumbent local exchange carriers ("ILECs") and develop efficient and effective working relationships with the ILECs and other carriers. The Company has installed its own switches and related equipment in certain of its markets. The Company will continue to lease the unbundled local loop needed to connect its customers to its switches. The Company purchases capacity from the ILECs on a wholesale basis pursuant to contracts and sells it at retail rates to its customers. The Company depends upon the ILECs to maintain the quality of their service to the Company's customers. Also, except for CLEC customers who are connected to one of the Company's switches and Internet services customers, the Company depends upon the ILECs for accurate and prompt billing information in order for the Company to bill its customers.

         The Company's business is highly competitive which results in pricing pressure and increasing customer acquisition costs. The competition in the local exchange business includes the larger, better capitalized ILECs as well as other CLECs, other providers of telecommunications services and cable television companies. The competition in the Internet services market includes established online services, such as AOL, the ILECs, cable television companies and other local, regional and national Internet service providers. The competitive environment may result in price reductions in the Company's fees for services, increased spending on marketing and product development, a reduction in the Company's ability to increase revenues and gross margin from its core businesses, a limit on the Company's ability to grow its customer base or attrition in the Company's customer base. The Company's operating results and cash flows would be negatively impacted by any of these events.

6.       Revenues

         The following is the revenues from external customers for each of the Company's communication services:


                                             Nine Months Ended September 30,
                                              2001                    2000
                                          ----------------- --------------------
                                                        (unaudited)

Local Exchange Services                      $71,026,000     $39,058,000
Toll-related Telephony Services               60,876,000       6,919,000
Internet, Data and Web-related Services       69,240,000       9,324,000
Other (a)                                     18,913,000         854,000
                                          ----------------- --------------------
                                            $220,055,000     $56,155,000
                                          ================= ====================

(a)      Other includes wireless, paging and information services.



                                                                                                  The Predecessor
                                                                                                      (OCOM)
                              ----------------------------------------------------------------------------------------
                                                                      For the Period from             For the
                                                                      April 1, 1998 (date           Period from
                                                                     operations commenced)        January 1, 1998
                                    Year Ended December 31,             to December 31,             to May 31,
                                     2000              1999                   1998                     1998
                              ----------------------------------------------------------------------------------------

  Telecommunications              $102,033,000       $47,456,000            $2,993,000                 $   217,000
  Internet and Data                 28,788,000         6,996,000               155,000                           -
  Other (a)                            705,000         2,699,000             3,565,000                   1,235,000
                              ----------------------------------------------------------------------------------------
                                  $131,526,000       $57,151,000            $6,713,000                  $1,452,000
                              ========================================================================================

(a)  Other includes cellular long distance, wireless and paging revenue.




                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

7.       Intangible Assets

         Intangible assets consist of:



                                                                    September 30,                  December 31,
                                                                         2001                2000                 1999
                                                                  ------------------- -------------------- -------------------
                                                                     (unaudited)

LMDS license costs                                                        $4,230,000      $    4,230,000          $25,366,000
Workforce, net of accumulated amortization of
    $250,000 (2001), $198,000 (2000) and $310,000 (1999)                         -                52,000            1,160,000
Customer lists, net of accumulated amortization of
    $780,000 (2001), $530,000 (2000) and $1,478,000 (1999)
                                                                           1,560,000           1,810,000           11,862,000
                                                                  ------------------- -------------------- -------------------
                                                                          $5,790,000          $6,092,000          $38,388,000
                                                                  =================== ==================== ===================



         On September 29, 2000, CoreComm Limited completed two significant acquisitions. CoreComm Limited acquired ATX Telecommunications Services, Inc. ("ATX"), a CLEC providing integrated voice and high-speed data services, including long distance, local, wireless and network services through the use of telephone switching equipment and other physical facilities in the New York - Virginia corridor. ATX was acquired for approximately $39.4 million in cash, approximately $108.7 million principal amount of CoreComm Limited's senior unsecured notes due 2003, 12,398,000 shares of CoreComm Limited's common stock and 250,000 shares of CoreComm Limited's Series B preferred stock with a stated value of $250.0 million. The common stock was valued at $178.7 million, the fair value at the time of the third amendment to the ATX merger agreement on July 31, 2000. The senior unsecured notes and the Series B preferred stock were valued at $94.0 million and $67.3 million, respectively, the fair value on the date of issuance. In addition, CoreComm Limited incurred acquisition related costs of approximately $12.4 million.

         CoreComm Limited also acquired Voyager.net, Inc. ("Voyager"), a large independent Internet communications company focused on the Midwestern United States. Voyager was acquired for approximately $36.1 million in cash and 19,435,000 shares of CoreComm Limited's common stock. The common stock was valued at $154.6 million, the fair value at the time of the closing of the transaction. In addition, CoreComm Limited incurred acquisition related costs of approximately $9.4 million and repaid approximately $24.0 million of Voyager debt including accrued interest.

         The assets of ATX and Voyager were contributed to subsidiaries of the Company.

         These acquisitions have been accounted for as purchases, and, accordingly the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the date of acquisition. The aggregate purchase price of $615.9 million exceeded the estimated fair value of net tangible assets acquired by $588.5 million, which was allocated to goodwill.

         The pro forma unaudited consolidated results of operations for the nine months ended September 30, 2000 assuming consummation of the acquisitions as of January 1, 2000 are as follows:

  Total revenue                                            $222,479,000
  Net (loss)                                               (257,185,000)
   Basic and diluted net (loss) per share                        (27.03)



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

7.       Intangible Assets (Continued)

         In May 1999, CoreComm Limited acquired 100% of the stock of MegsINet Inc., a national Internet Service Provider ("ISP") in Chicago for a total consideration of $16.8 million in cash and 3,245,000 shares of CoreComm Limited's common stock. In addition, CoreComm Limited exchanged MegsINet stock options for options to purchase 444,000 shares of CoreComm Limited's common stock, repaid $2.0 million of MegsINet debt and incurred acquisition related costs of $1.2 million. The common stock portion of the consideration was valued at $30.8 million, the fair value on the date prior to the announcement. The stock options were valued at $4.0 million using the Black-Scholes option pricing model.

         Also in May 1999, CoreComm Limited acquired the wireline assets of USN Communications, Inc., which was a CLEC that operated on a resale basis, for a cash payment of $26.4 million, warrants to purchase 563,000 shares of CoreComm Limited's common stock at a price of $13.33 per share and 225,000 shares at a price of $22.22 per share, and a potential contingent cash payment which was capped at $58.6 million. The contingent payment was payable only if the USN assets met or exceeded operating performance thresholds. A contingent payment is not expected to be required. The warrants were valued at $9.1 million, the fair value on the date of issuance. In addition, CoreComm Limited incurred acquisition related costs of $1.0 million.

         The assets of MegsINet and USN were contributed to subsidiaries of the Company.

         These acquisitions have been accounted for as purchases, and, accordingly, the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the dates of acquisition. The aggregate purchase price of $91.3 million exceeded the fair value of the net tangible assets acquired by $75.6 million, which was allocated as follows: $13.3 million to customer lists, $1.5 million to workforce and $60.8 million to goodwill.

         The pro forma unaudited consolidated results of operations for the years ended December 31, 2000 and 1999 assuming consummation of the acquisitions as of January 1, 1999 are as follows:



                                                 Year Ended December 31,
                                              2000                    1999
                                           ------------------------------------

  Total revenue                               $297,850,000        $296,873,000
  Net (loss)                                 (419,707,000)       (270,076,000)
   Basic and diluted net (loss) per share           (44.11)             (28.39)



         A significant component of the 1999 pro forma results is associated with the acquisition of certain assets of USN. Although USN quickly developed a large customer list and revenue base in 1997 and 1998, it had difficulties under its previous management providing services, including billing, customer care and other operational areas, and filed for bankruptcy in February 1999. The revenues from the USN customer base peaked in the third quarter of 1999 after our acquisition in May 1999 and, as expected, declined thereafter.



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

7.       Intangible Assets (Continued)

         In accordance with our accounting policy, at December 31, 2000 the Company wrote-off the carrying amount of intangible assets from certain business combinations. The aggregate write-off of $14,784,000 included goodwill of $6,690,000, workforce of $577,000 and customer lists of $7,517,000. These assets were primarily related to the Company's resale CLEC business, which was acquired in 1999. The underlying operations, customer relationships and future revenue streams had deteriorated significantly since the acquisition. These were indicators that the carrying amount of these resale-related assets was not recoverable. The Company estimated that the fair value of these assets was zero due to the lack of potential buyers, the overall deterioration of the resale CLEC business environment and because of the negative cash flow of these resale businesses for the foreseeable future. The goodwill had useful lives of 5 and 10 years, and the other intangibles had useful lives of 3 and 5 years.

         At March 31, 2001, the Company reduced the carrying amount of goodwill related to the Voyager and MegsINet acquisitions by $167,599,000. In connection with the reevaluation of its business plan and the decision to sell its non-CLEC assets and business announced in April 2001, the Company was required to report all long-lived assets and identifiable intangibles to be disposed of at the lower of carrying amount or estimated fair value less cost to sell. The carrying amount of goodwill related to these acquisitions is eliminated before reducing the carrying amounts of other assets. The estimated fair value of these businesses was determined based on information provided by the investment bank retained for the purpose of conducting this sale.

8.       LMDS License Costs

         Cortelyou Communications Corp. ("Cortelyou"), a wholly-owned subsidiary of the Company, was the successful bidder for 15 Block A LMDS licenses in Ohio. The LMDS licenses were acquired for an aggregate of $25.4 million, which includes costs incurred of $125,000. LMDS frequencies are used for the provision of voice and data services to businesses and homes in competition with ILECs and/or cable television operators. The FCC has allocated two blocks of frequencies to be licensed in each of the 493 Basic Trading Areas in the United States and its territories based on an auction that ended in March 1998. In connection with the reevaluation of its business plan announced in April 2001, at December 31, 2000, the Company reduced the carrying amount of the LMDS licenses by $21,136,000 to reflect their estimated fair value. The estimated fair value was determined based on an analysis of sales of other LMDS licenses.

9.       Fixed Assets

         Fixed assets consist of:



                                            September 30,                            December 31,
                                                 2001                       2000                   1999
                                     --------------------------------------------------------------------------------
                                             (unaudited)

Operating equipment                          $122,526,000              $124,335,000             $50,290,000
Computer hardware and software                 52,851,000                53,092,000              17,183,000
Other equipment                                13,905,000                21,182,000               9,292,000
Construction-in-progress                        2,201,000                22,097,000              24,681,000
                                     --------------------------------------------------------------------------------
                                              191,483,000               220,706,000             101,446,000
Accumulated depreciation                      (71,019,000)              (41,327,000)            (11,099,000)
                                     --------------------------------------------------------------------------------
                                             $120,464,000              $179,379,000             $90,347,000
                                     ================================================================================





                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

10.      Accrued Expenses

Accrued expenses consist of:


                                                 September 30,                         December 31,
                                                      2001                       2000                  1999
                                         ---------------------------------------------------------------------------
                                                   (unaudited)

  Payroll and related                               $7,156,000                $5,032,000            $2,903,000
  Professional fees                                  1,013,000                 2,331,000             1,710,000
  Taxes, including income taxes                     12,486,000                13,730,000             5,995,000
  Accrued equipment purchases                          180,000                14,460,000            13,455,000
  Toll and interconnect                             37,982,000                20,628,000               637,000
  Reorganization costs                               8,183,000                 1,835,000                     -
  Other                                              4,029,000                 6,542,000             4,340,000
                                         ---------------------------------------------------------------------------
                                                   $71,029,000               $64,558,000           $29,040,000
                                         ===========================================================================



11.      Long-Term Debt

Long-term debt consists of:



                                                                   September 30,                December 31,
                                                                       2001                2000              1999
                                                                -------------------- ------------------ ----------------
                                                                    (unaudited)

Senior secured credit facility, less unamortized discount of
   $9,164,000 (2001)                                                  $146,936,000          $91,100,000 $
                                                                                                                        -
10.75% unsecured convertible notes plus accrued interest                10,502,000                    -                 -
Equipment payable, less unamortized discount of $1,134,000              16,032,000                    -                 -
Working capital promissory note, interest at 8.5%                        1,225,000            1,496,000         3,077,000
Note payable for equipment, interest at 12.75%                             800,000            3,331,000         6,238,000
Other                                                                       66,000              160,000           283,000
                                                                -------------------- ------------------ ----------------
                                                                       175,561,000           96,087,000         9,598,000
Less current portion                                                    28,761,000            4,960,000         5,280,000
                                                                                     ------------------ ----------------
                                                                --------------------
                                                                      $146,800,000          $91,127,000        $4,318,000
                                                                ==================== ================== ================

         In September 2000, subsidiaries of the Company entered into a senior secured credit facility with The Chase Manhattan Bank as lender, administrative agent and collateral agent. The facility was amended and restated in April 2001. The senior secured credit facility provides for both a term loan facility and a revolving credit facility. The aggregate amount available was amended to $156.1 million of which the term loan facility is $106.1 million and the revolving credit facility is $50 million. As of April 2001 the Company had borrowed the entire amount available under the senior secured credit facility.

         The term loan facility will amortize in quarterly installments of principal commencing on December 31, 2003 with a final maturity on September 22, 2008. In the event our remaining approximately $4.75 million of 6% Convertible Senior Notes have not been converted or refinanced on or prior to April 1, 2006, then the facilities become payable in full on April 1, 2006. At December 31, 2000, the Company had $50.0 million outstanding under the term loan facility. The revolving credit facility shall be automatically and permanently reduced in increasing quarterly installments of principal commencing on December 31, 2003 with a termination date on September 22, 2008. At December 31, 2000, the Company had $41.1 million outstanding under the revolving credit facility.



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

11.      Long-Term Debt (Continued)


         The interest rate on both the term loan facility and the revolving credit facility was initially, at the Company's option, either 3.25% per annum plus the base rate, which is the higher of the prime rate or the federal funds effective rate plus 0.5% per annum; or the reserve-adjusted London Interbank Offered Rate (Adjusted LIBOR) plus 4.25% per annum. At December 31, 2000, the effective interest rate on the amounts outstanding was 10.982%. In April 2001 the interest rate was amend to, at the Company's option, either 3.5% per annum plus the base rate, which is the higher of the prime rate or the federal funds effective rate plus 0.5% per annum, or the reserve-adjusted London Interbank Offered Rate plus 4.5% per annum. Interest is payable at least quarterly. The unused portion of the facility is subject to a commitment fee equal to 1.25% per annum payable quarterly, subject to reduction to 1.00% per annum based upon the amount borrowed under the facility. At September 30, 2001, the effective interest rate on the amounts outstanding was 8.29%. Beginning October 12, 2001 and ending April 12, 2002, the interest rate is 6.86%.

         America Online, Inc. ("AOL") is a lender in the amended credit facility. In connection with the financing in April 2001, the Company entered into a marketing agreement with AOL to market a joint CoreComm/AOL bundled package in the Company's market areas. In addition, in connection with the financing in April 2001, CoreComm Limited issued warrants to purchase shares of its common stock. The estimated value of the warrants plus the excess of the advertising commitment over its estimated fair value to the Company aggregating $12,454,000 was recorded as a debt discount in April 2001.

         MegsINet originally borrowed $4,000,000 under a working capital promissory note dated August 1998. MegsINet was required to make monthly principal and interest payments of $148,000 through January 2002. The Company ceased making payments in 2001, and in December 2001, the holder of the note agreed to accept cash of $400,000 in full settlement of all amounts due under the note and certain capital leases.

         In 1998, MegsINet entered into an agreement whereby MegsINet could purchase operating equipment under a promissory note. Monthly payments of principal and interest commenced in 1999. MegsINet was required to make monthly principal and interest payments that decline each month from $366,000 beginning in January 2000 through September 2001. In September 2001, the Company and the holder of the note agreed to a modification of the note such that the principal amount was reduced to $800,000 which was paid on October 1, 2001. The Company recorded an extraordinary gain on the extinguishment of debt of $2,216,000 for the difference between the $3,016,000 obligation and the $800,000 liability.

         The Company issued a note payable in the amount of $362,000 in connection with an acquisition. Interest on the note accrues at 5.542% per annum. The note is payable in twelve consecutive quarterly payments of principal and interest of $33,000 which commenced in May 1999. The note is collateralized by the acquired assets.

         The senior secured credit facility restricts the payment of cash dividends and loans to the Company. At December 31, 2000, restricted net assets were approximately $600 million.

         As of December 31, 2000, the aggregate principal amounts of notes payable scheduled for repayment are as follows:


              Year Ending December 31,

                        2001                       $4,960,000
                        2002                           27,000
                        2003                        1,139,000
                        2004                        5,694,000
                        2005                       14,804,000
                     Thereafter                    69,463,000
                                            -------------------
                                                  $96,087,000
                                            ===================



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

11.      Long-Term Debt (Continued)

         In April 2001, CoreComm Limited and the Company issued to Booth American Company as co-obligators $10 million aggregate principal amount of 10.75% Unsecured Convertible PIK Notes Due April 2011. Interest on the notes was at an annual rate of 10.75% payable semiannually on October 15 and April 15 of each year, commencing October 15, 2001. The interest was payable in kind by the issuance of additional 10.75% Unsecured Convertible PIK Notes Due April 2011 in such principal amount as shall equal the interest payment that was then due. The notes were convertible into CoreComm Limited common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. Additional notes issued for interest had an initial conversion price equal to 120% of the weighted average closing price of CoreComm Limited common stock for a specified period. All of the outstanding 10.75% Unsecured Convertible PIK Notes Due April 2011 were exchanged for shares of the Company in December 2001.

         In May 2001, the Company entered into an agreement with one of its equipment vendors whereby $17,166,000 due to the vendor would be paid in three payments in January, May and August 2002. Based on the imputed interest rate of 9.11% per annum, a discount of $1,612,000 was recorded as a reduction to fixed assets in May 2001. In December 2001, the Company and the vendor agreed to a modification of this arrangement in which the Company paid $2 million and returned certain of the equipment in full settlement of the amount due.

12.      Other Charges

         Other charges include a reserve of $8,700,000 for notes receivable from former officers of Voyager, and restructuring costs of $4,006,000. The restructuring costs relate to the Company's announcements in March and December 2000 of reorganizations of certain of its operations. The charge consisted of employee severance and related costs of $2,089,000 for approximately 250 employees to be terminated and lease exit costs of $1,917,000. As of December 31, 2000, $2,171,000 of these provisions had been used, including $775,000 for employee severance and related costs and $1,396,000 for lease exit costs. As of December 31, 2000, none of the employees to be terminated were still employed by the Company. The remaining provision for leases will be used through 2003.

13.      Reorganization Charges

         Reorganization charges of $37,395,000 in 2001 relate to the Company's announcements in May and July 2001 that it was taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. An aggregate of $21,497,000 of these costs are for equipment and other assets that will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 250 employees to be terminated, none of whom are still employed by the Company. These costs in 2001 are for approximately 630 employees to be terminated of which approximately 40 employees are still employed by the Company as of September 30, 2001. The major actions involved in the 2001 reorganization include (1) consolidation of functions such as network operations, customer service and finance, (2) initiatives to increase gross margins and (3) discussions with vendors to reduce or eliminate current payable balances or purchase commitments. The consolidation of functions resulted in employee terminations and the closing of offices. Employee severance and related costs, lease exit costs and fixed assets and prepayment write-downs include charges related to these actions. Initiatives to increase gross margins resulted in consolidation of network assets and elimination of redundant and less profitable facilities. Charges for these actions include lease exit costs and fixed assets and prepayment write-downs. Finally, reductions or elimination of purchase commitments resulted in agreement termination charges. All of these actions are expected to be completed by June 30, 2002. Fixed assets and prepayments written-off include $5.3 million related to vacated offices, $13.4 million for network assets in abandoned markets and $2.8 million for prepayments in respect of ILEC facilities in abandoned markets.



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

13.      Reorganization Charges (Continued)

The following table summarizes the reorganization charges incurred and utilized in 2000 and 2001:


                                         Employee                                                Fixed
                                        Severance           Lease                                Assets
                                       And Related           Exit            Agreement            And
                                          Costs             Costs          Terminations       Prepayments        Total
                                     -------------------------------------------------------------------------------------
                                                                          (in thousands)
Charged to expense                       $2,089               $1,917              $-                $-          $4,006
Utilized                                   (775)              (1,396)              -                 -          (2,171)
                                     -------------------------------------------------------------------------------------
Balance, December 31, 2000                1,314                  521               -                 -           1,835
Charged to expense                        3,262                6,977              6,582            21,883
                                                                                                                38,704
Adjustments                                (996)                 73                  -              (386)
                                                                                                                (1,309)
Utilized                                 (2,701)              (4,137)            (2,712)           (21,497)    (31,047)
                                     -------------------------------------------------------------------------------------
Balance, September 30, 2001                $879               $3,434             $3,870             $-          $8,183
                                     =====================================================================================



14.      Fair Values of Financial Instruments

         The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

         Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

         Long-term debt: The carrying amount of the variable rate senior secured credit facility approximates the fair value. The fair value of the Company's notes payable are estimated using discounted cash flow analyses, based on the Company's incremental borrowing rates for similar types of borrowing arrangements as of December 31, 2000 and 1999.

         The carrying amounts and fair values of the Company's financial instruments are as follows:



                                                          December 31, 2000                 December 31, 1999
                                                  ---------------------------------- ---------------------------------
                                                      Carrying           Fair           Carrying           Fair
                                                       Amount            Value           Amount            Value
                                                  ----------------- ---------------- ---------------- ----------------
                                                                            (in thousands)

Cash and cash equivalents                                $  22,773       $  22,733         $  11,248     $  11,248
Long-term debt:
  Working capital promissory note                            1,496           1,392             3,077         2,721
  Equipment note                                             3,331           2,496             6,238         5,561
  Senior secured credit facility                            91,100          91,100                 -             -
  Notes payable to related parties                          16,170          15,355                 -             -
  Other                                                        160             138               283           248




                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

15.      Leases

         The Company has capital leases for certain of its operating equipment. Leased property included in operating equipment consists of:

                                                 December 31,
                                          2000                    1999
                                 ----------------------- -----------------------

Operating equipment              $41,859,000             $33,941,000
Accumulated depreciation         14,699,000              5,901,000
                                 ----------------------- -----------------------
                                 $27,160,000             $28,040,000
                                 ======================= =======================

Future minimum annual payments under these leases at December 31, 2000 are as follows:

Year Ending December 31,

    2001                                                      $16,611,000
    2002                                                        3,719,000
    2003                                                          231,000
                                                         ---------------------
    Total minimum lease payments                               20,561,000
    Less amount representing interest
      (at rates ranging from 8.5% to 26.44%)                    2,646,000
                                                         ---------------------
    Present value of net minimum obligations                   17,915,000
    Current portion                                            15,222,000
                                                         ---------------------
                                                             $  2,693,000
                                                         =====================

         As of December 31, 2000, the Company had leases for office space and equipment which extend through 2013. Total rent expense for the years ended December 31, 2000 and 1999, for the period from April 1, 1998 (date operations commenced) to December 31, 1998 and for the period from January 1, 1998 to May 31, 1998 under operating leases was $7,764,000, $5,151,000,
$354,000 and $98,000, respectively.

         Future minimum annual lease payments under noncancellable operating leases at December 31, 2000 are as follows: $10,748,000 (2001); $9,877,000
(2002); $9,193,000 (2003); $7,492,000 (2004); $6,963,000 (2005) and
$17,306,000 thereafter.

         As a result of the cancellation of certain of these leases in 2001, the future minimum annual lease payments under noncancellable operating leases at December 31, 2000, after giving effect to the cancellations, are as follows (unaudited): $8,632,000 (2001); $7,725,000 (2002); $7,021,000 (2003);
$5,261,000 (2004); $5,058,000 (2005) and $10,868,000 thereafter.

16.      Related Party Transactions

Notes payable to related parties consists of:


                                                                               September 30,            December 31,
                                                                                    2001                    2000
                                                                          ------------------------- ---------------------
                                                                                 (unaudited)

  10.75% Senior Unsecured Convertible PIK Notes Due December 2010, plus
     accrued interest                                                             $17,494,000               $16,170,000
  10.75% Unsecured Convertible PIK Notes Due April 2011, plus accrued
     interest, less unamortized discount of $377,000                               15,375,000                         -
                                                                          ------------------------- ---------------------
                                                                                  $32,869,000               $16,170,000
                                                                          ========================= =====================



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)


16.      Related Party Transactions (Continued)

         In December 2000, the Company issued $16,100,000 aggregate principal amount of 10.75% Senior Unsecured Convertible PIK Notes Due December 2010, which were a joint obligation of CoreComm Limited and the Company, to officers and directors of CoreComm Limited and the Company. Interest on the notes was at an annual rate of 10.75% payable semiannually on January 1 and July 1 of each year, commencing July 1, 2001. The interest was payable in kind by the issuance of additional Senior Unsecured Convertible PIK Notes Due December 2010 in such principal amount as shall equal the interest payment that is then due. The notes were convertible into CoreComm Limited common stock prior to maturity at a conversion price of $5.00 per share, subject to adjustment. The additional notes issued for interest had an initial conversion price equal to 120% of the weighted average closing price of CoreComm Limited's common stock for a specified period. All of the outstanding 10.75% Senior Unsecured Convertible PIK Notes Due December 2010 were exchanged for shares of the Company in December 2001.

         Some of the officers and directors of the Company are also officers or directors of NTL Incorporated ("NTL"). In April 2001, CoreComm Limited and the Company as co-obligors issued to NTL $15 million aggregate principal amount of 10.75% Unsecured Convertible PIK Notes Due April 2011. In addition, in April 2001, CoreComm Limited issued warrants to NTL, and CoreComm Limited and the Company entered into a network and software agreement with NTL. The estimated value of the warrants of $397,000 was recorded as a debt discount in April 2001. Pursuant to the network and software agreement with NTL, the Company will provide U.S. network access for U.K. Internet traffic from NTL's U.K. customers for three years, as well as a royalty free license to use certain provisioning software and know-how.

         Interest on the notes is at an annual rate of 10.75% payable semiannually on October 15 and April 15 of each year, commencing October 15, 2001. The interest is payable in kind by the issuance of additional 10.75% Unsecured Convertible PIK Notes Due April 2011 in such principal amount as shall equal the interest payment that is then due. Additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of the CoreComm Limited common stock for a specified period. The notes are convertible into CoreComm Limited common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. However, the holder of these notes and CoreComm Limited and CoreComm Holdco have entered into an agreement relating to the conversion feature of the note following the Holdco Recapitalization. Through that agreement, consistent with the original terms of the note, CoreComm Limited and CoreComm Holdco have agreed to exercise their right under the note such that, following the successful completion of our exchange offer to the holders of CoreComm Limited common stock to exchange their shares of CoreComm Limited common stock for shares of our common stock, the convertibility feature of the note will be altered so that rather than the note being convertible into shares of CoreComm Limited common stock, it will become convertible into shares of our common stock. At that time, the conversion price of $1.00 will be equitably adjusted by applying the exchange ratio in the exchange offers, which results in a new conversion price of $116.70 per share of our common stock. The holder has agreed not to exercise its rights to convert into CoreComm Limited common stock for six months from February 5, 2002 (unless that right has previously ceased as a result of the completion of the exchange offer and the change in the convertibility feature). In the event that we are unsuccessful in completing the exchange offer, the conversion feature would remain into CoreComm Limited common stock. These notes are redeemable, in whole or in part, at our option, at any time in April 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date.

         NTL provides the Company with management, financial, legal and technical services, access to office space and equipment and use of supplies. Amounts charged to the Company by NTL consist of salaries and direct costs allocated to the Company where identifiable, and a percentage of the portion of NTL's corporate overhead which cannot be specifically allocated to NTL. Effective January 1, 2001, the percentage used to allocate corporate overhead was reduced. NTL's charges to the Company commenced in October 1998. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. In 2000, 1999 and 1998, NTL charged the Company $1,186,000, $2,330,000 and $313,000, respectively, and in the nine months ended September 30, 2001 and 2000, NTL charged the Company $340,000 and $907,000, respectively, which is included in corporate expenses.



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

16.      Related Party Transactions (Continued)

         The Company provided NTL with access to office space and equipment and the use of supplies until August 2001. In the fourth quarter of 1999, the Company began charging NTL a percentage of the Company's office rent and supplies expense. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. In 2000 and 1999, the Company charged NTL $267,000 and $62,000, respectively, which reduced corporate expenses.

         A subsidiary of the Company provides billing and software development services to subsidiaries of NTL. General and administrative expenses were reduced by $1,400,000, $800,000, $275,000 and $138,000 for the
years ended December 31, 2000 and 1999, for the period from April 1, 1998 (date operations commenced) to December 31, 1998 and for the period from January 1, 1998 to May 31, 1998, respectively, as a result of these charges. General and administrative expenses were reduced by $1,428,000 and $709,000 for the nine months ended September 30, 2001 and 2000, respectively, as a result of the charges for these services.

         In October 2000, the Company billed NTL $6,674,000 for billing and software development services to be rendered from January to September 2001. In March 2000, the Company and NTL announced that they had entered into an agreement to link their networks in order to create an international Internet backbone. In November 2000, the Company billed NTL $9,128,000 primarily for usage of the network in 2001. The $15,802,000 total is included in due from NTL and deferred revenue at December 31, 2000. In February 2001, the international Internet backbone commenced operations and the Company recognized revenue of $255,000 for the network usage in the nine months ended September 30, 2001.

17.      401(k) Plan

         The Company sponsors a 401(k) Plan in which all full-time employees who have completed 90 days of employment and are 21 years of age may participate. The Company's matching contribution is determined annually by the board of directors. Participants may make salary deferral contributions of 1% to 15% of their compensation not to exceed the maximum allowed by law. The expense for the years ended December 31, 2000 and 1999, for the period from April 1, 1998 (date operations commenced) to December 31, 1998 and for the period from January 1, 1998 to May 31, 1998 was $486,000, $350,000,
$103,000 and $29,000, respectively.

18.      Stockholder's Equity

Stock Split

         The Company declared a 6,342.944 to 1 stock split which was effective on December 17, 2001. The Company's outstanding shares increased from 1,500 to 9,514,416 as a result of this stock split. The consolidated financial statements and the notes thereto give retroactive effect to the stock split.

Non-Cash Compensation

         In April 2000, the compensation and option committee of the CoreComm Limited board of directors approved the issuance of options to purchase approximately 2,747,000 shares of CoreComm Limited's common stock to employees of the Company at an exercise price of $14.55, which was less than the fair market value of CoreComm Limited's common stock on the date of the grant. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, the Company recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. From April 2000 to December 31, 2000, $9.7 million of the deferred non-cash compensation was charged to expense. The Company will charge the deferred expense to non-cash compensation expense over the vesting period of the CoreComm Limited stock options.



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

18.      Stockholder's Equity (Continued)

         In November 2000, the board of directors of CoreComm Limited approved the rescission of certain previously exercised employee stock options. CoreComm Limited issued notes to employees of the Company for the repurchase of the 671,000 shares of CoreComm Limited's common stock for an aggregate of $6,803,000, which exceeded the fair market value of its common stock on the date of repurchase. The notes earned interest at a rate of 4.5% and were redeemed by the Company in December 2000. The Company recorded non-cash compensation of $4.7 million from these transactions.

         The non-cash compensation charge of $1.1 million in 1999 was recorded in accordance with APB Opinion No. 25, related to a change in CoreComm Limited employee stock option agreements of certain of the Company's employees.

         In June 2001, CoreComm Limited's board of directors approved the repricing of certain CoreComm Limited stock options granted to employees of the Company. George Blumenthal, the then Chairman of the board of directors of CoreComm Limited, Barclay Knapp, the then President of CoreComm Limited, and the board of directors of CoreComm Limited did not participate in the repricing. Options to purchase an aggregate of approximately 10.2 million shares of CoreComm Limited's common stock with an average exercise price of $10.70 per share were repriced to $.25, $.75 or $1.25 per share, depending upon the original exercise price. In accordance with APB No. 25 and related interpretations, the Company is accounting for the repriced options as a variable plan. The Company will recognize non-cash compensation expense for the difference between the quoted market price of the common stock and the exercise price of the repriced options while the options remain outstanding. The CoreComm Limited board of directors has taken this action to continue to provide the appropriate performance incentives to those affected.

Stockholder Rights Plan

         The Company adopted a stockholder rights plan in December 2001. In connection with the stockholder rights plan, the Board of Directors declared and paid a dividend of one preferred share purchase right for each share of common stock outstanding on December 17, 2001. Each right entitles the holder, under certain potential takeover events, to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at an exercise price of initially four times the average closing price of the Company's common stock over the first five days of trading, subject to adjustment. The rights expire on December 17, 2011 unless an exchange or redemption or a completion of a merger occurs first. There are 1,000,000 shares of Series A Preferred Stock authorized for issuance under the plan. No shares of Series A Preferred Stock are issued or outstanding.

         The Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of an amount equal to the greater of $.01 per share or 1,000 times the aggregate per share amount of all dividends declared on the Company's common stock since the immediately preceding dividend payment date. In the event of liquidation, the holders of Series A Preferred Stock will be entitled to liquidation payment of $1 per share plus accrued and unpaid dividends. Each share of Series A Preferred Stock will have 1,000 votes on all matters and will vote as a single class with the holders of the Company's common stock.

Warrants

         CoreComm Limited had the following warrants outstanding as of December 31, 2000: (1) warrants to purchase an aggregate of 29,000 shares of common stock at $13.75 per share issued in 1999 that expire in August 2008, (2) warrants to purchase an aggregate of 225,000 shares of common stock at $22.22 per share issued in 1999 that expire in May 2004, (3) warrants to purchase an aggregate of 563,000 shares of common stock at $13.33 per share issued in 1999 that expire in May 2002 and (4) warrants to purchase an aggregate of 403,000 shares of common stock at $3.39 per share issued in 2000 that expire in December 2010. In connection with the amendment and restatement of the senior secured credit facility in April 2001, CoreComm Limited issued to lenders warrants to purchase approximately
10.6 million shares of common stock at an exercise price of $.01 per share that expire in April 2011. Warrants issued in 2000 to purchase an aggregate of 1.4 million shares of common stock were canceled upon the issuance of these new warrants.



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

18.      Stockholder's Equity (Continued)

         The Company intends to offer its common stock to CoreComm Limited's stockholders through a registered public exchange offer. If this exchange offer is consummated, CoreComm Limited's warrants will be exercisable into common shares of the Company on an as-converted basis, subject to any exchange ratio in the exchange offer.

Stock Options

         In December 2001, the Company adopted a new stock option plan for its employees. A total of 2.9 million shares of common stock were reserved for issuance under the plan, which represents 22.5% of the total fully diluted shares of the Company. In January 2002, the Board of Directors approved a grant of options to purchase an aggregate of approximately 2.58 million shares of the Company's common stock, representing approximately 20% of the total fully diluted shares. The exercise price of these options is $3.00 per share, the estimated fair market value on the date of grant. The number of shares available under the plan and the number of shares into which each option is exercisable are subject to adjustment in the event of stock splits and other similar transactions.

         The Company's option plan provides that incentive stock options be granted at the fair market value of the Company's common stock on the date of grant, and nonqualified stock options be granted at a price determined by the compensation and option committee of CoreComm Holdco's board of directors. Options are generally exercisable as to 33.34% of the shares subject thereto on the date of grant and become exercisable as to an additional 33.34% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of CoreComm Holdco or its affiliates. Options will expire ten years after the date of the grant.

         As of December 31, 2000, there were approximately 33,051,000 shares of Limited common stock reserved for issuance under the CoreComm Limited stock option plans (the "Limited Plans"), and there were approximately 11.3 million shares available for issuance. As of December 31, 2001, there were options to purchase approximately 22.1 million shares of CoreComm Limited common stock outstanding. In December 2001, the CoreComm Limited board of directors, in connection with the Holdco Recapitalization, accelerated all outstanding options to acquire shares of CoreComm Limited common stock so that all are presently fully vested and exercisable. CoreComm Limited options are not exercisable for shares of CoreComm Holdco's common stock. In the event that CoreComm Holdco is successful in consummating the exchange offers, CoreComm Limited would become a subsidiary of CoreComm Holdco. Subsequent to that time, CoreComm Holdco and CoreComm Limited may agree to effect a merger between CoreComm Limited and a subsidiary of CoreComm Holdco which would have the effect of converting holders of any remaining outstanding shares of CoreComm Limited common stock not owned by CoreComm Holdco into shares of CoreComm Holdco at an exchange ratio identical to that being offered in the exchange offers. Between now and that time, if holders of CoreComm Limited options exercise their options, they would, at the time of a merger, have the same rights as other holders of CoreComm Limited common stock to have their shares of CoreComm Limited converted to shares of CoreComm Holdco at that exchange ratio. CoreComm Holdco may be required to record non-cash compensation upon the ultimate resolution of the CoreComm Limited Stock options.

         The Limited Plans provide that incentive stock options be granted at the fair market value of CoreComm Limited's common stock on the date of grant, and nonqualified stock options be granted at a price determined by the compensation and option committee of the CoreComm Limited board of directors. Options are generally exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of CoreComm Limited or its affiliates. Options will expire ten years after the date of the grant.

         In connection with the distribution of CoreComm Limited to CCPR's shareholders, CoreComm Limited issued warrants to purchase shares of its common stock to holders of CCPR stock options who elected to receive warrants. Otherwise, CoreComm Limited issued stock options to holders of CCPR stock options. All of these warrants were exercised by December 31, 2000. These warrants are included in the following disclosures of warrants and stock options.

         Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if CoreComm Limited had accounted for its employee warrants and stock options under the fair value method of that Statement. The fair value for these warrants and options was estimated at the date of grant using the Black-Scholes



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

18.      Stockholder's Equity (Continued)

option pricing model with the following weighted-average assumptions for 2000, 1999 and 1998: risk-free interest rate of 5.30%, 6.81% and 5.02%, respectively, dividend yield of 0%, volatility factor of the expected market price of CoreComm Limited's common stock of .804, .465 and .810, respectively, and a weighted-average expected life of the warrants and options of 10 years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because CoreComm Limited's distribution warrants and stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its distribution warrants and stock options.

         For purposes of pro forma disclosures, the estimated fair value of the distribution warrants and options is amortized to expense over the options' vesting periods. Following is the Company's pro forma information as if the Company and not CoreComm Limited had issued the distribution warrants and stock options:


                                                               Year Ended December 31,          For the Period from April
                                                                                                 1, 1998 (date operations
                                                                                                      commenced) to
                                                               2000                1999             December 31, 1998
                                                        -------------------- ------------------ ---------------------------

Pro forma net (loss)                                         $(376,557,000)     $(128,451,000)               $(45,575,000)
Pro forma net (loss) per share - basic and                         $(39.58)           $(13.50)                     $(4.79)
diluted



         A summary of CoreComm Limited's distribution warrants and stock option activity and related information, as if the Company and not CoreComm Limited had issued the distribution warrants and stock options, for the years ended December 31, 2000 and 1999 and for the period from April 1, 1998 (date operations commenced) to December 31, 1998 follows:


                                            2000                           1999                           1998
                                ------------------------------ ------------------------------ -----------------------------
                                  Number of      Weighted-       Number of      Weighted-       Number of    Weighted-Average
                                Warrants and      Average      Warrants and      Average      Warrants and     Exercise
                                   Options     Exercise Price     Options     Exercise Price     Options         Price
                                -------------- --------------- -------------- --------------- -------------- --------------

Outstanding - beginning
 of period                        10,754,000        $15.37        9,765,000        $5.51                 -      $     -
Granted                           10,404,000         10.98        7,925,000        19.56         9,767,000         5.51
Exercised                          1,640,000          7.61        5,606,000         6.27             2,000         5.86
Forfeited                            169,000         14.09        1,330,000         6.27                 -            -
                                 --------------                 --------------                -------------- --------------

Outstanding - end of              19,349,000        $13.69       10,754,000       $15.37         9,765,000        $5.51
 period
                                 ==============                 ==============                ============== ==============

Exercisable at end of             10,112,000        $12.51        3,438,000       $10.11         7,747,000        $5.42
 period
                                ==============                 ==============                 ============== ==============

Weighted-average fair value of distribution warrants and options, calculated using the Black-Scholes option pricing model, granted during 2000, 1999 and 1998 is $14.04, $14.28 and $4.33, respectively.



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

18.      Stockholder's Equity (Continued)

         The following table summarizes the status of the CoreComm Limited distribution warrants and stock options outstanding and exercisable at December 31, 2000, as if the Company and not CoreComm Limited had issued the distribution warrants and stock options:


                                                                                               Warrants and
                             Warrants and Stock Options Outstanding                    Stock Options Exercisable
                      ------------------------------------------------------      -------------------------------------
   Range of Exercise      Number of     Weighted-Remaining    Weighted-               Number of         Weighted-
                        Warrants and                           Average              Warrants and         Average
        Prices             Options       Contractual Life   Exercise Price             Options        Exercise Price


  ---------------------------------------------------------------------------------------------------------------------

  $0.02 to $3.36            3,146,000       9.0 Years          $   2.085                2,803,000       $   1.988
  $5.28 to $8.13            4,346,000       8.9 Years          $   7.197                1,294,000       $   6.814
  $11.94 to $14.78          3,373,000       9.4 Years           $ 14.205                1,950,000        $ 14.005
  $15.63 to $18.95            901,000       8.6 Years           $ 18.185                  487,000        $ 17.756
  $19.18 to $22.45          7,156,000       8.7 Years           $ 20.759                3,394,000        $ 20.621
  $24.92 to $27.13            185,000       8.7 Years           $ 25.115                   77,000        $ 25.200
  $30.00 to $33.75             28,000       9.3 Years           $ 31.168                   16,000        $ 31.239
  $34.33 to $37.33              5,000       9.1 Years           $ 36.889                    3,000        $ 36.889
  $38.07 to $41.75            182,000       9.1 Years           $ 39.480                   74,000        $ 39.536
  $45.75 to $46.00             27,000       9.2 Years           $ 45.826                   14,000        $ 45.806
  ---------------------------------------------------------------------------------------------------------------------
         Total             19,349,000                                                  10,112,000
  =====================================================================================================================

19.      Income Taxes

The provision for income taxes consists of the following:




                                                            For the Period from
                                                            April 1, 1998 (date
                                                                 operations
                                                               commenced) to
                             Year Ended December 31,           December 31,
                            2000                 1999              1998
                     ------------------- -------------------- ------------------
Current:
    Federal               $           -       $           -      $           -
    State and local             125,000             102,000                  -
                     ------------------- -------------------- ------------------
Total current                   125,000             102,000                  -
                     ------------------- -------------------- ------------------

Deferred:
    Federal                           -                   -                  -
    State and local                   -                   -                  -
                     ------------------- -------------------- ------------------
 Total deferred                       -                   -                  -
                     ------------------- -------------------- ------------------
                               $125,000            $102,000      $           -
                     =================== ==================== ==================



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

19.        Income Taxes (Continued)

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:




                                                         December 31,
                                                  2000               1999
                                             ------------------- ---------------

Deferred tax assets:
     Depreciation                             $    1,214,000     $     875,000
     Net operating losses                        107,220,000        35,168,000
     Allowance for doubtful accounts               4,414,000         1,599,000
     Amortization of goodwill                      7,405,000           653,000
     Accrued expenses                             35,820,000        10,359,000
     Asset impairments                             8,546,000                 -
     Other                                           174,000           200,000
                                             ------------------- ---------------
                                                 164,793,000        48,854,000
Valuation allowance for deferred tax assets     (164,793,000)      (48,854,000)
                                             ------------------- ---------------

Net deferred tax assets                       $            -     $           -
                                             =================== ===============

The deferred tax assets have been fully offset by a valuation allowance due to the uncertainty of realizing such tax benefit. The deferred tax assets include $39 million which, if realized, would be accounted for as a reduction of goodwill or an increase in equity.

At December 31, 2000, the Company had net operating loss carryforwards of approximately $245 million for federal income tax purposes that begin to expire in 2018, of which $38 million and $68 million may be limited pursuant to separate return limitation rules and change in ownership rules, respectively.

The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:


                                                                                        For the Period from
                                                                                        April 1, 1998 (date
                                                                                             operations
                                                                                           commenced) to
                                                    Year Ended December 31,                December 31,
                                                     2000                 1999                  1998
                                             --------------------- -------------------- ---------------------
Benefit at federal statutory rate (35%)        $(105,391,000)      $(36,077,000)          $(4,835,000)
State and local income taxes                         125,000            102,000                     -
Expenses not deductible for tax purposes          33,619,000          2,160,000             1,623,000
Foreign income not subject to U.S. tax                     -           (362,000)                    -
U.S. losses with no benefit                       71,772,000         34,279,000             3,212,000
                                             --------------------- -------------------- ---------------------

                                             $        125,000      $     102,000                  $ -
                                             ===================== ==================== =====================



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Continued) (unaudited with respect to the nine months ended
                        September 30, 2001 and 2000)

20.      Commitments and Contingent Liabilities

         As of December 31, 2000, the Company had purchase commitments of approximately $52,000,000 outstanding, which includes approximately $18,000,000 pursuant to a contract that ends in January 2009.

         As of September 30, 2001, the Company had purchase commitments of approximately $5,000,000 outstanding. The Company significantly reduced the amount of outstanding commitments through cancellations and renegotiations during 2001.

         The Company is involved in various disputes and litigation arising in the ordinary course of its business None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.



                             VOYAGER.NET, INC.

                   CONDENSED CONSOLIDATED BALANCE SHEETS

                                                         June 30,
                                                           2000
                                                        (unaudited)
Assets
Current assets:
  Cash and cash equivalents.......................     $  12,329,741
  Accounts receivable, less allowance.............         7,837,616
  Prepaid and other assets........................         1,729,869
                                                       -------------
          Total current assets....................        21,897,226
Property and equipment, net.......................        25,524,813
Intangible assets, net............................        56,665,195
                                                       -------------
          Total assets............................     $ 104,087,234
                                                       =============

Liabilities and stockholders' equity Current liabilities:
  Current portion of obligations under capital leases  $   3,157,610
  Accounts payable................................           805,961
  Other liabilities...............................         2,898,448
  Deferred revenue................................        12,269,517
                                                       -------------
          Total current liabilities...............        19,131,536
Commitments and contingencies.....................
Obligations under capital leases..................         2,116,236
Long-term debt....................................        23,750,000
Stockholders' equity:
  Preferred stock, 8% cumulative, non-voting, $.01
     par Value, $100 redemption value: 5,000,000 shares
     authorized, none outstanding.................                --
Common stock, $.0001 par value; authorized 50,000,000
     Shares in 1999 and 2000; issued and outstanding
     31,650,108 and 31,654,758 shares in 1999 and
     2000, respectively................................        2,712

  Additional paid-in capital......................       112,151,544
  Receivables for preferred and common stock......        (6,441,935)
  Notes and interest receivable, stockholder......        (5,768,418)
  Deferred compensation...........................           161,420
  Accumulated deficit.............................       (41,015,861)
                                                       -------------
          Total stockholders' equity..............        59,089,462
                                                       -------------
          Total liabilities and stockholders' equity   $ 104,087,234
                                                       =============

The accompanying notes are an integral part of the condensed consolidated financial statements.




               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (unaudited)

                                              Three Months Ended          Six Months Ended
                                                   June 30,                   June 30,
                                         ----------------------------  ----------------------
                                              2000           1999          2000           1999
                                         -------------  -------------  -------------  ---------
Revenue:
  Internet access service............     $18,444,717    $10,537,560    $ 36,484,158   $18,942,762
  Other..............................         173,064        176,339         245,901       290,363
                                          -----------    -----------    ------------   -----------
          Total revenue..............      18,617,781     10,713,899      36,730,059    19,233,125
                                          -----------    -----------    ------------   -----------
Operating expenses:
  Internet access service............       7,398,439      3,602,005      14,628,026     6,391,681
  Sales and marketing................       2,221,192      1,229,038       4,358,192     2,198,069
  General and administrative.........       5,931,172      3,081,402      11,912,961     5,544,602
  Depreciation and amortization......      10,166,904      5,004,953      18,377,773     8,531,777
  Compensation charge for issuance of
     Common stock and stock options..          25,000      1,044,000          50,000     2,509,000
                                          -----------    -----------    ------------   -----------
          Total operating expenses...      25,742,707     13,961,398      49,326,952    25,175,129
                                          -----------    -----------    ------------   -----------
Loss from operations before other
income                                     (7,124,926)    (3,247,499)    (12,596,893)   (5,942,004)
                                          -----------    -----------    ------------   -----------
  (expense)..........................
Other income (expense):
  Interest income....................         266,077          4,822         515,076        31,594
  Interest expense...................        (839,873)    (1,047,378)     (1,453,949)   (1,845,663)
  Other..............................        (218,262)            --        (258,969)           --
                                          -----------    -----------    ------------   -----------
          Total other expense........        (792,058)    (1,042,556)     (1,197,842)   (1,814,069)
                                          -----------    -----------    ------------   -----------
Net loss.............................      (7,916,984)    (4,290,055)    (13,794,735)   (7,756,073)
Preferred stock dividends............              --       (165,496)             --      (330,992)
                                          -----------    -----------    ------------   -----------
          Net loss applicable to common
            stockholders.............     $(7,916,984)   $(4,455,551)   $(13,794,735)  $(8,087,065)
                                          -----------    -----------    ------------   -----------
Per share data:
  Basic and diluted net loss per share
     Applicable to common stockholders    $      (0.25)  $      (0.19)  $      (0.44)  $      (0.35)
                                          ============   ============   ============   ============
  Weighted average common shares outstanding:
     Basic and diluted...............      31,654,758     23,766,309      31,653,466    23,163,442
                                          ===========    ===========    ============   ===========

The accompanying notes are an integral part of the condensed consolidated financial statements.




                                       CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                                                  (unaudited)


                                                                Receivables
                                                                    for
                           Common Stock                          Preferred
                   ---------------------------   Additional         and        Notes and                                   Total
                                                   Paid-in        Common       Interest      Deferred     Accumulated  Stockholders'
                       Shares        Amount        Capital         Stock      Receivable   Compensation     Deficit        Equity
                   ------------   ------------  ------------   ------------  ------------  ------------  ------------   ------------
Balance January 1,
  2000              31,650,108      $ 2,712    $ 112,129,038   $(6,291,935)  $(5,630,418)   $ 111,420   $(27,221,126)  $73,099,691
Interest on
  receivables....           --           --               --      (150,000)     (138,000)          --             --      (288,000)
Exercise of stock
  options........        4,650           --           22,506            --            --           --             --        22,506
Deferred
  compensation...           --           --               --            --            --       50,000             --        50,000
Net loss                    --           --               --            --            --           --    (13,794,735)  (13,794,735)
                     ---------      -------    -------------   -----------   -----------    ---------   ------------  ------------
Balance June 30,
  2000               31,654,758     $ 2,712    $ 112,151,544   $(6,441,935)  $(5,768,418)   $ 161,420   $(41,015,861) $ 59,089,462
                     ==========     =======    =============   ===========   ===========    =========   ============  ============

The accompanying notes are an integral part of the condensed consolidated financial statements.




              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (unaudited)

                                                                  Six Months Ended
                                                                      June 30,
                                                                2000            1999
                                                           --------------  ---------
Cash flows from operating activities:
  Net loss.............................................     $(13,794,735)   $ (7,756,073)
  Adjustments to reconcile net loss to net cash provided
by
     operating activities:
  Depreciation and amortization........................       18,377,773       8,531,777
  Loss on disposal/sale of equipment...................          124,878           4,572
  Compensation charge for issuance of common stock and
stock                                                             50,000       2,509,000
     options...........................................
  Changes in assets and liabilities excluding effects of
     business combinations, net........................       (3,105,198)      1,272,295
                                                            ------------    ------------
       Net cash provided by operating activities.......        1,652,718       4,561,571
Cash flows used in investing activities:
  Business acquisition costs, net of cash acquired.....       (5,290,361)    (23,577,768)
  Purchase of property and equipment...................       (4,793,294)     (2,658,104)
                                                            ------------    ------------
       Net cash used in investing activities...........      (10,083,655)    (26,235,872)
Cash flows provided by financing activities:
  Payments on capital leases...........................       (1,424,224)       (262,767)
  Loan/payments to related party.......................               --        (500,000)
  Payment of bank financing fees.......................               --      (1,124,770)
  Proceeds from issuance of debt.......................        4,100,000      25,200,000
  Proceeds from common stock issuance..................           22,506             248
  Proceeds from preferred stock........................               --         666,700
                                                            ------------    ------------
       Net cash provided by financing activities.......        2,698,282      23,979,411
                                                            ------------    ------------
Net (decrease) increase in cash and cash equivalents...       (5,732,655)      2,305,110
Cash and cash equivalents at beginning of period.......       18,062,396       2,350,292
                                                            ------------    ------------
Cash and cash equivalents at end of period.............     $ 12,329,741    $  4,655,402
                                                            ============    ============

The accompanying notes are an integral part of the condensed consolidated financial statements.




            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                (unaudited)

1.       Basis of Presentation:

         These condensed consolidated financial statements of Voyager.net, Inc. and its subsidiaries (the "Company") for the three and six months ended June 30, 2000 and 1999 and the related footnote information are unaudited and have been prepared by the Company pursuant to the rules and regulations of the SEC. These financial statements included herein should be read in conjunction with the Company's audited consolidated financial statements and the related notes to the consolidated financial statements as of and for the year ended December 31, 1999, which are included in the Company's Form 10-K filed with the SEC and dated March 31, 2000. In management's opinion, the accompanying unaudited financial statements contain all adjustments (consisting of normal, recurring adjustments) which management considers necessary to present the consolidated financial position of the Company at June 30, 2000 and the results of its operations and cash flows for the three and six months ended June 30, 2000 and 1999. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The results of operations for the three and six months ended June 30, 2000 are not necessarily indicative of the results of operations expected for the year ended December 31, 2000.

2.       Business Combinations:

         During the six months ended June 30, 2000, the Company acquired certain assets used in connection with the Internet access service business of two entities as described below:

         February 11, 2000, the Company purchased assets of Valley Business Equipment, Inc. for approximately $4,050,000. Approximately $3,910,000 was allocated to the acquired customer base cost as a result of this transaction.

         March 12, 2000, the Company purchased assets of Livingston On-Line for approximately $325,000. Approximately $310,000 was allocated to the acquired customer base cost as a result of this transaction.

         The unaudited pro forma combined historical results, as if the entities listed above had been acquired at the beginning of the six months ended June 30, 2000 and 1999, respectively, and if all entities acquired in 1999 had been acquired at the beginning of 1999 are included in the table below.

                                 (in thousands except
                                    per share data)
                                   Six Months Ended
                                       June 30,
                                       --------
                                    2000         1999
                                 ---------      -------
Revenues....................     $  37,060    $  31,223
Net loss....................       (13,900)     (15,925)
Basic and diluted loss per           (0.44)       (0.70)
share.......................

         The pro forma results above include amortization of intangibles and interest expense on debt assumed issued to finance the acquisitions. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future consolidated results.

3.       Debt:


         The Company has a revolving available credit facility with a bank group in the amount of $60 million, with the option to extend to $70 million, on similar terms and conditions. The credit facility matures on June 30, 2005. The revolving credit facility agreement allows the Company to elect an interest rate as of any borrowing date based on either the (1) prime rate, or
(2) LIBOR, plus a margin ranging from 0.5% to 2.75% depending on the ratio of funded debt to EBITDA. The elected rate as of June 30, 2000 is approximately 8.70%. Automatic and permanent reductions of the maximum commitments begin June 30, 2001 and continue until maturity.



     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                (unaudited)

4.       Earnings Per Share:

         The impact of dilutive shares is not significant. Net loss per share is computed using the weighted average number of common shares outstanding during the period. Inclusion of common share equivalents of 3,983,847 would be antidilutive and have been excluded from per share calculations.

5.       Supplemental Disclosure of Cash Flow Information:

         The following is the supplemental cash flow information for all periods presented:

                                                        Six Months Ended
                                                             June 30,
                                                    ------------------------
                                                         2000         1999
                                                    -------------  ---------
Cash paid during the period for interest........     $ 1,731,501   $  1,359,051
Noncash financing and investing activities:
  In conjunction with the acquisitions described
in Note
     2, liabilities were assumed as follows:
     Fair value of assets acquired..............       5,848,698     27,343,972
     Business acquisition costs, net of cash          (5,290,361)   (23,577,768)
                                                     -----------   ------------
acquired........................................
Liabilities assumed.............................     $   558,337   $  3,766,204
                                                     ===========   ============
Acquisition of equipment through capital lease..     $ 2,455,598   $  1,478,600
Issuance of compensatory common stock and options    $    50,000   $  1,044,000

6.       Stock-Based Compensation Plan:

         During the six months ended June 30, 2000, the Company granted 545,381 options to purchase common stock to certain members of management, employees and non-employees. At the grant date, all of the options granted vest in four equal annual installments beginning January 6, 2001. The exercise price for these options was not less than the fair market value of the Company's common stock on the grant date. Therefore, no additional compensation expense has been recognized in the six months ended June 30, 2000 for these options.

         During the six months ended June 30, 2000, the Company recognized compensation expense of $50,000 relating to options granted prior to January 1, 2000.

7.       Recent Accounting Interpretation:

         On December 3, 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 summarizes some of the SEC's interpretations of the application of generally accepted accounting principles to revenue recognition. Revenue recognition under SAB 101 was initially effective for the Company's first quarter 2000 financial statements. However, SAB 101B, which was released June 26, 2000, delayed adoption of SAB 101 until no later than the fourth fiscal quarter 2000. Changes resulting from SAB 101 require that a cumulative effect of such changes for 1999 and prior years be recorded as an adjustment to net income on January 1, 2000 plus adjust the statement of operations for the three months ended in the quarter of adoption.

         Although the Company is still in the process of reviewing SAB 101, it believes that its revenue recognition practices are in substantial compliance with SAB 101 for the year ending December 31, 2000 or that adoption of its provisions would not be material to its annual or quarterly results of operations.

8.       Merger Agreement:

         On March 12, 2000, the Company entered into an agreement to merge with CoreComm Limited in a stock and cash transaction. The transaction is subject to stockholder approval, certain regulatory approvals and other conditions.



                     REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the Stockholders of Voyager.net, Inc.:

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows, present fairly, in all material respects, the financial position of Voyager.net, Inc. and its subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.

/s/  PricewaterhouseCoopers LLP

Grand Rapids, Michigan February 10, 2000, except for Note 18, for which the date is March 12, 2000


PICK UP HERE


                         CONSOLIDATED BALANCE SHEETS

                                                              December 31,
                                                       ------------------------
                                                            1998           1999
                                                       -------------  ---------
Assets
Currents assets:
  Cash and cash equivalents........................    $  2,350,292   $  18,062,396
  Accounts receivable, less allowance for doubtful
accounts                                                    950,381       4,994,026
     of $99,000 and $500,000 in 1998 and 1999......
  Prepaid and other assets.........................         154,059       1,460,356
                                                       ------------   -------------
          Total current assets.....................       3,454,732      24,516,778
Property and equipment, net........................       9,528,372      21,298,456
Intangible assets, net.............................      28,741,650      66,638,733
                                                       ------------   -------------
          Total assets.............................    $ 41,724,754   $ 112,453,967
                                                       ============   =============
Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of obligations under capital leases  $    303,562   $   2,049,878
  Notes payable, related party.....................       2,252,713              --
  Accounts payable.................................         659,351         520,326
  Other liabilities................................         855,727       3,696,845
  Deferred revenue.................................       5,625,627      11,244,633
                                                       ------------   -------------
          Total current liabilities................       9,696,980      17,511,682
Commitments and contingencies......................
Obligations under capital leases...................         751,613       2,192,594
Long-term debt.....................................      30,000,000      19,650,000
Stockholders' equity:
  Preferred stock, 8% cumulative, non-voting, $.01
     par value, $100 redemption value: 100,000 shares
     authorized, issued and outstanding in 1998
    (includes                                                 8,274,819          --
     6,667 shares in 1998 subject to purchase),
      authorized
     5,000,000 shares in 1999, none outstanding....
  Common stock, $.0001 par value, authorized
     25,000,000
     shares in 1998 and 50,000,000 shares in 1999;
     issued                                                   1,792           2,712
     and outstanding, 22,216,308 shares in 1998 and
     31,650,108 shares in 1999.....................
  Additional paid-in capital.......................       3,214,748     112,129,038
  Receivable and interest for preferred and common         (666,700)     (6,291,935)
stock..............................................
  Notes and interest receivable, stockholder.......              --      (5,630,418)
  Deferred compensation............................       1,008,420         111,420
  Accumulated deficit..............................     (10,556,918)    (27,221,126)
                                                       ------------   -------------
          Total stockholders' equity...............       1,276,161      73,099,691
                                                       ------------   -------------
          Total liabilities and stockholders' equity   $ 41,724,754   $ 112,453,967
                                                       ============   =============

The accompanying notes are an integral part of the consolidated financial statements.






                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             Years Ended December 31,
                                                        1997           1998           1999
                                                   -------------  -------------  ---------
Revenue:
  Internet access service.....................       $3,440,212    $10,588,963    $47,423,462
  Other.......................................           14,063        133,199      1,074,173
                                                     ----------    -----------    -----------
          Total revenue.......................        3,454,275     10,722,162     48,497,635
                                                     ----------    -----------    -----------
Operating expenses:
  Internet access service.....................        1,318,163      3,607,665     15,933,377
  Sales and marketing.........................        1,038,459      1,987,113      6,401,810
  General and administrative..................        1,461,720      3,405,870     14,150,924
  Depreciation and amortization...............          394,385      3,862,041     23,836,385
  Compensation charge for issuance of common
stock                                                        --      4,218,407      2,563,311
                                                     ----------    -----------    -----------
     and stock options........................
          Total operating expenses............        4,212,727     17,081,096     62,885,807
                                                     ----------    -----------    -----------
Loss from operations before other income
  (expenses)..................................         (758,452)    (6,358,934)   (14,388,172)
Other income (expense):
  Interest income.............................           11,312         30,987        905,080
  Interest expense............................          (72,932)      (942,766)    (2,645,857)
                                                     ----------    -----------    -----------
          Total other expense.................          (61,620)      (911,779)    (1,740,777)
                                                     ----------    -----------    -----------
Net loss......................................         (820,072)    (7,270,713)   (16,128,949)
Preferred stock dividends.....................          (73,456)      (348,494)      (367,265)
                                                     ----------    -----------    -----------
          Net loss applicable to common
            stockholders......................       $ (893,528)   $(7,619,207)  $(16,496,214)
                                                     ==========    ===========    ============
Per Share Data:
Basic and diluted net loss per share applicable
to                                                   $     (.10)   $      (.43)  $       (.61)
                                                     ==========    ============   ============
  common stockholders.........................
Weighted average common shares outstanding:
Basic and diluted.............................        8,878,498     17,655,484     27,238,084
                                                     ==========    ===========    ===========

The accompanying notes are an integral part of the consolidated financial statements.





                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                              Preferred Stock           Common Stock          Additional
                                           ---------------------  ----------------------        Paid-in
                                           Shares       Amount       Shares       Amount        Capital
                                           ------    -----------  ----------     -------   -------------
Balance at January 1, 1997..........       20,000    $ 2,000,000   5,351,840     $   432    $      44,374
Redemption of common stock..........           --             --  (2,341,120)       (189)         (44,374)
Issuance of common stock............           --             --  11,862,235         957            3,292
Issuance of preferred stock.........        5,000        500,000          --          --               --
Net loss............................           --             --          --          --               --
                                           ------    -----------   ---------     -------    -------------
Balance at December 31, 1997........       25,000      2,500,000  14,872,955       1,200            3,292
Conversion of notes payable to
preferred
  stock and issuance of preferred and      40,324      4,032,419     446,400          36              144
  common stock......................
Issuance of preferred and common
  stock.............................       15,000      1,500,000   4,664,953         376            1,505
Conversion of preferred dividends to
  preferred stock...................        2,424        242,400          --          --               --
Issuance of common stock and options           --             --   2,232,000         180        3,209,807
Deferred compensation...............           --             --          --          --               --
Net loss............................           --             --          --          --               --
                                           ------    -----------   ---------     -------    -------------
Balance at December 31, 1998........       82,748      8,274,819  22,216,308       1,792        3,214,748
Issuance of common stock............           --             --   1,240,000         100        7,354,900
Issuance of loans to stockholders...           --             --          --          --               --
Proceeds from initial public offering          --             --   7,425,000         743       99,454,156
Proceeds from preferred stock.......           --             --          --          --               --
Redemption of preferred stock.......      (82,748)    (8,274,819)         --          --               --
Payment of preferred stock dividends           --             --          --          --               --
Exercise of stock options and vesting
of                                             --             --     768,800          77        2,105,234
  restricted stock..................
Deferred compensation...............           --             --          --          --               --
Net loss............................           --             --          --          --               --
                                           ------    -----------   ---------     -------    -------------
Balance at December 31, 1999........           --    $        --   31,650,108    $ 2,712    $ 112,129,038
                                           ======    ===========   ==========    =======    =============

The accompanying notes are an integral part of the consolidated financial statements.





                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) - (continued)

                                  Receivable
                                     For
                                  Preferred                                                  Total
                                     and       Notes and                                 Stockholders'
                                   Common      Interest       Deferred      Accumulated     Equity
                                    Stock     Receivable    Compensation      Deficit      (Deficit)
                                -----------  -----------    -----------   ------------  ------------
Balance at January 1, 1997.     $        --  $        --    $        --   $ (2,193,296) $   (148,490)
Redemption of common stock.              --           --             --        (30,437)      (75,000)
Issuance of common stock...              --           --             --             --         4,249
Issuance of preferred
  Stock....................              --           --             --             --       500,000
Net loss...................              --           --             --       (820,072)     (820,072)
                                -----------  -----------    -----------   ------------  ------------
Balance at December 31,
  1997.....................              --           --             --     (3,043,805)     (539,313)
Conversion of notes payable
  to preferred stock and
  issuance of preferred and
  common stock.............        (666,700)          --             --             --     3,365,899
Issuance of preferred and
  common stock.............              --           --             --             --     1,501,881
Conversion of preferred
  dividends to preferred
  stock....................              --           --             --       (242,400)           --
Issuance of common stock and
  Options..................              --           --             --             --     3,209,987
Deferred compensation......              --           --      1,008,420             --     1,008,420
Net loss...................              --           --             --     (7,270,713)   (7,270,713)
                                -----------  -----------    -----------   ------------  ------------
Balance at December 31,
  1998.....................        (666,700)          --      1,008,420    (10,556,918)    1,276,161
Issuance of common stock...      (6,291,935)          --             --             --     1,063,065
Issuance of loans to
  Stockholders.............              --   (5,630,418)            --             --    (5,630,418)
Proceeds from initial public
  Offering.................              --           --             --             --    99,454,899
Proceeds from preferred
  Stock....................         666,700           --             --             --       666,700
Redemption of preferred
  Stock....................              --           --             --             --    (8,274,819)
Payment of preferred stock
  Dividends................              --           --             --       (535,259)     (535,259)
Exercise of stock options and
  vesting of restricted
  stock....................              --           --     (1,090,000)            --     1,015,311
Deferred compensation......              --           --        193,000             --       193,000
Net loss...................              --           --             --    (16,128,949)  (16,128,949)
                                -----------  -----------    -----------   ------------  ------------
Balance at December 31,
  1999.....................     $(6,291,935) $(5,630,418)   $   111,420   $(27,221,126) $ 73,099,691
                                ===========  ===========    ===========   ============  ============

The accompanying notes are an integral part of the consolidated financial statements.





                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          Years Ended December 31,
                                                ---------------------------------------
                                                     1997           1998           1999
                                                -------------  -------------  ---------
Cash flows from operating activities:
  Net loss..................................      $ (820,072)   $ (7,270,713)  $(16,128,949)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........         394,385       3,862,041     23,836,385
     Interest on stockholder notes and
       Receivable...........................              --              --       (422,353)
     (Gain) loss on sale of equipment.......          (7,071)          5,952             --
     Compensation charge for issuance of common           --       4,218,407      2,563,311
       stock and stock options..............
     Changes in assets and liabilities excluding
       effects of business combinations:
       Accounts receivable..................         (28,199)       (513,909)    (3,292,112)
       Prepaids and other assets............         (24,251)       (104,990)    (1,939,885)
       Accounts payable.....................        (237,551)        512,591       (329,443)
       Accrued expenses.....................         137,486         831,577      2,708,626
       Deferred revenue.....................         187,203       1,160,698       (468,851)
                                                  ----------    ------------   ------------
          Net cash provided by (used in) operating
            Activities......................        (398,070)      2,701,654      6,526,729
Cash flows used in investing activities:
  Business acquisition costs, net of cash
     Acquired...............................              --     (32,850,289)   (55,630,048)
  Purchase of property and equipment........        (661,312)     (1,514,323)    (5,032,682)
  Proceeds from the sale of equipment.......          87,282          28,248             --
                                                  ----------    ------------   ------------
          Net cash used in investing                (574,030)    (34,336,364)   (60,662,730)
activities..................................
Cash flows provided by financing activities:
  Payments on capital leases................         (54,216)        (54,565)    (2,122,110)
  Proceeds from notes payable...............              --       2,800,000             --
  Proceeds from common stock................           4,249           2,061            311
  Proceeds from preferred stock.............         500,000       2,065,719        666,700
  Redemption of common stock................         (75,000)             --             --
  Advances from related party...............       1,127,777           4,047             --
  Payments to related party.................         (15,000)        (25,521)            --
  Issuance of loan to stockholder...........              --              --     (5,500,000)
  Payment of bank financing fees............              --      (1,325,530)    (1,474,770)
  Proceeds from issuance of debt............              --      30,000,000     49,850,000
  Payment of preferred stock dividends......              --              --       (535,259)
  Payment of debt...........................              --              --    (60,200,000)
  Proceeds from initial public offering.....              --              --    101,925,743
  Payment of initial public offering expenses             --              --     (2,470,844)
  Redemption of preferred stock.............              --              --     (8,274,819)
  Payment of note payable...................              --              --     (2,016,847)
                                                  ----------    ------------   ------------
          Net cash provided by financing
            activities......................       1,487,810      33,466,211     69,848,105
                                                  ----------    ------------   ------------
Net increase in cash........................         515,710       1,831,501     15,712,104
Cash and cash equivalents at beginning of year         3,081         518,791      2,350,292
                                                  ----------    ------------   ------------
Cash and cash equivalents at end of year....      $  518,791    $  2,350,292   $ 18,062,396
                                                  ==========    ============   ============

The accompanying notes are an integral part of the consolidated financial statements.




                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Organization and basis of presentation

         Voyager.net, Inc. (the "Company ") owns 100% of Voyager Information Networks, Inc., which was incorporated in the State of Michigan in 1994. Voyager.net was incorporated in 1998 in the State of Delaware under the name Voyager Holdings, Inc. The Company's name was changed to Voyager.net, Inc. on April 29, 1999. The Company provides full service access to the Internet for corporate and residential users in Michigan, Illinois, Indiana, Minnesota, Ohio and Wisconsin.

Revenue recognition

         The Company recognizes revenue for dial-up Internet access services, dedicated Internet access services and value-added Web services when the services are provided. Dial-up and dedicated Internet access service plans range from one month to one year. Value-added Web services are sold on a monthly basis. Advance collections relating to future access services are recorded as deferred revenue and recognized as revenue when earned.

Cash equivalents

         The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

Property and equipment

         Property and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Equipment acquired under capital leases is depreciated over the related lease terms or the estimated productive useful lives, depending on the criteria met in determining the qualification as a capital lease. Costs of repair and maintenance are charged to expense as incurred.

Intangible assets

         Intangible assets consist primarily of the cost of the acquired customer base. The acquired customer base is amortized using the straight-line method over 3 years based on the estimated customer churn rate. Bank financing fees, included in intangible assets, are being amortized on a straight-line basis over the term of the related debt. Other intangible assets are amortized over a 10 year period. Impairments, if any, are measured based upon discounted cash flow analyses and are recognized in operating results in the period in which the impairment in value is determined.

Advertising costs

         Advertising costs are expensed as incurred. Advertising expense of approximately $372,000, $185,000 and $1,174,000 was charged to operations in 1997, 1998 and 1999, respectively.

Financial instruments

         The Company's financial instruments, as defined by Statement of Financial Accounting Standards ("SFAS") No. 107 "Disclosures About Fair Value of Financial Instruments," consist of cash, notes payable and long-term debt. The Company's estimate of the fair value of these financial instruments approximates their carrying amounts at December 31, 1998 and 1999.

Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

         A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between financial and tax accounting.

2. Business Combinations

         In 1998 and 1999, the Company acquired certain assets used in connection with the Internet access service business as follows:

                                                                   Purchase
Acquisition Date                   Acquired Assets                  Price
-----------------    ------------------------------------------ ------------
1998:
July 1               CDL Corp.                                  $     69,000
July 1               Internet-Michigan, Inc.                         215,000
July 31              Freeway, Inc.                                 3,991,000
September 23         EXEC-PC, Inc.                                24,815,000
October 2            Netimation, Inc.                                318,000
October 2            NetLink Systems, L.L.C.                       3,428,000
November 20          Add, Inc.                                        14,000
                                                                ------------
                                                                 $32,850,000
1999:
January 15           Hoosier On-Line Systems, Inc                $ 2,347,000
February 24          Infinite Systems, Ltd                         3,100,000
March 10             Exchange Network Services, Inc                3,531,000
April 23             StarNet, Inc                                  2,013,000
May 7                GDR Enterprises, Inc                          9,125,000
June 4               Edgeware, Inc. d/b/a PCLink.com               1,922,000
June 17              Core Digital Communications, Inc              1,320,000
June 25              American Information Services, Inc            1,206,000
September 2          Data Management Consultants, Inc              2,073,000
September 8          Net Direct                                    4,519,000
September 14         Raex                                          4,370,000
September 21         Internet Connection Services, LLC               708,000
September 22         MichWeb, Inc                                    521,000
October 4            ComNet, LLC                                   8,886,000
October 7            TDI Internet Services, Inc                    1,831,000
October 7            Choice Dot Net, LLC                           1,765,000
November 9           Internet Illinois                             1,811,000
December 10          Wholesale ISP                                 4,693,000
                                                                ------------
                                                                 $ 55,741,000

         The aforementioned acquisitions were accounted for using the purchase method of accounting. The operations of the entities are included in the income statement of Voyager.net from the acquisition date forward. For each acquisition, the excess of cost of the acquired assets less liabilities assumed resulted in a substantial portion of the purchase price being allocated to the acquired customer base (see Note 4).

         The unaudited pro forma combined historical results for the year of acquisition and the preceding year, as if the entities listed above had been acquired at the beginning of the year ended December 31, 1997, 1998 or 1999, respectively, are included in the table below. The pro forma combined historical results for CDL Corp., Internet-Michigan, Inc., Netimation, Inc., Add, Inc., StarNet, Inc., American Information Services, Inc. and Internet Connection Services, LLC were not deemed to be material and are not included for the year ended December 31, 1997, 1998 and 1999.

                                         Year Ended December 31,
                                    ------------------------------------
                                        1997        1998         1999
                                    ----------- -----------  -----------
Revenue........................       $ 14,120    $ 43,296     $ 62,858
Net Loss.......................        (12,590)    (37,656)     (24,918)
Basic and diluted net loss per           (1.43)      (2.13)       (0.91)
share..........................

         The pro forma results above include amortization of intangibles and interest expense on debt assumed issued to finance the acquisitions. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future consolidated results.

3. Property and Equipment

         Cost of property and equipment and depreciable lives are summarized as follows:

                                                                   Depreciable
                                          1998          1999       Life-Years
                                      ------------  ------------  -----------
Computer equipment................    $  8,461,789  $ 18,649,572       5
Office equipment..................         230,009     1,293,331       7
Furniture and fixtures............          96,559       776,886      5-7
Software..........................         389,863       862,403      3-5
Equipment acquired under capital         1,178,525     5,365,475       5
lease.............................
Vehicles..........................          32,807        32,807       5
Building improvements.............         860,526     1,386,534     7-10
                                      ------------  ------------
                                        11,250,078    28,367,008
Less accumulated depreciation.....      (1,721,706)   (7,068,552)
                                      ------------  ------------
Property and equipment, net.......    $  9,528,372  $ 21,298,456
                                      ============  ============

         Depreciation expense of approximately $393,000, $842,000 and $4,992,000 was charged to operations in 1997, 1998 and 1999, respectively.

4. Intangible Assets

         Intangible assets consist of the following:

                                   1998           1999
                               ------------  ------------
Acquired customer base.....    $ 30,127,837  $ 85,311,158
Bank financing fees........       1,348,182     2,625,563
Other......................         237,658       299,864
                               ------------  ------------
                                 31,713,677    88,236,585
Less accumulated amortization    (2,972,027)  (21,597,852)
                               ------------  ------------
Intangible assets, net.....    $ 28,741,650  $ 66,638,733
                               ============  ============


5. Capital Leases

         The Company leases computer equipment under capital leases expiring in various years through the year 2002. The assets under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The net book value of these assets as of December 31, 1998 and 1999 was $982,222 and $4,319,370, respectively.
Depreciation of assets under capital leases is included in depreciation expense.

         Future minimum lease payments under capital leases as of December 31, 1999 are as follows:

2000..........................................    $ 2,355,280
2001..........................................      2,015,212
2002..........................................        341,263
                                                  -----------
Total minimum lease payments..................      4,711,755
Less amount representing interest.............       (469,283)
                                                  -----------
Present value of net minimum lease payments...    $ 4,242,472
Less current portion..........................     (2,049,878)
                                                  -----------
Long-term portion of obligations under capital    $ 2,192,594
                                                  ===========
leases........................................

6. Related Party Transactions

         The notes payable, related party, represent principal and interest payable on demand to Horizon Cable I Limited Partnership, an entity under common management. Interest on the notes was at rates of 10.5 percent in 1997, 8.0 and 8.5 percent in 1998 and in 1999. Concurrent with the Company's initial public offering, these notes, including accumulated interest, were paid in the amount of $2,336,174.

         On July 31, 1998, the Company issued to a majority stockholder $2,800,000 in notes payable at interest of 8 percent per annum. These notes, along with $32,526 of accrued interest and cash in the amount of $533,333, were converted into 33,657 shares of preferred stock for $100 per share and 446,400 shares of common stock for $1,881.

7. Other Liabilities

         Other liabilities consist of the following:

                                        1998        1999
                                     ---------  ----------
Accrued payroll and related          $ 272,654  $  983,197
expenses.........................
Accrued expenses.................      465,732   2,697,350
Other............................      117,341      16,298
                                     ---------  ----------
                                     $ 855,727  $3,696,845

8. Debt

         In July 1999, the Company re-negotiated its revolving available credit facility with its bank group concurrent with its initial public offering (see Note 11) for a $60 million line of credit, with the option to extend to $70 million on similar terms and conditions. The credit facility matures on September 30, 2005. At December 31, 1999, $19,650,000 was outstanding under the credit facility. Interest is payable quarterly through maturity. The revolving credit facility agreement allows the Company to elect an interest rate as of any borrowing date based on either the (1) prime rate, or (2) LIBOR, plus a margin ranging from 1.0% to 2.75% depending on the ratio of funded debt to EBITDA. The elected rate as of December 31, 1999 is approximately 9.0% with an effective weighted average rate of approximately 8.6% and 8.4% at December 31, 1998 and 1999, respectively. Commitment fees on the unused credit facility are 0.5%. Automatic and permanent reductions of the maximum commitments begin April 2001 and continue until maturity. Based on the balance as of December 31, 1999, the scheduled permanent reductions of long-term debt are as follows:


   Year
----------
2000......    $         --
2001......         982,500
2002......       2,456,250
2003......       4,421,250
2004......       6,263,438
Thereafter       5,526,562
              ------------
              $ 19,650,000

         The revolving credit facility is collateralized by all of the Company's tangible and intangible personal property and fixtures as well as substantially all of the issued and outstanding equity securities of the Company.

         The revolving credit facility is subject to an agreement that contains, among other provisions, certain financial covenants. These financial covenants include maintenance of a minimum fixed charges ratio, a total interest coverage ratio, and a leverage ratio.

9. Income Taxes

         The Company's effective tax rate varies from the statutory rate as follows:

                                1997     1998    1999
                               ------   ------  -----
Statutory rate.............     35.0%    35.0%   35.0%
Effect of graduated tax rate    (1.0)    (1.0)   (1.0)
Change in valuation allowance  (34.0)   (34.0)  (34.0)
                               -----    -----   -----
                                 0.0%     0.0%    0.0%
                               =====    =====   =====

         Based on the Company's current financial status, realization of the Company's deferred tax assets does not meet the "more likely than not" criteria under SFAS No. 109 and accordingly a valuation allowance for the entire deferred tax asset amount has been recorded. The components of the net deferred tax asset (liability) and the related valuation allowance are as follows:

                                    1997          1998          1999
                                ------------  ------------  -----------
Net operating loss              $ 1,055,000   $ 2,750,000   $ 1,700,000
carryforward................
Intangible assets...........             --       755,000     5,900,000
Fixed assets................         18,000        13,000      (800,000)
                                -----------   -----------   -----------
Deferred tax assets.........      1,073,000     3,518,000     6,800,000
Valuation allowance.........     (1,073,000)   (3,518,000)   (6,800,000)
                                -----------   -----------   -----------
Net deferred tax assets.....    $        --   $        --   $        --
                                ===========   ===========   ===========

         Net operating loss ("NOL") carryforwards expire in years 2013 through 2018. NOLs totaled $3,102,000, $5,500,000 and $5,000,000 at December
31, 1997, 1998 and 1999, respectively.

10. Retirement Savings Plan

         In 1997, the Company established a retirement savings 401(k) plan for all employees. The Company can make discretionary matching contributions to the plan. Contributions to the plan totaled approximately $7,300, $15,000 and $53,000 in 1997, 1998 and 1999, respectively.

11. Equity Transactions

         On July 21, 1999, the Company completed its initial public offering in which it sold 7,425,000 shares of common stock at $15.00 per share resulting in net proceeds of $99,454,899. In addition, a total of 1,575,000 shares were offered for sale by the stockholders. Upon the closing of the offering, $60,622,173 of senior bank debt and accrued interest and fees were repaid, $8,810,078 of preferred stock and cumulative dividends were redeemed, and $2,336,174 of subordinated notes and accrued interest were repaid. The remainder of the proceeds were used for general corporate purposes, including acquisitions and capital expenditures.

         On January 11, 1999, the Company issued to a member of management and the Chairman of the Board, an aggregate 1,240,000 shares of common stock at $4.84 per share in exchange for promissory notes receivable in the aggregate amount of $6,000,000 which are due January 11, 2003 and have an interest rate of 5% per annum compounded annually. The notes are collateralized by a pledge of the related shares of common stock and are a recourse obligation to these individuals in the amount of 25% of the outstanding principal and 100% of the accrued interest.

         In April 1999, the Company loaned a member of senior management $500,000. It is payable in three years and accrues interest at 5% per year. The loan is uncollateralized and the Company has full recourse against the borrower. Additionally, in July 1999, the Company loaned $5 million to the same individual. It is due in 2003 and accrues interest at 5% per year. The loan is collateralized by a pledge of 416,667 shares of common stock and is a recourse obligation of the borrower in the amount of 25% of the outstanding principal and 100% of the accrued interest on the loan.

         In May 1999, the Company sold an aggregate 6,667 shares of series A preferred stock to certain shareholders pursuant to the exercise of an option to purchase shares of series A preferred stock in the stock purchase agreement, for an aggregate purchase price of $666,700.

         On September 23, 1998, the Company issued 33,657 shares of preferred stock at $100 per share and 446,400 shares of common stock in exchange for $2,800,000 notes payable to its majority stockholders along with $32,566 in accrued interest and $533,513 in cash. Also on September 23, 1998, the Company converted accumulated preferred stock dividends in the amount of $242,400 through September 23, 1998 into 2,424 shares of preferred stock at $100 per share.

         On June 24, 1999, July 6, 1998 and August 22, 1997, the Board of Directors declared a stock split of 1.24 for 1, a 20 for 1 and a 100 for 1, respectively. All references to the number of common shares and per share amounts in the consolidated financial statements and related footnotes have been restated to reflect the effect of these stock splits for all periods presented.

12. Stock-Based Compensation Plan

         In 1998, a Stock Option and Incentive Plan (the "Plan") was established. The Plan provides for the ability to issue Stock Options (either Incentive Stock Options or Non-Qualified Stock Options), Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights. As of December 31, 1999, there were 4,816,160 options to purchase common stock authorized with 1,626,658 options available for issuance.

         The Plan provides for the granting of options to officers, employees, consultants, members of the Board of Directors and other key persons for purchase of the Company's common shares. The Plan is administered by the Board of Directors. No option can be for a term of more than ten years from the grant date. The option price and the vesting provisions are determined by the Board of Directors at the time of the grant.

         Stock option activity under the Plan during the year ended December 31, 1998 and 1999 (there were no stock options granted during 1997) are as follows:

                                                  Weighted
                                         Number    Average
                                           of     Exercise
                                        Options    Price
     Outstanding at January 1, 1998.   --------  ----------
     Granted........................    768,800  $    .0004
     Exercised, forfeited and expired        --         --
                                       --------  ---------
     Outstanding at December 31, 1998   768,800       .0004
                                       --------  ----------
     Granted........................   3,297,980     13.431
     Exercised......................    768,800       .0004
     Forfeited......................         --         --
     Expired........................    101,894     14.6609
                                       --------  ----------
     Outstanding at December 31, 1999  3,196,086 $  13.3992
                                       ========= ==========
     Exercisable at December 31, 1999   558,000  $    15.00
                                       ========  ==========

         The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its stock and stock options issued to employees. During 1998, the Company granted 768,800 options to purchase common stock to certain members of management of which 582,800 options were fully vested and the remaining 186,000 options became fully vested in January 1999. During 1999, the Company granted 3,297,980 options to purchase common stock; 3,130,580 were granted at market prices and 167,400 were granted at $4.84 per share which was less than market price. The weighted-average remaining contractual life of the options outstanding at December 31, 1999 is in approximately 10 years. During 1998, the Company issued 2,232,000 shares of restricted common stock to certain members of management for a nominal amount; 496,000 of which were subject to certain vesting provisions at December 31, 1998 through October 2002. During 1999, the Company issued an aggregate of 1,240,000 shares of restricted common stock at $4.84 per share to a member of management and the Chairman of the Board. Certain of these shares were subject to vesting through 2003. Prior to the Company's initial public offering, all shares of the unvested restricted common stock were accelerated and became 100% fully vested. The weighted average fair value at issuance for the restricted common stock and options were $1.77 and $6.16 per share at December 31, 1998 and 1999, respectively. Accordingly, the Company recorded compensation expense of $4,218,407 and $2,563,311 for the years ended December 31, 1998 and 1999, respectively.

         Under SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS
123), compensation cost is measured at the grant date based on the value of the award and is recognized over the service (or vesting) period. Under SFAS 123, the Company's net loss and loss per share for the years ended December 31, 1998 and 1999 would have been adjusted to the pro forma amounts indicated in the following table:

                                               1998           1999
                                           ------------  -------------
Net loss applicable to common stockholders:
  As reported..........................    $(7,619,207)  $(16,496,215)
  Pro forma............................    $(8,737,394)  $(26,346,231)
Loss per share:
  As reported:
     Basic and diluted.................    $       (.43) $        (.61)
  Pro forma:
     Basic and diluted.................    $       (.49) $        (.97)

         The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                          1998     1999
                        -------- --------
Risk free rate.....         5.7%     4.6%
Expected dividends.         --       --
Expected life......     5 years  4 years
Volatility assumption       76%      75%

13. Earnings Per Share

         The following table sets forth the computation of basic and diluted earnings per share:


                                                     Years Ended December 31
                                           ------------------------------------------
                                                1997           1998           1999
                                           -------------  -------------  ------------
Net loss...............................      $ (820,072)   $(7,270,713)  $(16,128,949)
Less preferred stock dividends.........         (73,456)      (348,494)      (367,265)
                                             ----------    -----------   ------------
Net loss applicable to common
  Stockholders.........................      $ (893,528)   $(7,619,207)  $(16,496,214)
                                             ----------    -----------   ------------
Basic and diluted weighted average common
  Shares outstanding...................       8,878,498     17,655,484     27,238,084
                                             ==========    ===========   ============
Basic and diluted net loss per share
  Applicable to common stockholders....      $     (.10)   $       (.43) $        (.61)
                                             ==========    ============  =============

         Net loss per share is computed using the weighted average number of common shares outstanding during the period. Inclusion of common share equivalents would be anti-dilutive and have been excluded from the per share calculations for 1999. The impact of dilutive shares was not significant for 1997 and 1998.

14. Supplemental Disclosure of Cash Flow Information

         The following is the supplemental cash flow information for all periods presented:


                                                       Years Ended December 31
                                             -----------------------------------------
                                                 1997           1998           1999
                                             ------------  -------------  ------------
Cash paid during the year for interest...      $   7,604   $    632,027   $  2,718,404
Noncash financing and investing activities:
  In connection with the acquisitions
described
     In Note 2, liabilities were assumed as Follows:
     Fair value of assets acquired.......             --     37,890,628     60,721,084
     Business acquisition costs, net of
cash                                                  --    (32,850,289)   (55,630,048)
                                               ---------   ------------   ------------
       acquired..........................
Liabilities assumed......................             --   $  5,040,339   $  5,091,036
                                               =========   ============   ============
Acquisition of equipment through capital
  Lease..................................      $ 159,974   $    951,117   $  4,861,250
Conversion of note payable and accumulated
  Dividends to preferred stock...........      $      --   $  3,042,400   $         --
Issuance of compensatory common stock and
  Options................................      $      --   $  4,218,407   $  2,563,311
Issuance of common stock in exchange for
  Promissory notes.......................      $      --   $         --   $         --

15. Commitments and Contingencies

         The Company leases office facilities, point of presence locations, certain network equipment and vehicles under operating lease agreements that expire in the years 2000, 2001, 2002, 2003, 2004 and 2007. The following is a schedule of future minimum rental payments under these leases:

   Year
----------
2000......    $ 1,004,738
2001......        813,663
2002......        768,092
2003......        673,190
2004......        380,748
Thereafter        922,703
              -----------
              $ 4,563,134

         In addition to these leases, the Company also leases point of presence locations under lease terms of less than one year.

         Rent expense under all operating leases of approximately $103,000, $190,000 and $760,000 was charged to operations in 1997, 1998 and 1999, respectively.

16. Segment Reporting

         The Company has a single operating segment, Internet access services. The Company has no organizational structure dictated by product lines, geography or customer type. Sales are substantially derived from one service line, Internet access service, and are residential and business customers in the Midwestern United States. The Company evaluates performance based on profit or loss from operations before interest, income taxes, depreciation and amortization and non-recurring, non-cash compensation charges.

17. Quarterly Financial Data (Unaudited)

                                                           For the Three Months Ended
                                                                         1999
                                             ------------------------------------------------------
                                               March 31       June 30      Sept. 30       Dec. 31
                                             ------------  ------------  ------------  ------------
Total revenue...........................     $  8,519,226  $ 10,713,899  $ 12,904,996  $ 16,359,514
Loss from operations before other income
  (expense).............................       (2,694,505)   (3,247,499)   (3,169,243)   (5,276,925)
Net loss................................       (3,466,018)   (4,290,055)   (3,357,604)   (5,015,272)
Basic and diluted net loss per share
  applicable to common stockholders.....     $       (.16) $       (.19) $       (.11) $       (.16)
Weighted average common shares outstanding,
  basic and diluted.....................       22,987,865    23,776,309    30,084,336    31,650,108

                                                                         1998
                                             -------------------------------------------------------
                                               March 31      June 30      Sept. 30       Dec. 31
                                             ------------ ------------  ------------  --------------
Total revenue...........................     $ 1,135,244  $  1,222,266  $  2,045,296  $  6,319,356
Income (loss) from operations before other
  income (expense)......................         102,866       (39,587)     (944,947)   (5,477,266)
Net income (loss).......................          63,825       (77,981)   (1,040,681)   (6,215,876)
Basic and diluted net loss per share
  applicable to common stockholders.....     $        --  $       (.01) $       (.06) $       (.29)
Weighted average common shares outstanding,
  basic and diluted.....................      14,998,673    15,021,831    18,255,050    22,210,920

18. Subsequent Events (Unaudited)

         On February 11, 2000, the Company purchased assets from Valley Business Equipment, Inc. for approximately $4,100,000 of which approximately $3,700,000 was remitted to Valley Business Equipment, Inc. and the remainder was deposited in an escrow account. Approximately $4,000,000 was allocated to the acquired customer base cost as a result of this transaction.

         On March 12, 2000, the Company entered into an agreement to merge with CoreComm Limited in a stock and cash transaction. The transaction is subject to stockholder approval, certain regulatory approvals and other conditions.




                    ATX TELECOMMUNICATIONS SERVICES, INC.

                                     F-60

                    ATX TELECOMMUNICATIONS SERVICES, INC.

                                     F-57

                                BALANCE SHEET
                                 (unaudited)

                                                       June 30,
                                                         2000
                                                    -------------
Assets
Current assets
  Cash and cash equivalents.....................    $   3,530,871
  Accounts receivable, net of allowances for
doubtful                                               25,669,479
     accounts and credits of $2,108,000.........
  Other current assets..........................          744,860
                                                    -------------
Total current assets............................       29,945,210
Property and equipment, net.....................       13,310,781
Intangible assets, net..........................          638,210
Other assets....................................          261,864
                                                    -------------
          Total assets..........................      $44,156,065
                                                    =============

Liabilities and Equity/Partners' Capital
Current liabilities
  Accounts payable..............................    $  28,465,971
  Accrued expenses..............................        1,069,050
  Accrued payroll and related expenses..........        4,886,165
  Sales and excise taxes payable................        2,023,133
  Payables, related parties.....................        1,445,168
                                                    -------------
Total current liabilities.......................       37,889,487
                                                    -------------
Total liabilities...............................       37,889,487
                                                    -------------
Contingencies
Phantom Unit Compensation.......................        1,200,000
Equity/Partners' Capital........................        5,066,578
                                                    -------------
          Total liabilities and equity/partners'
          capital...............................      $44,156,065
                                                    =============


See accompanying notes to unaudited financial statements.





                           STATEMENTS OF OPERATIONS
                                 (unaudited)

                          Three Months   Three Months   Six Months     Six Months
                              Ended          Ended        Ended          Ended
                          June 30, 2000 June 30, 1999 June 30, 2000  June 30, 1999
                          ------------- ------------- -------------  -------------
Revenues.............     $40,303,265    $33,465,119   $76,566,416    $64,398,923
                          -----------    -----------   -----------    -----------
Expenses
  Cost of revenues...      29,586,139     20,914,123    51,337,853     39,949,002
  Selling, general and
     administrative..      15,927,345     12,912,934    32,175,309     24,459,164
                          -----------    -----------   -----------    -----------
Total expenses.......      45,513,484     33,827,057    83,513,162     64,408,166
                          -----------    -----------   -----------    -----------
Loss from operations.      (5,210,219)      (361,938)   (6,946,746)        (9,243)
                          -----------    -----------   -----------    -----------
Interest income, net.          16,136         19,899        50,327         24,317
                          -----------    -----------   -----------    -----------
Net (loss) Income....     $(5,194,083)   $  (342,039)  $(6,896,419)   $    15,074
                          ===========    ===========   ===========    ===========

See accompanying notes to unaudited financial statements.




              STATEMENTS OF CHANGES IN EQUITY/PARTNERS' CAPITAL
                                 (unaudited)

Balance, December 31, 1999.................    $ 12,164,122
Net loss for the Six Months ended June 30,       (6,896,419)
2000.......................................
Capital contributions......................       4,064,560
Partners' distributions....................      (4,265,685)
                                               ------------
Balance, June 30, 2000.....................    $  5,066,578
                                               ============

See accompanying notes to unaudited financial statements.





                           STATEMENTS OF CASH FLOWS
                                 (unaudited)

                                                       Six Months    Six Months
                                                          Ended         Ended
                                                      June 30, 2000 June 30, 1999
                                                      ------------- -------------
Cash flows from operating activities
  Net (loss) income.............................      $(6,896,419)      15,074
  Adjustments to reconcile net (loss) income to
net cash
     (used in) provided by operating activities         1,445,010      962,703
     Depreciation and amortization..............
     Provision for allowances...................          199,500       98,000
     Phantom unit compensation..................         (200,000)    (200,000)
     Changes in assets and liabilities
       (Increase) decrease in assets
          Accounts receivable...................       (5,229,893)  (1,733,868)
          Other current assets..................         (643,684)     250,576
       Increase (decrease) in liabilities
          Accounts payable......................       16,125,512      512,443
          Accrued payroll and related expenses..          185,283     (321,030)
          Accrued expenses......................            2,870      110,956
          Sales and excise taxes payable........         (233,383)    (528,691)
                                                      -----------    ---------
Net cash provided by (used in) operating activities     4,754,796     (833,837)
                                                      -----------    ---------
Cash flows from investing activities
  Purchase of property and equipment............       (6,306,632)  (1,361,048)
  Increase (decrease) in receivables and payable,
related                                                  (305,668)     197,733
                                                      -----------    ---------
     parties....................................
Net cash used in investing activities...........       (6,612,300)   (1,163,315)
                                                      -----------    ----------
Cash flows from financing activities
  Payment of long term debt.....................               --     (275,000)
  Capital Distributions.........................                      (691,190)
  Capital contributions.........................        2,200,000           --
                                                      -----------    ---------
Net cash provided by (used in) financing activities     2,200,000     (966,190)
                                                      -----------    ---------
Net increase (decrease) in cash and cash
  equivalents...................................          342,496   (2,963,342)
Beginning cash and cash equivalents.............        3,188,375    5,067,315
                                                      -----------    ---------
Ending cash and cash equivalents................      $ 3,530,871    2,103,973
                                                      ===========    =========

See accompanying notes to unaudited financial statements.





                   NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.       Organization and Business

         ATX Telecommunication Services, Inc. ("ATX, Inc." or "the Company") was organized in the state of Delaware on February 9, 2000 upon the consent of the former partners of ATX Telecommunications LP ("ATX") and Global Telecom LP ("Global"). The financial position of the Company as of June 30, 2000 included the net assets contributed by the former partnerships of ATX and Global to ATX, Inc. on February 9, 2000 at their historical costs basis. For financial reporting purposes, the results of operations for the Six Months ended June 30, 2000 include the results of operations of the former partnerships of ATX and Global. These partnerships were terminated on February 9, 2000 upon their merger into ATX, Inc. ATX, Inc. was capitalized with 10,000 shares of common stock at $.01 par value. Upon the merger, 1,000 shares of common stock was issued to the former partners of ATX and Global.

         Upon the merger into ATX, Inc., distributions were made to certain former partners of ATX to satisfy their loans and advances.

         The Company is a single-source provider of voice and data services offering a full range of telecommunications services, including long distance, local, data, private line, cellular, PC-based billing, prepaid calling, paging, Internet access and World Wide Web consulting, development and hosting.

         The ATX Shareholders Agreement and former Partnership Agreements provided for bonuses to certain executives totaling $8,000,000 per year. The Company has recorded $4,000,000 of compensation expense for these bonuses included in selling, general and administrative expenses for the Six Months ended June 30, 2000 and June 30, 1999. These bonuses will be eliminated upon the merger agreement as discussed on Note 2.

2.       Plan of Recapitalization and Merger

         On April 9, 2000, ATX, Inc. and its stockholders ("ATX Stockholders") entered into a plan of recapitalization and merger ("Merger Agreement") with CoreComm Limited ("CoreComm"). Under the terms of the merger agreement, as amended, the ATX stockholders will exchange their issued and outstanding common stock for the following aggregate consideration: (i) approximately 12.4 million shares of CoreComm common stock; (ii) $250 million of CoreComm's Series B preferred stock and (iii) $150 million in cash from CoreComm. Such amounts may be subject to adjustments as defined in the merger agreement. In the event CoreComm has not completed a debt or equity financing prior to the closing date, CoreComm may elect to issue short term notes of $119.0 million and reduce the cash consideration by such amount. The Merger Agreement is subject to regulatory and CoreComm shareholder approval, amongst other conditions.

         In July 2001, the Company finalized the streamlining of its operating structure to focus on its two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market and the second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market.

3.       Basis of Presentation

         In the opinion of management, all adjustments which have been made are necessary to present fairly the financial position of the Company as of June 30, 2000 and 1999 and the results of operations for the six month periods ended June 30, 2000 and 1999. The results of operations for the six month period ending June 30, 2000 are not necessarily indicative of the results to be experienced for the fiscal year ending December 31, 2000.

         The Statements and related notes herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying notes should therefore be read in conjunction with the Company's December 31, 1999 financial statements included elsewhere herein.

4.       Income Taxes

         Upon the incorporation of ATX, Inc as of February 9, 2000, ATX is subject to federal and state income taxation. ATX did not provide for an income tax benefit for the Six Months ended June 30, 2000 based on the uncertainty of future earnings and profits.

         Prior to the incorporation of ATX, Inc., the partners were required to report their respective share of the Company's profits and losses in their individual income tax returns. Accordingly, no provision for federal, state and local income taxes is reflected in these statements for periods prior to February 9, 2000.

5.       Phantom Unit Plan

         The Phantom Unit Plan ("the Plan") provides for the issuance of a total of 5,000,000 phantom units. The phantom units shall become payable on the earlier of termination or a change of control. Upon the termination of employment, such phantom unit holders shall be entitled to compensation. Such compensation shall be payable over a 36-month period beginning in the thirteenth month after termination. Compensation is determined by the Phantom Unit Plan's formula and is based on average net income as defined in the Plan for the three years prior to termination.

         Upon a change in control as defined in the Plan, the Company will record a compensation charge equal to the fair market value of the phantom units. Such event would be the consummation of the Merger Agreement above resulting in a charge of approximately 5% of the fair market value of the aggregate consideration as described in Note 2.

6.       Supplemental Cash Flow Information

         Prior to the merger into ATX, Inc. distributions were made to the former partners of ATX of approximately $4.3 million to satisfy their loan balances. Additionally, loans to an officer of the Company were forgiven of approximately $1.9 million and shown as a contribution to equity.


              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

ATX Telecommunications Services Group
Bala Cynwyd, Pennsylvania

         We have audited the accompanying combined balance sheets of ATX Telecommunications Services Group as of December 31, 1999, and the related combined statements of operations, changes in partners' capital, and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the management of ATX Telecommunications Services Group. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of ATX Telecommunications Services Group as of December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/  BDO Seidman, LLP

Philadelphia, Pennsylvania
March 10, 2000






                    ATX TELECOMMUNICATIONS SERVICES, INC.


                           COMBINED BALANCE SHEETS

                                                December 31,
                                                    1999
                                               -------------
Assets
Current assets
  Cash and cash equivalents...............      $ 3,188,375
  Accounts receivable, net of allowances for
     doubtful accounts and credits of
     $1,909,000...........................       20,639,086
  Other current assets....................          101,176
  Receivables, related parties............               --
                                                -----------
Total current assets......................       23,928,637
Property and equipment, net...............        8,359,873
Intangible assets, net....................          727,496
Other assets..............................          261,864
Receivables, partners.....................        4,265,685
                                                -----------
Total assets..............................      $37,543,555
                                                ===========
Liabilities and Partners' Capital
Current liabilities
  Accounts payable........................      $12,340,460
  Accrued expenses........................        1,066,180
  Accrued payroll and related expenses....        4,700,882
  Accrued partners' distributions.........               --
  Sales and excise taxes payable..........        2,256,516
  Current portion of long-term debt.......               --
  Payables, related parties...............        1,750,835
                                                -----------
Total current liabilities.................       22,114,873
Long-term debt............................               --
Payables, related parties.................        1,864,560
                                                -----------
Total liabilities.........................       23,979,433
Commitments and contingencies
Phantom Unit Compensation.................        1,400,000
Partners' capital.........................       12,164,122
                                                -----------
Total liabilities and partners' capital...      $37,543,555
                                                ===========

         See accompanying notes to combined financial statements.




                      COMBINED STATEMENTS OF OPERATIONS

                                     Year ended December 31,
                                    ----------------------------
                                         1999           1998
                                    -------------  ---------
Revenues........................    $ 135,020,849   $113,654,155
                                    -------------   ------------
Expenses
  Cost of revenues..............       85,477,119     68,435,883
  Selling, general and                 51,213,416     43,280,185
                                    -------------   ------------
administrative..................
Total expenses..................      136,690,535    111,716,068
                                    -------------   ------------
(Loss) income from operations...       (1,669,686)     1,938,087
Interest income, net............           71,844        115,042
                                    -------------   ------------
Net (loss) income...............      $(1,597,842)  $  2,053,129
                                    =============   ============

See accompanying notes to combined financial statements.




             COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

Balance, December 31, 1997..................    $ 13,517,493
Net income for the year ended December 31,         2,053,129
1998........................................
Partners' contributions.....................       2,000,000
Partners' distributions.....................      (8,595,978)
                                                ------------
Balance, December 31, 1998..................       8,974,644
Net loss for the year ended December 31, 1999     (1,597,842)
Partners' contributions.....................       4,847,739
Partners' distributions.....................         (60,419)
                                                ------------
Balance, December 31, 1999..................    $ 12,164,122
                                                ============

See accompanying notes to combined financial statements.




                      COMBINED STATEMENTS OF CASH FLOWS


                                                       Year ended December 31,
                                                     -------------------------
                                                          1999          1998
                                                     ------------- ---------
Cash flows from operating activities
  Net (loss) income.............................      $(1,597,842)  $ 2,053,129
  Adjustments to reconcile net (loss) income to
net cash
     provided by operating activities                   1,820,453     1,947,830
       Depreciation and amortization............
       Provision for allowances.................          196,000       301,000
       Loss on sale of equipment................               --         5,380
       Phantom unit compensation................         (400,000)    1,800,000
       Changes in assets and liabilities
       (Increase) decrease in assets
          Accounts receivable...................       (3,977,729)   (4,171,074)
          Other current assets..................        1,166,620      (343,569)
          Other assets..........................         (261,864)           --
       Increase (decrease) in liabilities
          Accounts payable......................        2,630,645     3,173,463
          Accrued expenses......................           (6,475)      141,155
          Accrued payroll and related expenses..          181,913     4,043,422
          Sales and excise taxes payable........          347,932      (620,294)
                                                      -----------   -----------
Net cash provided by operating activities.......           99,653     8,330,442
                                                      -----------   -----------
Cash flows from investing activities
  Proceeds from the sale of property and equipment             --        11,000
  Purchase of property and equipment............       (3,697,390)   (4,814,235)
  Purchase of intangible assets.................               --            --
  Decrease (increase) in receivables and payable,
     related parties............................        1,072,042     5,296,898
  Increase in loans to partners.................       (2,228,065)     (117,178)
                                                      -----------   -----------
Net cash (used in) provided by investing
  activities....................................       (4,853,413)      376,485
                                                      -----------   -----------
Cash flows from financing activities
  Payment of long-term debt.....................         (562,500)     (275,000)
  Partners' contributions.......................        4,847,739     2,000,000
  Partners' distributions.......................       (1,410,419)   (8,595,978)
                                                      -----------   -----------
Net cash provided by (used in) financing
  activities....................................        2,874,820    (6,870,978)
                                                      -----------   -----------
Net (decrease) increase in cash and cash
  equivalents...................................       (1,878,940)    1,835,949
Cash and cash equivalents at beginning of year..        5,067,315     3,231,366
                                                      -----------   -----------
Cash and cash equivalents at end of year........      $ 3,188,375   $ 5,067,315
                                                      ===========   ===========

See accompanying notes to combined financial statements.




                    NOTES TO COMBINED FINANCIAL STATEMENTS

1.       Organization and Business

         The combined financial statements of ATX Telecommunications Services Group ("the Company") include the accounts of ATX Telecommunications Services Ltd. ("ATX") and Global Telecom Services, Ltd. ("Global") which were under common control and ownership by the same partners/family members. ATX and Global were limited partnerships organized under the laws of the Commonwealth of Pennsylvania. ATX and Global are single-source providers of voice and data services offering a full range of telecommunications services, including long distance, local, data, private line, cellular, PC-based billing, prepaid calling, paging, Internet access and World Wide Web consulting, development and hosting.

         These partnerships were terminated on February 9, 2000 upon their merger into ATX Telecommunication Services, Inc. ("ATX, Inc."). ATX, Inc. was incorporated on the above date in the state of Delaware upon the consent of the Company's partners. ATX, Inc. was capitalized with 10,000 shares of common stock at $.01 par value. Upon the merger, 1,000 shares of common stock was issued to the former partners of ATX and Global. On such date, the Company contributed its assets and its liabilities were assumed by ATX, Inc. at their historical cost basis.

         The partnership agreement provides for the allocation of profits and losses on an annual basis. Profits and losses are allocated among partners based on the partnership agreement.

         Distributions, other than liquidating distributions, shall be made to all partners in proportion to their percentage interests except as otherwise stipulated in the partnership agreement.

         The partnership agreement required that during 1999 certain partners receive distributions totaling $1,350,000 for prior years. This agreement also provides for bonuses to these partners totaling $8,000,000 per year for the years 1998 through 2002. The Company has recorded compensation expenses for these bonuses included in selling, general and administrative expenses for the years ended December 31, 1999 and 1998, respectively.

         If a sale or public offering of the Company does not occur before January 31, 2003, certain minority partners have an option to put their respective interests to the Company at fair value, as defined within the partnership agreement. The total amount to be paid to these partners for their respective interests will be paid over a seven and one-half year period.

2.       Plan of Recapitalization and Merger

         On March 9, 2000, ATX, Inc. and its stockholders ("ATX Stockholders") entered into a plan of recapitalization and merger ("Merger Agreement") with CoreComm Limited ("CoreComm"). Under the terms of the merger agreement, ATX will be recapitalized such that the ATX Stockholders will receive the following aggregate consideration: (i) approximately 12.4 million shares of CoreComm common stock; (ii) $250 million of CoreComm's 3% senior preferred stock and (iii) $150 million in cash from CoreComm. Such amounts may be subject to adjustments as defined in the merger agreement. In the event CoreComm has not completed a debt or equity financing prior to the closing date, CoreComm may elect to issue short term notes of $70 million and reduce the cash consideration by such amount. The Merger Agreement is subject to regulatory and CoreComm shareholder approval, among other conditions.

3.       Summary of Significant Accounting Policies

Revenue Recognition

         The Company recognizes revenue based on the customers' usage of services. Revenues are presented net of estimated discounts. Additionally, the Company accrues for unbilled telecommunication revenue as a result of its billing cycle and such amounts are included in accounts receivable.

Cost of Revenues

         Cost of revenues includes network costs which consist of access, transport, and termination costs. Such costs are recognized when incurred in connection with the provision of telecommunication services.

Cash Equivalents

         The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

         Property and equipment are stated at cost. Depreciation and amortization are provided by the straight-line method over the estimated useful lives of the respective assets. Property and equipment are depreciated over useful lives ranging from five to seven years and leasehold improvements are amortized over the terms of the lease.

Intangible Assets

         Intangible assets represent acquired customer lists which are being amortized using the straight line method over a 7-year period. Intangible assets are presented net of accumulated amortization of $522,504.

Impairment of Assets

         The Company's long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, the Company measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. The Company determined that, as of December 31, 1999, there had been no impairment in the carrying value of the long-lived and intangible assets.

Advertising and Marketing Costs

         All costs related to advertising and marketing the Company's products and services are expensed in the period incurred.

Income Taxes

         The partners are required to report their respective share of the Company's profits and losses in their individual income tax returns. Accordingly, no provision for federal, state and local income taxes is reflected in the financial statements.

Concentrations of Credit Risk

         The Company maintains its cash deposits and temporary cash investments with high-quality institutions at levels which may exceed federally insured limits. The Company has not experienced any losses on cash deposits or temporary cash investments maintained in this manner.

         The Company sells its telecommunications services and products to customers operating primarily in the Northeastern region of the United States. The Company performs ongoing credit evaluation of its customers, and it generally does not require collateral from those customers.

Fair Value of Financial Instruments

         The carrying value of all financial instruments approximates their fair value due to the short maturity of the respective instruments.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

4.       Property and Equipment

         Property and equipment are summarized as follows:


                                    December 31
                                        1999
                                    -----------
Computer and switching equipment    $19,964,627
Furniture and fixtures.........       1,150,108
Automobiles....................         352,113
Leasehold improvements.........          79,492
                                    -----------
                                     21,546,340
Less accumulated depreciation and
  Amortization.................      13,186,467
                                    -----------
                                    $ 8,359,873

5.       Long-Term Debt

         In connection with an acquisition of customer lists during 1997 for $1,250,000, Global issued a note for $837,500. The note provided for payments of $275,000 and $562,500 with interest at 5.5% in 1998 and 1999, respectively. During 1999, the note was repaid in full. Global recorded interest expense of $47,238 and $39,724 for the years ended 1999 and 1998.

6.       Lease Commitments

         The Company leases various facilities classified as operating leases. Under terms of these leases, the Company is required to pay its proportionate share of real estate taxes, operating expenses and other related costs. Rent expense for the years ended December 31, 1999 and 1998 was $1,619,083 and $1,444,456, respectively.


         Additionally, the Company leases its principal office and equipment space from various partnerships in which the general partner was also a partner of the Company. The Company recorded rent included in the above amounts aggregating $1,227,010 and $1,182,515 to these partnerships for the years ended December 31, 1999 and 1998, respectively.

         Future minimum rental payments, including those due to related parties, are summarized as follows:

Year ending December 31,         Amount
------------------------      ---------
2000......................    $1,902,000
2001......................     1,927,000
2002......................     1,954,000
2003......................     1,565,000
2004......................       537,000
Thereafter................       105,000
                              ----------
                              $7,990,000

7.       Related Party Transactions

         There are various transactions with a partner of the Company relating to certain professional services approximating $1,000,000 for each of the years 1999 and 1998. These transactions resulted in intercompany balances shown as payables to related parties, with the related costs reflected in general and administrative expenses. Additionally, companies affiliated with this partner advanced funds to the Company for their operations and purchases of certain telecommunication equipment. These amounts have no formal repayment terms or interest rates and are shown as payables, related party.

         Additionally, the Company advanced funds to certain partners. These amounts are included in receivables, partners and had no formal repayment terms or interest rates. Subsequent to December 31, 1999, prior to the partnerships' merger into ATX, Inc., a distribution of approximately $4.3 million was declared and satisfied by the above mentioned receivables, partners.

8.       Contingencies

         The Company is a defendant in various lawsuits relative to its business operations. Management believes that the outcome of these pending lawsuits will not materially effect the financial position, results of operations or cash flows of the Company.

9.       Employee Benefits

         The Company and affiliated business entities controlled by a partner of the Company maintain a self-insured health plan for their employees and partners. The Company is responsible for participant claims, stop loss premiums and administrative fees. Such plan does not provide for post retirement benefits.

10.      Retirement Plan

         The Company's employees participate in a defined contribution profit sharing plan established under Section 401(k) of the Internal Revenue Code. The plan allows employees to defer up to 15% of their income through contributions to the plan on a pretax basis, subject to a statutory dollar limitation. In accordance with the provisions of the plan, the employer may match employees' contributions. In addition, the employer may make optional contributions to the plan. The Company and other business entities controlled by a partner of the Company participate in this plan. The Company made matching contributions to the plan for the years ended December 31, 1999 and 1998 of $176,166 and $127,670, respectively.

11.      Phantom Unit Plan

         During 1998, ATX adopted the 1998 Phantom Unit Plan (the "Plan"). The Plan provides for the issuance of a total of 5,000,000 phantom units representing a phantom 5% equity interest in ATX. Eligible employees may receive phantom units or equivalent consideration as determined by a committee appointed by ATX to administer the Plan. The committee has the authority at its sole discretion to designate the employees eligible to participate in the Plan. In addition, the committee may terminate or amend the Plan at its discretion. Termination or amendment of the Plan shall not affect phantom awards previously granted. Typically, the awards vest over a seven-year period from the date of grant; however, an employee may receive credit for employment time prior to the date of the award at the discretion of the committee. The Plan is unfunded.

         The phantom units become payable to a participant on the earlier of his termination of employment or a change of control. Upon termination of employment, a participant is entitled to compensation under the Plan. Such compensation is payable over a 36-month period beginning in the thirteenth month after termination. The participant's compensation is determined by his proportionate ownership of units and the Plan's formula for determining value, which is 10 times average net cash income as defined in the Plan for the prior three fiscal years.

         The Company has recorded a noncash (benefit) charge of ($400,000) and $1,800,000 for the years ended December 31, 1999 and 1998, respectively, related to the issuance of the phantom units.

         Upon a change in control as defined in the Plan, the participants will become entitled to receive compensation based upon the exchange or transaction value of ATX's equity. ATX, Inc. will record a compensation charge equal to the fair market value of the consideration payable to the Plan participants less amounts previously recorded. The consummation of the Merger Agreement, described in Note 2 above, would result in a non-cash charge of approximately $44 million.

         The following table contains information on phantom units for units granted under the Plan from the date of adoption of the Plan through December 31, 1999:

                                      Number of
                                    Phantom Units
                                    -------------
Outstanding at January 1, 1998.             --
Granted........................      3,350,000
Cancelled......................        (75,000)
                                      --------
Outstanding at December 31, 1998     3,275,000
Granted........................      1,725,000
Cancelled......................             --
                                      --------
Outstanding at December 31, 1999      5,000,000
                                      =========

12.      Supplemental Disclosure of Cash Flow Information

         Global financed $837,500 in 1997 related to the purchase of customer lists and paid interest of $47,238 and $39,724 in 1999 and 1998, respectively, in connection with this note.





===============================================================================


         You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with any other information. This prospectus may be delivered to you after the date of this prospectus. However, you should realize that the affairs of CoreComm Holdco, Inc. may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
                              ---------------


                    Table of Contents
                                           Page
                                           ----
       PROSPECTUS SUMMARY....................4
       THE OFFERING..........................6
       SUMMARY HISTORICAL AND PRO FORMA
       FINANCIAL DATA........................7
       RISK FACTORS..........................9
       USE OF PROCEEDS......................23
       DIVIDEND POLICY......................23
       CAPITALIZATION.......................24
       UNAUDITED PRO FORMA FINANCIAL DATA...26
       SELECTED HISTORICAL FINANCIAL DATA...37
       MANAGEMENT'S DISCUSSION AND ANALYSIS
       OF FINANCIAL CONDITION AND RESULTS OF
       OPERATIONS...........................39
       BUSINESS.............................47
       GOVERNMENT REGULATION OF THE
       TELECOMMUNICATIONS SERVICES BUSINESS.59
       MANAGEMENT AND EXECUTIVE COMPENSATION66
       SECURITY OWNERSHIP OF CERTAIN
       BENEFICIAL OWNERS AND MANAGEMENT.....72
       SELLING SECURITYHOLDERS..............73
       CERTAIN RELATIONSHIPS AND RELATED
       TRANSACTIONS.........................75
       DESCRIPTION OF CAPITAL STOCK.........77
       DESCRIPTION OF OUR INDEBTEDNESS......85
       PLAN OF DISTRIBUTION.................89
       LEGAL MATTERS........................90
       EXPERTS..............................90
       WHERE YOU CAN FIND MORE INFORMATION..91
       INDEX TO FINANCIAL STATEMENTS.......F-1


==============================================================================







                            8,685,602 Shares of
                                Common Stock



                           CoreComm Holdco, Inc.

                              ---------------

                                 PROSPECTUS
                              ---------------








                             ____________, 2002



==============================================================================





                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 13.  Other Expenses of Issuance and Distribution

         The following is an itemization of all expenses, subject to future contingencies, payable by the registrant in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee. None of the below listed expenses will be borne by the selling securityholders.

                      SEC registration fee...........    $     2,398
                      Legal fees and expenses........    $   250,000
                      Accounting fees and expenses...    $    50,000
                      Printing and engraving fees....    $    40,000
                      Miscellaneous expenses.........    $    25,000
                                                         ------------
                                                         ------------
                                Total................    $   367,398
                                                         ============

         Item 14.  Indemnification of Directors and Officers


         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, this indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. Our charter and amended by-laws require us to indemnify our officers and directors to the full extent permitted by Delaware law.


         Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends, stock purchases or redemptions, or (iv) transactions from which a director derives an improper personal benefit. Our charter contains provisions limiting the liability of our directors to us and to our stockholders to the full extent permitted by Delaware law.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as such. Our charter and amended by-laws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her and we currently maintain this insurance. We currently maintain liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act.

         Item 15.  Recent Sales of Unregistered Securities

         Since January 1, 1999, we have issued securities in the following transactions not registered under the Securities Act:

         1. On July 19, 1999, in connection with the establishment of CoreComm Holdco as a wholly-owned subsidiary of CoreComm Limited, CoreComm Holdco issued 1,500 shares of its common stock to CoreComm Limited.

         2. On December 18, 2001, in connection with the Holdco Recapitalization, CoreComm Holdco issued 485,602 shares of its common stock to holders of CoreComm Limited's 6% Convertible Subordinated Notes due 2006 in exchange for all of CoreComm Limited's 6% Convertible Subordinated Notes due 2006 held by these holders. This issuance of securities was exempt from registration pursuant to Rule 506 promulgated under the Securities Act as each holder participating in this transaction was an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act, there was no public offering of securities in connection with this transaction and the other requirements of Rule 506 were met.

         3. In December 2001, Thomas Gravina, our current President and Chief Executive Officer and a director and Michael Peterson, our current Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director, each paid $3,750 to a holder of CoreComm Limited's 6% Convertible Subordinated Notes due 2006 to induce that holder to tender his notes to us in exchange for the October 1, 2001 interest payment on those notes that had not been paid, and received 7,588 shares of our common stock each as consideration for that transaction. That number of shares is identical to the number of shares a holder of the same amount of the notes tendered would have been entitled under the agreements that had been reached with 94% of those holders in the Holdco Recapitalization.

         4. On December 28, 2001, in connection with the Holdco Recapitalization, we issued 8,200,000 shares of our common stock to George Blumenthal (200,000 shares), Booth American Company (2,000,000 shares), Debra Buruchian (1,080,000 shares), Thomas Gravina (1,080,000 shares), Michael Karp (3,202,899 shares), The Florence Karp Trust (197,101 shares), Barclay Knapp (400,000 shares), Richard Lubasch (21,818 shares) and Ted McCourtney (18,182 shares) in consideration of the above listed holders exchanging shares of preferred stock of CoreComm Limited, debt securities of CoreComm Limited and/or debt securities that were a joint obligation of CoreComm Limited and CoreComm Holdco held by them. This issuance of securities was exempt from registration pursuant to Rule 506 promulgated under the Securities Act as each holder participating in this transaction was an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act, there was no public offering of securities in connection with this transaction and the other requirements of Rule 506 were met.

         Item 16.  Exhibits and Financial Statement Schedules

             (a)  The Exhibit Index is hereby incorporated by reference.

             (b) The financial statement schedules are included in this registration statement beginning on page S-1.

         Item 17.  Undertakings

             (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


             (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
    Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




INDEX TO FINANCIAL SCHEDULES

Report of Independent Auditor on Schedules  ............................... S-2
Schedule I - Condensed Financial Information of CoreComm Holdco, Inc....... S-4
Schedule II - Valuation and Qualifying Accounts ........................... S-9


         All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.




                REPORT OF INDEPENDENT AUDITOR ON SCHEDULES

         We have audited the consolidated financial statements of CoreComm Holdco, Inc. as of December 31, 2000 and 1999, and for each of the years then ended and the period from April 1, 1998 (date operations commenced) to December 31, 1998, and have issued our report thereon dated March 12, 2001 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

         In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                                    /s/ ERNST & YOUNG LLP

New York, New York
March 12, 2001




                  REPORT OF INDEPENDENT AUDITOR ON SCHEDULES

         We have audited the consolidated financial statements of OCOM Corporation Telecoms Division for the period from January 1, 1998 to May 31, 1998, and have issued our report thereon dated February 26, 1999 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.


         In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                                    /s/ ERNST & YOUNG LLP

New York, New York
February 26, 1999





                   SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF CORECOMM HOLDCO, INC.
                           CONDENSED BALANCE SHEETS

                                                                                                     December 31,
                                                                                                2000               1999
                                                                                         ------------------- ------------------
Assets
Current assets:
   Cash and cash equivalents                                                               $    6,198,000        $  1,882,000
   Marketable securities                                                                        1,343,000                   -
   Other                                                                                        1,600,000             480,000
                                                                                         ------------------- ------------------
Total current assets                                                                            9,141,000           2,362,000

Investments in and loans to subsidiaries                                                      605,274,000         127,628,000

Other                                                                                           1,059,000                   -
                                                                                         ------------------- ------------------
                                                                                             $615,474,000        $129,990,000
                                                                                         =================== ==================
Liabilities and shareholder's equity

Notes payable                                                                                 $16,170,000                  $-

Commitments and contingent liabilities

Shareholder's equity:
     Common stock                                                                                  95,000              95,000
     Additional paid-in capital                                                             1,039,083,000         246,890,000
     Deferred non-cash compensation                                                           (21,638,000)                  -
     (Deficit)                                                                               (418,236,000)       (116,995,000)
                                                                                         ------------------- ------------------
                                                                                              599,304,000         129,990,000
                                                                                         ------------------- ------------------
                                                                                             $615,474,000        $129,990,000
                                                                                         =================== ==================

 See accompanying notes.





                             SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF CORECOMM HOLDCO, INC. (Continued)
                                                       CONDENSED STATEMENTS OF OPERATIONS



                                                                                                        For the Period from


                                                                                                        April 1, 1998 (date
                                                                                                       operations commenced)
                                                                      Year Ended December 31,             to December 31,
                                                                     2000                 1999                  1998
                                                              -------------------- ------------------- -----------------------

  Costs and expenses
  Corporate                                                   $                 -        $     13,000  $                 -
                                                              -------------------- ------------------- -----------------------
    Operating (loss)                                                           -              (13,000)                  -

  Other income (expense)
  Interest income and other, net                                       2,787,000            1,638,000             384,000
  Interest expense                                                       (70,000)                   -                   -
                                                              -------------------- ------------------- -----------------------
  Income  before income taxes and equity
    in net (loss) of subsidiaries                                      2,717,000            1,625,000             384,000
  Income tax provision                                                         -               (7,000)                  -
                                                              -------------------- ------------------- -----------------------
  Income  before equity in net (loss) of
    subsidiaries                                                       2,717,000            1,618,000             384,000
  Equity in net (loss) of subsidiaries                              (303,958,000)        (104,798,000)        (14,199,000)
                                                              -------------------- ------------------- -----------------------
  Net (loss)                                                       $(301,241,000)       $(103,180,000)       $(13,815,000)
                                                              ==================== =================== =======================

See accompanying notes.





                                 SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF CORECOMM HOLDCO, INC. (Continued)

                                                          CONDENSED STATEMENTS OF CASH FLOWS


                                                                                                            For the Period from
                                                                                                            April 1, 1998 (date
                                                                                                           operations commenced)
                                                                                                              to December 31,
                                                                          Year Ended December 31,
                                                                         2000                 1999                  1998
                                                                 -----------------------------------------------------------------

  Net cash provided by operating activities                               $539,000            $2,320,000         $    639,000

  Investing activities
  Acquisitions, net of cash acquired                                   (98,613,000)          (47,056,000)                   -
  Purchase of marketable securities                                     (1,343,000)                    -                    -
  Increase in investments in and loans to subsidiaries                (144,909,000)         (105,267,000)         (20,551,000)
                                                                 -----------------------------------------------------------------
  Net cash (used in) investing activities                             (244,865,000)         (152,323,000)         (20,551,000)

  Financing activities
  Capital contributions                                                232,472,000           151,885,000           19,912,000
Proceeds from borrowings, net of financing costs                        16,170,000                     -                    -
                                                                   -------------------- -------------------- ---------------------
Net cash provided by financing activities                              248,642,000           151,885,000           19,912,000
                                                                   -------------------- -------------------- ---------------------
Increase  in cash and cash equivalents                                   4,316,000             1,882,000                    -
Cash and cash equivalents at beginning of period                         1,882,000                      -                   -
                                                                   -------------------- -------------------- ---------------------
Cash and cash equivalents at end of period                           $   6,198,000          $  1,882,000    $                -
                                                                   ==================== ==================== =====================

Supplemental schedule of non-cash investing activities
Capital contributions of non-cash net assets                          $559,721,000           $45,007,000           $30,181,000

See accompanying notes.




SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF CORECOMM HOLDCO, INC.(Continued)

                  NOTES TO CONDENSED FINANCIAL STATEMENTS


1.       Organization


         CoreComm Holdco, Inc. (the "Company") was formed in May 1998 as a Bermuda corporation. It was a wholly-owned subsidiary of CoreComm Limited ("Limited") until December 2001. In July 1999, the Company was domesticated under the laws of Delaware.


2.       Basis of Presentation


         In the Company's condensed financial statements, the Company's investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries. The Company's share of net loss of its subsidiaries is included in net loss using the equity method of accounting. The condensed financial statements should be read in conjunction with the Company's consolidated financial statements.


3.       Notes Payable


         In December 2000, the Company issued $16,100,000 aggregate principal amount of 10.75% Senior Unsecured Convertible PIK Notes Due December 2010, which were a joint obligation of Limited and the Company, to officers and directors of Limited and the Company. Interest on the notes was at an annual rate of 10.75% payable semiannually on January 1 and July 1 of each year, commencing July 1, 2001. The interest was payable in kind by the issuance of additional Senior Unsecured Convertible PIK Notes Due December 2010 in such principal amount as shall equal the interest payment that is then due. The notes were convertible into Limited common stock prior to maturity at a conversion price of $5.00 per share, subject to adjustment. The additional notes issued for interest had an initial conversion price equal to 120% of the weighted average closing price of Limited's common stock for a specified period. All of the outstanding 10.75% Senior Unsecured Convertible PIK Notes Due December 2010 were exchanged for shares of the Company in December 2001.

         Some of the officers and directors of the Company are also officers or directors of NTL Incorporated ("NTL"). In April 2001, CoreComm Limited and the Company as co-obligors issued to NTL $15 million aggregate principal amount of 10.75% Unsecured Convertible PIK Notes Due April 2011. Interest on the notes is at an annual rate of 10.75% payable semiannually on October 15 and April 15 of each year, commencing October 15, 2001. The interest is payable in kind by the issuance of additional 10.75% Unsecured Convertible PIK Notes Due April 2011 in such principal amount as shall equal the interest payment that is then due. The notes are convertible into common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. However, the holder of these notes and CoreComm Limited and CoreComm Holdco have entered into an agreement relating to the conversion feature of the note following the Holdco Recapitalization. Through that agreement, consistent with the original terms of the note, CoreComm Limited and CoreComm Holdco have agreed to exercise their right under the note such that, following the successful completion of our exchange offer to the holders of CoreComm Limited common stock to exchange their shares of CoreComm Limited common stock for shares of our common stock, the convertibility feature of the note will be altered so that rather than the note being convertible into shares of CoreComm Limited common stock, it will become convertible into shares of our common stock. At that time, the conversion price of $1.00 will be equitably adjusted by applying the exchange ratio in the exchange offers, which results in a new conversion price of $116.70 per share of our common stock. The holder has agreed not to exercise its rights to convert into CoreComm Limited common stock for six months from February 5, 2002 (unless that right has previously ceased as a result of the completion of the exchange offer and the change in the convertibility feature). In the event that we are unsuccessful in completing the exchange offer, the conversion feature would remain into CoreComm Limited common stock. These notes are redeemable, in whole or in part, at our option, at any time in April 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date. Additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of the common stock for a specified period.

4.       Guarantees of the Registrant

         In September 2000, subsidiaries of the Company entered into a senior secured credit facility with The Chase Manhattan Bank as lender, administrative agent and collateral agent. The facility was amended and restated in April 2001. As of April 2001, the entire amount available under the senior secured credit facility of $156.1 million has been borrowed. The Company is a guarantor of the credit facility.

5.       Other

         No cash dividends were paid to the registrant by subsidiaries from April 1, 1998 (date operations commenced) through December 31, 2000.





                                              CORECOMM HOLDCO, INC. AND SUBSIDIARIES


                                         SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


                                          Balance at      Charged to
                                         Beginning of     Costs and      Charged to                         Balance at End
              Description                   Period         Expenses    Other Accounts   Deductions            of Period
---------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2000:
  Allowance for doubtful accounts            $3,949,000      $7,130,000       $-           $ (45,000)   (a)    $11,034,000
Year ended December 31, 1999:
  Allowance for doubtful accounts             $ 742,000      $3,241,000       $-           $ (34,000)   (b)     $3,949,000
For the period from April 1, 1998
   (date operations commenced) to
   December 31, 1998:
   Allowance for doubtful accounts               $    -       $ 501,000       $-             $241,000   (c)      $ 742,000

----------------------------

(a) Uncollectible accounts written-off, net of recoveries, of $9,269,000 offset by $9,224,000 allowance for doubtful accounts as of acquisition date from business combinations.

(b) Uncollectible accounts written-off, net of recoveries, of $24,688,000 offset by $24,654,000 allowance for doubtful accounts as of acquisition date from business combinations.

(c) Uncollectible accounts written-off, net of recoveries, of $117,000 offset by $358,000 allowance for doubtful accounts as of acquisition date from business combinations.





                      OCOM CORPORATION TELECOMS DIVISION


               SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


          Description              Balance at
                                  Beginning of    Charged to Costs   Charged to Other                       Balance at
                                     Period         and Expenses         Account        Deductions        End of Period
------------------------------------------------------------------------------------------------------------------------

For the period from
    January 1, 1998 to May
    31, 1998:
    Allowance for doubtful
     Accounts                         $46,000            $92,000            $  -           $60,000   (a)       $78,000

-------------------------

(a)      Uncollectible accounts written-off, net of recoveries.





                                 SIGNATURES


         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 8, 2002.

                                     CORECOMM HOLDCO, INC.


                                     By:         /s/ Michael A. Peterson
                                          -----------------------------------
                                          Name:  Michael A. Peterson
                                          Title: Executive Vice President,
                                                 Chief Operating Officer and
                                                 Chief Financial Officer




         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. Peterson such person's true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this registration statement filed pursuant to Rule 462 under the Securities Act, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                                  TITLE                               DATE


               /s/ Barclay Knapp            Chairman of the Board of Directors         February 8, 2002
        -------------------------------
                 Barclay Knapp


              /s/ Thomas Gravina            President and Chief Executive              February 8, 2002
        -------------------------------
                Thomas Gravina              Officer (Principal Executive Officer);
                                            Director


            /s/ Michael A. Peterson         Executive Vice President, Chief            February 8, 2002
        -------------------------------
              Michael A. Peterson           Operating Officer and Chief
                                            Financial Officer (Principal Financial
                                            Officer); Director


             /s/ Gregg N. Gorelick          Senior Vice President-- Controller and     February 8, 2002
        -------------------------------
               Gregg N. Gorelick            Treasurer


           /s/ George S. Blumenthal         Chairman Emeritus; Director                February 8, 2002
        -------------------------------
             George S. Blumenthal


            /s/ Ralph H. Booth, II          Director                                   February 8, 2002
        -------------------------------
              Ralph H. Booth, II


             /s/ Alan J. Patricof           Director                                   February 8, 2002
        -------------------------------
               Alan J. Patricof


               /s/ Warren Potash            Director                                   February 8, 2002
        -------------------------------
                 Warren Potash





                                EXHIBIT INDEX

         Exhibits                                    Description
         --------                                    -----------

              2.1 Exchange Agreement, dated as of December 14, 2001, by and among CoreComm Holdco, Inc., CoreComm Limited and each of the parties set forth under the heading "Security Holders" on the signature pages thereto

              3.1     Restated Certificate of Incorporation of CoreComm
                      Holdco, Inc.

              3.2 Certificate of Amendment to the Restated Certificate of Incorporation of CoreComm Holdco, Inc.

              3.3 Certificate of Correction to the Certificate of Amendment to the Restated Certificate of Incorporation of CoreComm Holdco, Inc.

              3.4     Amended By-laws of CoreComm Holdco, Inc.

              4.1 Specimen common stock certificate (front and reverse side)

              4.2 Rights Agreement, dated as of December 17, 2001, by and between CoreComm Holdco, Inc. and Continental Stock Transfer & Trust Company, including form of rights certificate

              4.3 10.75% Unsecured Convertible PIK Note due 2011, dated as of April 12, 2001, made jointly by CoreComm Holdco, Inc. and CoreComm Limited (incorporated by reference to Exhibit 10.3 to CoreComm Limited's Form 8-K, dated April 13, 2001)

              5.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

              10.1    2001 Stock Option Plan of CoreComm Holdco, Inc.

              10.2 Exchange Agreement, dated as of December 14, 2001, by and between CoreComm Holdco, Inc. and CoreComm Limited

              10.3 Credit Agreement, dated as of September 28, 2000, as amended and restated on April 11, 2001, among CoreComm Limited, CoreComm Communications, Inc., CoreComm Holdco, Inc., the lenders party thereto and The Chase Manhattan Bank, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.52 to CoreComm Limited's registration statement on Form S-1, file no. 333-47984)

              10.4 First Amendment and Waiver dated as of October 31, 2001 to the Credit Agreement, dated as of September 28, 2000, as amended and restated on April 11, 2001, among CoreComm Limited, CoreComm Communications, Inc., CoreComm Holdco, Inc., the lenders party thereto and JP Morgan Chase Bank, as Administrative Agent and Collateral Agent

              10.5 Second Amendment dated as of December 14, 2001 to the Credit Agreement, dated as of September 28, 2000, as amended and restated on April 11, 2001, and amended by the First Amendment and Waiver dated as of October 31, 2001, among CoreComm Limited, CoreComm Communications, Inc., CoreComm Holdco, Inc., the lenders party thereto and JP Morgan Chase Bank, as Administrative Agent and Collateral Agent

              10.6 Lease Agreement dated as of January 18, 1994 between Monument Road Associates and ATX Telecommunications Services, Inc. (incorporated by reference to Exhibit
                      10.2 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

              10.7 Addendum, dated as of January 25, 1996, to Lease Agreement dated as of January 18, 1994 between Monument Road Associates and ATX Telecommunications Services, Inc. (incorporated by reference to Exhibit
                      10.3 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

              10.8 Addendum, dated as of January 1, 1998, to Lease Agreement dated as of January 18, 1994 between Monument Road Associates and ATX Telecommunications Services, Inc. (incorporated by reference to Exhibit
                      10.4 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

              10.9 Addendum, dated as of October 1, 1998, to Lease Agreement dated as of January 18, 1994 between Monument Road Associates and ATX Telecommunications Services, Inc. (incorporated by reference to Exhibit
                      10.5 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

              10.10 Addendum, dated as of November 1, 1999, to Lease Agreement dated as of January 18, 1994 between Monument Road Associates and ATX Telecommunications Services, Inc. (incorporated by reference to Exhibit
                      10.6 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

              10.11 Lease Agreement dated as of January 2, 1993 between Walnut Bridge Associates and ATX Telecommunications Services, Inc. (incorporated by reference to Exhibit
                      10.7 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

              10.12 Addendum, dated as of July 1, 1995, to Lease Agreement dated as of January 2, 1993 between Walnut Bridge Associates and ATX Telecommunications Services, Inc. (incorporated by reference to Exhibit
                      10.8 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

              10.13 Addendum, dated as of November 1, 1999, to Lease Agreement dated as of January 2, 1993 between Walnut Bridge Associates and ATX Telecommunications Services, Inc. (incorporated by reference to Exhibit
                      10.9 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

              10.14 Addendum, dated as of March 1, 2000, to Lease Agreement dated as of January 2, 1993 between Walnut Bridge Associates and ATX Telecommunications Services, Inc. (incorporated by reference to Exhibit
                      10.10 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

              10.15 Letter of Credit dated October 30, 1998 (incorporated by reference to Exhibit 10.14 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

              10.16 Summary of Principal Terms of Employment Arrangements with Thomas J. Gravina and Michael A. Peterson

              10.17   Summary of provision of services to ATX
                      Telecommunications Services, Inc. by University City Housing (incorporated by reference to Exhibit 10.17 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

              20.1 Letter sent to holders of CoreComm Limited common stock disclosing CoreComm Limited's reliance on financial viability exception to stockholder approval requirements under Nasdaq Marketplace Rule 4350(i)(2)

              21.1    Subsidiaries of CoreComm Holdco, Inc.

              23.1    Consent of Ernst & Young LLP

              23.2    Consent of Ernst & Young LLP

              23.3    Consent of BDO Seidman LLP

              23.4    Consent of PricewaterhouseCoopers LLP

              23.5 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

              24.1 Powers of Attorney (included on signature page of this registration statement)


                                                                EXHIBIT 2.1

                                                             EXECUTION COPY

                             EXCHANGE AGREEMENT

         This Exchange Agreement (this "Agreement"), is entered into as of December 14, 2001, by and among CoreComm Limited, a Delaware corporation ("Limited"), CoreComm Holdco, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Limited ("Holdco" which shall be deemed to include any successor to Holdco by way of merger, consolidation, combination, sale of assets or otherwise), and each of the parties set forth under the heading "Security Holders" on the signature pages attached hereto (collectively, the "Security Holders").

         WHEREAS, each Security Holder currently holds the shares of preferred stock, par value $0.01 per share, of Limited set forth in Section 1 of such Security Holder's respective Schedule 2(a) attached hereto under the heading "Preferred Stock" (collectively, the "Preferred Stock");

         WHEREAS, each Security Holder currently holds the principal amount of debt securities of Limited and/or Holdco set forth in Section 1 of such Security Holder's respective Schedule 2(a) attached hereto under the heading "Debt Securities" (collectively, the "Debt Securities" and together with the Preferred Stock, the "Securities");

         WHEREAS, as part of a restructuring plan (the "Restructuring Plan"), a summary of which was previously made available by Limited to each Security Holder, holders of convertible preferred stock of Limited, holders of debt securities of Limited and certain holders of debt securities which are joint obligations of Limited and Holdco desire to exchange all of the Preferred Stock and Debt Securities held by such holders for shares of common stock, par value $0.01 per share, of Holdco (the "Holdco Common Stock" or "Exchange Securities") pursuant to and subject to the terms and conditions herein contained;

         WHEREAS, each Security Holder desires to exchange all of the Securities set forth in Section 1 of such Security Holder's respective
Schedule 2(a) attached hereto for the number of shares of Holdco Common Stock set forth in Section 2 of such Security Holder's respective Schedule 2(a) attached hereto pursuant to and subject to the terms and conditions herein contained; and

         WHEREAS, after the Closing (as defined in Section 2(b)), Limited and Holdco intend for Holdco to commence an exchange offer as part of the Restructuring Plan, whereby Holdco will offer to exchange shares of Holdco Common Stock for outstanding Public Notes (as defined in Section 1), and Limited Common Stock (as defined in Section 1) consistent with the Holdco Pro Forma Capitalization (as defined in Section 4(b)) (the "Exchange Offer").

         NOW THEREFORE BE IT RESOLVED, that in consideration of the foregoing premises and in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties, except as otherwise noted, severally and not jointly, hereby agree as follows:

         Section 1. Definitions(A). For the purposes of this Agreement, the following terms shall have the following respective meanings:

                  (a) "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

                  (b) "Associate" means, with respect to any specified Person, (i) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person and (iv) a Person whose beneficial ownership of securities would be required to be aggregated on any Schedule 13D or Schedule 13G required to be filed by such specified Person pursuant to the Exchange Act.

                  (c) "ATX Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of September 29, 2000, by and among Limited, Michael Karp, Debra Buruchian, Thomas Gravina and The Florence Karp Trust.

                  (d) "beneficial owner" (which shall include "beneficially owned" or other similar phrasing as used herein) shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

                  (e) "Booth" shall mean Booth American Company.

                  (f) "Booth Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of September 28, 2000, as amended on April 12, 2001, by and between Limited and the Booth.

                  (g) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  (h) "Commission" shall mean the United States Securities and Exchange Commission.

                  (i) "Control" (including the terms "Controlling," "Controlled by" and "under common Control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

                  (j) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  (k) "Existing Stockholder Agreement" shall mean the Stockholder Agreement, dated as of September 29, 2000, by and among Limited, Michael Karp, Debra Buruchian, Thomas Gravina and The Florence Karp Trust.

                  (l) "Forbearance Agreements" shall mean the letter agreements previously entered into between Limited and certain holders of the Public Notes whereby such holders agreed, among other things, to surrender all Public Notes held by such holders to Limited in exchange for Limited Common Stock or common stock of such other entity that Limited uses to restructure Limited's debt.

                  (m) "Governmental Authority" shall mean any public body, governmental, quasi-governmental, legislative, administrative or regulatory authority (including any self regulatory organization), agency, committee, panel, instrumentality or commission, including courts of competent jurisdiction and arbitral tribunals, whether federal, state, local or foreign.

                  (n) "Holdco Debt Securities" shall mean the following indebtedness: (i) 10.75% Unsecured Convertible PIK Notes Due 2011, which are a joint obligation of Limited and Holdco, in the initial principal amount of $10,000,000, together with any interest paid thereon in additional principal amount of 10.75% Unsecured Convertible PIK Notes Due 2011, which are a joint obligation of Limited and Holdco; and (ii) 10.75% Senior Unsecured Convertible PIK Notes Due 2010, which are a joint obligation of Limited and Holdco, in the initial principal amount of $16,100,000, together with any interest paid thereon in additional principal amount of 10.75% Senior Unsecured Convertible PIK Notes Due 2010, which are a joint obligation of Limited and Holdco.

                  (o) "Limited Common Stock" shall mean the common stock, par value $0.01 per share, of Limited.

                  (p) "Material Agreement" of a party shall mean (i) in the case of Limited and Holdco, the Credit Agreement (as defined in Section 4(e)), and (ii) any contract, agreement or arrangement pursuant to which such party or its Affiliates (x) or by which the property of such party or its Affiliates, is bound or (y) is obligated to purchase, pay for or sell services, products or assets (including for the leasing of real or personal property), in the case of (x) or (y), in an aggregate amount exceeding $5,000,000 in any fiscal year (excluding the triggering of any acceleration provisions therein).

                  (q) "Person" means any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, any unincorporated organization, any other entity, a "group" of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act or a Governmental Authority.

                  (r) "Public Notes" shall mean the 6% Convertible Subordinated Notes due 2006 of Limited.

                  (s) "Senior Notes" shall mean the Senior Unsecured Notes due September 29, 2003 of Limited.

                  (t) "Series A Preferred Stock" shall mean the following preferred stock, par value $0.01 per share, of Limited: the 8.5% Senior Convertible Preferred Stock, Series A (together with all accrued and unpaid dividends thereon), and the 8.5% Senior Convertible Preferred Stock, Series A-1 (together with all accrued and unpaid dividends thereon).

                  (u) "subsidiary" means, with respect to any specified Person, any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (iii) the beneficial interest in such trust or estate is at the time owned by such first Person, by such first Person and one or more of its other subsidiaries or by one or more of such Person's other subsidiaries.

                  (v) "Total Voting Power" shall mean the aggregate voting power of all Voting Securities outstanding at the time of any determination. In determining Total Voting Power for purposes of Schedule 5(d)(iv), a Restricted Holder (as defined in Section 5(d)(iv)) may conclusively rely on the most recent reports filed by Holdco with the Commission in which the number of Voting Securities outstanding is set forth or from which Total Voting Power can reasonably be derived, it being understood that each Restricted Holder shall not be considered to be in breach of Schedule 5(d)(iv) if he, she or it has acted in good faith on the basis of a determination of Total Voting Power as contemplated herein, unless such Restricted Holder has information obtained from Holdco inconsistent with such publicly available information.

                  (w) "Voting Securities" means (i) all securities of Holdco which by their terms may be voted on all matters submitted to stockholders of Holdco generally, (ii) any securities convertible into or exchangeable for, under any circumstance, the securities set forth in (i) above and (iii) any rights, warrants or options to acquire (through purchase, exchange, conversion or otherwise) any of the securities set forth in (i) above, under any circumstance.

         Section 2. The Exchange.

                  (a) Exchange of Securities. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined below), each Security Holder shall assign, transfer, convey and deliver all of the Securities set forth in Section 1 of such Security Holder's respective
Schedule 2(a) attached hereto to Holdco free and clear of all liens, encumbrances, pledges, security interests, equities, claims, rights of set off, indemnifications, escrows, restrictions (other than on transfer under federal and state securities laws and the Existing Stockholder Agreement, if such Security Holder is a party thereto), voting trusts, voting agreements, proxies, options, calls, collars, puts, contracts, deposits, commitments, demands and rights of the Security Holder or of others (other than the right of Limited to redeem the Series A Preferred Stock and the right of Holdco or Limited to redeem the Holdco Debt Securities), whether through notice, lapse of time, or both (collectively, "Liens"), and in exchange Holdco shall issue and deliver to such Security Holder the number of shares of Holdco Common Stock set forth in Section 2 of such Security Holder's respective Schedule 2(a) attached hereto pursuant to the terms and conditions herein contained. If any shares of Preferred Stock are held in "street name" by a Security Holder, such Security Holder agrees to arrange for appropriate transfer to Holdco hereunder.

                  (b) Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the exchange of Exchange Securities for Securities as contemplated by this Agreement (the "Closing"), shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036-6522, as soon as reasonable after the satisfaction or waiver of all of the conditions set forth in Sections 6, 7 and 8 of this Agreement or at such other time and place as each of the parties hereto may agree (the "Closing Date").

                  (c) Waiver. Subject to the consummation of the Closing, each Security Holder hereby (i) agrees that the Preferred Stock (together with accrued and unpaid dividends through the Closing Date), if any, and the Debt Securities (together with accrued and unpaid interest through the Closing Date) exchanged by or on behalf of such Security Holder pursuant to this Agreement shall be deemed paid and satisfied in full with respect to such Security Holder without any further action of such Security Holder, Limited or Holdco and (ii) waives any and all rights to receive any payments or other amounts, including, without limitation, liquidation preference, accrued and unpaid dividends, principal amount, accrued and unpaid interest and/or late fees with respect to, related to, or arising out of, the Securities (whether through notice, lapse of time, or both) exchanged by or on behalf of such Security Holder, and agrees that Limited's and Holdco's obligations to such Security Holder under this Agreement supersede and replace in their entirety Limited's and Holdco's obligations, if any, to such Security Holder under the Securities or any contract, agreement, arrangement, commitment, understanding or instrument, either written or oral, relating thereto, without any further action of such Security Holder, Limited or Holdco and upon the consummation of the Closing with respect to such Security Holder, any obligation of Limited and/or Holdco for the benefit of such Security Holder contained in any such contract, agreement, arrangement, commitment, understanding or instrument shall terminate and be of no further force and effect.

                  (d) Deliveries. At the Closing, any certificates and other documents required or contemplated to be delivered pursuant to this Agreement will be exchanged among the parties.

         Section 3. Security Holder Representations and Warranties(C). Each Security Holder, severally and not jointly, represents and warrants to Limited and Holdco that:

                  (a) Title to Securities. Such Security Holder (i) is the record and beneficial owner of, and has good, valid and legal title, free and clear of all Liens, to, the Preferred Stock, if any, and Debt Securities set forth in Section 1 of such Security Holder's respective
Schedule 2(a) attached hereto and (ii) is not the record or beneficial owner of any other convertible preferred stock of Limited, any other debt securities which are a joint obligation of Holdco and Limited or any other debt securities of Limited.

                  (b) No Voting Agreements. Except for the Existing Stockholder Agreement (if such Security Holder is a party thereto), such Security Holder has not entered into or agreed to enter into any contract, agreement, arrangement, understanding or commitment with any Person, either written or oral, whether or not contingent upon the happening of any event or circumstance, for the voting, consenting or tendering (or not voting, consenting or tendering) of the Securities or the shares of Limited Common Stock underlying such Securities, if any.

                  (c) Authority. Such Security Holder has full power and authority to enter into this Agreement and consummate the transactions contemplated by this Agreement by such Security Holder in accordance with the terms and conditions herein contained.

                  (d) Due Authorization. This Agreement has been duly authorized, executed and delivered by such Security Holder and is a valid and binding obligation of such Security Holder enforceable in accordance with the terms set forth herein, subject, as to enforcement, to applicable bankruptcy, insolvency, fraudulent transfer, preferences, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

                  (e) No Conflict. The authorization, execution, delivery and performance by such Security Holder of this Agreement and the consummation of the transactions contemplated by this Agreement by such Security Holder will not conflict with, violate or result in the breach of, any of the material terms or conditions (whether through failure to provide notice, lapse of time, or both) of any material contracts of such Security Holder.

                  (f) Consents. No consent, authorization, approval, notice or waiver is required pursuant to any Material Agreement of such Security Holder for the execution, delivery and performance by such Security Holder of this Agreement and the consummation of the transactions contemplated by this Agreement by such Security Holder in accordance with the terms and conditions herein contained.

                  (g) Unregistered Shares of Holdco Common Stock. Such Security Holder hereby acknowledges and agrees that the Exchange Securities have not been, and are not required to be, registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Securities set forth in
Section 2 of such Security Holder's respective Schedule 2(a) attached hereto may not be offered or sold, except pursuant to registration or to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable prospectus delivery requirements. Such Security Holder was not offered, nor will be sold, the Exchange Securities through any form of general solicitation or general advertising by Holdco or any Person acting on behalf of Holdco.

                  (h) Substantial Risks. Such Security Holder hereby represents that it understands that the exchange of Securities for Exchange Securities in accordance with the terms and conditions of this Agreement involves substantial risk. Such Security Holder hereby represents that it has experience as an investor in securities of companies in similar industries and/or with similar financial and operational metrics and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in Exchange Securities and has such knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in Exchange Securities and protecting its own interests in connection with such exchange and investment. Such Security Holder hereby represents that it is an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act and will be an accredited investor on the Closing Date.

                  (i) Investment Intent. Such Security Holder hereby represents and warrants that it is acquiring Exchange Securities for investment for its own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act. Such Security Holder hereby agrees and covenants that it has not entered and will not enter into any contract, arrangement or other agreement with respect to the distribution or delivery of Exchange Securities, other than (A) pursuant to Rule 144 under the Securities Act, if available, (B) pursuant to any transaction that does not require registration under the Securities Act, (C) with the prior written consent of Holdco or (D) upon registration of Exchange Securities pursuant to
Section 5(c) of this Agreement, assuming such registration is effective at the time of any disposition.

                  (j) Access to Information. Such Security Holder has had an opportunity to ask questions of, and receive answers from, the officers, employees, agents, accountants and representatives of Limited and Holdco and the subsidiaries thereof regarding the management, business plan, condition (financial or otherwise), results of operations, properties, assets, liabilities, cash flow, cash position and prospects of Limited and Holdco and the subsidiaries thereof and has received all materials and information it has deemed necessary or appropriate as a prudent and knowledgeable investor in evaluating the exchange of Securities for Exchange Securities. Such Security Holder understands that there can be no assurance the business or financial objectives of Limited or Holdco will be obtained. Such Security Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to the exchange of Securities for Exchange Securities.

                  (k) No Brokers. Such Security Holder has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

                  (l) No other Representations and Warranties.
Notwithstanding anything in this Agreement to the contrary, except for the representations and warranties contained in this Section 3, none of the Security Holders, nor any other Person acting for or on behalf of such Security Holder, makes any representation or warranty, whether express or implied.

         Section 4. Limited and Holdco Representations and Warranties. Limited and Holdco, jointly and severally, represent and warrant to each Security Holder, individually, that: -

                  (a) Holdco Capitalization. As of the date of this Agreement, the authorized capital stock of Holdco consists solely of 1,500 shares of Holdco Common Stock, of which 1,500 shares are issued and outstanding. As of the date of this Agreement, all of the outstanding shares of Holdco's capital stock (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) are held of record and beneficially by Limited free and clear of all Liens, except those arising out of the Credit Agreement. As of the date of this Agreement, there are no other shares of capital stock of Holdco issued. As of the date of this Agreement, there are no outstanding (i) securities of Holdco convertible into or exchangeable for shares of capital stock of Holdco or (ii) options, warrants, calls or other rights to acquire from Holdco, or other obligations or understandings or arrangements of Holdco to issue, any capital stock or securities convertible into or exchangeable for capital stock of Holdco, except as contemplated by this Agreement, the Forbearance Agreements and the Exchange Offer. As of the date of this Agreement, there are no outstanding obligations of Holdco to repurchase, redeem or otherwise acquire any capital stock of Holdco (or any of the other securities set forth in the previous sentence). Except pursuant to this Agreement, the Forbearance Agreements, the form of the Restated Certificate of Incorporation of Holdco attached hereto as Exhibit A and the Credit Agreement, neither Holdco nor Limited is a party to, or bound by, any arrangement, agreement, instrument or order relating to (i) the transfer of any capital stock among stockholders of Holdco, (ii) the dividend or voting rights of any capital stock of Holdco or (iii) rights to registration under the Securities Act of any capital stock of Holdco, including any stockholders or similar agreement.

                  (b) Pro Forma Holdco Capitalization. Attached hereto as Exhibit B-1 is a pro forma capitalization table of Holdco as of the Closing Date assuming that all of the outstanding (i) shares of convertible preferred stock of Limited, (ii) shares of Limited Common Stock, (iii) Public Notes, (iv) Senior Notes and (v) Holdco Debt Securities, have been exchanged for shares of Holdco Common Stock (the "Holdco Pro Forma Capitalization"). Nothing herein contained is intended to limit Holdco's ability to engage in future issuances, redemptions and exchanges of stock, debt or derivative securities in the ordinary course of business and/or in connection with option issuances and exercises, warrant issuances and exercises, conversions, financings, acquisitions or other transactions.

                  (c) Authority. Each of Limited and Holdco has the corporate power and corporate authority to enter into this Agreement and consummate the transactions contemplated by this Agreement by it in accordance with the terms and conditions herein contained.

                  (d) Due Authorization. This Agreement has been duly authorized, executed and delivered by each of Limited and Holdco and is a valid and binding obligation of such party enforceable in accordance with the terms set forth herein, subject, as to enforcement, to applicable bankruptcy, insolvency, fraudulent transfer, preferences, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

                  (e) Consents. Except for the matters contemplated by this Agreement and the consent of The Chase Manhattan Bank pursuant to the Credit Agreement, dated as of September 28, 2000, as amended and restated as of April 11, 2001 (the "Credit Agreement"), by and among CoreComm Communications, Inc., Limited, Holdco, the lenders party thereto, The Chase Manhattan Bank, as Administrative Agent and Collateral Agent and Chase Securities Inc., as Book Manager and Lead Arranger, no consent, authorization, approval, notice or waiver is required pursuant to any Material Agreement of Holdco for the execution, delivery and performance by Holdco of this Agreement and the consummation of the transactions contemplated by this Agreement by Holdco in accordance with the terms and conditions herein contained.

                  (f) Validly Authorized Shares of Holdco Common Stock. Subject to the terms and conditions of this Agreement, the shares of Exchange Securities that will be delivered at the Closing to such Security Holder have been duly and validly authorized by Holdco and, when delivered to such Security Holder in exchange for the Securities that will be delivered by such Security Holder at the Closing free and clear of all Liens, will be duly and validly issued and fully paid and nonassessable.

                  (g) Valid Exemption from Registration. Assuming the accuracy of the representations and warranties of each Security Holder contained in Section 3 of this Agreement, it is not, and will not be, necessary in connection with the offer, sale or delivery of the Exchange Securities to such Security Holder in the manner contemplated in this Agreement to register such shares under the Securities Act.

                  (h) No Brokers. Neither Limited nor Holdco has any contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

                  (i) No Other Agreements. This Agreement represents the only agreement or arrangement between Limited and/or Holdco, on the one hand, and any Security Holder on the other hand, with respect to the exchange of Securities for Exchange Securities pursuant to this Agreement.

                  (j) No Other Representations or Warranties.
Notwithstanding anything in this Agreement to the contrary, except for the representations and warranties contained in this Section 4, neither Limited nor Holdco, nor any other Person acting for or on behalf of Limited and/or Holdco, makes any representation or warranty, whether express or implied.

         Section 5. Covenants.

                  (a) Best Efforts. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6, 7 and 8 of this Agreement.

                  (b) Charter and By-laws. Immediately prior to the Closing, the Certificate of Incorporation and By-laws of Holdco shall be amended in the form attached hereto as Exhibits A and C, respectively.

                  (c) Registration of Holdco Common Stock.

                           (i) Holdco hereby agrees, at its expense, to (A) use its reasonable best efforts to file under the Securities Act no later than 45 days after the Closing Date (the "Expected Filing Date"), a "shelf" registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the shares of Holdco Common Stock issued on the Closing Date (the "Holdco Registrable Securities"), pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission (the "Holdco Shelf Registration"), (B) use its reasonable best efforts to cause the Holdco Shelf Registration to become or be declared effective no later than 150 days after the Closing Date (the "Expected Effective Date"), and to keep such Holdco Shelf Registration continuously effective for a period ending on the earlier of the fourth anniversary of the Closing Date or such time as there are no longer any Holdco Registrable Securities outstanding, (C) supplement or make amendments to the Holdco Shelf Registration, as and when required by the rules, regulations or instructions applicable to the registration form used by Holdco for such Holdco Shelf Registration under the Securities Act and for purposes of replacing a selling stockholder in the selling stockholder section of the Holdco Shelf Registration upon receipt by Holdco of a written request of a selling stockholder or such Person's transferee, (D) use reasonable best efforts to list or have quoted the Holdco Registrable Securities registered pursuant to the Holdco Shelf Registration with any securities exchange or automated inter-dealer quotation system on which Holdco Common Stock is then listed or quoted or, if Holdco Common Stock is not so listed or quoted, such other system on which Holdco Common Stock is then listed, quoted or traded, if any, subject to the rules and regulations of the applicable self regulatory organization.

                           (ii) In the event the Commission has not declared the Holdco Shelf Registration effective under the Securities Act on or prior to the Expected Effective Date solely due to Holdco's failure to take reasonable measures in seeking to have the Holdco Shelf Registration declared effective under the Securities Act, including failing to (A) file the Holdco Shelf Registration on or prior to the Expected Filing Date and (B) timely respond to any comments provided to Holdco by the Commission with respect to the Holdco Shelf Registration, then, in the event that the Holdco Shelf Registration is not declared effective prior to the end of any subsequent 30-day period first commencing on the date of the Expected Effective Date, Holdco shall, within 10 Business Days following the end of any such 30-day period, pay in cash to each Security Holder who has Holdco Registrable Securities included in the Holdco Shelf Registration such Security Holder's pro rata share, based upon the number of shares of Holdco Registrable Securities such Security Holder has included in the Holdco Shelf Registration, of $25,000.

                           (iii) Subject to and effective as of the consummation of the Closing, each Security Holder that is a party to, or is otherwise entitled to any rights or benefits under, either of the Booth Registration Rights Agreement or the ATX Registration Rights Agreement, hereby releases and waives any rights and benefits it has thereunder.

                  (d) Certain Stockholder Restrictions.

                           (i) Each Security Holder hereby covenants and agrees that such Security Holder shall not, directly or indirectly, offer, sell, assign, pledge, hypothecate, encumber or otherwise dispose of or transfer in any manner (collectively, "Transfer") any Exchange Security, unless such Transfer is pursuant to an (x) effective registration statement under the Securities Act or (y) exemption from registration under the Securities Act and all applicable state securities laws. For the avoidance of doubt, nothing contained in this Section 5(d)(i) is intended to restrict any Security Holder from making any Transfer of Exchange Securities that would not be in violation of any federal or state securities laws.

                           (ii) No Security Holder may Transfer any
         Exchange Security that is not registered under the Securities Act without giving prior written notice to Holdco of such Security Holder's intention to effect such Transfer. The written notice shall describe in reasonable details the manner and circumstances of the proposed Transfer and shall be accompanied by a written opinion of counsel addressed to Holdco and reasonably satisfactory to Holdco that the proposed Transfer may be effected without such registration. In addition, such Security Holder shall cause any transferee of the Exchange Securities in a transaction exempt from, or not subject to, the Securities Act, as a condition to the consummation of such Transfer, to agree to be subject to the provisions of this section of the Agreement.

                           (iii) The restrictions on Transfer contained herein shall not be exclusive and each Security Holder shall be subject to any other provisions or restrictions on Transfer contained in any other documents of which such Security Holder is a party.

                           (iv) The terms and conditions contained in
         Schedule 5(d)(iv) attached hereto shall apply to any Security Holder that, together with its Affiliates and Associates, has, directly or indirectly, record or beneficial ownership of at least 15% of the shares of Holdco Common Stock then outstanding at any time after the consummation of the transactions contemplated in this Agreement (such Security Holder, together with its Affiliates and Associates, a "Restricted Holder").

                           (v) (A) None of a Security Holder, its
         Affiliates or its Associates shall acquire, agree to acquire or offer or propose to acquire, directly or indirectly, or in conjunction with or through any Person, record or beneficial ownership of any Voting Securities, except: (I) by way of stock splits, reclassifications or stock dividends or other distributions or offerings made on a pro rata basis to holders of Voting Securities or any class of Voting Securities; (II) from another Security Holder, or an Affiliate or Associate thereof, by bequest (including, without limitation, through the creation of a trust), gift, will, pledge or hypothecation; (III) pursuant to a bequest or similar gift or transfer from a Person who is not a Security Holder, or an Affiliate or Associate thereof, including, without limitation, through the creation of a trust for the benefit of a Security Holder, or an Affiliate or Associate thereof; (IV) pursuant to a will or the laws of descent and distribution from a Person who is not a Security Holder, or an Affiliate or Associate thereof; or (V) pursuant to the grant or exercise of stock options or the receipt of other compensation or benefits involving Voting Securities granted to a Security Holder, or an Affiliate or Associate thereof, in such Security Holder's, or its Affiliate's or Associate's, as the case may be, capacity (if applicable) as an employee of, or consultant to, Holdco or any subsidiary of Holdco; provided, however, that if, in connection with the transfer of Voting Securities to a Security Holder, or an Affiliate or Associate thereof, pursuant to clauses (III) and (IV) of this Section 5(d)(v)(A), a trust, corporation or other entity is formed for the purpose of holding, or otherwise holds, Voting Securities for the benefit of a Security Holder, or an Affiliate or Associate thereof (other than solely as an income beneficiary of a trust), then, as a condition precedent to the receipt by such Security Holder, or an Affiliate or Associate thereof, of any direct or indirect beneficial interest in such Voting Securities, such trust, corporation or other entity shall agree to be bound by the terms and conditions of a stockholder agreement having the same terms and conditions as this Section 5(d)(v). Notwithstanding anything in this Section 5(d)(v)(A) to the contrary, any Security Holder, together with its Affiliates and Associates, may, during the calendar year commencing January 1, 2002 and each subsequent calendar year, acquire, agree to acquire or offer or propose to acquire, directly or indirectly, or in conjunction with or through any Person, record or beneficial ownership of Voting Securities (on an as converted basis) comprising, in the aggregate, a number of shares of Holdco Common Stock sufficient to maintain such Security Holder's ownership of Voting Securities (on an as converted basis) in accordance with the applicable percentages of outstanding shares of Holdco Common Stock set forth on Exhibit B-2 attached hereto; provided, however, that in no event shall any Security Holder, together with its Affiliates and Associates, own beneficially or of record, directly or indirectly, Voting Securities (on an as converted basis) equal to greater than an aggregate of 39.0% of the outstanding shares of Holdco Common Stock. Notwithstanding the foregoing, nothing contained herein shall be deemed to prohibit a Security Holder from engaging in any of the activities set forth in Sections 1.1, 1.2, 1.3, 1.4 and 1.5 of Schedule 5(d)(iv) attached hereto (each a "Restricted Activity") after the nine month anniversary of the date that the Commission declares the Holdco Shelf Registration effective under the Securities Act; provided that the foregoing exception shall not apply in the event that such Security Holder's engaging in such Restricted Activity would result in such Security Holder acquiring "beneficial ownership" (as such term is defined under Rule 13d-3 of the Exchange Act) of any Voting Securities from another Person, other than where such acquisition of Voting Securities would otherwise be permitted under this Section 5(d)(v). For the avoidance of doubt, nothing in this Agreement (including the proviso contained in the immediately preceding sentence) shall restrict or prohibit any Security Holder from soliciting another, or entering into any agreement or arrangement or participating in a group, to vote with another in any particular way on any particular matter after the nine month anniversary of the date that the Commission declares the Holdco Shelf Registration effective under the Securities Act.

                             (B) If a Security Holder, or an Affiliate or
         Associate thereof, shall acquire, directly or indirectly, record or beneficial ownership of, or the right to acquire, any Voting Securities in contravention of this Agreement, then such Security Holder shall promptly notify Holdco, and Holdco, in its sole discretion, may either (x) purchase (or cause its designee(s) to purchase) any or all of such acquired Voting Securities at a price equal to the price paid by such Security Holder, or its Affiliates or Associates, as the case may be, or (y) require such Security Holder, or its Affiliates or Associates, as the case may be, to dispose of, within 30 days from the date on which Holdco requests such Security Holder, or its Affiliates or Associates, as the case may be, to do so, only in accordance with the provisions of clauses (ii) or (iv) of Section 1.4(a) of Schedule 5(d)(iv) attached hereto, the Voting Securities acquired in violation of
         Section 5(d)(v)(A); provided that any such sale may be delayed as necessary by such Security Holder, or its Affiliates or Associates, as the case may be, to avoid a violation of Section 16(b) of the Exchange Act or any other provisions of the Exchange Act or Securities Act, including, without limitation, any applicable volume limits under Rule 144 of the Securities Act, or any successor rules or regulations permitting sales of unregistered or otherwise restricted securities. Each Security Holder hereby acknowledges that any acquisition of Voting Securities in contravention of Section 5(d)(v)(A) of this Agreement shall constitute a breach of Section 5(d)(v)(A) of this Agreement and that Holdco' s right to purchase or require the disposition of Voting Securities pursuant to this Section 5(d)(v)(B) shall not be exclusive and shall be in addition to any other rights and remedies Holdco may have in connection with a breach of this Section 5(d)(v).

                             (C) If Holdco enters into a definitive
         agreement with a third party or accepts, approves or recommends an offer from a third party to acquire greater than 50% of the Voting Securities (on an as converted basis) (the "Third-Party Offer"), Holdco shall give each Security Holder reasonable prior notice of any of the above circumstances or events, and each Security Holder shall have the right, on a pro-rata basis commensurate with its then level of ownership of Voting Securities (on an as converted basis), to offer to acquire (with respect to manner of sale or type of transaction, e.g., if the Third-Party Offer is to acquire shares in the open market or in an offer to holders, then such Security Holder's right shall be the equivalent) the number of Voting Securities (on an as converted basis) that is equal to or greater than the number of Voting Securities (on an as converted basis) that is contemplated to be acquired pursuant to the Third-Party Offer, and Holdco shall not take any action that would confer a timing advantage to the Person making the Third-Party Offer.

                             (D) Notwithstanding the foregoing
         restrictions, any Security Holder, together with its Associates and Affiliates, may make a bona fide written offer to acquire or purchase 100% of the capital stock of Holdco; provided that such transaction is definitive in nature or provides for a make-whole premium or similar significant penalty payable to stockholders of Holdco other than such offering Security Holder and its Affiliates and Associates, in the event such Security Holder, together with its Affiliates and Associates, does not complete such a transaction.

                  (e) Exchange Offer. From and after the Closing, each Security Holder hereby agrees without further consideration that such Security Holder shall (i) take all reasonable actions necessary by such Security Holder as a stockholder of Holdco to assist in the consummation of the Exchange Offer on a timely basis, including, without limitation, if applicable, voting in favor of, and publicly supporting, the Exchange Offer and (ii) refrain from taking any action which could delay, prohibit, prevent, restrain, restrict or otherwise impair the Exchange Offer and the transactions contemplated thereby.

                  (f) Irrevocable Proxy. Notwithstanding anything contained in this Agreement or in any Schedule hereto to the contrary, each Security Holder hereby irrevocably appoints George S. Blumenthal, Barclay Knapp, Alan J. Patricof and Warren Potash, and each of them, with full power of substitution and resubstitution, proxies to represent such Security Holder at any meeting(s) of the stockholders of Holdco and at any adjournments or postponements thereof (and waives any required notice under Holdco's By-laws in connection therewith), and thereat to vote all of the shares of stock which such Security Holder would be entitled to vote, with all the powers such Security Holder would possess if personally present, in favor of (i)(x) a stock split (whether forward or reverse) of shares of Holdco Common Stock upon a determination by the Holdco Board of Directors that such a stock split is advisable and in the best interest of Holdco to more accurately reflect the capitalization of Holdco pursuant to the Restructuring Plan and (y) an amendment to Holdco's Certificate of Incorporation to effect such stock split and/or (ii)(x) a change in the corporate name of CoreComm Holdco, Inc. to a suitable corporate name upon a determination by the Holdco Board of Directors that such a corporate name change is advisable and in the best interest of Holdco and (y) an amendment to Holdco's Certificate of Incorporation to effect such corporate name change. This subsection shall be binding on all successors and assigns of the Security Holders, including transferees of the Exchange Securities.

                  (g) Board Representation.

                           (i) (A) Following the Closing, and for so long as the Karp Parties (as defined below) own at least 15% of the outstanding shares of Holdco Common Stock, Michael Karp shall have the right to designate (or substitute, at his discretion, in the event of the resignation, or any other event that creates a vacancy, of a Karp Director (as defined below)) that number of directors to the Holdco Board of Directors that is proportionate to the Karp Parties' ownership of the outstanding shares of Holdco Common Stock, rounded up or down to the nearest number of seats (each a "Karp Director"). As used in this Section 5(g), "Karp Parties" shall mean Michael Karp together with his Affiliates and Associates. At all times that the Karp Parties own at least 15% of the outstanding shares of Holdco Common Stock, Michael Karp shall have the right to designate at least one director to the Holdco Board of Directors.

                             (B) Holdco shall use its best efforts to ensure that, at the initial designation of the Karp Directors, such directors shall be designated to the classes of directors with the longest unexpired term, but with no more than one Karp Director in each class of directors.

                             (C) If, at any time and from time to time, the level of the Karp Parties' ownership of outstanding shares of Holdco Common Stock would, pursuant to Section 5(g)(i)(A) of this Agreement, result in Michael Karp being entitled to designate fewer Karp Directors than are serving as Karp Directors on the Holdco Board of Directors at such time, then the number of Karp Directors which exceed the number to which Michael Karp would be entitled to designate pursuant to Section 5(g)(i)(A) of this Agreement shall be deemed to have resigned from the Holdco Board of Directors; provided that Michael Karp may first select which director(s) shall resign in any instance where a resignation is required pursuant to this sentence; provided further that if Michael Karp does not promptly select which directors shall resign and notify the Holdco Board of Directors of the name(s) of the resigning directors, the Holdco Board of Directors (other than the Karp Directors) shall make such selection; provided, however, that the Holdco Board of Directors may not select Michael Karp until such time as all other Karp Directors shall have been selected.

                             (D) Within 30 days from the date of this Agreement Holdco shall take all actions necessary to constitute the Holdco Board of Directors to include the Karp Directors.

                           (ii) Following the Closing, and for so long as the Booth Parties (as defined below) own at least 15% of the outstanding shares of Holdco Common Stock, Booth American Company ("Booth") shall have the right to designate one director to the Holdco Board of Directors (the "Booth Director"). If at any time the Booth Parties' ownership is less than 15% of the outstanding shares of Holdco Common Stock, then the Booth Director shall be deemed to have immediately resigned from the Holdco Board of Directors without further action. As used in this Section 5(g), "Booth Parties" shall mean Booth together with its Affiliates and Associates.

                  (h) Further Assurances. At any time and from time to time after the date of this Agreement and/or after the Closing Date, each of the parties hereto, at the request of any other party hereto and without further consideration, will execute and deliver or cause to be executed and delivered such other instruments of sale, transfer, conveyance, assignment, confirmation, powers of attorney and other documents as may be reasonably requested in order to more effectively transfer, convey and assign to Holdco and to confirm Holdco's title to, the Securities set forth in
Section 1 of such Security Holder's respective Schedule 2(a) attached hereto and to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated herein.

         Section 6. Conditions to the Obligations of the Parties(E) . The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of the necessary parties:

                  (a) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the Closing and there shall be no order or injunction of a court of competent jurisdiction in effect prohibiting consummation of the Closing.

                  (b) Third Party Consents. Each of the parties hereto shall have received, each in form and substance reasonably satisfactory to such party, all third party consents required pursuant to Material Agreements of such party which the parties hereto deem necessary for the consummation of the transactions contemplated by this Agreement.

         Section 7. Conditions to Limited's and Holdco's Obligations at Closing(F) . The obligation of each of Limited and Holdco to consummate the transactions contemplated herein is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided that these conditions are for Limited's and Holdco's benefit and may be waived by Limited and Holdco at any time in their sole discretion by providing a Security Holder with prior written notice thereof:

                  (a) Minimum Amount. Persons holding (i) an aggregate of 100% of the outstanding principal amount of the Holdco Debt Securities and
(ii) an aggregate of 100% of the outstanding principal amount of the Senior Notes shall have executed and delivered to Holdco and Limited this Agreement with respect to all such debt securities held by such Persons.

                  (b) Representations, Warranties and Covenants. The representations and warranties of each Security Holder shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, and each Security Holder shall have, in all material respects, performed, satisfied and complied with all covenants, agreements and conditions herein contained required to be performed, satisfied or complied with by such Security Holder on or prior to the Closing Date, except for those matters which can only be satisfied at the Closing, subject to the satisfaction at the Closing of such conditions.

         Section 8. Conditions to each Security Holder's Obligations at Closing(G) . The obligation of each Security Holder hereunder to tender the Securities set forth in Section 1 of such Security Holder's respective
Schedule 2(a) attached hereto for exchange at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided that these conditions are for each Security Holder's sole benefit and may be waived by such Security Holder at any time in its sole discretion by providing Limited and Holdco with prior written notice thereof:

                  (a) Charter and By-laws. The Certificate of Incorporation and By-laws of Holdco shall have been amended in the form attached hereto as Exhibits A and C, respectively, and shall be effective.

                  (b) Representations, Warranties and Covenants. The representations and warranties of Limited and Holdco shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct in all material respects only as of such date), and each of Limited and Holdco shall have, in all material respects, performed, satisfied and complied with the covenants, agreements and conditions herein contained required to be performed, satisfied or complied with by Limited and Holdco on or prior to the Closing Date, except for those matters which can only be satisfied at the Closing, subject to the satisfaction at the Closing of such conditions.

         Section 9. Miscellaneous(H).

                  (a) Legend. Each Security Holder understands that until such time as Exchange Securities held by such Security Holder have been sold under the Holdco Shelf Registration or any other registration statement pursuant to the Securities Act or otherwise may be sold pursuant to Rule 144(k) of the Securities Act, such shares shall bear a restrictive legend in substantially the form set forth in subsection (i) below (and a stop-transfer order may be placed against transfer of the certificate(s) for such Exchange Securities), in addition to the other legends set forth below:

                           (i) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED."

                           (ii) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF AN EXCHANGE AGREEMENT, DATED AS OF DECEMBER 14, 2001, BY AND AMONG THE CORPORATION AND EACH OF THE PARTIES SET FORTH UNDER THE HEADING "SECURITY HOLDERS" ON THE SIGNATURE PAGES THERETO (THE "EXCHANGE AGREEMENT"), AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED, EXCEPT IN ACCORDANCE THEREWITH. THE EXCHANGE AGREEMENT AND
         SCHEDULE 5(d)(iv) THERETO CONTAIN RESTRICTIONS ON TRANSFER, AMONG OTHER MATTERS. A COPY OF THE EXCHANGE AGREEMENT IS ON FILE AT THE OFFICES OF THE SECRETARY OF THE CORPORATION."

                           (iii) "THE SHARES REPRESENTED BY THIS
         CERTIFICATE ARE SUBJECT TO, AND HAVE THE BENEFITS OF, REGISTRATION RIGHTS AS SET FORTH IN THE EXCHANGE AGREEMENT. "

                           (iv) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE BOUND BY, AND SUBJECT TO, AN IRREVOCABLE PROXY WITH RESPECT TO CERTAIN MATTERS SET FORTH IN THE EXCHANGE AGREEMENT. "

The legend set forth in subsection (i) above shall be removed and Holdco shall issue a certificate without such legend to the holder of any Exchange Securities upon which it is stamped, if, unless otherwise required by applicable state securities laws, such (x) Exchange Securities have been sold under the Holdco Shelf Registration or any other registration statement pursuant to the Securities Act or otherwise may be sold pursuant to Rule 144(k) of the Securities Act or (b) the holder of such Exchange Securities provides Holdco with a written opinion of counsel addressed to Holdco and reasonably satisfactory to Holdco to the effect that a public sale or transfer of such Exchange Securities may be made without registration under the Securities Act and such sale or transfer is effected. Each Security Holder hereby agrees to sell all its Exchange Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

                  (b) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by written notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission,
(iii) sent by recognized overnight courier or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

         If to Limited, to:
                               CoreComm Limited
                                 110 East 59th Street, 26th Floor
                                 New York, NY 10022
                                 Facsimile:  (212) 752-1157
                                 Attention:  General Counsel

         If to Holdco, to:
                                 CoreComm Holdco, Inc.
                                 c/o CoreComm Limited
                                 110 East 59th Street, 26th Floor
                                 New York, NY 10022
                                 Facsimile:  (212) 752-1157
                                 Attention:  General Counsel

         in each case, with a copy to:

                                 Skadden, Arps, Slate, Meagher & Flom LLP
                                 Four Times Square
                                 New York, NY  10036-6522
                                 Facsimile: (917) 777-2526
                                 Attention:  Thomas H. Kennedy, Esq.

If to any Security Holder, to it at the address and facsimile number set forth on Limited's or Holdco's books and records, as the case may be.

All notices, requests, consents and other communications hereunder shall be deemed to have been received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such written notice is delivered to the courier service or
(iv) if sent by registered or certified mail, return receipt requested, postage prepaid, on the third business day following the day such mailing is made.

                  (c) Governing Law. This Agreement shall be governed under the laws of the State of New York, without regard to principles of conflicts of laws thereof. THE PARTIES HERETO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK, NEW YORK AND WAIVE ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR PROCEEDING RELATING HERETO.

                  (d) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                  (e) No Separate Compensation. No Security Holder shall be entitled, whether upon the signing and delivery of this Agreement or thereafter, to any separate compensation, remuneration, reimbursement or forgiveness of indebtedness relating to or in connection with the transactions contemplated by this Agreement.

                  (f) Entire Agreement. This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement.

                  (g) Remedies. The parties hereto agree that irreparable damage would occur in the event the Closing was not performed in accordance with, and subject to, the terms of this Agreement, and that the parties shall be entitled to specific performance in respect thereof, in addition to any other remedy at law or equity.

                  (h) Amendment; Assignment; Waiver. This Agreement may not be amended, modified or assigned, or any provision herein contained waived, except by an instrument in writing signed by each of the parties hereto. This Agreement shall be binding on the permitted successors and assigns of this Agreement.

                  (i) Expenses. Except as otherwise provided in Section 5(c) of this Agreement, each of the parties hereto is responsible for all of its own costs and expenses arising out of the negotiation and/or entering into of this Agreement and consummation of the transactions contemplated by this Agreement, whether or not the Closing is consummated.

                  (j) Public Announcements. Without the consent of Limited and Holdco in each case, no Security Holder shall issue, and each Security Holder shall instruct its officers, directors, Affiliates, Associates, employees, investment bankers, attorneys and other advisers or representatives not to issue, any press release or make any announcement or statement to a third party with regard to this Agreement or the Closing or any of the transactions contemplated herein, except to the extent disclosure may be required by applicable law or stock exchange or inter-dealer quotation system rules applicable to a party (subject to giving Limited and Holdco reasonable advance written notice of the intention to make such disclosure).

                  (k) Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

                  (l) Interpretation. The parties hereto acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation and enforcement of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

                  (m) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions of this Agreement.

                  (n) Release. In consideration of entering into this Agreement and the covenants and undertakings herein contained, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, (i) each Security Holder hereby agrees as follows:

                             (A) none of such Security Holder, its present and former representatives, counsel, agents, predecessors, successors, assigns, heirs, executors, trustees, administrators, parents, subsidiaries, Affiliates, Associates, partners, stockholders, creditors, officers, directors and employees, or other Persons and the successors or assigns of any of the foregoing claiming by, through, or on behalf of, it (collectively, the "Security Holder Releasing Parties") has threatened or commenced or assigned the right to commence, directly or indirectly, any action, suit, investigation or proceeding against
         (x) Limited, (y) Holdco and/or (z) Limited's and Holdco's present and former representatives, counsel, agents, predecessors, successors, assigns, heirs, executors, administrators, parents, subsidiaries, Affiliates, Associates, partners, stockholders, creditors, officers, directors and employees, or other Persons and the successors or assigns of any of the foregoing (such Persons listed in clauses (x), (y) and (z) collectively, the "CoreComm Released Parties") to, or before, any Governmental Authority;

                             (B) such Security Holder, for the Security
         Holder Releasing Parties, does hereby remise, release and forever discharge to the fullest extent permitted by law the CoreComm Released Parties from any and all claims, statements of claim, actions, causes of action, suits, proceedings, debts, dues, amounts, rights, offsets, setoffs, escrows, indemnifications, demands, sums of money, accounts, damages and judgments whatsoever, of whatever kind or nature, including of a contingent nature, whether known or unknown, direct or indirect, which the Security Holder Releasing Parties ever had, now have or ever will or may have, for, upon, or by any matter, cause or thing whatsoever, in connection with, arising out of, or related to any facts, circumstances, actions, omissions or occurrences (other than solely those obligations of Holdco and/or Limited to be performed after the date of this Agreement) up to and through the Closing Date (the "Security Holder Release"); provided, however, that the Security Holder Release shall be of no further force or effect after January 31, 2002 if the Closing is not consummated on or prior to such date;

                             (C) none of the Security Holder Releasing
         Parties shall join, become a party to, opt in or provide information or materials to, or otherwise assist or aid, directly or indirectly, in any action, suit, investigation or proceeding commenced by or on behalf of any holders of Limited Common Stock and/or Public Notes; and

                             (D) such Security Holder hereby acknowledges that it has discussed the terms and conditions contained in this
         Section 9(n)(i) with counsel, and that, counsel has fully explained the meaning and ramifications of such terms and conditions; and

                           (ii) each of Holdco and Limited hereby agrees as follows:

                             (A) none of Holdco or Limited or their
         respective present and former representatives, counsel, agents, predecessors, successors, assigns, parents, subsidiaries, Affiliates, Associates, stockholders, creditors, officers, directors and employees, or other Persons and the successors or assigns of any of the foregoing claiming by, through, or on behalf of, Holdco or Limited (collectively, the "CoreComm Releasing Parties") has threatened or commenced or assigned the right to commence, directly or indirectly, any action, suit, investigation or proceeding against (x) any Security Holder and/or (y) any Security Holder's present and former representatives, counsel, agents, predecessors, successors, assigns, heirs, executors, administrators, parents, subsidiaries, Affiliates, Associates, partners, stockholders, creditors, officers, directors and employees, or other Persons and the successors or assigns of any of the foregoing (such Persons listed in clauses (x) and (y) collectively, the "Security Holder Released Parties") to, or before, any Governmental Authority;

                             (B) each of Holdco and Limited, for the
         CoreComm Releasing Parties, does hereby remise, release and forever discharge to the fullest extent permitted by law the Security Holder Released Parties from any and all claims, statements of claim, actions, causes of action, suits, proceedings, debts, dues, amounts, rights, offsets, setoffs, escrows, indemnifications, demands, sums of money, accounts, damages and judgments whatsoever, of whatever kind or nature, including of a contingent nature, whether known or unknown, direct or indirect, which the CoreComm Releasing Parties ever had, now have or ever will or may have, for, upon, or by any matter, cause or thing whatsoever, in connection with, arising out of, or related to any facts, circumstances, actions, omissions or occurrences (other than solely those obligations of a Security Holder to be performed after the date of this Agreement) up to and through the Closing Date (the "CoreComm Release"); provided, however, that the CoreComm Release shall be of no further force or effect after January 31, 2002 if the Closing is not consummated on or prior to such date; and

                             (C) each of Holdco and Limited hereby
         acknowledges that it has discussed the terms and conditions contained in this Section 9(n)(ii) with counsel, and that, counsel has fully explained the meaning and ramifications of such terms and conditions.

                  (o) No Third Party Beneficiaries. Nothing herein expressed or implied is intended or should be construed to confer upon or give to any Person other than the parties hereto and their successors and assigns any rights or remedies under or by reason of this Agreement. No purchaser of the Exchange Securities from any Security Holder shall be deemed a successor or assign with respect to this Agreement solely by reason of such purchase.

                  (p) Capacity. Each of George S. Blumenthal and Barclay Knapp hereby agrees to the provisions contained in Schedule 9(p)-1 attached hereto. Thomas Gravina hereby agrees to the provisions contained in
Schedule 9(p)-2 attached hereto. Richard J. Lubasch hereby agrees to the provisions contained in Schedule 9(p)-3 attached hereto.

          (The balance of this page is intentionally left blank.)





         IN WITNESS WHEREOF, each of the undersigned parties has caused this Agreement to be duly executed and delivered on behalf of such party with effect from the date first set forth above.

                                     CORECOMM LIMITED


                                     By:      /s/ MICHAEL PETERSON
                                        --------------------------------------
                                            Name:  Michael Peterson
                                            Title:   Vice President

                                     CORECOMM HOLDCO, INC.


                                     By:      /s/  MICHAEL PETERSON
                                         -------------------------------------
                                            Name:  Michael Peterson
                                            Title:    Vice President


                                     SECURITY HOLDERS


                                              /s/  GEORGE S. BLUMENTHAL
                                     -----------------------------------------
                                     George S. Blumenthal


                                     BOOTH AMERICAN COMPANY


                                     By:    /s/  RALPH H. BOOTH, II
                                        --------------------------------------
                                            Name: Ralph H. Booth, II
                                            Title:   Chairman and CEO


                                              /s/  DEBRA BURUCHIAN
                                     -----------------------------------------
                                     Debra Buruchian


                                              /s/  THOMAS GRAVINA
                                     -----------------------------------------
                                     Thomas Gravina


                                              /s/  MICHAEL KARP
                                     -----------------------------------------
                                     Michael Karp


                                     THE FLORENCE KARP TRUST


                                     By:    /s/  LISA G. KAMINSKY
                                        --------------------------------------
                                            Name: Lisa G. Kaminsky
                                             Title:   Trustee


                                              /s/  BARCLAY KNAPP
                                     -----------------------------------------
                                     Barclay Knapp


                                              /s/  RICHARD J. LUBASCH
                                     -----------------------------------------
                                     Richard J. Lubasch


                                              /s/  TED H. McCOURTNEY
                                     -----------------------------------------
                                     Ted H. McCourtney




                                                           Schedule 5(d)(iv)
                                                           -----------------

                       Certain Stockholder Restrictions
                       --------------------------------

         Capitalized terms used in this Schedule 5(d)(iv) but not otherwise defined herein shall have the meanings given such terms in the Agreement.

         Section 1. Covenants with respect to Voting Securities.

         1.1 No Voting Trusts. No Restricted Holder shall, directly or indirectly, (a) deposit any Voting Securities in a voting trust or in any other manner, except pursuant to this Schedule 5(d)(iv) or (b) subject any Voting Securities to any arrangement or agreement with respect to the voting thereof.

         1.2 No Election Contests. No Restricted Holder shall, directly or indirectly, solicit proxies or become a "participant" in a "solicitation" in opposition to the recommendation of Holdco's Board of Directors with respect to any matter, including, without limitation, any "election contest" relating to the election of directors of Holdco (as such terms are defined in Regulation 14A under the Exchange Act), or initiate, propose or otherwise solicit stockholders of Holdco for the approval of one or more stockholder proposals at any time, or induce or attempt to induce any other Person to initiate any stockholder proposal; provided, however, that each Restricted Holder shall vote any Voting Securities directly or indirectly beneficially owned by such Restricted Holder in any "election contest" (x) in the same proportion as the votes cast by all holders of Voting Securities other than the Restricted Holders, in such "election contest," or (y) in the event of an "election contest" in connection with a proposed change of control transaction for Holdco, in the manner recommended to the stockholders by the Holdco Board of Directors; provided further, that the Board of Directors, prior to such recommendation, shall have received an opinion from a nationally recognized investment banking firm to the effect that the transaction or the consideration to be received by the unaffiliated holders of the Holdco Common Stock is fair from a financial point of view to such stockholders; provided further, that in the absence of such opinion such Voting Securities shall be voted as provided in clause
(x) of this Section 1.2.

         1.3 No Syndications. No Restricted Holder shall, directly or indirectly, join or encourage the formation of a partnership, limited partnership, syndicate or other "group," or otherwise act in concert with any other Person, for the purpose of affecting or influencing Control of Holdco or acquiring, holding, disposing or voting of Voting Securities.

         1.4 Disposition of Voting Securities. (a) Any offer, sale, assignment, pledge, hypothecation, encumbrance or other disposition or transfer of Voting Securities not otherwise prohibited by the Agreement shall only be effected, to the extent otherwise legally permissible, in the following manners: (i) pursuant to a bona fide public offering of Voting Securities (which may include a secondary distribution effected through the facilities of any national securities exchange on which the Voting Securities are listed); (ii) pursuant to unsolicited open market sales (in accordance with the requirements as to the manner of sale set forth in Rule 144(f) and (g) of the Securities Act or any successor rules or regulations permitting sales of unregistered or otherwise restricted securities, if such sale is subject to Rule 144 or such successor rules or regulations) on any national securities exchange or automated inter-dealer quotation system on which the Voting Securities are listed; (iii) pursuant to a tender offer made by Holdco or any subsidiary of Holdco or made by a third Person to the stockholders of Holdco as to which Holdco's Board of Directors has recommended to the stockholders of Holdco; (iv) pursuant to a privately-negotiated transaction with a Person who is not a Restricted Holder; (v) pursuant to a will or the laws of descent and distribution; provided that the estate of a Restricted Holder shall be bound by the terms and conditions of this Schedule 5(d)(iv); (vi) pursuant to a bequest or similar gift or transfer to any Person who is not a Restricted Holder; or
(vii) as a result of any pledge or hypothecation to a bona fide financial institution to secure a bona fide loan, guaranty or other financial accommodation or as a result of any foreclosure with respect thereto; provided, however, that in connection with any transfer by a Restricted Holder of Voting Securities pursuant to clauses (v) or (vi) of this Section 1.4(a) to a trust, corporation or other entity and a Restricted Holder retains the authority, as trustee or otherwise, to vote, acquire or dispose of, or to direct the voting, acquisition or disposition of, Voting Securities to be held by such trust or other entity, then as a condition precedent to the transfer of such shares of Voting Securities to such trust or other entity, such Restricted Holder shall cause such trust or other entity to be bound by the terms and conditions of a stockholder agreement having the same terms and conditions as this Schedule 5(d)(iv).

Notwithstanding anything to the contrary contained herein, a Restricted Holder shall not dispose of or otherwise transfer any Voting Securities in violation of the provisions of Section 5 of the Securities Act.

Notwithstanding anything to the contrary contained herein, a Restricted Holder shall be permitted to make transfers of Voting Securities to any trusts (or other estate planning vehicles) that are Associates of such Restricted Holder; provided, however, that in connection with any transfer by a Restricted Holder of Voting Securities pursuant to this Section 1.4(c) to a trust (or other estate planning vehicle), it shall be a condition precedent to any such transfer that such Restricted Holder cause such trust (or other estate planning vehicle) to be bound by the terms and conditions of a stockholder agreement having the same terms and conditions as this Schedule 5(d)(iv).

         1.5 No Solicitation. No Restricted Holder shall propose, solicit or participate in any fashion, in any transaction relating to an acquisition of, a business combination or similar transaction with, or a change of control of, Holdco or make or solicit or encourage any Person to make a tender offer for Voting Securities.

         1.6 Legend on Voting Securities. (a) Each Restricted Holder agrees that each certificate representing its Voting Securities shall bear a legend substantially similar to the legend set forth in Section 9(a)(ii) of the Agreement, which will remain thereon as long as such Voting Securities are subject to the restrictions contained in this Schedule 5(d)(iv) and/or the Agreement.

Holdco may enter a stop transfer order with the transfer agent (or agents) and the registrar (or registrars) of the Voting Securities against the transfer of legended Voting Securities held by a Restricted Holder except in compliance with the requirements of this Schedule 5(d)(iv). Holdco agrees to remove promptly any stop transfer order with respect to, and issue promptly either legended (if the Voting Securities remain subject to the restrictions of this Schedule 5(d)(iv) or the Agreement) or unlegended certificates in substitution for, certificates for any such Voting Securities that are no longer subject to or are to be transferred in compliance with the restrictions contained in this Schedule 5(d)(iv) and the Agreement. Without limiting the generality of the foregoing, Holdco shall promptly remove any stop transfer order in effect with respect to such certificates, upon the delivery to Holdco of an opinion of counsel to a Restricted Holder, in form and substance reasonably satisfactory to Holdco, that legended certificates representing Voting Securities are no longer subject to this Schedule 5(d)(iv) and the Agreement or that such Voting Securities are being transferred in compliance with the provisions of Section 1.4 hereof and the provisions of the Agreement, and shall promptly issue unlegended certificates in substitution for such legended certificates, except if such legended certificates are being transferred pursuant to Section 1.4 to a transferee who shall be bound by the terms and conditions of a stockholder agreement, in which event Holdco may issue legended certificates.

         Section 2. Term. The provisions contained in Sections 1.1, 1.2, 1.3, 1.4 and 1.5 of this Schedule 5(d)(iv), regardless of ownership of greater than 10% of the Total Voting Power, shall be of no force or effect after the nine month anniversary of the date that the Commission declares the Holdco Shelf Registration effective under the Securities Act. In addition, the provisions contained in this Schedule 5(d)(iv) shall be of no force or effect with respect to a Restricted Holder during any period when such Restricted Holder, all transferees of Voting Securities of such Restricted Holder (x) who are members of the immediate family of such Restricted Holder or are a beneficiary of such Restricted Holder or (y) pursuant to a will or the laws of descent and distribution, and all Affiliates and Associates of the foregoing cease to own Voting Securities having, in the aggregate, 10% or more of the Total Voting Power, unless the transaction or transactions resulting therein shall have violated the terms of this Schedule 5(d)(iv). For purposes hereof, ownership of Voting Securities shall include record ownership of such securities as well as beneficial ownership.




                                                              Schedule 9(p)-1
                                                              ---------------
                                   Capacity

Such Security Holder is entering into the Agreement to which this Schedule 9(p)-1 is attached and consummating the transactions contemplated therein solely in such person's capacity as a holder of securities of Limited and Holdco and not in such person's capacity as an officer or director of Limited or Holdco.




                                                               Schedule 9(p)-2
                                                               ---------------
                                   Capacity

Such Security Holder is entering into the Agreement to which this Schedule 9(p)-2 is attached and consummating the transactions contemplated therein solely in such person's capacity as a holder of securities of Limited and not in such person's capacity as an officer of Limited or Holdco.




                                                               Schedule 9(p)-3
                                                               ---------------
                                   Capacity

Such Security Holder is entering into the Agreement to which this Schedule 9(p)-3 is attached and consummating the transactions contemplated therein solely in such person's capacity as a holder of securities of Limited and Holdco and not in such person's capacity as an officer of Limited or Holdco.




                                                                  Exhibit A
                                                                  ---------
                 Restated Holdco Certificate of Incorporation

See Exhibit 3.1 to CoreComm Holdco, Inc.'s registration statement on Form S-1 to which this Exhibit 2.1 is attached.




                                                                 Exhibit B-1
                                                                 -----------

                   Pro Forma Capitalization Table of Holdco

                   PRO FORMA CAPITALIZATION TABLE OF HOLDCO


Pro Forma Equity Ownership

                                               Shares of Holdco
Stockholder                                      Common Stock                   % Ownership(1)
-----------                                      ------------                   -----------
Michael Karp                                         3,202,899                          32.0%
The Florence Karp Trust                                197,101                           2.0%
Booth American Company                               2,000,000                          20.0%
Thomas Gravina                                       1,080,000                          10.8%
Debra Buruchian                                      1,080,000                          10.8%
Barclay Knapp                                          400,000                           4.0%
George S. Blumenthal                                   200,000                           2.0%
Richard J. Lubasch                                      21,818                           0.2%
Ted H. McCourtney                                       18,182                           0.2%
6% Convertible Note Holders                            500,000(2) (3)                    5.0%
Current Stockholders of Limited                      1,300,000(2) (3) (4)               13.0%
                                                 -------------                  -------------
Total                                               10,000,000                         100.0%


Pro Forma Long Term Holdco and Subsidiary Debt (excludes Capital Leases)

(as of 9/30/01)
                                                                                Amount
                                                                                -------------
Senior Secured Credit Facility                                                   $156,100,000
CoreComm Holdco Notes                                                             $15,752,500
                                                                                -------------
Total                                                                            $171,852,500

--------
(1) Does not include shares authorized under the adopted employee option plan, which will be 22.5% of the initial fully diluted shares. Percentages are rounded to equal 100.0%.

(2)  Assumes 100% of holders exchange.

(3)  Subject to rounding as a result of rounding fractional shares.

(4) Approximately this amount of shares shall be held by CoreComm Limited until the consummation of the public exchange offer.





                                                                Exhibit B-2
                                                                -----------

                         Permitted Equity Ownership Pursuant to Section 5(d)(v)(A)

                                                     Year 1                            Year 2
Shareholder                                       % Ownership                      % Ownership
-----------                                       -----------                      -----------
Michael Karp                                             34.4%                          36.7%
The Florence Karp Trust                                   2.1%                           2.3%
Booth American Company                                   21.5%                          22.9%
Thomas Gravina                                           11.6%                          12.4%
Debra Buruchian                                          11.6%                          12.4%
Barclay Knapp                                             4.3%                           4.6%
George S. Blumenthal                                      2.1%                           2.3%
Richard J. Lubasch                                        0.2%                           0.3%
Ted H. McCourtney                                         0.2%                           0.2%





                                                                   Exhibit C
                                                                   ---------

                            Amended Holdco By-laws

See Exhibit 3.4 to CoreComm Holdco, Inc.'s registration statement on Form S-1 to which this Exhibit 2.1 is attached.





                                                                  EXHIBIT 3.1
                                                                  -----------
                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                            CORECOMM HOLDCO, INC.

         The undersigned, Richard J. Lubasch, certifies that he is the Senior Vice President of CoreComm Holdco, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"); and does hereby further certify as follows:

(1) The name of the Corporation is CoreComm Holdco, Inc., and each of the original Certificate of Incorporation of the Corporation and the Certificate of Domestication of the Corporation was filed with the Secretary of State of the State of Delaware on July 9, 1999, under the name CoreComm Ohio Limited.

(2) This Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the sole stockholder in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

(3) This Restated Certificate of Incorporation of the Corporation restates and integrates and further amends the Certificate of Incorporation of the Corporation.

(4) The text of the Restated Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

                                 ARTICLE I

                           NAME OF THE CORPORATION

         The name of this corporation is CoreComm Holdco, Inc.
(hereinafter, the "Corporation").

                                 ARTICLE II

                          ADDRESS; REGISTERED AGENT

         The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, Dover, Kent County, Delaware 19901. The name of its registered agent at that address is National Registered Agents, Inc.

                                ARTICLE III

                                  PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

                                 ARTICLE IV

                               CAPITAL STOCK

         Part A. Authorized Capital. The total number of shares of capital stock which the Corporation shall have the authority to issue is two hundred sixty million (260,000,000) shares, consisting of two hundred fifty million (250,000,000) shares of common stock, par value $0.01 per share (the "Common Stock"), and ten million (10,000,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The number of authorized shares of any of the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the GCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or the Common Stock voting separately as a class shall be required therefor. The designation, relative rights, preferences and limitations of the shares of each class are as follows:

         Part B. Preferred Stock. Authority is hereby expressly vested in the Board of Directors of the Corporation (the "Board of Directors") without further action by the Corporation's stockholders, subject to the provisions of this Article IV and to the limitations prescribed by law, to authorize the issuance from time to time in one or more classes or series of any number of shares; provided that the aggregate number of shares issued and not canceled of any and all such classes and series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive class or serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each class or series of shares of Preferred Stock: (a) may have such voting powers, full or limited, including the right to elect one or more directors of the Corporation (the "Directors"), or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference so, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the voluntary or involuntary liquidation, dissolution or winding-up of, or upon any distribution of, the assets of the Corporation; (e) may be made convertible into or exercisable or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes or series of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such class or series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such class or series or of any other class or series) and/or upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of Preferred Stock may be made dependent upon facts ascertainable outside of this Restated Certificate of Incorporation of the Corporation or the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to the authority vested in it by this Part B; provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of Preferred Stock is clearly and expressly set forth in this Restated Certificate of Incorporation of the Corporation or in the resolution or resolutions providing for the issue of such Preferred Stock. The term "facts," as used in the immediately preceding sentence shall have the meaning given to it in Section 151(a) of the GCL. Shares of Preferred Stock of any class or series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible, exercisable or exchangeable, have been converted into, or exercised or exchanged for, shares of any other class or classes or series shall have the status of authorized and unissued shares of Preferred Stock of the same class or series and may be reissued as a part of the class or series of which they were originally a part or may be reclassified and reissued as part of a new class or series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other class or series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any class or series of shares of Preferred Stock.

         Part C. Series A Junior Participating Preferred Stock.

         Section 1. Designation and Amount. The shares of this series of Preferred Stock, par value $0.01 per share, shall be designated as "Series A Junior Participating Preferred Stock," and the number of shares constituting such series shall be one million (1,000,000).

         Section 2. Dividends and Distributions.

         (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind), of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time on or after December 17, 2001 (the "Rights Declaration Date"), (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or
(iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case, the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph
(A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

         (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

         Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

         (A) Subject to the provisions for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the holders of Common Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the holders of Common Stock.

         (C) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six
(6) quarterly dividends thereon, whether or not consecutive, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period"), which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During the continuation of a default period, all holders of Preferred Stock (who have a similar provision in the Certificate of Designation governing their terms, including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, whether or not consecutive, voting as a class, irrespective of class or series, shall have the right to elect two (2) Directors to the Board of Directors. If a holder is otherwise entitled to elect one or more Directors to the Board Directors, but is subject to an aggregate limit on the number of Directors to be elected by such holder pursuant to contract or otherwise, this provision is subject to such aggregate limit and shall not be construed to increase the number of Directors such holder is otherwise entitled to elect.

                           (ii) During the continuation of a default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this
         Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders; provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during the continuation of a default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors during the continuation of a default period, the number of Directors shall not be increased or decreased, except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

                           (iii) Unless the holders of Preferred Stock shall, during the continuation of a default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of class or series, may request, the calling of a special meeting of the holders of Preferred Stock who have a similar provision in the Certificate of Designation governing their terms, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each such holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock who have a similar provision in the Certificate of Designation governing their terms. Notwithstanding the provisions of this paragraph
         (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

                           (iv) During the continuation of a default period, the holders of Common Stock, and other classes or series of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock who have a similar provision in the Certificate of Designation governing their terms shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause
         (y) of the foregoing sentence.

                           (v) Immediately upon the expiration of a default period, the (x) right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) term of any Directors elected by the holders of Preferred Stock as a class shall terminate and
         (z) number of Directors shall be such number as may be provided for in the Certificate of Incorporation of the Corporation or By-laws of the Corporation irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation of the Corporation or By-laws of the Corporation). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

         (D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4. Certain Restrictions.

         Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in
Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

              (A) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

              (B) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

              (C) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; and

              (D) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective classes and series, shall determine in good faith will result in fair and equitable treatment among the respective classes and series.

         Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new class or series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         Section 6. Liquidation, Dissolution or Winding Up.

              (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $1 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1000 (as appropriately adjusted as set forth in subparagraph C below) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

              (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes or series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

              (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or
(iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind) as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 8. No Redemption. The shares of Series A Junior
Participating Preferred Stock shall not be redeemable.

         Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other classes or series of Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such classes or series shall expressly provide otherwise.

         Section 10. Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, this Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

         Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

         Part D. Common Stock. Except as otherwise provided by the GCL or this Restated Certificate of Incorporation of the Corporation and subject to the rights of holders of any class or series of Preferred Stock, the holders of record of Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary), or otherwise and, are subject to all the powers, designations, preferences, rights and qualifications, limitations or restrictions of any class or series of Preferred Stock as provided in this Restated Certificate of Incorporation of the Corporation or in any resolution or resolutions adopted by the Board of Directors providing for the issue of any class or series of shares of Preferred Stock. No holder of Common Stock shall have any preemptive, subscription, redemption, conversion or sinking fund rights with respect to the Common Stock, or to any obligations convertible (directly or indirectly) into stock of the Corporation. Except as otherwise provided by the GCL or this Restated Certificate of Incorporation of the Corporation and subject to the rights of holders of any class or series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation of the Corporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation of the Corporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the GCL. The holders of shares of Common Stock shall not have cumulative voting rights. Subject to law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock or any class or series of stock having a preference over, or the right to participate with, the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

                                 ARTICLE V

                             BOARD OF DIRECTORS

         The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Restated Certificate of Incorporation of the Corporation, and any By-laws of the Corporation adopted by the stockholders; provided, however, that no By-laws of the Corporation hereafter adopted by the stockholders shall invalidate any prior act of the Directors which would have been valid if such By-Laws of the Corporation had not been adopted. Advance notice of nominations for the election of Directors shall be given in the manner and to the extent provided in the By-laws of the Corporation. The number of Directors shall be as from time to time fixed by, or in the manner provided in, the By-laws of the Corporation. The Directors shall be divided into three classes, designated Class I, Class II and Class
III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. The term of the Initial Class I Directors shall terminate on the date of the 2002 annual meeting of stockholders; the term of the initial Class II Directors shall terminate on the date of the 2003 annual meeting of stockholders and the term of the initial Class III Directors shall terminate on the date of the 2004 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2002, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual meeting for the year in which such Director's term expires and until such Director's successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such Director shall have been elected. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation of the Corporation or in any resolution or resolutions adopted by the Board of Directors providing for the issue of any class or series of Preferred Stock, and such Directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms. Notwithstanding anything contained in this Restated Certificate of Incorporation of the Corporation to the contrary, it shall be a qualification of at least eighty-one percent (81%) of the Directors that such persons individually not be (a) beneficial owners (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) of fifteen percent (15%) or more of the Common Stock (a "15% Stockholder"), (b) affiliates or associates (as such terms are defined in Rule 12b-2 of the Exchange Act) of any 15% Stockholder or (c) persons whose beneficial ownership of securities would be required to be aggregated on any Schedule 13D or Schedule 13G required to be filed by any 15% Stockholder pursuant to the Exchange Act (clauses (a), (b) and (c) collectively, the "15% Stockholder Parties"); provided, however, that no Security Holder (as such term is defined in the Exchange Agreement, by and among the Corporation, CoreComm Limited and the parties set forth under the heading "Security Holders" on the signature pages thereto (the "Exchange Agreement")), or its designee shall be prohibited pursuant to this sentence from serving as a Director as permitted by Section 5(g) of the Exchange Agreement; provided further, however, that any such Security Holder or designee thereof shall be deemed, solely for the purposes of this Article V, to be a 15% Stockholder while such person is serving as a Director as permitted by Section 5(g) of the Exchange Agreement.

                                ARTICLE VI

                            REMOVAL OF DIRECTORS

         Any or all of the Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of two-thirds (66-2/3%) of the outstanding shares of the Corporation then entitled to vote generally in the election of Directors, considered for purposes of this Article VI as one class. Notwithstanding the previous sentence, whenever the holders of any class or series of Preferred Stock are entitled to elect one (1) or more Directors by this Restated Certificate of Incorporation of the Corporation or the resolution or resolutions providing for the issue of any class or series of Preferred Stock, this Article VI shall apply, in respect to the removal with cause of a Director or Directors so elected, to the vote of the holders of the outstanding shares of that class or series of Preferred Stock and not to the vote of the outstanding shares as a whole.

                                ARTICLE VII

                 PROHIBITION ON ACTIONS BY WRITTEN CONSENT
                              OF STOCKHOLDERS

         Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the By-laws of the Corporation, and may not be taken by a written consent of the stockholders pursuant to the GCL. Notwithstanding the previous sentence, if the resolution or resolutions providing for the issue of any class or series of Preferred Stock permit action to be taken by written consent in accordance with the GCL, such class or series of the Preferred Stock shall be permitted to take action by written consent.

                               ARTICLE VIII

                      SPECIAL MEETINGS OF STOCKHOLDERS

         Except as otherwise expressly set forth in this Restated Certificate of Incorporation of the Corporation or in the resolution or resolutions providing for the issue of any class or series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors or the President. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

                                ARTICLE IX

                            CERTAIN TRANSACTIONS

         A. In addition to any affirmative vote required by law or this Restated Certificate of Incorporation of the Corporation or the By-laws of the Corporation, and except as otherwise expressly provided in Section B of this Article IX, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Stockholder Party (as hereinafter defined) or any person who thereafter would be an Affiliate, Associate or
Schedule 13D Related Party of such Interested Stockholder shall require the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder Party. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange, inter-dealer quotation system or otherwise.

         B. The provisions of Section A of this Article IX shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or any other provision of this Restated Certificate of Incorporation of the Corporation or the By-laws of the Corporation, if all of the conditions specified in either of the following paragraphs 1 or 2 are met:

                  1. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

                  2.       All of the following conditions shall have been met:

                  (a) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under clauses (i) and (ii) below:

                           (i) (if applicable) the highest per share price
                  (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock acquired by it (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date"), or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock; and

                           (ii) the Fair Market Value per share of Common
                  Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date") whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock.

                  (b) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock (as hereinafter defined), other than Common Stock, shall be at least equal to the highest amount determined under clauses (i), (ii) and (iii) below:


                           (i) (if applicable) the highest per share price
                  (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock (x) within the two year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

                           (ii) the Fair Market Value per share of such
                  class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

                           (iii) (if applicable) the highest preferential
                  amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

                  The provisions of this paragraph 2 shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

                  (c) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

                  (d) After the Determination Date and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend, subdivision or reclassification of the Common Stock), except as approved by a majority of the Continuing Directors; (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iv) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock, except as part of the transaction that resulted in such Interested Stockholder becoming an Interested Stockholder, and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder's percentage beneficial ownership of any class or series of Capital Stock.

                  (e) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act (or any subsequent provisions replacing the Exchange Act) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, an opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or unfairness) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder Parties, such investment banking firm to be paid a reasonable fee for its services by the Corporation.

                  (f) Such Interested Stockholder shall not have made any major change in the Corporation's business or equity capital structure prior to the consummation of the Business Combination, without the approval of a majority of the Continuing Directors.

         C. The following definitions shall apply with respect to this
Article IX:

                  "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the Exchange Act, as in effect on the date this Restated Certificate of Incorporation of the Corporation is approved by the Board of Directors (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

                  A person shall be a "beneficial owner" of any Voting Stock:
(a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder as defined in this Section C the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through applications of this paragraph, but shall not include any other shares of Capital Stock that may be issuable pursuant to an agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                  "Business Combination" shall mean: (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other person (whether or not itself an Interested Stockholder), which is or after such merger or consolidation would be an Affiliate, Associate or Schedule 13D Related Party of an Interested Stockholder; or (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder Party involving any assets, securities or commitments of the Corporation, any Subsidiary or any Interested Stockholder Party (except for (x) any arrangement, whether as an employee, consultant or otherwise, other than as a Director, pursuant to which any Interested Stockholder Party shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Corporation, with respect to which arrangements the value tests set forth below shall not apply, (y) the reorganization of the Corporation pursuant to the restructuring plan of the Corporation adopted in December 2001 and (z) any sale, mortgage, pledge, transfer or other disposition of, or security arrangement with respect to, shares of Common Stock by an Interested Stockholder), together with all other such arrangements (including all contemplated future events), has an aggregate Fair Market Value and/or involves aggregate commitments of $10,000,000 or more or constitutes more than five percent (5%) of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or five percent (5%) of the stockholder's equity (in the case of transactions in capital stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part; or
(c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation which is voted for or consented to by any Interested Stockholder Party; or (d) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) that has the effect directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder Party; or (e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) through (d).

                  "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article IV of this Restated Certificate of Incorporation of the Corporation.

                  "Continuing Director" means any member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Affiliate, Associate, Schedule 13D Related Party or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate, Associate, Schedule 13D Related Party or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

                  "Fair Market Value" means: (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System, in the pink sheets of the National Quotation Bureau or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

                  "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity) who: (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing fifteen percent (15%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate (or Schedule 13D Related Party of either of the foregoing) of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing fifteen percent (15%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

                  "Interested Stockholder Party" shall mean any Interested Stockholder together with its Affiliates, Associates and Schedule 13D Related Parties.

                  "person" shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

                  "Schedule 13D Related Party" with respect to a specified Interested Stockholder, shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, any unincorporated organization, any other entity or a "group" of such persons (as such term is defined in Rule 13d-5(b) of the Exchange Act) whose beneficial ownership of securities would be required to be aggregated on any Schedule 13D or Schedule 13G required to be filed by any such Interested Stockholder pursuant to the Exchange Act.

                  "Subsidiary" means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in this Section C, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is beneficially owned by the Corporation.

                  "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

                  In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs 2(a) and 2(b) of Section B of this Article IX shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

         D. A majority of the Continuing Directors shall have the power and duty to determine for the purpose of this Article IX, on the basis of information known to them after reasonable inquiry, all questions arising under this Article IX, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate, Associate, Schedule 13D Related Party or representative of another, (d) whether a Proposed Action (as hereinafter defined) is with, or proposed by, or on behalf of an Interested Stockholder or an Affiliate, Associate or Schedule 13D Related Party of an Interested Stockholder, (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more and (f) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part. The good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding on all parties for all purposes of this Article IX.

         E. Nothing contained in this Article IX shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

         F. The fact that any Business Combination complies with the provisions of Section B of this Article IX shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of, or actions and responses taken with respect to, such Business Combination.

         G. For the purposes of this Article IX, a Business Combination or any proposal to amend, repeal or adopt any provision of this Restated Certificate of Incorporation of the Corporation inconsistent with this
Article IX (collectively, "Proposed Action") is presumed to have been proposed by, or on behalf of, an Interested Stockholder Party or a person who thereafter would become such if (1) after the Interested Stockholder became such, the Proposed Action is proposed following the election of any Director of the Corporation who with respect to such Interested Stockholder, would not qualify to serve as a Continuing Director or (2) such Interested Stockholder Party or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Stockholder Party or person a majority of the Continuing Directors makes a good faith determination that such Proposed Action is not proposed by or on behalf of such Interested Stockholder Party or person, based on information known to them after reasonable inquiry.

         H. Notwithstanding any other provisions of this Restated Certificate of Incorporation of the Corporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Restated Certificate of Incorporation of the Corporation or the By-laws of the Corporation), any proposal to amend, repeal or adopt any provision of this Restated Certificate of Incorporation of the Corporation inconsistent with this Article IX which is proposed by or on behalf of an Interested Stockholder Party shall require the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by such Interested Stockholder or an Affiliate or Associate of an Interested Stockholder Party; provided, however, that this Section H shall not apply to, and such sixty-six and two-thirds percent (66-2/3%) vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board of Directors if all of such Directors are persons who would be eligible at such time to serve as Continuing Directors within the meaning of such term as set forth in Section C of this
Article IX.

                                 ARTICLE X

                          LIMITATION ON LIABILITY

         No Director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such elimination from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or amendment of this Article X shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

                                ARTICLE XI

                      ACTIONS WITH RESPECT TO BY-LAWS

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the By-laws of the Corporation. In addition, the By-laws of the Corporation may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the outstanding capital stock of the Corporation entitled to vote thereon.

                                ARTICLE XII

                          MEETINGS OF STOCKHOLDERS

         Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the state of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                               ARTICLE XIII

                   MODIFICATION OF CERTAIN PROVISIONS OF
                 THIS RESTATED CERTIFICATE OF INCORPORATION

         Notwithstanding anything contained in this Restated Certificate of Incorporation of the Corporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Articles V, VI, VII, VIII, IX, X, XI and this Article XIII of this Restated Certificate of Incorporation of the Corporation; provided that solely with respect to the last sentence of
Article V of this Restated Certificate of Incorporation of the Corporation with respect to the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the Voting Stock, the calculation of such percentage shall exclude the affirmative vote of any 15% Stockholder Party, but the shares of Voting Stock held by a 15% Stockholder Party may count towards satisfying quorum requirements.

                                ARTICLE XIV

                      FURTHER ACTIONS WITH RESPECT TO
                 THIS RESTATED CERTIFICATE OF INCORPORATION

         The Corporation reserves the right to repeal, alter, amend, or rescind any provision contained in this Restated Certificate of Incorporation of the Corporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.




         IN WITNESS WHEREOF, CoreComm Holdco, Inc. has caused this Restated Certificate of Incorporation to be signed by Richard J. Lubasch, its Senior Vice President, this 13th day of December 2001.



                                    By:  /s/ RICHARD J. LUBASCH
                                         -------------------------------------
                                            Name: Richard J. Lubasch
                                            Title:   Senior Vice President




                                                                  EXHIBIT 3.2
                                                                  -----------
                          CERTIFICATE OF AMENDMENT
                              TO THE RESTATED
                        CERTIFICATE OF INCORPORATION
                                     OF
                           CORECOMM HOLDCO, INC.


                 -----------------------------------------

                   Pursuant to Section 242 of the General
                  Corporation Law of the State of Delaware
                 -----------------------------------------


                  CoreComm Holdco, Inc., a Delaware corporation
(hereinafter called the "Corporation"), does hereby certify as follows:

                  FIRST: Part A. of Article IV of the Corporation's Restated Certificate of Incorporation is hereby amended to include a new second paragraph to read as follows:

         "Upon filing of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the "Effective Time"), every one
         (1) share of Common Stock outstanding immediately prior to the Effective Time shall be automatically reclassified and continue (the "Stock Split"), without any action on the part of the stockholder thereof, as 6,342.944 shares of Common Stock, par value $0.01 per share. The Corporation shall not issue fractional shares on account of this Stock Split. The Corporation will round any such fractional shares up to the nearest whole number of shares. At the Effective Time, each certificate representing existing shares of Common Stock will automatically be deemed for all purposes to evidence ownership of the appropriate increased number of shares of Common Stock without any action on the part of the stockholder thereof."

                  SECOND: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth the above-mentioned amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The sole stockholder of the Corporation entitled to vote thereon duly approved said amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.




         IN WITNESS WHEREOF, CoreComm Holdco, Inc. has caused this Certificate to be duly executed in its corporate name this 17th day of December, 2001.

                                          CORECOMM HOLDCO, INC.


                                          By:  /s/ RICHARD J. LUBASCH
                                               ------------------------------
                                               Name: Richard J. Lubasch
                                               Title:   Senior Vice President




                                                                   EXHIBIT 3.3
                                                                   -----------

                      CERTIFICATE OF CORRECTION TO THE
                      CERTIFICATE OF AMENDMENT TO THE
                   RESTATED CERTIFICATE OF INCORPORATION
                          OF CORECOMM HOLDCO, INC.


                      --------------------------------
                     Pursuant to Section 103(f) of the
                      Delaware General Corporation Law
                      --------------------------------

                  CoreComm Holdco, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), does hereby certify as follows:

                  FIRST: On December 17, 2001, the Corporation filed a Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation (the "Certificate"), in which the stock split ratio was incorrectly set forth in a new second paragraph of Part A. of Article IV of the Corporation's Restated Certificate of Incorporation, which created an inaccurate record of the corporate action taken in the Certificate.

                  SECOND: Accordingly, the text of the new second paragraph of Part A. of Article IV of the Corporation's Restated Certificate of Incorporation shall be corrected to read in its entirety as follows:

                  "Upon filing of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the "Effective Time"), every one (1) share of Common Stock outstanding immediately prior to the Effective Time shall be automatically reclassified and continue (the "Stock Split"), without any action on the part of the stockholder thereof, as 6,342.944 shares of Common Stock, par value $0.01 per share. The Corporation shall not issue fractional shares on account of this Stock Split. The Corporation will round any such fractional shares up to the nearest whole number of shares. At the Effective Time, each certificate representing existing shares of Common Stock will automatically be deemed for all purposes to evidence ownership of the appropriate increased number of shares of Common Stock without any action on the part of the stockholder thereof."

                  THIRD: This Certificate of Correction was prepared and executed in accordance with Section 103(f) of the DGCL.




                  IN WITNESS WHEREOF, CoreComm Holdco, Inc. has caused this Certificate of Correction to be duly executed in its corporate name this 18th day of December 2001.

                                        CORECOMM HOLDCO, INC.


                                        By:  /s/ RICHARD J. LUBASCH
                                             ---------------------------------
                                                Name:  Richard J. Lubasch
                                                Title:  Senior Vice President




                                                                 EXHIBIT 3.4
                                                                 -----------

                                  AMENDED

                                  BY-LAWS

                                     OF

                           CORECOMM HOLDCO, INC.

                   (hereinafter called the "Corporation")

                                 ARTICLE I

                                  OFFICES

Section 1. Registered Office. The registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, City of Dover 19901, County of Kent. The name of its registered agent at that address is National Registered Agents, Inc.

Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

                                ARTICLE II

                          MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2. Annual Meetings. Annual meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect by a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting in accordance with these By-laws. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

Section 3. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors or the President. Special meetings of stockholders may not be called by any other person or persons. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting, and only such business as is stated in such notice shall be acted upon thereat.

Section 4. Advance Notification of Business to be Transacted at Stockholder Meetings. To be properly brought before the annual or any special stockholders' meeting, business must be either (a) specified in the notice of meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual or any special stockholders' meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 75 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at the annual or any special stockholders' meeting except in accordance with the procedures set forth in this Article II, Section 4, provided, however, that nothing in this Section 4 shall be deemed to preclude discussion by any stockholder of any business properly brought before the meeting. The officer of the Corporation presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this
Article II, Section 4, and if such officer should so determine, such officer shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Section 5. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

Section 6. Voting. Unless otherwise required by law, the Certificate of Incorporation of the Corporation or these By-laws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. Unless otherwise provided in the Certificate of Incorporation of the Corporation, each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Section 7. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

Section 8. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 7 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

                                ARTICLE III

                                 DIRECTORS

Section 1. Number and Election of Directors. Subject to the rights, if any, of holders of preferred stock of the Corporation, the Board of Directors shall consist of not less than three nor more than fifteen members, the exact number of which shall be fixed from time to time by the Board of Directors. Except as provided in Section 3 of this Article III, directors shall be elected by a plurality of the votes cast at any meeting of stockholders and entitled to vote on the election of directors, and each director so elected shall hold office as provided by Article V of the Certificate of Incorporation of the Corporation. Any director may resign at any time upon written notice or electronic transmission to the Corporation. Directors need not be stockholders.

Section 2. Nomination of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation at the annual meeting of stockholders may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article III, Section 2. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 75 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received by the Corporation not later than the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder's notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class, series and number of shares of capital stock of the Corporation which are owned of record or beneficially by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and
(ii) the class, series and number of shares of capital stock of the Corporation which are owned of record or beneficially by the stockholder. Such written notice shall be accompanied by the executed consent of each nominee to serve as a director if so elected. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting of stockholders shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if such officer should so determine, such officer shall so declare to the meeting, and the defective nomination shall be disregarded.

Section 3. Vacancies. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

Section 4. Duties and Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation of the Corporation or by these By-laws directed or required to be exercised or done by the stockholders.

Section 5. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the President or by a majority of the Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, or personally or by telephone, telegram, telex or similar means of communication on twenty-four (24) hours' notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 6. Quorum; Action of the Board of Directors. Except as may be otherwise specifically provided by law, the Certificate of Incorporation of the Corporation or these By-laws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 8. Meetings by Means of Conference Telephone. Members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Article III,
Section 8 shall constitute presence in person at such meeting.

Section 9. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Unless the Board of Directors or such committee shall otherwise provide, regular and special meetings and other actions of any shall be governed by the provisions of this Article III applicable to meetings and actions of the Board of Directors. Each committee shall keep regular minutes and report to the Board of Directors when required.

Section 10. Fees and Compensation. Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by the Board of Directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 11. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director's or officer's votes are counted for such purpose if: (a) the material facts as to such director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to such director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                 ARTICLE IV

                                  OFFICERS

Section 1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, one or more Vice Presidents, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose a Chairman of the Board of Directors (who must be a director) and Assistant Secretaries, Assistant Treasurers and other officers. Such officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation of the Corporation or these By-laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

Section 2. Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation, who shall be subject to the control of the Board of Directors and shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors, and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the Board of Directors with or without cause, subject to the terms of any employment agreement. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

Section 3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

                                 ARTICLE V

                                   STOCK

Section 1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation by the (a) Chairman of the Board of Directors, the Vice-Chairman of the Board of Directors, the President or a Vice President of the Corporation and (b) Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

Section 2. Signatures. Where a certificate is countersigned by (a) a transfer agent other than the Corporation or its employee or (b) a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such officer, transfer agent or registrar held such position at the date of issue.

Section 3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of a written affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner's legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law, any agreement among the stockholders of the Corporation and the Corporation, the Certificate of Incorporation of the Corporation and in these By-laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person's attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued.

Section 5. Record Date. In order that the Corporation may determine the stockholders entitled to receive notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6. Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

                                ARTICLE VI

                                  NOTICES

Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation of the Corporation or these By-laws, to be given to any director or stockholder, such notice may be given by mail, addressed to such director or stockholder, at its address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex, cable or facsimile transmission.

Section 2. Waivers of Notice. Whenever any notice is required by law, the Certificate of Incorporation of the Corporation or these By-laws, to be given to any director or stockholder, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                ARTICLE VII

                             GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation of the Corporation, if any, may be declared by the Board of Directors at any regular or special meeting pursuant to law. Dividends may be paid in cash, in property or in shares of capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 3. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 4. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                               ARTICLE VIII

                              INDEMNIFICATION

The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil, criminal, investigative or otherwise) by reason of the fact that such person, such person's testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

                                ARTICLE IX

                                 AMENDMENTS

These By-laws may be repealed, altered, amended or rescinded, in whole or in part, or new By-laws may be adopted by either the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the outstanding capital stock of the Corporation entitled to vote thereon or by the Board of Directors.




                                                                EXHIBIT 4.1
                                                                -----------


NUMBER CH 00055                                              SHARES SPECIMEN

                           CORECOMM HOLDCO, INC.
            INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
                    SEE REVERSE FOR CERTAIN DEFINITIONS
         COMMON STOCK                                CUSIP 21869T 10 2

This certifies that


                                  SPECIMEN


is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF $.01 PAR VALUE EACH OF CORECOMM HOLDCO, INC.

transferable on the books of the Corporation in person or by attorney upon surrender of this certificate duly endorsed or assigned. This certificate is not valid until countersigned by the Transfer Agent.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

DATED:  SPECIMEN
                                          [CORPORATE SEAL OMITTED]

GREGG N. GORELICK, TREASURER           THOMAS GRAVINA, PRESIDENT

COUNTERSIGNED:    Continental stock transfer & Trust Company
                  Jersey City, NJ
                  Transfer Agent and Registrar




The following abbreviations, when used in the inscription of the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:
                                                             -----------------
TEN COM - as tenants in common           UNIF GIFT MIN ACT - Custodian
TEN ENT - as tenants by the entireties                 (Cust)           (Minor)
JT TEN - as joint tenants with right
         of under Uniform Gifts to Minors
         Survivorship and not as tenants                   Act________________
         In common                                               (State)

         Additional abbreviations may also be used though not in the above list.

         For Value Received, _________ hereby sell, assign and transfer unto PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE:

-------------------

         (Please print or typewrite name and address, including zip code, of assignee) ___________________ Shares of the stock represented by the within Certificate, and do hereby irrevocably constitute and appoint ___________________Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated:__________________

Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatsoever.

                            [APPLICABLE LEGENDS]

THE SIGNATURE OF THE ASSIGNMENT MUST CORRESPOND TO THE NAME AS WRITTEN UPON THE FACE OF THIS CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF A NATIONAL OR REGIONAL OR OTHER RECOGNIZED STOCK EXCHANGE IN CONFORMANCE WITH A SIGNATURE GUARANTEE MEDALLION PROGRAM.




                                                                EXHIBIT 4.2

                                                             EXECUTION COPY








                           CORECOMM HOLDCO, INC.


                                    and


        CONTINENTAL STOCK TRANSFER & TRUST COMPANY (as Rights Agent)





                              Rights Agreement





                       Dated as of December 17, 2001









                              TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Section 1. Certain Definitions...............................................1
Section 2. Appointment of Rights Agent.......................................6
Section 3. Issuance of Rights Certificates...................................6
Section 4. Form of Rights Certificates.......................................7
Section 5. Countersignature and Registration.................................8
Section 6. Transfer, Split Up, Combination and Exchange of Rights
           Certificates; Mutilated, Destroyed, Lost or Stolen Rights
           Certificates......................................................9
Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights;
           Termination.......................................................9
Section 8. Cancellation and Destruction of Rights Certificates..............11
Section 9. Reservation and Availability of Capital Stock....................11
Section 10. Series A Preferred Stock Record Date............................13
Section 11. Adjustment of Purchase Price, Number and Kind of Shares or
            Number of Rights................................................13
Section 12. Certificate of Adjusted Purchase Price or Number of Shares......19
Section 13. Consolidation, Merger or Sale or Transfer of Assets or
            Earning Power...................................................19
Section 14. Fractional Rights and Fractional Shares.........................21
Section 15. Rights of Action................................................22
Section 16. Agreement of Rights Holders.....................................23
Section 17. Rights Certificate Holder not Deemed a Stockholder..............23
Section 18. Concerning the Rights Agent.....................................24
Section 19. Merger or Consolidation or Change of Name of Rights Agent.......24
Section 20. Duties of Rights Agent..........................................25
Section 21. Change of Rights Agent..........................................26
Section 22. Issuance of New Rights Certificates.............................27
Section 23. Redemption and Termination......................................27
Section 24. Exchange........................................................28
Section 25. Notice of Certain Events........................................29
Section 26. Notices.........................................................29
Section 27. Supplements and Amendments......................................30
Section 28. Successors......................................................31
Section 29. Determinations and Actions by the Board of Directors, etc.......31
Section 30. Benefits of this Agreement......................................31
Section 31. Severability....................................................31
Section 32. Governing Law...................................................32
Section 33. Counterparts....................................................32
Section 34. Descriptive Headings............................................32




                              RIGHTS AGREEMENT

         RIGHTS AGREEMENT, dated as of December 17, 2001 (the "Agreement"), by and between CoreComm Holdco, Inc., a Delaware corporation ("CoreComm" or the "Company"), and Continental Stock Transfer & Trust Company, a New York corporation (the "Rights Agent").

                            W I T N E S S E T H

         WHEREAS, pursuant to a restructuring plan, (i) holders of convertible preferred stock of CoreComm Limited, a Delaware corporation and the parent of the Company ("Limited"), holders of debt securities of Limited and certain holders of debt securities which were joint obligations of Limited and the Company exchanged all of such preferred stock and debt securities held by such holders for shares of Company Common Stock (as defined in Section 1 hereof) pursuant to the terms and conditions of the Exchange Agreement, dated as of December 14, 2001, by and among Limited, the Company and such holders (the "Exchange Agreement"); and (ii) the Company plans to commence an exchange offer whereby the Company will offer to exchange shares of Company Common Stock for remaining outstanding debt securities of Limited and Common Stock, par value $0.01 per share ("Limited Common Stock"), of Limited;

         WHEREAS, Limited had a stockholder rights plan in effect prior to the consummation of the restructuring plan;

         WHEREAS, the Board of Directors of the Company wishes to implement a stockholder rights plan for the stockholders of CoreComm and have authorized that plan and all transactions contemplated by that plan by resolutions adopted as of December 10, 2001; and

         WHEREAS, the Board of Directors of the Company has authorized and declared a dividend distribution of one preferred share purchase right (a "Right") (as such number may be hereinafter adjusted pursuant to Section 11(p) hereof) for each share of Company Common Stock outstanding at the Close of Business (as defined in Section 1) on December 17, 2001 (the "Record Date"), each Right initially representing the right to purchase, upon the terms and subject to the conditions set forth herein, one one-thousandth (1/1,000) of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company, having the rights, powers and preferences set forth in the form of Restated Certificate of Incorporation attached hereto as Exhibit A, upon the terms and subject to the conditions hereinafter set forth. The Board of Directors of the Company has further authorized and directed the issuance of one Right with respect to each share of Company Common Stock that shall become outstanding (whether originally issued or delivered from the Company's treasury) after the Record Date and on or prior to the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (each as hereinafter defined).

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties, intending to be legally bound, hereby agree as follows:

         Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

                  (q) "Acquiring Person" shall mean any Adverse Person (or any Affiliate or Associate thereof) or Person who or which, together with all Affiliates and Associates of such Person, after the Record Date, is the Beneficial Owner of 15% or more of the shares of Company Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan; provided, however, that any Person, who, together with all Affiliates and Associates of such Person, immediately following the consummation of the transactions contemplated by the Exchange Agreement on the Closing Date (as defined in the Exchange Agreement), is the Beneficial Owner of 15% or more of the outstanding Company Common Stock shall not be, or be deemed to be, an "Acquiring Person" unless and until such Person becomes the Beneficial Owner of an additional one percent (1%) or more of the outstanding Company Common Stock; provided, however, that any such Person shall cease to be excluded from the definition of "Acquiring Person" pursuant to the immediately preceding proviso at such time, if any, as such Person, together with all Affiliates and Associates of such Person, ceases to be the Beneficial Owner of 15% or more of the shares of outstanding Company Common Stock. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" solely as a result of an acquisition of shares of Company Common Stock pursuant to Section 5(d)(v) of the Exchange Agreement. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as a result of an acquisition of shares of Company Common Stock by the Company which acquisition, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Company Common Stock then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 15% or more of the Company Common Stock then outstanding by reason of share purchases by the Company and, after such share purchases, becomes the beneficial owner of any additional shares of Company Common Stock, then such Person shall be an "Acquiring Person." In addition, a Person shall not be deemed an Acquiring Person who has reported or is required to report such beneficial ownership of shares of Company Common Stock (but less than 20%) on Schedule 13G under the Exchange Act or on Schedule 13D under the Exchange Act, which Schedule 13D does not state any intention, or reserve the right, to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the Company Common Stock) and, within 10 Business Days after being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Company Common Stock representing 15% or more of the shares of Company Common Stock then outstanding inadvertently or without knowledge of the terms of the Rights and who, together with all Affiliates and Associates, thereafter does not acquire additional shares of Company Common Stock while the Beneficial Owner of 15% or more of the shares of Company Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within 10 Business Days, then such Person shall become an Acquiring Person immediately after such 10-Business Day period. Notwithstanding the foregoing, if the Board determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions, has become such inadvertently, and such Person divests as promptly as practicable sufficient shares of Company Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions, then such Person shall not be an "Acquiring Person."

                  (r) "Adverse Person" shall mean any Person, who (x) alone or together with its Affiliates and Associates has become the Beneficial Owner of an amount of shares of Company Common Stock which a majority of the Board determines to be substantial (which amount shall in no event be less than 5% of the shares of Company Common Stock then outstanding) and
(y) with respect to which a majority of the Board has determined after reasonable inquiry and investigation, including consultation with such Person as such directors shall deem appropriate, that (a) such beneficial ownership by such Person is intended to cause the Company to repurchase the shares of Company Common Stock beneficially owned by such Person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such Person with short-term financial gain under circumstances where the Board determines that the best long-term interests of the Company and its stockholders, would not be served by taking such action or entering into such transaction or series of transactions at that time or (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or suppliers, impairment of the Company's ability to maintain its competitive position, adverse consequences to the communities in which the Company is located and impairment of the short-term and long-term interests of the Company (including benefits that may accrue from the continued independence of the Company) on the business or prospects of the Company.

                  (s) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement.

                  (t) A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own," any securities:

                           (i) that such Person or any of such Person's
         Affiliates or Associates, directly or indirectly, now or hereafter owns or has (or by agreement with the Company is, on the date of this Agreement, entitled to receive) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own,"
         (A) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or (B) securities issuable upon exercise of Rights at any time prior to the occurrence of a Triggering Event, or (C) securities issuable upon exercise of Rights from and after the occurrence of a Triggering Event which Rights were acquired by such Person or any of such Person's Affiliates or Associates prior to the Distribution Date or pursuant to Section 3(a) or Section 22 hereof (the "Original Rights") or pursuant to Section 11(i) hereof in connection with an adjustment made with respect to any Original Rights; provided, further, that a Person shall not be deemed to be the "Beneficial Owner" of, or to "beneficially own," securities that such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of (D) employee stock options now or hereafter (but prior to the Distribution Date) issued by the Company, or (E) conversion rights conferred in any class or series of preferred stock of the Company issued prior to the Distribution Date if the resolutions of the Board providing for the issuance of such class or series of preferred stock shall specifically refer to this Agreement and provide that the right to acquire securities upon the exercise of conversion rights so conferred shall not be deemed to constitute beneficial ownership of such securities;

                           (ii) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote (except as hereinafter provided) or dispose of, or of which any of them, directly or indirectly, has "beneficial ownership" of (as determined pursuant to Rule 13d-3 under the Exchange Act), including, except as hereinafter provided, pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions under the Exchange Act (and the rules and regulations thereunder), and (B) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report);

                           (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (ii) of this paragraph
         (d)) or disposing of any voting securities of the Company; and that are, pursuant to the foregoing subparagraphs of this paragraph (d), or otherwise, deemed to be owned by a voting trust, voting agent, recipient of a proxy that is not immediately revocable (a "Non-revocable Proxy") or any other Person to whom such Person (the "Grantor Person") has contributed, conveyed, delegated, given, granted, tendered, transferred or otherwise assigned or conferred (collectively, "Given") some or all of the voting rights attributable to the shares of Company Common Stock of which the Grantor Person (alone or in conjunction with any other Person) is also deemed to be a Beneficial Owner. Solely for purposes of this Agreement, the Grantor Person shall be deemed to be the Beneficial Owner of all shares of Company Common Stock that such voting trust, voting agent, proxy holder or other Person has the right, by Non-revocable Proxy, agreement, assignment, tender, grant or otherwise, to exercise some or all of the voting rights attributable thereto, whether or not the Grantor Person shall have contributed or given voting rights that constitute all or less (even substantially less) than all of the voting rights held by the voting trust, voting Agent, proxy holder or other Person to whom or to which the Grantor Person has given some or all of the voting rights attributable to shares of Company Common Stock otherwise beneficially owned by the Grantor Person; provided, however, that nothing in this paragraph (d) shall cause a person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

                  (u) "Board" shall mean the Board of Directors of the Company.

                  (v) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  (w) "Close Of Business" on any given date shall mean 5:00 p.m., New York City time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 p.m., New York City time, on the next succeeding Business Day.

                  (x) "Common Stock" of a Person means the capital stock of such Person with the greatest voting power, or the equity securities or other equity interest having power to control or direct the management, of such Person.

                  (y) "Company Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

                  (z) "Company Common Stock Initial Market Price" shall mean the average of the last reported sale price for the Company Common Stock on the principal national securities exchange or automated quotation system on which Company Common Stock is listed or quoted as of the close of regular trading hours for the first five Trading Days that the Company Common Stock is traded on a national securities exchange or quotation system following the Securities and Exchange Commission declaring the first registration statement with respect to Company Common Stock filed under the Securities Act (the "Registration Statement") effective. If shares of Company Common Stock are not admitted for trading on any national securities exchange or on an automated quotation system upon the Securities and Exchange Commission declaring the Registration Statement effective, "Company Common Stock Initial Market Price" shall mean the quotient of (x) the sum of the average of the last reported closing bid and ask prices in the over-the-counter market for each of the first five Trading Days the Company Common Stock is traded in the over-the-counter market as reported by the National Association of Securities Dealers' Automated Quotation System or if not so reported, as reported by the National Quotation Bureau, Incorporated or its successor or, if not so reported, as furnished by any member in good standing of the National Association of Securities Dealers, Inc., selected from time to time by the Company for that purpose divided by
(y) five.

                  (aa) "Distribution Date" shall have the meaning ascribed to such term in Section 3(a) hereof.

                  (bb) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  (cc) "Person" shall mean any individual, firm, corporation, partnership or other entity.

                  (dd) "Principal Party" shall have the meaning ascribed to such term in Section 13(b) hereof.

                  (ee) "Record Date" shall have the meaning ascribed to it in the recitals hereto.

                  (ff) "Right" shall have the meaning ascribed to it in the recitals hereto.

                  (gg) "Rights Certificates" shall have the meaning ascribed to it in Section 3(a) hereof.

                  (hh) "Series A Preferred Stock" shall mean shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company, and, to the extent that there are not a sufficient number of shares of Series A Junior Participating Preferred Stock authorized to permit the full exercise of the Rights, any other series of preferred stock, par value $0.01 per share, of the Company designated for such purpose containing terms substantially similar to the terms of the Series A Junior Participating Preferred Stock.

                  (ii) "Section 11(a)(ii) Event" shall mean any event described in Section 11(a)(ii) hereof.

                  (jj) "Section 13 Event" shall mean any event described in clauses (x), (y) or (z) of Section 13(a) hereof.

                  (kk) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  (ll) "Stock Acquisition Date" shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed or amended pursuant to Section 13(d) or 14(d) under the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such.

                  (mm) "Subsidiary" shall mean, with reference to any Person, any corporation or other entity of which an amount of voting securities sufficient to elect at least a majority of the directors of such corporation is beneficially owned, directly or indirectly, by such Person, or otherwise controlled by such Person.

                  (nn) "Trading Day" shall mean a day on which the principal national securities exchange or automated quotation system on which the shares of Company Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Company Common Stock are not listed or admitted to trading on any national securities exchange or automated quotation system, a Business Day.

                  (oo) "Triggering Event" shall mean any Section 11(a)(ii) Event or any Section 13 Event.

         All references in this Agreement to acts, laws, rules, regulations and to forms and schedules thereunder shall be deemed, unless specifically stated, to be references to such acts, laws, rules, regulations, forms and schedules as amended (or to successors thereto).

         Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3 hereof, prior to the Distribution Date, are the holders of the Company Common Stock) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment and agrees to act as Rights Agent under this Agreement. The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable.

         Section 3. Issuance of Rights Certificates.

                  (a) Until the earlier of (i) the Close of Business on the tenth Business Day after the Stock Acquisition Date, and (ii) the Close of Business on the tenth Business Day (or such later date as the Board shall determine) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first commenced within the meaning of Rule 14d-2(a) under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of Company Common Stock then outstanding (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights shall be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Company Common Stock registered in the names of the holders of the Company Common Stock (which certificates for Company Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates; and (y) the Rights shall be transferable only in connection with the transfer of the underlying shares of Company Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights Agent shall send, by first-class, insured, postage prepaid mail, to each record holder of Company Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit B hereto (the "Rights Certificates"), evidencing one Right for each share of Company Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Company Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights shall be evidenced solely by such Rights Certificates.

                  (b) With respect to certificates for Company Common Stock outstanding as of the Record Date, or issued subsequent to the Record Date, unless and until the Distribution Date shall occur, the Rights shall be evidenced by such certificates for Company Common Stock, and the registered holders of Company Common Stock shall also be the registered holders of the associated Rights. Until the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date (as such term is defined in Section 7 hereof), the surrender or transfer of any certificates representing shares of Company Common Stock in respect of which Rights have been issued shall also constitute the surrender or transfer (respectively) of the Rights associated with such shares of Company Common Stock.

                  (c) Rights shall be issued in respect of all shares of Company Common Stock that are issued (whether originally issued or from the Company's treasury) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date. Certificates representing such shares of Company Common Stock shall also be deemed to be certificates for Rights, and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

                  "THIS CERTIFICATE ALSO EVIDENCES AND ENTITLES THE HOLDER HEREOF TO CERTAIN RIGHTS AS SET FORTH IN A RIGHTS AGREEMENT BY AND BETWEEN CORECOMM HOLDCO, INC. (THE "COMPANY") AND CONTINENTAL STOCK TRANSFER & TRUST COMPANY (THE "RIGHTS AGENT"), DATED AS OF DECEMBER 17, 2001, AS IT MAY BE AMENDED FROM TIME TO TIME (THE "RIGHTS AGREEMENT"), THE TERMS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY. UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS AGREEMENT, SUCH RIGHTS SHALL BE EVIDENCED BY SEPARATE CERTIFICATES AND SHALL NO LONGER BE EVIDENCED BY THIS CERTIFICATE. THE COMPANY SHALL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF THE RIGHTS AGREEMENT, AS IN EFFECT ON THE DATE OF MAILING, WITHOUT CHARGE PROMPTLY AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR. UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATES THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BECOME NULL AND VOID."

With respect to such certificates containing the foregoing legend, until the earlier of (i) the Distribution Date, (ii) the Redemption Date, or (iii) the Final Expiration Date, the Rights associated with Company Common Stock represented by such certificates shall be evidenced by such certificates alone and registered holders of Company Common Stock shall also be the registered holders of the associated Rights, and the transfer of any of such certificates shall also constitute the transfer of the Rights associated with Company Common Stock represented by such certificates.

         Section 4. Form of Rights Certificates.

                  (a) The Rights Certificates (and the forms of election to purchase and of assignment to be printed on the reverse thereof) shall each be substantially in the form set forth in Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of Section 11 and Section 22 hereof, the Rights Certificates, whenever distributed, shall be dated as of the Record Date and on their face shall entitle the holders thereof to purchase such number of one one-thousandths of a share of Series A Preferred Stock as shall be set forth therein at the price set forth therein (such exercise price per one one-thousandth of a share, the "Purchase Price"), but the amount and type of securities purchasable (or other consideration to be made available) upon the exercise of each Right and the Purchase Price thereof shall be subject to adjustment as provided herein.

                  (b) Any Rights Certificate issued pursuant to Section 3(a) or Section 22 hereof that represents Rights beneficially owned by: (i) an Acquiring Person or any Associate or Affiliate of an Acquiring Person,
(ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom such Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer that the Board has determined is part of a plan, arrangement or understanding that has as a primary purpose or effect avoidance of Section 7(e) hereof, and any Rights Certificate issued pursuant to Section 6 or
Section 11 hereof upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain (to the extent feasible) the following legend:

                  "THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(E) OF SUCH AGREEMENT."

         Section 5. Countersignature and Registration.

                  (a) The Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board, or its President, Chief Executive Officer or any Vice President, either manually or by facsimile signature, and shall have affixed thereto the Company's seal, or a facsimile thereof which shall be attested by the Secretary or an Assistant Secretary or Assistant Treasurer of the Company, either manually or by facsimile signature. The Rights Certificates shall be manually countersigned by the Rights Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Rights Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Rights Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Rights Certificates had not ceased to be such officer of the Company; and any Rights Certificates may be signed on behalf of the Company by any person who, at the actual date of the execution of such Rights Certificate, shall be a proper officer of the Company to sign such Rights Certificate, although at the date of the execution of this Rights Agreement any such person was not such an officer.

                  (b) Following the Distribution Date, the Rights Agent shall keep or cause to be kept, at its principal office or offices designated as the appropriate place for surrender of Rights Certificates upon exercise or transfer, books for registration and transfer of the Rights Certificates issued or to be issued hereunder. Such books shall show the names and addresses of the respective holders of the Rights Certificates, the number of Rights evidenced on its face by each of the Rights Certificates, the certificate number of each of the Rights Certificates and the date of each of the Rights Certificates.

         Section 6. Transfer, Split Up, Combination and Exchange of Rights Certificates; Mutilated, Destroyed, Lost or Stolen Rights Certificates.

                  (a) Subject to the provisions of Section 4(b), Section 7(e) and Section 14 hereof, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the earlier of the Redemption Date or the Final Expiration Date, any Rights Certificate or Certificates (other than Rights Certificates representing Rights that may have been exchanged pursuant to Section 24 hereof) may be transferred, split up, combined or exchanged for another Rights Certificate or Certificates, entitling the registered holder to purchase a like number of one one-thousandths of a share of Series A Preferred Stock (or, following a Triggering Event, Company Common Stock, other securities, cash or other assets or property, as the case may be) as the Rights Certificate or Rights Certificates surrendered then entitled such holder (or former holder in the case of a transfer) to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Rights Certificate or Rights Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Rights Certificate or Rights Certificates to be transferred, split up, combined or exchanged at the principal office or offices of the Rights Agent designated, pursuant to Section 26 hereof, for such purpose. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Rights Certificate until the registered holder shall have properly completed and signed the certificate contained in the form of assignment on the reverse side of such Rights Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request. Thereupon the Rights Agent shall, subject to Section 4(b), Section 7(e), Section 14 and Section 24 hereof, countersign and deliver to the Person entitled thereto a Rights Certificate or Rights Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Rights Certificates.

                  (b) Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Rights Certificate if mutilated, the Company shall execute and deliver a new Rights Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated.

         Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights; Termination.

                  (a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated, pursuant to Section 26 hereof, for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the Close of Business on the earlier of (i) the tenth anniversary of the Record Date (the "Final Expiration Date"), or (ii) the date on which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date") as provided in Section 23 hereof or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

                  (b) The Purchase Price for each one one-thousandth of a share of Series A Preferred Stock pursuant to the exercise of a Right shall initially be the product of (x) four times (y) the Company Common Stock Initial Market Price, and shall be subject to adjustment from time to time as provided in Sections 11 and 13(a) hereof and shall be payable in lawful money of the United States of America accordance with paragraph (c) below.

                  (c) Upon receipt of a Rights Certificate representing exercisable Rights, with the form of election to purchase and the certificate duly executed, accompanied by payment, with respect to each Right so exercised, of the Purchase Price per one one-thousandth of a share of Series A Preferred Stock (or other shares, securities, cash or other assets or property, as the case may be) to be purchased as set forth below and an amount equal to any applicable tax or governmental charge required to be paid by the holder of such Rights Certificate in accordance with
Section 9 hereof, the Rights Agent shall, subject to Section 20(k) hereof, thereupon promptly (i) either (A) requisition from any transfer agent of the shares of Series A Preferred Stock (or make available, if the Rights Agent is the transfer agent for such shares) certificates for the total number of one one-thousandths of a share of Series A Preferred Stock to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, or (B) if the Company shall have elected to deposit the total number of shares of Series A Preferred Stock issuable upon exercise of the Rights hereunder with a depositary agent, requisition from the depositary agent depositary receipts representing such number of one one-thousandths of a share of Series A Preferred Stock as are to be purchased (in which case certificates for the shares of Series A Preferred Stock represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company hereby directs the depositary agent to comply with such request, (ii) if and when necessary to comply with this Agreement, requisition from the Company the amount of cash, if any, to be paid in lieu of issuance of fractional shares in accordance with
Section 14 hereof, (iii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, and (iv) after receipt thereof, promptly deliver such cash, if any, to or upon the order of the registered holder of such Rights Certificate. The payment of the Purchase Price (as such amount may be reduced pursuant to Section 11(a)(iii) hereof) shall be made in cash or by certified bank check or cashier's check payable to the order of the Company. In the event that the Company is obligated to issue other securities (including Company Common Stock), pay cash and/or distribute other assets pursuant to Section 11(a) hereof, the Company shall make all arrangements necessary so that such other securities, cash and/or other assets are available for distribution by the Rights Agent, if and when appropriate. The Company reserves the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series A Preferred Stock would be issued.

                  (d) In case the registered holder of any Rights Certificate shall exercise less than all the Rights evidenced thereby, a new Rights Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent and delivered to, or upon the order of, the registered holder of such Rights Certificate or to his duly authorized assigns, registered in such name or names as may be designated by such holder, subject to the provisions of Section 6 and
Section 14 hereof.

                  (e) Notwithstanding anything in this Agreement to the contrary, from and after the first occurrence of a Triggering Event, any Rights beneficially owned by (i) an Acquiring Person or an Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or
(B) a transfer that the Board has determined is part of a plan, arrangement or understanding that has as a primary purpose or effect the avoidance of this Section 7(e), shall become null and void without any further action, and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Company shall use all reasonable efforts to insure that the provisions of this Section 7(e) and Section 4(b) hereof are complied with, but the Company shall have no liability to any holder of Rights Certificates or other Person as a result of the Company's failure to make any determinations with respect to an Acquiring Person or its Affiliates, Associates or transferees hereunder.

                  (f) Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder shall have (i) properly completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Rights Certificate surrendered for such exercise, and
(ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request.

         Section 8. Cancellation and Destruction of Rights Certificates. All Rights Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Rights Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all canceled Rights Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Rights Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

         Section 9. Reservation and Availability of Capital Stock.

                  (a) The Company shall cause to be reserved and kept available out of its authorized and unissued shares of Series A Preferred Stock (and, following the occurrence of a Triggering Event, out of its authorized and unissued shares of Company Common Stock and/or other securities or out of its authorized and issued shares held in its treasury), the number of shares of Series A Preferred Stock (and, following the occurrence of a Triggering Event, Company Common Stock and/or other securities) that, as provided in this Agreement including Section 11(a)(iii) hereof, will be sufficient to permit the exercise in full of all outstanding Rights. Prior to the occurrence of a Triggering Event, the Company shall not be obliged to cause to be reserved and kept available out of its authorized and unissued common stock or shares of Series A Preferred Stock (other than the Series A Preferred Stock), any such shares of Company Common Stock or any shares of preferred stock (other than the Series A Preferred Stock) to permit exercise of outstanding Rights.

                  (b) So long as the shares of Series A Preferred Stock (and, following the occurrence of a Triggering Event, Company Common Stock and/or other securities) issuable and deliverable upon the exercise of the Rights may be listed on any national securities exchange or automated quotation system, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all shares reserved for such issuance to be listed on such exchange or automated quotation system upon official notice of issuance upon such exercise.

                  (c) If then required by applicable law, the Company shall use its best efforts to (i) file, as soon as practicable following the earliest date after the first occurrence of a Triggering Event as to which the consideration to be delivered by the Company upon exercise of the Rights has been determined pursuant to this Agreement, or as soon as required by law following the Distribution Date, as the case may be, a registration statement under the Securities Act, with respect to the securities purchasable upon exercise of the Rights on an appropriate form,
(ii) cause such registration statement to become effective as soon as practicable after such filing, and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for such securities, and (B) the Final Expiration Date. If then required by applicable law, the Company shall also take such action as may be appropriate under, or to ensure compliance with, the securities or "blue sky" laws of the various states in connection with the exercisability of the Rights. The Company may temporarily suspend, for a period of time not to exceed ninety (90) days after the date set forth in clause (i) of the first sentence of this
Section 9(c), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. In addition, if the Company shall determine that a registration statement is required following the Distribution Date, the Company may temporarily suspend the exercisability of the Rights until such time as a registration statement has been declared effective. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification in such jurisdiction shall not have been obtained, the exercise thereof shall not be permitted under applicable law or a registration statement shall not have been declared effective.

                  (d) The Company shall take all such action as may be necessary to ensure that all one one-thousandths of a share of Series A Preferred Stock (and, following the occurrence of a Triggering Event, Company Common Stock and/or other securities) delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable.

                  (e) The Company shall pay when due and payable any and all taxes and governmental charges that may be payable in respect of the issuance or delivery of the Rights Certificates and of any certificates for a number of one one-thousandths of a share of Series A Preferred Stock (or Company Common Stock and/or other securities, as the case may be) upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax that may be payable in respect of any transfer or delivery of Rights Certificates to a Person other than, or the issuance or delivery of a number of one one-thousandths of a share of Series A Preferred Stock (or Company Common Stock and/or other securities, as the case may be) in respect of a name other than that of, the registered holder of the Rights Certificates evidencing Rights surrendered for exercise or to issue or deliver any certificates for a number of one one-thousandths of a share of Series A Preferred Stock (or Company Common Stock and/or other securities, as the case may be) in a name other than that of the registered holder upon the exercise of any Rights until such tax or charge shall have been paid (any such tax being payable by the holder of such Rights Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax or charge is due.

                  Section 10. Series A Preferred Stock Record Date. Each person in whose name any certificate for a number of one one-thousandths of a share of Series A Preferred Stock (or Company Common Stock and/or other securities, as the case may be) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of such fractional shares of Series A Preferred Stock (or Company Common Stock and/or other securities, as the case may be) represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and all applicable taxes and governmental charges) was made; provided, however, that if the date of such surrender and payment is a date upon which the Series A Preferred Stock (or Company Common Stock and/or other securities, as the case may be) transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares (fractional or otherwise) on, and such certificate shall be dated, the next succeeding Business Day on which the Series A Preferred Stock (or Company Common Stock and/or other securities, as the case may be) transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Rights Certificate shall not be entitled to any rights of a stockholder of the Company with respect to shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

                  Section 11. Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights. The Purchase Price, the number and kind of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

                  (a) (i) In the event that the Company at any time after the Record Date (A) declares a dividend on the Series A Preferred Stock payable in shares of Series A Preferred Stock, (B) subdivides the outstanding Series A Preferred Stock, (C) combines the outstanding Series A Preferred Stock into a smaller number of shares, or (D) issues any shares of its capital stock in a reclassification of the Series A Preferred Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a) and Section 7(e) hereof, the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of Series A Preferred Stock or capital stock, as the case may be, issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive, upon payment of the Purchase Price then in effect, the aggregate number and kind of shares of Series A Preferred Stock or capital stock, as the case may be, which, if such Right had been exercised immediately prior to such date and at a time when the Series A Preferred Stock transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. If an event occurs that would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii) hereof, the adjustment provided for in this
Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 11(a)(ii) hereof.

                           (ii) In the event that (A) a Stock Acquisition Date occurs; or (B) a majority of the Board declares any Person to be an Adverse Person; then, in each such case, promptly following the occurrence of any such event, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of Series A Preferred Stock, such number of shares of Company Common Stock of the Company as shall equal the result obtained by dividing (x) the product of (1) the then current Purchase Price times (2) the then number of one one-thousandths of a share of Series A Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event (such product, following such first occurrence, shall thereafter be the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the Current Market Price per share of Company Common Stock on the date of such first occurrence (such number of shares, the "Adjustment Shares").

                           (iii) In the event that (x) the total number of shares of Company Common Stock that are issued but not outstanding plus the total number of shares of Company Common Stock that are authorized but unissued (less the number of shares of Company Common Stock reserved for issuance pursuant to specific terms of any indenture, option plan or other agreement other than this Agreement) is not sufficient to permit the exercise in full of the Rights in accordance with of this Section 11(a)(ii) hereof; or (y) the total number of shares of Company Common Stock available for exercise of the Rights in accordance with Section 11(a)(ii) hereof is sufficient to permit such exercise in full but the Board determines that such exercise of the Rights will not afford adequate protection to the shareholders of the Company and that shareholders should be given an option to acquire a substitute for the Adjustment Shares, then, subject to such limitations as are necessary to prevent a default under any agreement for money borrowed to which the Company is a party and to comply with applicable law, the Company shall (A) determine the value of the Adjustment Shares issuable upon the exercise of a Right (the "Current Value"), and (B) with respect to each Right (subject to
         Section 7(e) hereof), make adequate provision to substitute for the Adjustment Shares, upon the exercise of a Right and payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) Common Stock or other equity securities of the Company (including, without limitation, shares, or units of shares, of preferred stock, such as the Series A Preferred Stock, which the Board has deemed to have essentially the same value or economic rights as shares of Company Common Stock (such shares of preferred stock being referred to as "Common Stock Equivalents")),
         (4) debt securities of the Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value equal to the Current Value (less the amount of any reduction in the Purchase Price), where such aggregate value has been determined by the Board with the advice of a nationally recognized investment banking firm selected by the Board; provided, however, that if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within thirty (30) days following the later of (X) the first occurrence of a Section 11(a)(ii) Event and
         (Y) the date on which the Company's right of redemption pursuant to Section 23(a) expires (the later of (X) and (Y) being referred to herein as the "Section 11(a)(ii) Trigger Date"), then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, shares of Company Common Stock (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. For purposes of the preceding sentence, the term "Spread" shall mean the excess of (i) the Current Value over (ii) the Purchase Price. If the Board determines in good faith that it is likely that sufficient additional shares of Company Common Stock could be authorized for issuance upon exercise in full of the Rights, the thirty (30) day period set forth above may be extended to the extent necessary, but not more than ninety (90) days after the Section 11(a)(ii) Trigger Date, in order that the Company may seek all necessary approvals for the authorization of such additional shares (such period, as it may be extended, is herein called the "Substitution Period"). To the extent that the Company determines that some action needs to be taken pursuant to the first and/or third sentences of this Section 11(a)(iii), the Company (1) shall provide, subject to Section 7(e) hereof, that such action shall apply uniformly to all outstanding Rights, and (2) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek the necessary approvals for such authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. For purposes of this Section 11(a)(iii), the value of each Adjustment Share shall be the Current Market Price per share of Company Common Stock on the
         Section 11(a)(ii) Trigger Date and the per share or per unit value of any Company Common Stock Equivalent shall be deemed to equal the Current Market Price per share of Company Common Stock on such date.

                  (b) In case the Company fixes a record date for the issuance of rights, options or warrants to all holders of Series A Preferred Stock entitling them to subscribe for or purchase (for a period expiring within 45 calendar days after such record date) Series A Preferred Stock (or shares having the same rights, privileges and preferences as the shares of Series A Preferred Stock ("equivalent preferred stock")) or securities convertible into Series A Preferred Stock or equivalent preferred stock at a price per share of Series A Preferred Stock or per share of equivalent preferred stock (or having a conversion price per share, if a security convertible into Series A Preferred Stock or equivalent preferred stock) less than the then current market price (as determined pursuant to Section 11(d) hereof) per share of Series A Preferred Stock on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Series A Preferred Stock outstanding on such record date, plus the number of shares of Series A Preferred Stock that the aggregate offering price of the total number of shares of Series A Preferred Stock and/or equivalent preferred stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price, and the denominator of which shall be the number of shares of Series A Preferred Stock outstanding on such record date, plus the number of additional shares of Series A Preferred Stock and/or equivalent preferred stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid in whole or in part by delivery of non-cash consideration, the value of such non-cash consideration shall be as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. Shares of Series A Preferred Stock owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such rights or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price that would then be in effect if such record date had not been fixed.

                  (c) In case the Company fixes a record date for a distribution to all holders of Series A Preferred Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of any evidences of indebtedness, cash (other than a regular quarterly cash dividend out of the earnings or retained earnings of the Company), assets (other than a dividend payable in Series A Preferred Stock, but including any dividend payable in stock other than Series A Preferred Stock) or subscription rights or warrants (excluding those referred to in Section 11(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then current market price (as determined pursuant to Section 11(d) hereof) per share of Series A Preferred Stock on such record date, less the fair market value (as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent) of the portion of the cash, assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to a share of Series A Preferred Stock and the denominator of which shall be such current market price (as determined pursuant to Section 11(d) hereof) per share of Series A Preferred Stock. Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such distribution is not so made, the Purchase Price shall be readjusted to be the Purchase Price that would have been in effect if such record date had not been fixed.

                  (d) (i) For the purpose of any computation hereunder, the "Current Market Price" per share of Company Common Stock on any date shall be the lesser of (x) the average of the daily closing prices per share of such Company Common Stock for the 30 consecutive Trading Days immediately prior to such date, and (y) the average of the daily closing prices per share of such Company Common Stock for the 30 consecutive Trading Days immediately following (but not including) such date; provided, however, that in the event that the Current Market Price per share of Company Common Stock is determined during a period following the announcement by the issuer of such Company Common Stock of (A) a dividend or distribution on such Company Common Stock payable in shares of such Company Common Stock or securities convertible into shares of such Company Common Stock (other than the Rights), or (B) any subdivision, combination or reclassification of such Company Common Stock, and prior to the expiration of 20 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then the Current Market Price shall be properly adjusted to take into account ex-dividend trading. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange, if any, on which the shares of Company Common Stock are then listed or admitted to trading, or, if the shares of Company Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq or such other system then in use, or, if on any such date the shares of Company Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in Company Common Stock selected by the Board. If on any such date no market maker is making a market in Company Common Stock, the fair value of such shares on such date as determined in good faith by the Board shall be used. If Company Common Stock is not publicly held or not so listed or traded, Current Market Price per share shall mean the fair value per share as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

                           (ii) For the purpose of any computation
         hereunder, the "current market price" per share of Series A Preferred Stock shall be determined in the same manner as set forth above for Company Common Stock in clause (i) of this Section 11(d) (other than the last sentence thereof). If the current market price per share of Series A Preferred Stock cannot be determined in the manner provided above or if the Series A Preferred Stock is not publicly held or listed or traded in a manner described in clause (i) of this Section 11(d), the current market price per share of Series A Preferred Stock shall be conclusively deemed to be an amount equal to 100 (as such number may be appropriately adjusted for such events as stock splits, stock dividends and recapitalizations with respect to Company Common Stock occurring after the date of this Agreement) multiplied by the Current Market Price per share of Company Common Stock. If neither Company Common Stock nor the Series A Preferred Stock is publicly held or so listed or traded, current market price per share of the Series A Preferred Stock shall mean the fair value per share as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

                  (e) Anything herein to the contrary notwithstanding, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least one percent in the Purchase Price; provided, however, that any adjustments that by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest ten-thousandth of a share of Company Common Stock or other share or one-millionth of a share of Series A Preferred Stock, as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment provided for in this Section 11 shall be made no later than the earlier of
(i) three years after the date of the transaction that requires such adjustment, or (ii) the Final Expiration Date.

                  (f) If as a result of an adjustment made pursuant to
Section 11(a) or Section 13(a) hereof, the holder of any Right thereafter exercised becomes entitled to receive any property or securities other than Series A Preferred Stock, thereafter the number or amount of such other property or securities so receivable upon exercise of any Right and the Purchase Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Series A Preferred Stock contained in Sections 11(a),
(b), (c), (e), (g), (h), (i), (j), (k) and (m), and the provisions of Sections 7, 9, 10, 13 and 14 hereof with respect to the Series A Preferred Stock shall apply on like terms to any such property or securities.

                  (g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the Purchase Price adjusted as of the date of such issuance, the number of one one-thousandths of a share of Series A Preferred Stock purchasable hereunder upon exercise of the Rights as of the date of such issuance, all subject to further adjustment as provided herein.

                  (h) Unless the Company shall have exercised its election as provided in Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one-thousandths of a share of Series A Preferred Stock (calculated to the nearest one-millionth) obtained by (i) multiplying (x) the number of one one-thousandths of a share covered by a Right immediately prior to this adjustment, by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price, and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

                  (i) The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in lieu of any adjustment in the number of one one-thousandths of a share of Series A Preferred Stock purchasable upon the exercise of a Right. Each of the Rights outstanding after the adjustment in the number of Rights shall be exercisable for the number of one one-thousandths of a share of Series A Preferred Stock for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one-ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least 10 days later than the date of the public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Rights Certificates on such record date Rights Certificates evidencing, subject to
Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Purchase Price) and shall be registered in the names of the holders of record of Rights Certificates on the record date specified in the public announcement.

                  (j) Irrespective of any adjustment or change in the Purchase Price or the number of one one-thousandths of a share of Series A Preferred Stock issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Purchase Price per one one-thousandth of a share and the number of one one-thousandths of a share which were expressed in the initial Rights Certificates issued hereunder.

                  (k) Before taking any action that would cause an adjustment reducing the Purchase Price below the then stated value, if any, of the number of one one-thousandths of a share of Series A Preferred Stock issuable upon exercise of the Rights, the Company shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable such number of one one-thousandths of a share of Series A Preferred Stock at such adjusted Purchase Price.

                  (l) In any case in which this Section 11 requires that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of one one-thousandths of a share of Series A Preferred Stock and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the number of one one-thousandths of a share of Series A Preferred Stock and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares (fractional or otherwise) or securities upon the occurrence of the event requiring such adjustment.

                  (m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that in their good faith judgment the Board shall determine to be advisable in order that any (i) consolidation or subdivision of the Series A Preferred Stock, (ii) issuance wholly for cash of any shares of Series A Preferred Stock at less than the current market price, (iii) issuance wholly for cash of shares of Series A Preferred Stock or securities that by their terms are convertible into or exchangeable for shares of Series A Preferred Stock, (iv) stock dividends or (v) issuance of rights, options or warrants referred to in this Section 11, hereafter made by the Company to holders of its Series A Preferred Stock are not taxable to such stockholders.

                  (n) The Company shall not, at any time after the Distribution Date consummate any Section 13 Event, if (x) at the time of or immediately after such Section 13 Event there are any rights, warrants or other instruments or securities outstanding or agreements in effect that would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights or (y) prior to, simultaneously with or immediately after such Section 13 Event, the shareholders of the Person who constitutes, or would constitute, the Principal Party for purposes of
Section 13(a) hereof have received a distribution of Rights previously owned by such Person or any of its Affiliates and Associates.

                  (o) The Company covenants and agrees that, after the Distribution Date, it shall not, except as permitted by Section 23 or
Section 27 hereof, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights; provided, however, that the issuance of additional Rights pursuant to this Agreement shall not be deemed to violate this Section 11(o).

                  (p) Anything in this Agreement to the contrary notwithstanding, in the event that the Company at any time after the Record Date (i) declares a dividend on the outstanding shares of Company Common Stock payable in shares of Company Common Stock, (ii) subdivides the outstanding shares of Company Common Stock or (iii) combines the outstanding shares of Company Common Stock into a smaller number of shares, the number of Rights associated with each share of Company Common Stock then outstanding, or issued or delivered thereafter, shall be proportionately adjusted so that the number of Rights thereafter associated (whether before or after the Distribution Date) with each share of Company Common Stock following any such event shall equal the result obtained by multiplying the number of Rights associated with each share of Company Common Stock immediately prior to such event by a fraction, the numerator of which shall be the total number of shares of Company Common Stock outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of shares of Company Common Stock outstanding immediately following the occurrence of such event. For purposes of this Section 11(p), any shares of Company Common Stock issued after the Distribution Date that were not issued together with a Right (pursuant to the preamble hereto or by action of the Board pursuant to Section 22 hereof) shall not be counted as outstanding.

         Section 12. Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made as provided in Section 11 or Section 13 hereof, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent, and with each transfer agent for the Series A Preferred Stock and Company Common Stock, a copy of such certificate, and (c) mail a brief summary thereof to each holder of a Rights Certificate (or, if prior to the Distribution Date, to each holder of a certificate representing shares of Company Common Stock) in accordance with Section 25 hereof. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained.

         Section 13. Consolidation, Merger or Sale or Transfer of Assets or Earning Power.

                  (a) In the event that, following the Stock Acquisition Date, directly or indirectly, (x) the Company consolidates with, or merges with and into, any other Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(o) hereof), and the Company is not the continuing or surviving corporation of such consolidation or merger, (y) any Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(o) hereof) consolidates with, or merges with or into, the Company, and the Company is the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of Company Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (z) the Company sells or otherwise transfers (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets, cash flow or earning power aggregating 50% or more of the assets, cash flow or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons (other than the Company or any Subsidiary of the Company in one or more transactions each of that complies with Section 11(o) hereof), then, and in each such case (except as may be contemplated by Section 13(d) hereof):

                           (i) proper provision shall be made so that each holder of a Right, except as provided in Section 7(e) hereof, thereafter has the right to receive, upon the exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of Series A Preferred Stock such number of validly authorized and issued, fully paid, non-assessable and freely tradable shares of Common Stock of the Principal Party, not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by dividing (x) the product of (1) the then current Purchase Price times (2) the number of one-one-thousandths of a share of Series A Preferred Stock for which a Right is exercisable immediately prior to the first occurrence of a Section 13 Event (or, if a Section 11(a)(ii) Event has occurred prior to the first occurrence of a
         Section 13 Event, the product of (1) the number of such one one-thousandths of a share for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event times (2) the Purchase Price in effect immediately prior to such first occurrence) (such product, following the first occurrence of a Section 13 Event, shall be the "Purchase Price" for each Right and for all purposes of this Agreement) by (y) 50% of the current market price (determined in the same manner as the Current Market Price of the Company Common Stock pursuant to
         Section 11(d)(i) hereof) per share of the Common Stock of such Principal Party on the date of consummation of such Section 13 Event;

                           (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all the obligations and duties of the Company under this Agreement;

                           (iii) the term "Company" shall thereafter be deemed to refer to such Principal Party, it being specifically intended that the provisions of Section 11 hereof shall apply only to such Principal Party following the first occurrence of a
         Section 13 Event;

                           (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock) in connection with the consummation of a Section 13 Event as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights; and

                           (v) the provisions of Section 11(a)(ii) hereof shall be of no further force and effect following the first occurrence of any Section 13 Event.

                  (b) "Principal Party" shall mean:

                           (i) in the case of any transaction described in clause (x) or (y) of the first sentence of Section 13(a), the Person that is the issuer of any securities into which shares of Company Common Stock are converted in such merger or consolidation, and if no securities are so issued, the Person that is the other party to such merger or consolidation; and

                           (ii) in the case of any transaction described in clause (z) of the first sentence of Section 13(a), the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions;

provided, however, that in any such case, (1) if the Common Stock of such Person is not at such time and has not been continuously over the preceding 12-month period registered under Section 12 of the Exchange Act, and such Person is a direct or indirect Subsidiary of another Person the Common Stock of which is and has been so registered, "Principal Party" shall refer to such other Person; and (2) in case such Person is a Subsidiary, directly or indirectly, of more than one Person, the Common Stock of two or more of which are and have been so registered, "Principal Party" shall refer to whichever of such Persons is the issuer of the Common Stock having the greatest aggregate market value.

                  (c) The Company shall not consummate a Section 13 Event unless (x) the Principal Party has a sufficient number of authorized shares of its Common Stock that have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Agreement; and (y) prior to such consummation, the Company and such Principal Party have executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in paragraphs (a) and (b) of this Section 13 and further providing that, as soon as practicable after the date of any consolidation, merger or sale of assets mentioned in paragraph (a) of this Section 13, the Principal Party shall:

                           (i) prepare and file a registration statement under the Securities Act, with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form, and shall use its best efforts to cause such registration statement to (A) become effective as soon as practicable after such filing and (B) remain effective (with a prospectus at all times meeting the requirements of the Securities
         Act) until the Final Expiration Date; and

                           (ii) take all such other action as may be necessary to enable the Principal Party to issue the securities purchasable upon exercise of the Rights, including but not limited to the registration or qualification of such securities under all requisite securities laws of jurisdictions of the various states and the listing of such securities on such exchanges and trading markets as may be necessary or appropriate; and

                           (iii) deliver to holders of the Rights
         historical financial statements for the Principal Party and each of its Affiliates that comply in all respects with the requirements for registration on Form 10 under the Exchange Act.

                  (d) The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers. In the event that a Section 13 Event shall occur at any time after the occurrence of a Section 11(a)(ii) Event, the Rights that have not theretofore been exercised shall thereafter become exercisable in the manner described in Section 13(a).

         Section 14. Fractional Rights and Fractional Shares.

                  (a) The Company shall not be required to issue fractions of Rights, except prior to the Distribution Date as provided in Section 11(p) hereof, or to distribute Rights Certificates that evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Rights Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price of the Rights for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange or automated quotation system on which the Rights are listed or admitted to trading, or if the Rights are not listed or admitted to trading on any national securities exchange or automated quotation system, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board. If on any such date no such market maker is making a market in the Rights the fair value of the Rights on such date as determined in good faith by the Board shall be used.

                  (b) The Company shall not be required to issue fractions of shares of Series A Preferred Stock (other than fractions that are integral multiples of one one-thousandth of a share of Series A Preferred Stock) upon exercise of the Rights or to distribute certificates that evidence fractional shares of Series A Preferred Stock (other than fractions that are integral multiples of one one-thousandth of a share of Series A Preferred Stock). Fractions of Series A Preferred Stock in integral multiples of one one-thousandth of a share of Series A Preferred Stock may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by it, provided that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Series A Preferred Stock. In lieu of fractional shares of Series A Preferred Stock that are not integral multiples of one one-thousandth of a share of Series A Preferred Stock, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one one-thousandth of a share of Series A Preferred Stock. For purposes of this Section 14(b), the current market value of a share of Series A Preferred Stock shall be the closing price of a share of Series A Preferred Stock (as determined pursuant to Section 11(d)(ii) hereof) for the Trading Day immediately prior to the date of such exercise.

                  (c) Following the occurrence of a Triggering Event, the Company shall not be required to issue fractions of shares of Company Common Stock upon exercise of the Rights or to distribute certificates that evidence fractional shares of Company Common Stock. In lieu of fractional shares of Company Common Stock, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one share of Company Common Stock. For purposes of this
Section 14(c), the current market value of one share of Company Common Stock shall be the closing price of one share of Company Common Stock (as determined pursuant to Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of such exercise.

                  (d) The holder of a Right by the acceptance of the Rights expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right, except as permitted by this
Section 14.

         Section 15. Rights of Action. All rights of action in respect of this Agreement are vested in the respective registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of Company Common Stock); and any registered holder of any Rights Certificate (or, prior to the Distribution Date, of the Company Common Stock), without the consent of the Rights Agent or of the holder of any other Rights Certificate (or, prior to the Distribution Date, of Company Common Stock), may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and shall be entitled to specific performance of the obligations hereunder and injunctive relief against actual or threatened violations of the obligations hereunder of any Person subject to this Agreement.

         Section 16. Agreement of Rights Holders. Every holder of a Right by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

                  (a) prior to the Distribution Date, the Rights shall be transferable only in connection with the transfer of the Company Common Stock associated therewith;

                  (b) after the Distribution Date, the Rights Certificates shall be transferable (subject to Section 7(e) hereof) only on the registry books of the Rights Agent if surrendered at the principal office or offices of the Rights Agent designated for such purposes, duly endorsed or accompanied by a proper instrument of transfer and with the appropriate forms and certificates fully executed;

                  (c) subject to Section 6(a) and Section 7(f) hereof, the Company and the Rights Agent may deem and treat the person in whose name a Rights Certificate (or, prior to the Distribution Date, the associated Company Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Rights Certificates or the associated Company Common Stock certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent, subject to the last sentence of Section 7(e) hereof, shall be required to be affected by any notice to the contrary; and

                  (d) notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling (whether interlocutory or final) issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Company must use its reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

         Section 17. Rights Certificate Holder not Deemed a Stockholder. No holder, as such, of any Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the number of one one-thousandths of a share of Series A Preferred Stock or any other securities of the Company that may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights Certificate, as such, any of the rights of a stockholder of the Company, including, without limitation, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 25 hereof), or to receive dividends or other distributions, subscription rights, or otherwise, until the Right or Rights evidenced by such Rights Certificate shall have been exercised in accordance with the provisions hereof.

         Section 18. Concerning the Rights Agent. (a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and disbursements and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises.

                  (e) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Rights Certificate or certificate for Company Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.


         Section 19. Merger or Consolidation or Change of Name of Rights
Agent.

                  (a) Any corporation into which the Rights Agent or any success0 or Rights Agent is merged or with which it is consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any corporation succeeding to the corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement, any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor or in the name of the successor Rights Agent; and in all such cases such Rights Certificates shall have the full force and effect provided in the Rights Certificates and in this Agreement.

                  (b) In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force and effect provided in the Rights Certificates and in this Agreement.

         Section 20. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

                  (a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

                  (b) Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person and the determination of "current market price") be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

                  (c) The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct.

                  (d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Rights Certificates or be required to verify the same (except as to its countersignature on such Rights Certificates), but all such statements and recitals are and shall be deemed to have been made by the Company only.

                  (e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it be responsible for any adjustment required under the provisions of Section 11 or Section 13 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after actual notice of any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Company Common Stock or Series A Preferred Stock to be issued pursuant to this Agreement or any Rights Certificate or as to whether any shares of Company Common Stock or Series A Preferred Stock will, when so issued, be validly authorized and issued, fully paid and nonassessable.

                  (f) The Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

                  (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.

                  (h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

                  (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct; provided, however, reasonable care was exercised in the selection and continued employment thereof.

                  (j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

                  (k) If, with respect to any Right Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been completed or indicates an affirmative response to clause 1 and/or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise of transfer without first consulting with the Company.

         Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company, and to each transfer agent of Company Common Stock and Series A Preferred Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of Company Common Stock and Series A Preferred Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent resigns or is removed or otherwise becomes incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the State of New York (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York), in good standing, having a principal office in the State of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100,000,000. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Company Common Stock and the Series A Preferred Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

         Section 22. Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Rights Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of shares of Company Common Stock following the Distribution Date and prior to the redemption or expiration of the Rights, the Company (a) shall, with respect to shares of Company Common Stock so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, granted or awarded as of the Distribution Date, or upon the exercise, conversion or exchange of securities hereinafter issued by the Company, and
(b) may, in any other case, if deemed necessary or appropriate by the Board, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that
(i) no such Rights Certificate shall be issued if, and to the extent that, the Company is advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment otherwise has been made in lieu of the issuance thereof.

         Section 23. Redemption and Termination. (a) The Board may, at its option, at any time prior to the earlier of (i) the Close of Business on the tenth day following the Stock Acquisition Date (or, if not a Trading Day, the nearest Trading Day after such tenth day), or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $0.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired. The Company may, at its option, pay the Redemption Price in cash, shares of Company Common Stock (based on the Current Market Price per share of Company Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors.

                  (b) Upon the action of the Board ordering the redemption of the Rights and the filing of evidence thereof with the Rights Agent, without any further action and without any notice, the right to exercise the Rights shall terminate, and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. Promptly after the action of the Board of Directors ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice to all such holders at each holder's last address as it appears upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the Transfer Agent for Company Common Stock. Any notice that is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption shall state the method by which the payment of the Redemption Price will be made.

         Section 24. Exchange

                  (a) The Board may, at its option, at any time after the right of the Company to redeem the Rights has expired or terminated, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that become void pursuant to the provisions of the
Section 7(e) hereof) for shares of Company Common Stock or Company Common Stock Equivalents, or any combination thereof, at an exchange ratio of one share of Company Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Company Common Stock for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Company Common Stock then outstanding.

                  (b) Immediately upon the action of the Board ordering the exchange of any Rights pursuant to subsection (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Company Common Stock and/or Company Common Stock Equivalents equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their latest addresses as they appear upon the registry books of the Rights Agent. Any notice that is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange shall state the method by which the exchange of the shares of Company Common Stock for Rights will be effected and, in the event of any partial exchange, the number of Rights that will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights that have become void pursuant to the provisions of Section 7(e) hereof) held by each holder of Rights.

                  (c) In the event that the number of shares of Company Common Stock that are authorized by the Company's Certificate of Incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights are not sufficient to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company may, at its option, take all such action as may be necessary to authorize additional shares of Company Common Stock for issuance upon exchange of the Rights. In any exchange pursuant to this Section 24, the Company, at its option, may substitute Series A Preferred Stock for Company Common Stock at the rate of one one-thousandth of a share of Series A Preferred Stock for each Right.

                  (d) The Company shall not be required to issue fractions of shares of Company Common Stock or to distribute certificates that evidence fractional shares of Company Common Stock. In lieu of such fractional shares of Company Common Stock, the Company shall pay to the registered holders of Rights with regard to which such fractional shares of Company Common Stock would otherwise be issuable an amount in cash equal to the same fraction of the value of a whole share of Company Common Stock. For purposes of this Section 24, the value of a whole share of Company Common Stock shall be the closing price (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 24, and the value of any common stock equivalent shall be deemed to have the same value as the common stock on such date.

         Section 25. Notice of Certain Events. (a) In case the Company shall propose, at any time after the Distribution Date, (i) to pay any dividend payable in stock of any class to the holders of Series A Preferred Stock or to make any other distribution to the holders of Series A Preferred Stock (other than a regular quarterly cash dividend out of earnings or retained earnings of the Company), or (ii) to offer to the holders of Series A Preferred Stock rights or warrants to subscribe for or to purchase any additional shares of Series A Preferred Stock or shares of stock of any class or any other securities, rights or options, or (iii) to effect any reclassification of its Series A Preferred Stock (other than a reclassification involving only the subdivision of outstanding shares of Series A Preferred Stock), or (iv) to effect any consolidation or merger into or with any other Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(o) hereof), or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one transaction or a series of related transactions, of 50% or more of the assets, cash flow or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its Subsidiaries in one or more transactions each of that complies with Section 11(o) hereof), or (v) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Rights Certificate, to the extent feasible and in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the shares of Series A Preferred Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 20 days prior to the record date for determining holders of the shares of Series A Preferred Stock for purposes of such action, and in the case of any such other action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the shares of Series A Preferred Stock whichever shall be the earlier.

                  (b) In case any of the events set forth in Section 11(a)(ii) hereof shall occur, then, in any such case, (i) the Company shall as soon as practicable thereafter give to each holder of a Rights Certificate, to the extent feasible and in accordance with Section 26 hereof, a notice of the occurrence of such event, which shall specify the event and the consequences of the event to holders of Rights under Section 11(a)(ii) hereof, and (ii) all references in the preceding paragraph to Series A Preferred Stock shall be deemed thereafter to refer to Company Common Stock and/or, if appropriate, other securities.

         Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

                          CoreComm Holdco, Inc.
                          c/o CoreComm Limited
                          110 East 59th Street, 26th Floor
                          New York, New York 10022
                          Attention: General Counsel

Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                          Continental Stock Transfer & Trust Company
                          2 Broadway
                          New York, New York 10004
                          Attention: Chairman of the Board

         Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution Date, to the holder of certificates representing shares of Company Common Stock) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

         Section 27. Supplements and Amendments. Prior to the Distribution Date and subject to this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Company Common Stock. From and after the Distribution Date and subject to this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity,
(ii) to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder or (iv) to change or supplement the provisions hereunder in any manner that the Company may deem necessary or desirable and that shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Company Common Stock. Notwithstanding anything herein to the contrary, this Agreement may not be amended (other than pursuant to clauses (i) or (ii) of the second sentence of this Section 27) at a time when the Rights are not redeemable.

         Section 28. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

         Section 29. Determinations and Actions by the Board of Directors, etc. For all purposes of this Agreement, any calculation of the number of shares of Company Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Company Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) under the Exchange Act. The Board shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) that are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board, or any of the directors of the Board, to any liability to the holders of the Rights.

         Section 30. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of Company Common Stock) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of Company Common Stock).

         Section 31. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent Jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Agreement would adversely affect the purpose or effect of this Agreement, the right of redemption set forth in Section 23 hereof shall be reinstated and shall not expire until the Close of Business on the tenth day following the date of such determination by the Board of Directors. Without limiting the foregoing, if any provision requiring a specific group of directors to act is held to by any court of competent jurisdiction or other authority to be invalid, void or unenforceable, such determination shall then be made by the Board in accordance with applicable law and the Company's Restated Certificate of Incorporation and By-laws.

         Section 32. Governing Law. This Agreement, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         Section 33. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 34. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.




         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                  CORECOMM HOLDCO, INC.


                                  By:         /s/ RICHARD J. LUBASCH
                                           -------------------------------
                                           Name:  Richard J. Lubasch
                                           Title: Executive Vice President,
                                                  General Counsel and Secretary

                                 CONTINENTAL STOCK TRANSFER
                                 & TRUST COMPANY


                                 By:         /s/ WILLIAM F. SEEGRABER
                                          -------------------------------
                                          Name:  William F. Seegraber
                                          Title:    Vice President




                                     A-1
                                  EXHIBIT A

                    Restated Certificate of Incorporation

See Exhibit 3.1 to CoreComm Holdco, Inc.'s registration statement on Form S-1 to which the Exhibit 4.2 is attached.




                                  EXHIBIT B

                         [Form of Rights Certificate]


Certificate No.  R-                                               _________
Rights

NOT EXERCISABLE AFTER DECEMBER 17, 2011 OR EARLIER IF REDEEMED BY THE COMPANY. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $0.01 PER RIGHT ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES, RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON (AS SUCH TERM IS DEFINED IN THE RIGHTS AGREEMENT) AND ANY SUBSEQUENT HOLDER OF SUCH RIGHTS MAY BECOME NULL AND VOID. [THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF SUCH AGREEMENT.]*





                             Rights Certificate

                           CORECOMM HOLDCO, INC.

         This certifies that ________________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of December 17, 2001 (the "Rights Agreement"), between CoreComm Holdco, Inc., a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company, a New York corporation (the "Rights Agent"), to purchase from the Company at any time prior to 5:00 P.M. (New York City time) on December 17, 2011 at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one one-thousandth of a full paid, non-assessable share of Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") of the Company, at a purchase price of $________ [the amount equal to the product of (x) four times (y) the average closing price of Common Stock, par value $0.01 per share (the "Company Common Stock"), of the Company for the first five days of trading subsequent to the consummation of the initial public offering of the Company Common Stock] per one one-thousandth of a share (the "Purchase Price"), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed. The number of Rights evidenced by this Rights Certificate (and the number of shares that may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price as of _________, 200__ [the close of business on the fifth day of trading subsequent to the consummation of the initial public offering of the Company Common Stock], based on the Series A Preferred Stock as constituted at such date. The Company reserves the right to require prior to the occurrence of a Triggering Event (as such term is defined in the Rights Agreement) that a number of Rights be exercised so that only whole shares of Series A Preferred Stock will be issued.

         Upon the occurrence of a Section 11(a)(ii) Event (as such term is defined in the Rights Agreement), if the Rights evidenced by this Rights Certificate are beneficially owned by (i) an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement), (ii) a transferee of any such Acquiring Person, Associate or Affiliate, or (iii) under certain circumstances specified in the Rights Agreement, a transferee of a person who, after such transfer, became an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Section 11(a)(ii) Event.

         As provided in the Rights Agreement, the Purchase Price and the number and kind of shares of Series A Preferred Stock or other securities, that may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events, including Triggering Events.

         This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement. Copies of the Rights Agreement are on file at the above-mentioned office of the Rights Agent and are also available upon written request to the Rights Agent.

         This Rights Certificate, with or without other Rights Certificates, upon surrender at the principal office or offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of one one-thousandths of a share of Series A Preferred Stock as the Rights evidenced by the Rights Certificate or Rights Certificates surrendered shall have entitled such holder to purchase. If this Rights Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

         Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Company at its option at a redemption price of $0.01 per Right at any time prior to the earlier of the close of business on (i) the tenth day following the Stock Acquisition Date (as such time period may be extended pursuant to the Rights Agreement), and
(ii) the Final Expiration Date.

         No fractional shares of Series A Preferred Stock will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions that are integral multiples of one one-thousandth of a share of Series A Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), but in lieu thereof a cash payment shall be made, as provided in the Rights Agreement.

         No holder of this Rights Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of shares of Series A Preferred Stock or of any other securities of the company that may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or, to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

         This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.




         WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Dated:  ______________


ATTEST:                                     CORECOMM HOLDCO, INC.


By:  ______________________                 By:  ______________________
       Name:                                       Name:
       Title:                                      Title:

Countersigned:

CONTINENTAL STOCK TRANSFER
& TRUST COMPANY


By:   _______________________
      Name:
      Title:  Authorized Officer





                (Form of Reverse Side of Rights Certificate)

                             FORM OF ASSIGNMENT

                (To be executed by the registered holder if such holder desires to transfer the Rights Certificate.)

FOR VALUE RECEIVED____________________________________________________________

hereby sells, assigns and transfers unto______________________________________

               (Please print name and address of transferee)

_______________________________________________________________________________

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _____________________ Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.

Dated: __________ , 20__


                                         ______________________________________
                                         Signature


 Signature Guaranteed:




                                 Certificate

         The undersigned hereby certifies by checking the appropriate boxes that:

         (1) this Rights Certificate [ ] is [ ] is not being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined pursuant to the Rights Agreement);

         (2) after due inquiry and to the best knowledge of the undersigned, it [ ] did [ ] did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or subsequently became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.


Dated: ______________
                                    -------------------------------------------
                                                 Signature


Signature Guaranteed:




                                    Notice

         The signature to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.





                         FORM OF ELECTION TO PURCHASE

(To be executed if holder desires to exercise Rights represented by the Rights Certificate)

To: CORECOMM HOLDCO, INC.:

         The undersigned hereby irrevocably elects to exercise _________ Rights represented by this Rights Certificate to purchase the shares of Series A Preferred Stock issuable upon the exercise of the Rights (or such other securities of the Company or of any other person that may be issuable upon the exercise of the Rights) and requests that certificates for such shares be issued in the name of and delivered to:


Please insert social security
or other identifying number


_______________________________________________________________________________
                   (Please print name and address)

_______________________________________________________________________________

         If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:


Please insert social security
or other identifying number

_______________________________________________________________________________
                      (Please print name and address)

_______________________________________________________________________________

Dated: ___________, ____



                                                    ___________________________
                                                     Signature


Signature Guaranteed:




                                 Certificate

         The undersigned hereby certifies by checking the appropriate boxes that:

         (1) the Rights evidenced by this Rights Certificate [ ] are [ ] are not being exercised by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined pursuant to the Rights Agreement);

         (2) after due inquiry and to the best knowledge of the undersigned, it [ ] did [ ] did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated: ______________


                                                     __________________________
                                                     Signature


Signature Guaranteed:




                                    Notice
                                    ------
         The signature to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.








                                                                EXHIBIT 5.1

                   Skadden, Arps, Slate, Meagher & Flom LLP
                              Four Times Square
                        New York, New York 10036-6522

                                                     February 8, 2002

CoreComm Holdco, Inc.
110 East 59th Street
26th Floor
New York, New York 10022

                           Re:      CoreComm Holdco, Inc.
                                    ---------------------
Ladies and Gentlemen:

         You have requested that we deliver an opinion as to the legality of
(1) the shares (the "Forbearance Shares") of common stock (the "Common Stock"), par value $0.01 per share, together with the associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Rights"), of CoreComm Holdco, Inc., a Delaware corporation, issued (x) upon exchange of principal amount of 6% Convertible Subordinated Notes Due 2006 (the "Public Notes"), of CoreComm Limited, a Delaware corporation ("Limited"), pursuant to the letter agreements (the "Forbearance Agreements"), dated October 23, 2001, October 31, 2001, November 13, 2001, and December 14, 2001, and the Notices of Closing (the "Notices of Closing"), dated December 14, 2001, in each case entered into by and between Limited and certain holders of the Public Notes and (y) to certain members of senior management of Holdco for cash in connection with the exchange of the Public Notes and (2) the shares (the "Exchange Shares") of Common Stock issued upon exchange of debt and equity securities of Limited and debt securities which are a joint obligation of Limited and the Company (the "Private Securities"), pursuant to the transactions contemplated by the Exchange Agreement (the "Exchange Agreement"), dated as of December 14, 2001, by and among the Company, Limited, and each of the security holders named as a party therein.

         This opinion is being furnished in accordance with, and is limited to, the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Company's registration statement on Form S-1 to be filed by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof under the Securities Act (the "Registration Statement"); (ii) the Restated Certificate of Incorporation of the Company, as amended to date and as certified by the Secretary of State of the State of Delaware and currently in effect; (iii) the By-Laws of the Company, as amended to date and currently in effect; (iv) a specimen certificate representing the Common Stock; (v) the Cross-Receipts, dated December 28, 2001, relating to the issuance of the Exchange Shares and the receipt of the Securities to be received in exchange therefor pursuant to the Exchange Agreement; (vi) an executed copy of the Exchange Agreement; (vii) the executed closing certificates under the Exchange Agreement; (viii) an executed copy of each Forbearance Agreement;
(ix) an executed copy of each Notice of Closing; (x) the Rights Agreement, dated as of December 17, 2001, by and between the Company and Continental Stock Transfer & Trust Company pursuant to which the Rights were issued or are issuable; and (xi) certain resolutions of the Board of Directors of the Company relating to the issuance of the Forbearance Shares, the Exchange Shares, the Exchange Agreement, the


Corecomm Holdco, Inc.
February 8, 2002
Page 2


Forbearance Agreements, the Notices of Closing and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, statements, certificates and receipts of public officials, certificates of directors, officers or other representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents. In addition, in making our examination of executed documents, we have assumed that such documents constitute the valid and binding obligations of the parties thereto. We have also assumed that the consideration recited in the resolutions of the Board of Directors of the Company authorizing the issuance of the Forbearance Shares and the Exchange Shares has been received in full by the Company and that such consideration was not less than the par value of the Forbearance Shares and the Exchange Shares.

         As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of directors, officers and other representatives of the Company and others. In rendering the opinions set forth herein, we have assumed that the certificates representing the shares of Common Stock issued pursuant to the transactions contemplated by the Exchange Agreement, the Forbearance Agreements and the Notices of Closing conform to the specimen certificate examined by us and were countersigned by a duly authorized officer of the transfer agent for the Common Stock and duly registered by the registrar for the Common Stock in the share record books of the Company.

         Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinions stated herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

          Based upon and subject to the foregoing, and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Forbearance Shares issued upon exchange of, and in connection with the exchange of, the Public Notes pursuant to the Forbearance Agreements and the Notices of Closing have been validly issued and are fully paid and nonassessable.

2. The Exchange Shares issued upon exchange of the Private Securities pursuant to the Exchange Agreement have been validly issued and are fully paid and nonassessable.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are










Corecomm Holdco, Inc.
February 8, 2002
Page 3

included in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission.

                              Very truly yours,

                                            /s/ SKADDEN, ARPS, SLATE, MEAGHER &
                                                     FLOM LLP




                                                               EXHIBIT 10.1

                           CORECOMM HOLDCO, INC.

                           2001 STOCK OPTION PLAN

1.       PURPOSE; CONSTRUCTION.

         This CoreComm Holdco, Inc. 2001 Stock Option Plan (the "Plan"), is intended to encourage stock ownership by employees and non-employees who are directors of CoreComm Holdco, Inc. (the "Corporation") and its divisions and subsidiary corporations and other affiliates, so that they may acquire or increase their proprietary interest in the Corporation, and to encourage such employees and non-employee directors to remain in the employ or service of the Corporation or its affiliates and to put forth maximum efforts for the success of the business.

2.       DEFINITIONS.

         As used in this Plan, the following words and phrases shall have the meanings indicated:

         (a) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         (b) "DISABILITY" shall mean an Optionee's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

         (c) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

         (d) "FAIR MARKET VALUE" per share as of a particular date shall mean (i) if the shares of common stock, par value $.01 per share, of the Corporation ("Common Stock") are then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market, (ii) if the shares of Common Stock are then listed on the NASDAQ Stock Market's National Market or other national securities exchange, the closing sales price per share on the date of grant or on the last preceding date on which there was a sale of such Common Stock on such exchange, or (iii) if the shares of Common Stock are not then traded in an over-the-counter market or listed on NASDAQ or a national securities exchange, such value as the Committee in its discretion may determine.

         (e) "OPTIONEE" shall mean a person who has been granted an Option (as defined in Section 3 hereof) under the Plan.

         (f) "PARENT CORPORATION" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if, at the time of granting an Option, each of the corporations other than the Corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         (g)      "RULE 16b-3" shall mean Rule 16b-3 promulgated under
                  Section 16 of the Exchange Act (or any other comparable provisions in effect at the time or times in question).

         (h) "SUBSIDIARY CORPORATION" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if, at the time of granting an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         (i) "TEN PERCENT STOCKHOLDER" shall mean an Optionee who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or of its Parent Corporation or Subsidiary Corporations.

3.       ADMINISTRATION.

         The Plan shall be administered by the Compensation and Option Committee (the "Committee") of the Corporation's Board of Directors (the "Board") or such other committee appointed either by the Board or by the Committee; provided, however, to the extent determined necessary to satisfy the requirements for exemption from Section 16(b) of the Exchange Act, with respect to the acquisition or disposition of securities hereunder, action by the Committee may be by a subcommittee of a committee of the Board composed solely of two or more "non-employee directors," within the meaning of Rule 16b-3, appointed by the Board or by the Committee and, provided further, to the extent determined necessary to satisfy the requirements for the exception for qualified performance based compensation under Section 162(m) of the Code and the treasury regulations promulgated thereunder, action by the Committee may be by a committee comprised solely of two or more "outside directors," within the meaning of Section 162(m) of the Code and the treasury regulations promulgated thereunder, appointed by the Board or by the Committee. Notwithstanding anything in the Plan to the contrary, and to the extent determined to be necessary to satisfy an exemption under Rule 16b-3 with respect to a grant hereunder (and, as applicable, with respect to the disposition to the Corporation of a security hereunder), or as otherwise determined advisable by the Committee, the terms of such grant and disposition under the Plan shall be subject to the prior approval of the Board. Any prior approval of the Board, as provided in the preceding sentence, shall not otherwise limit or restrict the authority of the Committee to make grants under the Plan, including, but not limited to, the authority of the Committee to make grants qualifying for the performance-based compensation exception under Section 162(m) of the Code and the treasury regulations promulgated thereunder.

         The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant options to purchase Common Stock ("Options"); to determine which Options shall constitute "incentive stock options" ("Incentive Stock Options") within the meaning of Section 422 of the Code, and which Options shall constitute nonqualified stock options ("Nonqualified Stock Options"); to determine the purchase price of the shares of Common Stock covered by each Option (the "Option Price"); to determine the persons to whom, and the time or times at which, Options shall be granted; to determine the number of shares to be covered by each Option; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Options (which need not be identical) entered into in connection with Options granted under the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

         The Board shall fill all vacancies, however caused, on the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others. One member of the Committee may be selected by the Board as chairman. The Committee shall hold its meetings at such times and places as it shall deem advisable. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at any meeting or by written consent. The Committee may appoint a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings.

         No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option granted hereunder.

4.       ELIGIBILITY.

         Options may be granted (i) to employees (including, without limitation, officers and directors who are employees) of the Corporation, its present or future divisions, Subsidiary Corporations and Parent Corporations and (ii) in the case of Nonqualified Stock Options, to non-employee directors of the Corporation and to employees of an affiliated entity of the Corporation (an "Affiliated Entity") which is designated by the Board to participate in the Plan. In determining the persons to whom Options shall be granted and the number of shares of Common Stock to be covered by each Option, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Corporation and such other factors as the Committee shall deem relevant or appropriate in connection with accomplishing the purpose of the Plan.

         An Optionee shall be eligible to receive more than one grant of an Option during the term of the Plan, but only on the terms and subject to the restrictions set forth hereinafter, and as set forth in any applicable Option Notice (as defined in Section 8 herein).

5.       STOCK.

         The stock subject to Options hereunder shall be shares of Common Stock. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or that may be reacquired by the Corporation. The aggregate number of shares of Common Stock as to which Options may be granted from time to time under the Plan may equal but shall not exceed 2,900,000. The limitation established by the preceding sentence shall be subject to adjustment as provided in Section 8(j) hereof. However, the number of shares of Common Stock underlying any Substitute Options (as defined in Section 8(j) hereof) shall be counted against the aggregate number of shares of Common Stock available for Options under the Plan.

         In the event that any outstanding Option under the Plan for any reason expires or is canceled, surrendered or otherwise terminated without having been exercised in full, the shares of Common Stock allocable to the unexercised portion of such Option shall (unless the Plan shall have been terminated) become available for subsequent grants of Options under the Plan. Notwithstanding the foregoing, the expiration, cancellation, surrender or termination of an Option, to the extent consistent with Section 162(m) of the Code and the treasury regulations promulgated thereunder, shall not be disregarded for purposes of applying the individual limit on the maximum number of shares, as provided in Section 8(f), that may be purchased in connection with Options granted under the Plan with respect to any individual.

6.       INCENTIVE STOCK OPTIONS.

         Options granted pursuant to this Section 6 are intended to constitute Incentive Stock Options and shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in Section 8 hereof.

         (j) VALUE OF SHARES. In no event may Incentive Stock Options be granted to an Optionee to the extent that the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of Common Stock with respect to which such Options granted under this Plan and all other option plans of the Corporation and any Parent Corporation or Subsidiary Corporation which would become exercisable for the first time by an Optionee during any calendar year exceeds $100,000.

         (k) TEN PERCENT STOCKHOLDER. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, (i) the Option Price of an Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Common Stock on the date of grant of such Incentive Stock Option and (ii) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

7.       NONQUALIFIED STOCK OPTIONS.

         Options granted pursuant to this Section 7 are intended to constitute Nonqualified Stock Options and shall be subject only to the general terms and conditions specified in Section 8 hereof.

8.       TERMS AND CONDITIONS OF OPTIONS.

         Each Option granted pursuant to the Plan shall be evidenced by a written Option Notice (an "Option Notice") between the Corporation and the Optionee, which agreement shall comply with, and be subject to, the following terms and conditions:

         (a) NUMBER OF SHARES. Each Option Notice shall state the number of shares of Common Stock to which the Option relates.

         (b) TYPE OF OPTION. Each Option Notice shall specifically identify the portion, if any, of the Option which constitutes an Incentive Stock Option.

         (c) OPTION PRICE. The Option Price shall be specified by the Committee, provided, however, that in the case of an Incentive Stock Option the Option Price shall be not less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock on the date of grant of the Option. The Option Price shall be subject to adjustment as provided in Section 8(j) hereof.

         (d) MEDIUM AND TIME OF PAYMENT. Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Corporation specifying the number of shares of Common Stock to be purchased, accompanied by payment of the purchase price. Payment of the purchase price shall be made in such manner as the Committee may provide in the Option Notice, which may include:

                           (i) cash (including cash equivalents, such as by certified or bank check payable to the Corporation);

                           (ii) delivery of unrestricted shares of Common Stock that have been owned by the Optionee or, as applicable, a transferee (as provided in Section 8(i)) for at least six months;

                           (iii) if the Optionee is an employee of the Corporation, a Parent Corporation, or a Subsidiary Corporation or an affiliate thereof, by cash for a portion of the aggregate exercise price not less than the par value of the shares being acquired and the Optionee's promissory note in a form approved by the Corporation for the balance of the aggregate exercise price as described below; or

                           (iv) by any other manner permitted by law as determined by the Committee, or any combination of the foregoing.

         (e) TERM AND EXERCISE OF OPTIONS. Options shall be exercisable over the exercise period as and at the times and upon the conditions that the Committee may determine, as reflected in the applicable Option Notice; provided, however, that the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate; and further provided, however, that such exercise period shall not exceed ten
                  (10) years from the date of grant of such Option. The exercise period may be subject to earlier termination as provided in Section 8(g) and 8(h) hereof. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or to such individuals as the Committee may from time to time designate.

         (f) LIMITATION ON AWARDS. Grants of Options under the Plan to any individual in any calendar year shall be limited to Options to purchase no greater than sixty percent of the shares of Common Stock available for issuance under this plan.

         (g) TERMINATION. The Committee may provide that an Option may not be exercised unless the Optionee is then in the employ of (or in the case of a non-employee director, in the service of) the Corporation or a division or any corporation which was at the time of grant of such Option, a Subsidiary Corporation or Parent Corporation thereof (or a corporation or a Parent Corporation or Subsidiary Corporation of such corporation issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies) or an affiliated entity, and unless the Optionee has remained continuously so employed (or in the case of a non-employee director, continuously in such service) since the date of grant of the Option. The Committee may further terminate (other than by reason of death, Disability or, in the case of Nonqualified Stock Options, retirement), all Options granted to such Optionee or transferred by such Optionee (as provided in Section 8(i)) that are exercisable at the time of such termination. Options may, unless earlier terminated in accordance with their terms, be exercised within three
                  (3) months after such termination; provided, however, that if the employment (or in the case of a non-employee director, the service) of such an Optionee shall terminate for cause (as determined by the Committee, in its good faith discretion), all Options theretofore granted to such Optionee or transferred by such Optionee (as provided in Section 8(i)) shall, to the extent not theretofore exercised, terminate forthwith. Nothing in the Plan or in any Option granted pursuant hereto shall confer upon an individual any right to continue in the employ or service of the Corporation or any of its divisions, Parent Corporation or Subsidiary Corporations or Affiliated Entities or interfere in any way with the right of the Corporation or any such division, Parent Corporation or Subsidiary Corporation or Affiliated Entity to terminate such employment or service. An Option subject to the provisions of this Section 8(g) is referred to herein as an "Employment Option."

         (h) DEATH, DISABILITY OR RETIREMENT OF OPTIONEE. If an Optionee who has been granted an Employment Option shall die while employed by the Corporation or a division or any corporation which was, at the time of grant of such Employment Option, a Subsidiary Corporation or Parent Corporation thereof (or a corporation or a Parent Corporation or Subsidiary Corporation of such corporation issuing or assuming the Employment Option in a transaction to which Section 424(a) of the Code applies) or an Affiliated Entity, or within three (3) months after the termination of such Optionee's employment, other than for cause, or if the Optionee's employment shall terminate by reason of Disability (or, in the case of Nonqualified Stock Options, retirement), all Employment Options theretofore granted to such Optionee or transferred by such Optionee (as provided in Section 8(i)), to the extent otherwise exercisable at the time of death or termination of employment, may, unless earlier terminated in accordance with their terms, be exercised by the Optionee or by the Optionee's estate or by a person who acquired the right to exercise such Employment Option by bequest or inheritance or otherwise by reason of death or Disability of the Optionee or by a transferee (as provided in Section 8(i)), at any time within one year after the date of death, Disability or retirement of the Optionee.

         (i)      NONTRANSFERABILITY OF OPTIONS. Except as provided in this
                  Section 8(i), no Option granted hereunder shall be transferable by the Optionee to whom granted, other than by will or the laws of descent or distribution, and the Option may be exercised during the lifetime of such Optionee only by the Optionee or such Optionee's guardian or legal representative. Subject to such conditions as the Committee may prescribe, an Optionee may, upon providing written notice to the General Counsel of the Corporation, elect to transfer the Nonqualified Stock Option granted to such Optionee, without consideration therefor, to members of his or her immediate family (as defined below), to a trust or trusts maintained solely for the benefit of the Optionee and/or the members of his or her immediate family, or to a partnership whose only partners are the Optionee and/or the members of his or her immediate family. Any purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance that does not qualify as a permissible transfer under this Section 8(i) shall be void and unenforceable against the Plan and the Corporation. For purposes of this Section 8(i), the term "immediate family" shall mean, with respect to a particular Optionee, the Optionee's spouse, children or grandchildren, and such other persons as may be determined by the Committee. The terms of any such Option Notice and the Plan shall be binding upon a permissible transferee, and the beneficiaries, heirs and successors of the Optionee and, as applicable, a permissible transferee. Notwithstanding anything in the Plan to the contrary, the Committee or Board may also provide that certain Options granted pursuant to the Plan shall be fully and immediately transferable.

         (j)      EFFECT OF CERTAIN CHANGES.

                           (i) If there is any change in the number of shares of Common Stock through the declaration of stock or cash dividends, or recapitalization resulting in stock splits, or combinations or exchanges of such shares or other corporate transactions affecting the capitalization of the Corporation, the aggregate number of shares of Common Stock available for Options, the aggregate number of shares of Common Stock available for distribution under the Plan to any single individual with respect to Options granted hereunder, the number of such shares covered by outstanding Options, the number of shares set forth in Section 8(f) hereof and the price per share of such Options shall be adjusted by the Committee to reflect any increase or decrease in the number of issued shares of Common Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In the event of any other extraordinary corporate transaction, including, but not limited to distributions of cash or other property to the Corporation's stockholders, or in connection with the transaction described in
                           Section 424(a) of the Code, the Committee may, in its sole discretion, equitably adjust outstanding Options, in any and all ways, as it deems appropriate, and the Committee's powers shall include without limitation, the power to adjust the number and/or kind of shares or property in respect to which Options may be exercised, and the power to change the issuer of the Option to give appropriate effect to any such transaction. The Committee may equitably adjust outstanding Options as it deems appropriate.

                           (ii) Options may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Corporation or an entity acquired by the Corporation or with which the Corporation combines ("Substitute Options").

                           (2) In the event that the stockholders of the Corporation approve of a dissolution or liquidation of the Corporation, in the event of any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, or in the event of a merger or consolidation of the Corporation with another corporation, the Committee may provide that the holder of each Option then exercisable shall have the right to exercise such Option (at its then Option Price) solely for the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such dissolution, liquidation, or corporate separation or division, or merger or consolidation by a holder of the number of shares of Common Stock for which such Option might have been exercised immediately prior to such dissolution, liquidation, or corporate separation or division, or merger or consolidation; or the Committee may provide, in the alternative, that each Option granted under the Plan shall terminate as of a date to be fixed by the Committee; provided, however, that not less than thirty (30) days' written notice of the date so fixed shall be given to each Optionee, who shall have the right, during the period of thirty (30) days preceding such termination, to exercise the Options (unless earlier terminated in accordance with their terms) as to all or any part of the shares of Common Stock covered thereby, including shares as to which such Options would not otherwise be exercisable; provided, further, that failure to provide such notice shall not invalidate or affect the action with respect to which such notice was required.

                           (3) If while unexercised Options remain outstanding under the Plan;

                           (i) any corporation, person or other entity (other than the Corporation, a Subsidiary Corporation or a Parent Corporation) makes a tender or exchange offer for shares of the Common Stock pursuant to which purchases are made ("Offer"), excluding any tender or exchange offer that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such transaction; or

                            (ii) there is consummated a merger or
                           consolidation of the Corporation with or into another corporation or a sale or other disposition of all or substantially all of its assets, or adoption of a plan of liquidation, excluding (x) any merger, consolidation, sale or other disposition that would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the corporation or such surviving entity or any parent thereof outstanding immediately after such transaction and (y) any transactions contemplated by the Exchange Agreement, dated December 14, 2001, by and among CoreComm Limited, the Corporation, and certain security holders (the "Exchange Agreement"); or

                           (iii) the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 20% of the combined voting power of the Corporation is acquired by any "person" as defined in Sections 13(d) and 14(d) of the Exchange Act, excluding (x) securities acquired directly from the Corporation and (y) any securities acquired by any "person" pursuant to or in accordance with the provisions of the Exchange Agreement;

                           (iv) during any consecutive 24 month period, a change in the composition of the Board occurs such that the "Continuity Directors" cease for any reason to constitute at least a two-thirds majority of the Board (for purposes of this clause, "Continuity Directors" means those members of the Board who either (x) were directors at the beginning of such consecutive 24 month period, or
                           (y) were elected by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing Board of Directors), then from and after the date of the first purchase of Common Stock pursuant to such Offer, or the date of any such stockholder approval or adoption, or the date of consummation of the acquisition of such percentage shall have been made, or the date on which the change in the composition of the Board set forth above shall have occurred, whichever is applicable (the applicable date being referred to hereinafter as the "Acceleration Date"), all Options shall be exercisable in full, whether or not otherwise exercisable. Following the Acceleration Date, the Committee shall, in the case of a merger, consolidation or sale or disposition of assets, promptly make an appropriate adjustment to the number and class of shares of Common Stock available for Options, and to the amount and kind of shares or other securities or property receivable upon exercise of any outstanding Options after the effective date of such transaction, and the price thereof.

                           (4)      (i) Paragraphs (2) and (3) of this
                                    Section 8(j) shall not apply to a
                                    merger or consolidation in which the
                                    Corporation is the surviving
                                    corporation and shares of Common Stock
                                    are not converted into or exchanged for
                                    stock, securities of any other
                                    corporation, cash or any other thing of
                                    value.

                           (ii) The determination of the applicability of this Section 8(j)(4) shall be made in the sole and complete discretion of the Committee. Notwithstanding the preceding sentence, in case of any consolidation or merger of another corporation into the Corporation in which the Corporation is the surviving corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), the Committee may provide that the holder of each Option then exercisable shall have the right to exercise such Option solely for the kind and amount of shares of stock and other securities (including those of any new direct or indirect receivable upon such reclassification, change, consolidation or merger by the holder of the number of shares of Common Stock for which such Option might have been exercised).

                           (5) In the event of a change in the Common Stock as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

                           (6)      To the extent that the foregoing
                                    adjustments relate to stock or
                                    securities of the Corporation, such
                                    adjustments shall be made by the
                                    Committee, whose determination in that
                                    respect shall be final, binding and
                                    conclusive, provided that each
                                    Incentive Stock Option granted pursuant
                                    to this Plan shall not be adjusted in a
                                    manner that causes an Option which is
                                    intended to be an Incentive Stock
                                    Option to fail to continue to qualify
                                    as an Incentive Stock Option.

                           (7)      Except as hereinbefore expressly
                                    provided in this Section 8(j), the
                                    Optionee shall have no rights by reason
                                    of any subdivision or consolidation of
                                    shares of stock of any class or the
                                    payment of any stock dividend or any
                                    other increase or decrease in the
                                    number of shares of stock of any class
                                    or by reason of any dissolution,
                                    liquidation, merger, or consolidation
                                    or spin-off of assets or stock of
                                    another corporation; and any issue by
                                    the Corporation of shares of stock of
                                    any class, or securities convertible
                                    into shares of stock of any class,
                                    shall not affect, and no adjustment by
                                    reason thereof shall be made with
                                    respect to, the number or price of
                                    shares of Common Stock subject to the
                                    Option. The grant of an Option pursuant
                                    to the Plan shall not affect in any way
                                    the right or power of the Corporation
                                    to make adjustments, reclassifications,
                                    reorganizations or changes of its
                                    capital or business structures or to
                                    merge or to consolidate or to dissolve,
                                    liquidate or sell, or transfer all or
                                    part of its business or assets.

         (k) RIGHTS AS A STOCKHOLDER. An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 8(j) hereof.

         (l) OTHER PROVISIONS. The Option Notices authorized under the Plan shall contain such other provisions, including, without limitation, (i) the imposition of restrictions upon the exercise of an Option, and (ii) in the case of an Incentive Stock Option, the inclusion of any condition not inconsistent with such Option qualifying as an Incentive Stock Option, as the Committee shall deem advisable.

         Without limiting the generality of the foregoing, the Committee shall have the power to grant options with renewable features as hereinafter described. To the extent an Option with a renewable feature (an "Original Option") subsequently is exercised (including exercise through delivery of
(X) previously acquired shares of Common Stock, (Y) cash, or (Z) shares acquired through the exercise of such Original Option), the Optionee automatically will be granted at the time of such exercise, a new Option (the "Renewed Option") to purchase the number of shares of Common Stock so delivered, provided, however, that no such Renewed Option shall be granted if, at the time of exercise of the Original Option, insufficient shares are available under the Plan to cover the grant of the Renewed Option. Each Renewed Option will be exercisable upon substantially the same terms and conditions as the Original Option to which it relates, except that (A) the per share exercise price of the Renewed Option shall be 100% of the Fair Market Value of the Common Stock on the date of exercise of the Original Option, and (B) the Renewed Option shall not itself have renewable features. Notwithstanding the foregoing, the Committee shall have full authority to alter the terms of any Renewed Option at the time of exercise of the Original Option to which it relates.

9.       AGREEMENT BY OPTIONEE REGARDING WITHHOLDING TAXES.

         If the Committee shall so require, as a condition of exercise, each Optionee shall agree that;

         (a) no later than the date of exercise of any Option granted hereunder, the Optionee will pay to the Corporation or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option, and (b) the Corporation shall, to the extent permitted or required by law, have the right to deduct federal, state and local taxes of any kind required by law to be withheld upon the exercise of such Option from any payment of any kind otherwise due to the Optionee.

10.      TERM OF PLAN.

         Options may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date the Plan is adopted by the Board.

11.      AMENDMENT AND TERMINATION OF THE PLAN.

         The Board at any time and from time to time may suspend, terminate, modify or amend the Plan; provided, however, that no amendment that requires stockholder approval under applicable law, under the rules or regulations of any securities exchange or regulatory agency, or in order for the Plan to continue to comply with Rule 16b-3 or, if applicable, to comply with the exception for qualified performance-based compensation under Code Section 162(m), or in order for Options intended to constitute Incentive Stock Options to satisfy the requirements of Section 422 of the Code shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Corporation. Except as provided in Section 8 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any Option previously granted, unless the written consent of the Optionee or, as applicable, a transferee, is obtained.

12.      INTERPRETATION.

         The Plan is designed and intended to comply with Rule 16b-3 and, to the extent applicable, Sections 162(m) and 422 of the Code, and all provisions hereof shall be construed in a manner to so comply.

13.      EFFECT OF HEADINGS.

         The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

14.      GOVERNING LAW.

         The Plan shall be governed by the laws of the State of Delaware.

15.      EFFECTIVE DATE OF PLAN.

         The effective date of the Plan is the date the Plan is adopted by the Board.




                                                             EXHIBIT 10.2

                                                           EXECUTION COPY

                              EXCHANGE AGREEMENT

         This Exchange Agreement (this "Agreement"), is entered into as of December 14, 2001, by and between CoreComm Limited, a Delaware corporation ("Limited") and CoreComm Holdco, Inc., a Delaware corporation and currently a subsidiary of Limited ("Holdco" which shall be deemed to include any successor to Holdco by way of merger, consolidation, combination, sale of assets or otherwise).

         WHEREAS, as part of a restructuring plan (the "Restructuring Plan"), holders of convertible preferred stock of Limited, holders of debt securities of Limited and certain holders of debt securities which are joint obligations of Limited and Holdco (collectively, "Security Holders") entered into an Exchange Agreement, dated as of December 14, 2001 (the "Exchange Agreement") with Limited and Holdco whereby the Security Holders agreed to exchange all of such preferred stock and debt securities held by them for shares of common stock, par value $0.01 per share, of Holdco (the "Holdco Common Stock") pursuant to and subject to the terms and conditions therein contained;

         WHEREAS, after the Closing (as defined in Section 2(b) of the Exchange Agreement), Limited and Holdco intend for Holdco to commence an exchange offer as part of the Restructuring Plan, whereby Holdco will offer to exchange shares of Holdco Common Stock for outstanding 6% Convertible Notes (as defined in Section 1), and Limited Common Stock (as defined in
Section 1) consistent with the Holdco Pro Forma Capitalization (as defined in
Section 4(b) of the Exchange Agreement) (the "Exchange Offer"); and

         WHEREAS, as part of the Recapitalization, Holdco will become the holder of certain indebtedness and preferred stock of Limited.

         NOW THEREFORE BE IT RESOLVED, that in consideration of the foregoing premises and in consideration of the mutual agreements and covenants herein contained, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

         Section 1. Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings:

                  (a) "Booth Notes" shall mean the 10.75% Unsecured Convertible PIK Notes Due 2011, which are a joint obligation of Limited and Holdco, in the initial principal amount of $10,000,000, together with any interest paid thereon in additional principal amount of 10.75% Unsecured Convertible PIK Notes Due 2011, which are a joint obligation of Limited and Holdco.

                  (b) "Credit Agreement" shall mean the Credit Agreement, dated as of September 28, 2000, as amended and restated as of April 11, 2001, as further amended on December 14, 2001, by and among CoreComm Communications, Inc., Limited, Holdco, the lenders party thereto, The Chase Manhattan Bank, as Administrative Agent and Collateral Agent and Chase Securities, Inc., as Book Manager and Lead Arranger.

                  (c) "Governmental Authority" shall mean any public body, governmental, quasi-governmental, legislative, administrative or regulatory authority (including any self regulatory organization), agency, committee, panel, instrumentality or commission, including courts of competent jurisdiction and arbitral tribunals, whether federal, state, local or foreign.

                  (d) "Limited Common Stock" shall mean the common stock, par value $0.01 per share, of Limited.

                  (e) "Management Notes" shall mean the 10.75% Senior Unsecured Convertible PIK Notes Due 2010, which are a joint obligation of Limited and Holdco, in the initial principal amount of $16,100,000, together with any interest paid thereon in additional principal amount of 10.75% Senior Unsecured Convertible PIK Notes Due 2010, which are a joint obligation of Limited and Holdco.

                  (f) "Note Purchase Agreement" shall mean the Note Purchase Agreement, dated as of September 29, 2000, by and among Limited, Thomas Gravina, Debra Buruchian, Michael Karp and The Florence Karp Trust.

                  (g) "Person" means any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, any unincorporated organization, any other entity, a "group" of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act or a Governmental Authority.

                  (h) "PIK Notes" shall mean the Management Notes and the Booth Notes.

                  (i) "Preferred Stock" shall mean the Series A Preferred Stock and the Series B Convertible Exchangeable Preferred Stock, par value $0.01 per share, of Limited.

                  (j) "Senior Notes" shall mean the Senior Unsecured Notes due September 29, 2003 of Limited.

                  (k) "Series A Preferred Stock" shall mean the following preferred stock, par value $0.01 per share, of Limited: the 8.5% Senior Convertible Preferred Stock, Series A, and the 8.5% Senior Convertible Preferred Stock, Series A-1.

                  (l) "6% Convertible Notes" shall mean that amount of Limited's 6% Convertible Subordinated Notes.

Section 2.        Exchange of Shares for Waiver.

                  (a) Surrender of Shares. Limited hereby agrees that, from time to time, as requested by Holdco pursuant to a written notice (a "Surrender Notice"), Limited will deliver to Holdco shares of Holdco Common Stock held by Limited in such number as requested by Holdco (the "Surrendered Shares"). Delivery of such shares shall be made as soon as practicable following the issuance of the Surrender Notice. Upon receipt of a Surrender Notice, Limited shall automatically, regardless of physical delivery, be deemed to have no ownership or voting rights in the shares to be delivered pursuant to such Surrender Notice. Delivery of the Surrendered Shares will be to the address specified for Holdco below.

                  (b) Waiver of Rights. As of the date that Holdco acquires such securities, Holdco agrees that:

                           (i) Holdco shall waive any and all rights it may have to interest payments pursuant to the PIK Notes, the 6% Convertible Notes and the Senior Notes;

                           (ii) The Maturity Date (as defined in the Booth Notes) shall be amended to be April 12, 2031, the maturity date of each of the Management Notes shall be amended to be December 16, 2030 and the Maturity Date (as defined in the Senior Notes) shall be amended to be September 29, 2023;

                           (iii) Holdco shall waive the right to convert
         (A) the Management Notes into shares of Limited Common Stock or shares of common stock of Fiberco (as defined in the Management Notes), and (B) the Booth Notes into shares of Limited Common Stock;

                           (iv) The following sections of the Senior Notes shall be deleted in their entirety: Section 2(b) (Scheduled Prepayments), Section 2(c) (Mandatory Prepayments), and Section 3 (Liens);

                           (v) The following provisions of the Note
         Purchase Agreement shall be deleted in their entirety: Section 6.1 (Accounting), Section 6.2 (Financial Statements and Other Information), Section 6.3 (Inspection Rights), Section 7.1 (Insurance), Section 7.2 (Payment of Taxes), Section 7.3 (Compliance with Laws), Section 7.4 (Corporate Existence), Section
         8.1 (Indebtedness Incurred), Section 8.2 (Refinancing), Section
         8.3 (Liens), Section 8.4 (Liquidation, Dissolution, etc.), Section
         8.5 (Covenants Restricting Payment), Section 8.6 (Transactions with Affiliates; Fees), and Article IX (Events of Default); and

                           (vi) Any and all of the following rights with respect to the Preferred Stock shall be waived: (A) rights to receive dividends; (B) mandatory redemption rights; (C) conversion rights; and (D) governance rights.

It is expressly understood between the parties that the foregoing waiver of rights in this Section 2(b) shall be subject to equitable adjustment in the event that the transactions contemplated by the Exchange Agreement, including but not limited to, the registered public exchange offer by Holdco to the stockholders of Limited, and by Holdco to the holders of 6% Convertible Notes, are not consummated as contemplated, or are in any way challenged, reversed, subject to litigation or otherwise compromised in any manner. Holdco shall determine if, and when, such an adjustment is necessary.

         Section 3. Limited Representations and Warranties. Limited represents and warrants to Holdco that:

                  (a) Title to Shares of Holdco Common Stock. As of the date of this Agreement, Limited is the record and beneficial owner of, and has good, valid and legal title, free and clear of all Liens (except for those arising out of the Credit Agreement), to 1,500 shares of Holdco Common Stock and is not the record or beneficial owner of any other shares of Holdco Common Stock.

                  (b) Authority. Limited has the corporate power and corporate authority to enter into this Agreement and consummate the transactions contemplated by this Agreement by it in accordance with the terms and conditions herein contained.

                  (c) Due Authorization. This Agreement has been duly authorized, executed and delivered by Limited and is a valid and binding obligation of Limited enforceable in accordance with the terms set forth herein, subject, as to enforcement, to applicable bankruptcy, insolvency, fraudulent transfer, preferences, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

                  (d) No other Representations and Warranties.
Notwithstanding anything in this Agreement to the contrary, except for the representations and warranties contained in this Section 3, Limited, nor any other Person acting for or on behalf of Limited, makes any representation or warranty, whether express or implied.

         Section 4. Holdco Representations and Warranties(A) . Holdco represents and warrants to Limited that:

                  (a) Authority. Holdco has the corporate power and corporate authority to enter into this Agreement and consummate the transactions contemplated by this Agreement by it in accordance with the terms and conditions herein contained.

                  (b) Due Authorization. This Agreement has been duly authorized, executed and delivered by Holdco and is a valid and binding obligation of Holdco enforceable in accordance with the terms set forth herein, subject, as to enforcement, to applicable bankruptcy, insolvency, fraudulent transfer, preferences, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

                  (c) No Other Representations or Warranties.
Notwithstanding anything in this Agreement to the contrary, except for the representations and warranties contained in this Section 4, neither Holdco, nor any other Person acting for or on behalf Holdco, makes any representation or warranty, whether express or implied.

         Section 5. Miscellaneous.

                  (a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by written notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission,
(iii) sent by recognized overnight courier or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

         If to Limited, to:
                                 CoreComm Limited
                                 110 East 59th Street, 26th Floor
                                 New York, NY 10022
                                 Facsimile:  (212) 752-1157
                                 Attention:  General Counsel

         If to Holdco, to:
                                 CoreComm Holdco, Inc.
                                 c/o CoreComm Limited
                                 110 East 59th Street, 26th Floor
                                 New York, NY 10022
                                 Facsimile:  (212) 752-1157
                                 Attention:  General Counsel

         in each case, with a copy to:

                                 Skadden, Arps, Slate, Meagher & Flom LLP
                                 Four Times Square
                                 New York, NY  10036-6522
                                 Facsimile: (917) 777-2526
                                 Attention:  Thomas H. Kennedy, Esq.

All notices, requests, consents and other communications hereunder shall be deemed to have been received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such written notice is delivered to the courier service or
(iv) if sent by registered or certified mail, return receipt requested, postage prepaid, on the third business day following the day such mailing is made.

                  (b) Governing Law. This Agreement shall be governed under the laws of the State of New York, without regard to principles of conflicts of laws thereof. THE PARTIES HERETO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK, NEW YORK AND WAIVE ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR PROCEEDING RELATING HERETO.

                  (c) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                  (d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement.

                  (e) Remedies. The parties hereto agree that irreparable damage would occur in the event any covenant, item or matter was not performed in accordance with, and subject to, the terms of this Agreement, and that the parties shall be entitled to specific performance in respect thereof, in addition to any other remedy at law or equity.

                  (f) Amendment; Assignment; Waiver. This Agreement may not be amended, modified or assigned, or any provision herein contained waived, except by an instrument in writing signed by the party to be charged. This Agreement shall be binding on the permitted successors and assigns of this Agreement.

                  (g) Expenses. Each of the parties hereto is responsible for all of its own costs and expenses arising out of the negotiation and/or entering into of this Agreement and consummation of the transactions contemplated by this Agreement.

                  (h) Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

                  (i) Interpretation. The parties hereto acknowledge and agree that: (a) each party reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation and enforcement of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

                  (j) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions of this Agreement.

                  (k) No Third Party Beneficiaries. Nothing herein expressed or implied is intended or should be construed to confer upon or give to any Person other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

                  (l) Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things (or refrain from doing acts and things), and shall prepare, execute and deliver all such other agreements, certificates, instruments and documents, in each case without further remuneration or expense, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          (The balance of this page is intentionally left blank.)




         IN WITNESS WHEREOF, each of the undersigned parties has caused this Agreement to be duly executed and delivered on behalf of such party with effect from the date first set forth above.

                                CORECOMM LIMITED


                                By:      /s/ RICHARD J. LUBASCH
                                   -------------------------------------------
                                      Name:  Richard J. Lubasch
                                      Title: Executive Vice President, General
                                               Counsel and Secretary

                                CORECOMM HOLDCO, INC.


                                By:      /s/ RICHARD J. LUBASCH
                                   -------------------------------------------
                                      Name:  Richard J. Lubasch
                                      Title: Executive Vice President, General
                                               Counsel and Secretary




                                                              EXHIBIT 10.4


                           FIRST AMENDMENT AND WAIVER dated as of October 31, 2001 (this "Amendment"), to the Credit Agreement dated as of September 28, 2000, as amended and restated as of April 11, 2001 (the "Credit Agreement"), among CoreComm Limited (the "Parent"), CoreComm Holdco, Inc. ("CCI"), CoreComm Communications, Inc. (the "Borrower"), the lenders party thereto, and The Chase Manhattan Bank, as administrative agent and collateral agent.

                  WHEREAS, the Parent, CCI and the Borrower have requested that the Required Lenders (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to such terms in the Credit Agreement) approve amendments to certain provisions of the Credit Agreement and waive certain provisions thereof; and

                  WHEREAS, the undersigned Required Lenders are willing, on the terms and subject to the conditions set forth herein, to approve such amendments and waivers to the Credit Agreement.

                  NOW, THEREFORE, in consideration of these premises, the parties hereto hereby agree as follows:

                  1. Amendments. (a) Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition immediately prior to the definition of "Secured Debt":

         "Scheduled Indebtedness" means Indebtedness of the Parent or any Restricted Subsidiary identified and agreed to in writing by the Agent and the Borrower from time to time, such Indebtedness to be Scheduled Indebtedness to the extent indicated in any such writing.

                  (b) The definition of "Material Indebtedness" in Section
1.01 of the Credit Agreement is hereby amended by replacing the first sentence of the definition thereof with the following:

         "Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit, and other than any Scheduled Indebtedness), or obligations in respect of one or more Hedging Agreements, of any one or more of the Parent, the Borrower and the other Restricted Subsidiaries in an aggregate principal amount exceeding $5,000,000.

                  2. Limited Waiver. (a) The Required Lenders hereby expressly waive any Default or Event of Default arising from any breach by the Loan Parties of, or failure by the Loan Parties to comply with, Section 7(f) or 7(g) of the Credit Agreement, solely to the extent such Default or Event of Default occurs in connection with the failure to make any payment of interest in respect of the Convertible Notes. The waiver set forth in this paragraph shall expire on the earlier of (i) 5:00 p.m., New York time, December 15, 2001, and (ii) such time as any holder of any Convertible Note or the Trustee, as defined in the Indenture dated as of October 6, 1999 (the "Indenture"), between the Parent and HSBC Bank USA, as successor trustee, exercise any remedies under the terms of the Indenture in respect of any Event of Default (as defined therein).

                  (b) As a condition precedent to the effectiveness of the waiver set forth in this Section 2, the Parent shall have caused the holders of the Convertible Notes to have entered into agreements with the Parent, the result of which shall prevent any holder of Convertible Notes from exercising any remedies available to it under the terms of the Indenture or the Convertible Notes, other than an individual holder's right to sue for damages for breach of contract, or other common law remedy, until December 15, 2001, in connection with the failure of the Parent to make any payment of interest on the Convertible Notes.

                  3. No Other Amendments or Waivers; Confirmation. Except as expressly amended or waived hereby, the provisions of the Credit Agreement are and shall remain in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

                  4. Representations and Warranties. The Parent and the Borrower each hereby represent and warrant to the Agent and the Lenders that, as of the date hereof:

                  (a) No Default or Event of Default has occurred and is continuing; and

                  (b) All representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects except to the extent that any representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall be correct as of such earlier date).

                  5. Conditions Precedent to Effectiveness. This Amendment shall become effective on the date on which each of the following conditions is satisfied (the "Effective Date"):

                  (a) The Agent shall have received counterparts hereof duly executed and delivered by the Parent, CCI, the Borrower and the Required Lenders; and

                  (b) The Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any Loan Document.

                  6. Expenses. The Borrower agrees to reimburse the Agent for its out-of-pocket expenses in connection with this Amendment, including the fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Agent.

                  7. Governing Law; Counterparts. (a) This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

                  (b) This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

                  IN WITNESS WHEREOF, the Parent, CCI, the Borrower and the undersigned Required Lenders have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.



                                      CORECOMM LIMITED


                                      By:      /s/ MICHAEL PETERSON
                                         -----------------------------------
                                             Name: Michael Peterson
                                             Title:   V.P. Corp. Development


                                      CORECOMM HOLDCO, INC.


                                      By:      /s/ MICHAEL PETERSON
                                         -----------------------------------
                                             Name: Michael Peterson
                                             Title:   V.P. Corp. Development


                                      CORECOMM COMMUNICATIONS, INC.


                                      By:      /s/ MICHAEL PETERSON
                                         -----------------------------------
                                             Name: Michael Peterson
                                             Title:   V.P. Corp. Development


                                      THE CHASE MANHATTAN BANK,
                                      Individually and as Agent


                                      By:      /s/ MARY ELLEN EGBERT
                                         ------------------------------------
                                             Name: Mary Ellen Egbert
                                             Title:   Managing Director


                                      AMERICA ONLINE, INC.


                                      By:
                                         ------------------------------------
                                             Name:
                                             Title:


                                      GOLDMAN SACHS CREDIT PARTNERS L.P.


                                      By:
                                         ------------------------------------
                                             Name:
                                             Title:


                                      MORGAN STANLEY SENIOR FUNDING INC.


                                      By:
                                         ------------------------------------
                                             Name:
                                             Title:





                                                              EXHIBIT 10.5

                                                            EXECUTION COPY



                           SECOND AMENDMENT dated as of December 14, 2001 (this "Amendment"), to the Credit Agreement dated as of September 28, 2000, as amended and restated as of April 11, 2001, and amended by the First Amendment dated as of October 31, 2001 (the "Credit Agreement"), among CoreComm Limited (the "Parent"), CoreComm Holdco, Inc. ("CCI"), CoreComm Communications, Inc. (the "Borrower"), the lenders party thereto, and JPMorgan Chase Bank, as administrative agent and collateral agent (in such capacity, the "Agent").


                  WHEREAS, the Parent, CCI and the Borrower desire to exchange outstanding debt of CCI and outstanding debt and preferred stock of the Parent with common stock of CCI;

                  WHEREAS, the Parent, CCI and the Borrower have requested that the Required Lenders (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to such term in the Credit Agreement) approve amendments to certain provisions of the Credit Agreement to allow the exchange; and

                  WHEREAS, the undersigned Required Lenders are willing, on the terms and subject to the conditions set forth herein, to approve such amendments to the Credit Agreement to allow the exchange.


                  NOW, THEREFORE, in consideration of these premises, the parties hereto hereby agree as follows:

                  1. Amendments to the Credit Agreement. (a) Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in their proper alphabetical order in Section 1.01, each such definition to replace the existing definition in its entirety in Section 1.01 where such definitions exist:

                                    "Change of Control" means (a) the
                  acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than CCI of any Equity Interest in the Borrower; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent or CCI (it being understood that the Permitted Debt Exchange and the transactions related thereto shall not constitute a Change of Control hereunder); (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent on the date hereof nor (ii) appointed by directors so nominated; or (d) the occurrence of a "Change of Control" or similar event (i) as defined in any indenture or other agreement governing Long-Term Indebtedness of the Parent or CCI which gives holders of such Indebtedness the right (pursuant to a tender offer or otherwise) to have it repurchased by the Parent or CCI or to declare such Indebtedness due and payable or (ii) as described in the agreement governing the commitment to provide the Senior Unsecured Facility, until the commitment to provide such facility has been terminated for a reason other than a "Change of Control" or similar event.

                                    "Consolidated Cash Interest Expense"
                  means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Parent, the Borrower and the other Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness (other than any Permitted Exchanged Indebtedness) of the Parent, the Borrower or any other Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, plus (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

                                    "Consolidated Fixed Charges" means, for
                  any period, the sum of (a) Consolidated Cash Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness (other than any Permitted Exchanged Indebtedness), including Capital Lease Obligations, of the Parent, the Borrower and the other Restricted Subsidiaries, (c) the aggregate amount of rental expense of the Parent, the Borrower and the other Restricted Subsidiaries during such period in respect of leases other than Capital Lease Obligations, (d) the aggregate amount of Capital Expenditures during such period and (e) the aggregate amount of Taxes paid in cash by the Parent, the Borrower and the other Restricted Subsidiaries during such period.

                                    "Contributed Capital" means, at any date,
                  the sum (without duplication) of (a) $326,836,000, plus (b) Equity Proceeds received by the Parent subsequent to June 30, 2000, or by CCI subsequent to December 14, 2001, plus
                  (c) the amount of Conversion Proceeds received by the Parent after June 30, 2000, or by CCI subsequent to December 14, 2001 in respect of convertible securities that were not included in the combined stockholders equity of the Parent, the Borrower and the other Restricted Subsidiaries as of June 30, 2000, plus (d) the undrawn commitments under the Senior Unsecured Facility on such date which have neither expired or been terminated, plus
                  (e) the amount of Exchanged Indebtedness exchanged for Capital Stock of CCI as part of any Permitted Debt Exchange that is not otherwise included in (a) through (c) above.

                                    "Conversion Proceeds" means an amount
                  deemed for purposes hereof to have been received by the Parent at the time of conversion of any convertible debt securities (other than New Convertible Notes) or preferred stock (other than Non-Cash Pay Preferred Stock) of the Parent or CCI into common stock or Non-Cash Pay Preferred Stock of the Parent or CCI equal to the principal amount (or Imputed Principal Amount, as applicable) of such debt securities or preferred stock so converted.

                                    "Exchanged Indebtedness" means Parent
                  Convertible Notes, ATX Notes, New Convertible Notes, outstanding New Preferred Stock and outstanding Non-Cash Pay Preferred Stock.

                                    "Equity Proceeds" means the cash Net
                  Proceeds received by the Parent or CCI from the issuance and sale of common stock of the Parent or CCI or Non-Cash Pay Preferred Stock of the Parent or CCI.

                                    "Material Indebtedness" means
                  Indebtedness (other than the Loans and Letters of Credit and other than any Permitted Exchanged Indebtedness), or obligations in respect of one or more Hedging Agreements, of any one or more of the Parent, the Borrower and the other Restricted Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Parent, the Borrower or any other Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent, the Borrower or such other Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time (or is required to pay, if such Hedging Agreement has been terminated).

                                    "Permitted Debt Exchange" means any
                  transaction entered into whereby Exchanged Indebtedness is exchanged solely for Capital Stock of CCI and contributed to CCI in connection with such exchange.

                                    "Permitted Exchanged Indebtedness" means
                  any Exchanged Indebtedness that is exchanged pursuant to a Permitted Debt Exchange, the obligations of which are either (a) indefeasibly satisfied in full concurrent with such exchange or (b) owed solely by the Parent (and no Guarantees of any Person exist in respect thereof) and held solely by CCI.

                                    "Total Debt" means, on any date, the sum
                  of (a) all Indebtedness (other than Indebtedness under the Senior Unsecured Facility and the New Convertible Notes and other than any Permitted Exchanged Indebtedness) of the Parent, the Borrower and the other Restricted Subsidiaries that would be reflected as a liability on a consolidated balance sheet of the Parent, the Borrower and the other Restricted Subsidiaries prepared as of such date in accordance with GAAP plus (b) the Imputed Principal Amount of any New Preferred Stock outstanding on such date.

                           (b) Section 3.12(a) of the Credit Agreement is
hereby replaced in its entirety with the following:

                  "SECTION 3.12. Certain Assets; Subsidiaries. (a) The Parent has no assets other than its Equity Interest in CCI, Fiberstream, CoreComm Billing, Inc. ("Billing"), and CoreComm Wireless Group, Inc. ("Wireless") and other than cash not in excess of $200,000. CCI has no assets other than its Equity Interest in the Borrower and, following any Permitted Debt Exchange, any Permitted Exchanged Indebtedness. Each Subsidiary of the Parent other than CCI, the Borrower, Billing, Wireless and Fiberstream (and the Subsidiaries of Fiberstream and Wireless existing on the date hereof) is a Wholly Owned Subsidiary of the Borrower.
                  Schedule 3.12 sets forth the name of, and the ownership interest of the Parent, CCI and the Borrower in each Subsidiary of the Parent and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Restatement Effectiveness Date."

                           (c) Section 6.01(a) of the Credit Agreement is
hereby amended by (i) deleting the text occurring before the proviso of clause (vi) and replacing such text with "Indebtedness incurred to refinance Indebtedness permitted under clause (ii) of this Section 6.01(a) (other than any Exchanged Indebtedness);", and (ii) deleting the first reference to "other" in clause (viii).

                           (d) Section 6.05(a) of the Credit Agreement is
hereby amended by replacing the reference to "CCI" in clause (i) thereof with "any Restricted Subsidiary".

                           (e) Section 6.06(e) of the Credit Agreement is
hereby replaced in its entirety with the following:

         "(e) acquisitions of Exchanged Indebtedness in a Permitted Debt Exchange;"

                           (f) Section 6.06 of the Credit Agreement is
further amended by replacing the period at the end of clause (1) thereof with a semicolon and adding the following proviso at the end thereof:

                  "provided, however, that notwithstanding the foregoing clauses (a) through (l), the Parent will not make or permit to exist any Investments of the Parent in any other Person, or purchase or otherwise acquire any assets of any other Person, except for its Equity Interest in CCI, Fiberstream, Billing and Wireless."

                           (g) Section 6.07 of the Credit Agreement is
hereby amended by (i) inserting in clause (b) thereof after the reference to "Fiberstream" a reference to "or the Parent" and deleting the reference to "or the Parent" at the end thereof, (ii) deleting the reference to "and" at the end of subsection (d), (iii) deleting the period at the end of subsection (e) and replacing it with the reference to "; and", (iv) inserting the text "(f) the exchange of outstanding Capital Stock of CCI in any Permitted Debt Exchange or in connection with any exchange offer pursuant to which the holders of outstanding shares of the Capital Stock of the Parent or any outstanding Parent Convertible Notes exchange their shares or notes solely for the Capital Stock of CCI." as a new clause (f), and (v) replacing the reference to "(b) and (d) above" with a reference to "(b), (d) and (f) above" in the last proviso thereof.

                           (h) Section 6.09(a) of the Credit Agreement is
hereby amended by replacing clause (v) thereof in its entirety with the following:

                  "(v) so long as no Default exists or would result therefrom, the Borrower may pay cash dividends to CCI to service its Indebtedness permitted hereunder and pay its other liabilities incurred in the ordinary course of business."

                           (i) Section 6.09(b) of the Credit Agreement is
hereby amended by (i) deleting the reference to "and" at the end of clause
(v), (ii) deleting the period at the end of clause (vi) and replacing it with the phrase "; and", and (iii) inserting the following provision at the end thereof:

                  "(vii) the exchange of any Permitted Exchanged Indebtedness pursuant to a Permitted Debt Exchange."

                           (j) Section 6.09(e) of the Credit Agreement is
hereby amended by inserting the phase "or exchanged pursuant to a Permitted Debt Exchange" immediately after the first reference to "prepaid".

                           (k) Section 6.10 of the Credit Agreement is
hereby amended by (i) deleting the reference to "the Parent," in clause (b) thereof, (ii) deleting the reference to "and" at the end of clause (c), and
(iii) inserting the phrase "and (e) any Permitted Debt Exchange" immediately preceding the period at the end thereof.

                           (l) Clause (p) of Article VII of the Credit
Agreement is hereby amended by (i) deleting clause (i) thereof and replacing it with the following: "(i) voluntarily resigns or is terminated and as a result ceases to be either Chairman of the Board or chief executive officer of the Parent and the Borrower" and (ii) inserting the phrase "Chairman of the Board or" prior to the phrase "chief executive officer" in clause (ii) thereof.

                  2. Limited Waiver Extension. The limited waiver set forth in Section 2 of the First Amendment and Waiver, dated October 31, 2001, among the Parent, CCI, the Borrower, the Lenders and the Agent is hereby extended and shall expire on the earlier of 5:00 p.m. New York time January 15, 2002, and such time as any holder of any Convertible Note or the Trustee, as defined in the Indenture dated as of October 6, 1999 (the "Indenture"), between the Parent and HSBC Bank USA, as successor trustee, exercise any remedies under the terms of the Indenture in respect of any Event of Default (as defined therein).

                  3. No Other Amendments or Waivers; Confirmation. Except as expressly amended hereby, the provisions of the Credit Agreement and each other Loan Document are and shall remain in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

                  4. Representations and Warranties. Each Loan Party hereby represents and warrants to the Agent and the Lenders that, as of the date hereof:

         (a) No Default or Event of Default has occurred and is continuing;

         (b) All representations and warranties of each Loan Party set forth in the Loan Documents (including the provisions incorporated therein by the effectiveness hereof) are true and correct in all material respects except to the extent that any representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall be correct as of such earlier date); and

         (c) The execution and delivery of this Amendment and the effectiveness of the provisions hereof will not violate or result in a default under any indenture, or any material agreement or other material instrument binding upon the Parent, CCI, the Borrower or any of their Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Parent, CCI, the Borrower or any of their Subsidiaries, and will not result in the creation or imposition of any Lien on any asset of the Parent, CCI, the Borrower or any of the other Restricted Subsidiaries.

                  5. Conditions Precedent to Effectiveness. This Amendment shall become effective on the date on which each of the following conditions is satisfied (the "Effective Date"):

                  (a) The Agent shall have received counterparts hereof duly executed and delivered by the Parent, CCI, the Borrower, the Agent and the Required Lenders; and

                  (b) The Agent shall have received all amounts due hereunder or under the Credit Agreement and payable on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any Loan Document.

                  6. Expenses. The Borrower agrees to reimburse the Agent for its out-of-pocket expenses in connection with this Amendment, including the fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Agent.

                  7. Governing Law; Counterparts. (a) This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

                  (b) This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.




                  IN WITNESS WHEREOF, the Parent, CCI, the Borrower, the Agent and the undersigned Required Lenders have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.



                                 CORECOMM LIMITED,

                                 CORECOMM LIMITED


                                 by:      /s/ MICHAEL PETERSON
                                    -----------------------------------------
                                        Name: Michael Peterson
                                        Title:   V.P. Corp. Development


                                 CORECOMM HOLDCO, INC.


                                 by:      /s/ MICHAEL PETERSON
                                    -----------------------------------------
                                        Name: Michael Peterson
                                        Title:   V.P. Corp. Development


                                 CORECOMM COMMUNICATIONS, INC.


                                 by:      /s/ MICHAEL PETERSON
                                    -----------------------------------------
                                        Name: Michael Peterson
                                        Title:   V.P. Corp. Development


                                 JP MORGAN CHASE BANK,
                                 individually and as Agent,

                                 by:      /s/ MARY ELLEN EGBERT
                                    -----------------------------------------
                                           Name:  Mary Ellen Egbert
                                           Title:    Managing Director

                                 AMERICA ONLINE, INC.,

                                   by:
                                           ----------------------------------
                                           Name:
                                           Title:

                                 GOLDMAN SACHS CREDIT PARTNERS L.P.,

                                   by:
                                           ----------------------------------
                                           Name:
                                           Title:


                                 MORGAN STANLEY SENIOR FUNDING, INC.,

                                   by:
                                           ----------------------------------
                                           Name:
                                           Title:






                                                             EXHIBIT 10.16

           Summary of Principal Terms of Employment Arrangements

         The following represent the principal terms of employment arrangements for Thomas J. Gravina, our President - Chief Executive Officer and a director, and Michael A. Peterson, our Executive Vice President - Chief Operating Officer, Chief Financial Officer and a director, that have been agreed in principal between the compensation committee of the board of directors and the named executive, but are subject to formalization in fully executed employment contracts. Therefore, such contracts may contain different or additional material terms when finalized and executed.

Thomas J. Gravina:

Term: Three years, plus automatic one year renewals unless six months notice of non-renewal by executive or CoreComm Holdco

Title:                     President and Chief Executive Officer

Base salary:               $900,000

Bonuses:                   Quarterly bonus targets of $300,000 for 2002;
                           quarterly bonus targets of $225,000 for each calendar year after 2002, in each case based on meeting financial targets; bonus of $700,000 payable in connection with successful completion of the Holdco Recapitalization Process; and additional bonuses commensurate with position, performance and awards to other senior executives

Options: Initial grant of options to purchase 350,000 shares of our common stock(1)

Benefits:                  Appropriate for executive's position, including
                           401(k), savings, pension, profit sharing, life insurance, disability and medical insurance; term life insurance providing $3,000,000 death benefit;
                           and long-term disability insurance providing a benefit of at least $300,000 per year

Termination
without cause:             Up to 2 years bonus and salary payable upon
                           termination, plus 2 year option acceleration

Non-competition:           Customary non-compete and non-solicitation provisions

Michael A. Peterson:

Term: Three years, plus automatic one year renewals unless six months notice of non-renewal by executive or CoreComm Holdco

Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer

Base salary:               $500,000

Bonuses:                   Quarterly bonus targets of $150,000 for 2002;
                           quarterly bonus targets of $112,500 for each calendar year after 2002, in each case based on meeting financial targets; bonus of $350,000 payable in connection with successful completion of the Holdco Recapitalization Process; additional bonuses commensurate with position, performance and awards to other senior executives

Options: Initial grant of options to purchase 495,000 shares of our common stock(1)

Benefits:                  Appropriate for executive's position, including
                           401(k), savings, pension, profit sharing, life insurance, disability and medical insurance; term life insurance providing $3,000,000 death benefit;
                           and long-term disability insurance providing a benefit of at least $300,000 per year

Termination
without cause:             Up to two years bonus and salary payable upon
                           termination, plus two year option acceleration


Non-competition:           Customary non-compete and non-solicitation provisions

-------------
(1)  These options were granted to the named executive in January 2002.




                                                              EXHIBIT 20.1
                               CoreComm Limited
                              110 E. 59th Street
                           New York, New York 10022
December 18, 2001

Dear Stockholder,

CoreComm Limited ("CoreComm") announced today that it has entered into definitive agreements to recapitalize a substantial amount of CoreComm's debt and all of its outstanding preferred stock, pursuant to which CoreComm Holdco, Inc. ("Holdco"), a first tier, wholly-owned subsidiary of CoreComm
(i) will exchange shares of its common stock for substantial amounts of outstanding indebtedness of CoreComm (including CoreComm's outstanding 6% Convertible Subordinated Notes (the "Notes")), substantial amounts of outstanding indebtedness of CoreComm and Holdco as co-obligors and all of the outstanding preferred stock of CoreComm; and (ii) intends to launch a registered public exchange offer to the common stockholders of CoreComm, as well as to any holders of Notes who have not previously exchanged the Notes held by them, to exchange their securities for shares of Holdco common stock. The full details of the recapitalization are set forth in the attached press release, which was released this morning.

Nasdaq has taken the view that, pursuant to Nasdaq Marketplace Rule 4350(i)(1)(B), stockholder approval is required for this transaction. However, CoreComm has requested from Nasdaq an exception to this stockholder approval requirement pursuant to Nasdaq Marketplace Rule 4350(i)(2). Rule 4350(i)(2) provides that "exceptions may be made upon application to Nasdaq when: (A) the delay in securing stockholder approval would seriously jeopardize the financial viability of the enterprise; and (B) reliance by the company on this exception is expressly approved by the Audit Committee or a comparable body of the Board of Directors." CoreComm requested the exception on the basis that it would not be possible for CoreComm to prepare and file a proxy statement with the Securities and Exchange Commission and hold a stockholders' meeting to approve the transactions in the time that it has available to consummate the recapitalization, and that absent the exception CoreComm was at risk of not being able to consummate the recapitalization at all. CoreComm's Audit Committee, Board of Directors and senior management unanimously expressly approved CoreComm's reliance on the exception provided under Nasdaq Marketplace Rule 4350(i)(2). Nasdaq has granted us the requested exception. Nasdaq Marketplace Rule 4350(i)(2) requires us to inform you not later than ten days before the consummation of the transaction that would otherwise require stockholder approval of our omission to seek stockholder approval. This notice has been mailed to you in order for CoreComm to meet that requirement.


                                                     Very truly yours,

                                                     CoreComm Limited

         The foregoing reference to the registered public exchange offer shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares of common stock of Holdco in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Investors and security holders are urged to read the following documents (including amendments that may be made to them) once they are completed, regarding the exchange offers for the shares of CoreComm common stock and the Notes because they will contain important information:

         - Holdco's preliminary prospectus, prospectus supplements and final prospectus; and
         - Holdco's Registration Statement on Form S-4, containing such documents and other information.

         These documents and amendments to these documents will be filed with the United States Securities and Exchange Commission. When these and other documents are filed with the SEC, they may be obtained free at the SEC's web site at www.sec.gov. You may also obtain for free each of these documents (when available) from Holdco by directing your request to the contact information on the attached press release.





                                                      [CoreComm Limited Logo]
FOR IMMEDIATE RELEASE

                 CORECOMM LIMITED ANNOUNCES RECAPITALIZATION

                A Total of Approximately $600 million in Debt
                     and Preferred Stock to be Exchanged

         New York, New York (December 18, 2001) - CoreComm Limited (Nasdaq:
COMM), announced today that it has signed binding agreements for transactions that would allow the company to exchange a total of approximately $600 million of its debt and preferred stock. As previously announced, CoreComm has been engaged in a program to recapitalize a significant portion of its debt, and consummation of these transactions will represent the completion of this process.

         Under the recapitalization, the following securities will be exchanged: at least 97% ($160 million) of the Company's $164.75 million of 6% Convertible Subordinated Notes; 100% of the Company's $105.6 million of Senior Notes; 64% ($28 million) of the Company's $43.7 million in Senior Convertible Notes; and 100% of the Company's approximately $300 million in Preferred Stock.

         Pro forma for the recapitalization, the only remaining debt obligations of the recapitalized company will be its $156.1 million credit facility, $15.8 million in Senior Convertible Notes, and approximately $11.9 million in capital leases. There will be no preferred stock outstanding immediately following the recapitalization.

         Thomas Gravina, COO of CoreComm, said: "These transactions represent the culmination of more than a year of rapid developments for CoreComm. We have successfully responded to the significant downturn in the financial markets that began last year. Today's transactions give the Company a capital structure that is appropriate for the current state of our business, the industry and the current financial environment. We believe that the plan we are announcing today represents the best approach to recapitalize the Company's debt and preferred stock in a timely, efficient manner. We are very pleased that CoreComm has been able to respond so successfully to its challenges, and believe that the Company is now positioned to be one of the strong competitive providers in the industry going forward.

         "We believe that the Company is further along in the execution and implementation of its revised business plan than many of our competitors. The Company has and will continue to execute successfully on its plans to increase profitability, improve efficiency, reduce expenses, and continue revenue growth. As shown in our recent financial results, we have reduced our operating losses substantially, and we believe that we are in a position to generate positive EBITDA in early 2002 and become free cash flow positive in late 2002. The demand for telecommunications products and services continues to be strong, and we expect continued acceptance in the market for CoreComm's voice and data services.

         "This recapitalization transaction builds on the significant success we have had operationally. The Company's significant amount of debt and preferred stock was an impediment to our ability to execute our plan effectively, and this recapitalization represents a necessary step in creating a company with an efficient capital structure that can effectively compete in our growing industry."

         The total consideration to be paid or exchanged under the recapitalization is approximately $5 million in cash and the issuance of approximately 87% of the equity in the recapitalized company. The entity issuing such equity will be the current first-tier wholly owned subsidiary of CoreComm Limited - CoreComm Holdco, Inc. ("Holdco"), which will be the recapitalized public company going forward. In accordance with the previously announced agreements, holders of the $164.75 million 6% Convertible Subordinated Notes will receive, in the aggregate, approximately $5 million in cash and 5% of the common stock in Holdco. The other senior debt and preferred stock holders will receive no cash, and approximately 82% of the common stock in Holdco. The current holders of shares of common stock and warrants of CoreComm Limited will have a pro forma ownership of approximately 13% of Holdco. Common stock in Holdco will be offered to CoreComm Limited shareholders through a registered public exchange offer (which will also be made to solicit any remaining holders of the 6% Convertible Subordinated Notes, who will be offered a pro rata share in the aggregate cash and equity consideration described above). Holdco has also adopted a new option plan for its employees.

         In conjunction with the recapitalization, CoreComm also eliminated approximately $15.5 million in other cash obligations for 2002. The Company will continue to negotiate agreements with its vendors and trade payables to further delever its balance sheet.

         The closing of the recapitalization transactions has commenced with the closing of the previously announced 6% Convertible Subordinated Notes exchange. The majority of the remaining recapitalization transactions are expected to be completed by the end of the year. The planned registered public exchange offer is expected to occur in early 2002. Investors are encouraged to read the information regarding the public exchange offer at the end of this release

         Holdco has agreed to file a shelf registration statement under the Securities Act of 1933, as amended, to permit the sale of the Holdco common stock being issued in most of the recapitalization transactions.

         In connection with the recapitalization, CoreComm and Holdco have been granted an exception by Nasdaq absent which, CoreComm and Holdco would have had to obtain stockholder approval prior to the completion of the recapitalization transactions. Accordingly, following the consummation of the registered public exchange offer, Holdco will become the Nasdaq listed entity, and will be subject to the continued inclusion requirements of the Nasdaq National Market. A notice describing this exception to the stockholder approval requirement is being mailed to CoreComm's common stockholders today.

         The company completed an amendment to its outstanding secured credit facility which permits the recapitalization transactions to occur under that agreement. The company is currently in discussions with its senior lenders seeking an increase in availability under the facility. There is no assurance that such financing will be obtained.

         The Company expects the recapitalization transaction to have no impact on its customers.



                                  *******

         The foregoing reference to the registered public exchange offer shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares of common stock of Holdco in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Investors and security holders are urged to read the following documents (including amendments that may be made to them) once they are completed, regarding the exchange offers for the shares of CoreComm common stock and the 6% Convertible Subordinated Notes because they will contain important information:

         - Holdco's preliminary prospectus, prospectus supplements and final prospectus; and
         - Holdco's Registration Statement on Form S-4, containing such documents and other information.

         These documents and amendments to these documents will be filed with the United States Securities and Exchange Commission. When these and other documents are filed with the SEC, they may be obtained free at the SEC's web site at www.sec.gov. You may also obtain for free each of these documents (when available) from Holdco by directing your request to the numbers listed below.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

In addition to the historical information presented, this release also includes certain forward-looking statements concerning financing, the recapitalization transactions and trends in operating results. Such statements represent the CoreComm's reasonable judgment on the future and are based on assumptions and factors that could cause actual results to differ materially. Examples of relevant assumptions and factors include, but are not limited to, general economic and business conditions, industry trends, technological developments, CoreComm's ability to continue to design and deploy efficient network routes, obtain and maintain any required regulatory licenses or approvals and finance network development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of restructuring and integration actions, the impact of new business opportunities requiring significant up-front investment, interest rate fluctuations, and availability, terms and deployment of capital. CoreComm assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such statements.



For further information contact: Michael A. Peterson, Vice President - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel at (212) 906-8485




                                                               EXHIBIT 21.1

SUBSIDIARIES OF CORECOMM HOLDCO, INC.

     All of the entities listed below were incorporated or formed, as the case may be, in Delaware, except where otherwise noted, and are wholly owned subsidiaries of CoreComm Holdco, Inc.:

CoreComm Communications, Inc.
CoreComm Newco, Inc.
Prepaid Communications Corp.
FCC Holdco I, Inc.
Cortelyou Communications Corp.
CoreComm Services, LLC
Digicom, Inc. (Ohio)
CoreComm Internet Group, Inc.
MegsINet, Inc. (Illinois)
CoreComm Arizona, Inc.
CoreComm Arkansas, Inc.
CoreComm California, Inc.
CoreComm Colorado, Inc.
CoreComm Connecticut, Inc.
CoreComm Delaware, Inc.
CoreComm District of Columbia, Inc.
CoreComm Florida, Inc.
CoreComm Illinois, Inc.
CoreComm Indiana, Inc.
CoreComm Kansas, Inc.
CoreComm Kentucky, Inc.
CoreComm Louisiana, Inc.
CoreComm Maine, Inc.
CoreComm Maryland, Inc.
CoreComm Massachusetts, Inc
CoreComm Michigan, Inc.
CoreComm Minnesota, Inc.
CoreComm Mississippi, Inc.
CoreComm Missouri, Inc.
CoreComm Montana, Inc.
CoreComm Nebraska, Inc.
CoreComm Nevada, Inc.
CoreComm New Hampshire, Inc.
CoreComm New Jersey, Inc.
CoreComm New Mexico, Inc.
CoreComm New York, Inc.
CoreComm North Carolina, Inc.
CoreComm Ohio, Inc.
CoreComm Oregon, Inc.
CoreComm Pennsylvania, Inc.
CoreComm Rhode Island, Inc.
CoreComm Tennessee, Inc.
CoreComm Texas, Inc.
CoreComm Utah, Inc.
CoreComm Vermont, Inc.
CoreComm Virginia, Inc.
CoreComm Washington, Inc.
CoreComm West Virginia, Inc.
CoreComm Wisconsin, Inc.
CoreComm-ATX, Inc.
ATX Licensing, Inc. (Pennsylvania)
ATX Telecommunications Services of Virginia LLC
CoreComm-Voyager, Inc.
Voyager Data Services, Inc.
Voyager Information Networks, Inc. (Michigan)
GDR Enterprises, Inc. (Ohio)
Erinet Telecom, Inc. (Ohio)
Mall 2000, Inc. (Ohio)
TDIN, Inc. (Ohio)
Horizon Telecommunications, Inc. (Michigan)




                                                               EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 26, 1999, with respect to the financial statements and schedules of OCOM Corporation Telecoms Division included in the Registration Statement (Form S-1) and related Prospectus of CoreComm Holdco, Inc. for the registration of 8,685,602 shares of its common stock.




/s/ ERNST & YOUNG LLP


New York, New York
February 5, 2002




                                                               EXHIBIT 23.2


                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 12, 2001, in the Registration Statement (Form S-1) and related Prospectus of CoreComm Holdco, Inc. for the registration of 8,685,602 shares of its common stock.




/s/ ERNST & YOUNG LLP


New York, New York
February 5, 2002




                                                                EXHIBIT 23.3


             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



CoreComm Holdco, Inc.
New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of CoreComm Holdco, Inc. on Form S-1 of our report dated March 10, 2000, relating to the combined financial statements of ATX Telecommunications Service Group as of December 31, 1999 and for each of the two years in the period ended December 31, 1999.

We also consent to the reference to us under the caption "Experts" in the Prospectus constituting part of the Registration Statement on Form S-1




BDO Seidman, LLP

Philadelphia, Pennsylvania
February 4, 2002




                                                               EXHIBIT 23.4


                      Consent of Independent Accountants



To the Board of Directors and Stockholders of CoreComm Holdco, Inc.:


We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 10, 2000, except for Note 18, for which the date is March 12, 2000, relating to the financial statements of Voyager.net, Inc. which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


Grand Rapids, MI
February 5, 2002